     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 12, 1996


                                                      REGISTRATION NO. 333-06643
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2

                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                                JTS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                             3573                            77-0364572
 (STATE OR OTHER JURISDICTION       (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER IDENTIFICATION
      OF INCORPORATION OR            CLASSIFICATION CODE NUMBER)                   NO.)
          ORGANIZATION)

      166 Baypointe Parkway, San Jose, CA 95134, Telephone: (408) 468-1800 (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL
                               EXECUTIVE OFFICES)
                            ------------------------

                               DAVID T. MITCHELL
                            Chief Executive Officer
                                JTS Corporation
           166 Baypointe Parkway, San Jose, CA 95134, (408) 468-1800
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                            ------------------------

                                With Copies to:

              JEFFREY D. SAPER, ESQ.                             ANDREI M. MANOLIU, ESQ.
            J. ROBERT SUFFOLETTA, ESQ.                          MATTHEW W. SONSINI, ESQ.
      Wilson Sonsini Goodrich & Rosati, P.C.             Cooley Godward Castro Huddleson & Tatum
                650 Page Mill Road                                Five Palo Alto Square
            Palo Alto, California 94304                        Palo Alto, California 94306

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

     The proposed sale will take place upon the merger (the "Merger") of Atari Corporation, a Nevada Corporation ("Atari"), with and into JTS Corporation (the "Registrant").
     If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /


                        CALCULATION OF REGISTRATION FEE

- --------------------------------------------------------------------------------


- -----------------------------------------------------------------------------------------------------------
                                                      PROPOSED MAXIMUM   PROPOSED MAXIMUM
      TITLE OF EACH CLASS           AMOUNT TO BE       OFFERING PRICE        AGGREGATE        AMOUNT OF
 OF SECURITIES TO BE REGISTERED      REGISTERED           PER SHARE       OFFERING PRICE   REGISTRATION FEE
- -----------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value... 63,854,718 Shares(1)      $5.03125        $312,269,050     $142,376.40(2)
- -----------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------



(1) Represents the estimated maximum number of shares of the Common Stock of the Registrant which may be issued to former stockholders of Atari pursuant to the Merger described herein.



(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended, on the basis of the market value of Atari Common Stock to be received by the Registrant in the proposed merger, calculated in accordance with Rule 457(f) on the basis of the average of the high and low sales prices reported for such securities by the American Stock Exchange on July 11, 1996. Of this amount, $142,170 was paid in connection with the initial filing of the Registration Statement on June 22, 1996 with respect to 63,735,718 shares of Common Stock at a proposed maximum offering price of $6.46875 per share. The additional amount of the registration fee ($202.40) has been calculated pursuant to Rule 457 with respect to the additional 119,000 shares to be registered hereby at the proposed maximum offering price indicated.


                            ------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                JTS CORPORATION

              CROSS-REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS
                  OF INFORMATION REQUIRED BY ITEMS OF FORM S-4

FORM S-4 REGISTRATION STATEMENT ITEM AND HEADING             LOCATION IN PROSPECTUS
- ------------------------------------------------- --------------------------------------------
              (Information about the Transaction)
  1. Forepart of Registration Statement and
       Outside Front Cover Page of Prospectus.... Facing Page of Registration Statement;
                                                  Outside Front Cover Page of Prospectus
  2. Inside Front and Outside Back Cover Pages of
       Prospectus................................ Available Information; Table of Contents
  3. Risk Factors, Ratio of Earnings to Fixed
       Charges and Other Information............. Summary; Risk Factors; Introduction
  4. Terms of the Transaction.................... Summary; Introduction; The Proposed Merger
                                                  and Related Transactions; Description of
                                                    Capital Stock of Atari and JTS; Comparison
                                                    of Rights of Stockholders of Atari and JTS
  5. Pro Forma Financial Information............. Unaudited Pro Forma Condensed Combined
                                                    Financial Information
  6. Material Contacts with the Company being
       Acquired.................................. The Proposed Merger and Related Transactions
  7. Additional Information Required for
       Reoffering by Persons and Parties Deemed
       to be Underwriters........................ Not Applicable
  8. Interests of Named Experts and Counsel...... Legal Matters; Experts
  9. Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities............................... Not Applicable
               (Information about the Registrant)
 10. Information with Respect to S-3
       Registrants............................... Not Applicable
 11. Incorporation of Certain Information by
       Reference................................. Not Applicable
 12. Information with Respect to S-2 or S-3
       Registrants............................... Not Applicable
 13. Incorporation of Certain Information by
       Reference................................. Not Applicable
 14. Information with Respect to Registrants
       other than S-2 or S-3 Registrants......... Summary; Risk Factors; Introduction; Voting
                                                  and Proxies; The Proposed Merger and Related
                                                    Transactions; Stock Price and Dividend
                                                    Information; Unaudited Pro Forma Condensed
                                                    Combined Financial Statements; Information
                                                    Regarding JTS Corporation; Description of
                                                    Capital Stock of Atari and JTS; Index to
                                                    Financial Statements

FORM S-4 REGISTRATION STATEMENT ITEM AND HEADING             LOCATION IN PROSPECTUS
- ------------------------------------------------- --------------------------------------------
   (Information about the Company being Acquired)
 15. Information with Respect to S-3 Companies... Summary; Risk Factors; Introduction; Voting
                                                  and Proxies; The Proposed Merger and Related
                                                    Transactions; Stock Price and Dividend
                                                    Information; Unaudited Pro Forma Condensed
                                                    Combined Financial Statements; Information
                                                    Regarding Atari; Description of Capital
                                                    Stock of Atari and JTS; Index to Financial
                                                    Statements
 16. Information with Respect to S-2 or S-3
       Companies................................. Not Applicable
 17. Information with Respect to Companies other
       than S-2 or S-3 Companies................. Not Applicable
              (Voting and Management Information)
 18. Information, if Proxies, Consents or
       Authorizations are to be Solicited........ Summary; Introduction; Voting and Proxies,
                                                  The Proposed Merger and Related
                                                    Transactions; Information Regarding Atari
                                                    Corporation; Information Regarding JTS
                                                    Corporation; Description of Capital Stock
                                                    of Atari and JTS.
 19. Information, if Proxies, Consents or
       Authorizations are not to be Solicited or
       in an Exchange Offer...................... Not Applicable

                               ATARI CORPORATION
                           455 SOUTH MATHILDA AVENUE
                          SUNNYVALE, CALIFORNIA 94086
                                 (408) 328-0900

Dear Stockholder:

     A Special Meeting of Stockholders (the "Special Meeting") of Atari Corporation ("Atari") will be held at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California, legal counsel to Atari, on Tuesday, July 30, 1996, at 9:00 a.m.

     At the Special Meeting, you will be asked to consider and vote upon the approval of an Amended and Restated Agreement and Plan of Reorganization dated as of April 8, 1996 (the "Merger Agreement"), between Atari and JTS Corporation ("JTS") and the merger of Atari with and into JTS (the "Merger").


     Pursuant to the Merger Agreement, upon consummation of the Merger, each outstanding share of Atari Common Stock will be converted into one share of JTS Common Stock and each outstanding option to acquire Atari Common Stock will become an option to acquire an equal number of shares of JTS Common Stock. Following consummation of the Merger (assuming no exercise of outstanding options to purchase Atari Common Stock or JTS Common Stock after June 28, 1996), Atari stockholders immediately prior to the Merger will hold an aggregate of 63,854,718 shares of JTS Common Stock representing approximately 62% of the outstanding capital stock of JTS.


     Atari's Board of Directors has unanimously approved the Merger and the Merger Agreement and has determined that they are fair to, and in the best interests of, Atari and its stockholders. The Board of Directors recommends a vote FOR the Merger and the Merger Agreement.

     In the material accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a Joint Proxy Statement/Prospectus relating to the actions to be taken at the Special Meeting and a proxy card. The Joint Proxy Statement/Prospectus provides more detailed information regarding the proposed Merger and related matters, includes information about Atari and JTS and discusses the Board's reasons for recommending the Merger.

     ALL STOCKHOLDERS ARE INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN THOUGH YOU HAVE PREVIOUSLY RETURNED YOUR PROXY. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE SPECIAL MEETING.

July 15, 1996

                                          Sincerely,

                                          Sam Tramiel
                                          President

                               ATARI CORPORATION
                           455 SOUTH MATHILDA AVENUE
                          SUNNYVALE, CALIFORNIA 94086

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JULY 30, 1996

To the Stockholders of Atari Corporation:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Atari Corporation, a Nevada corporation ("Atari"), will be held on Tuesday, July 30, 1996, at 9:00 a.m. at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California, legal counsel to Atari.

     A Proxy Card and Joint Proxy Statement/Prospectus for the Special Meeting are enclosed.

     The Special Meeting is for the purpose of considering and acting upon:

     1. A proposal to approve (a) the Amended and Restated Agreement and Plan of Reorganization dated as of April 8, 1996 (the "Merger Agreement") between Atari and JTS Corporation, a Delaware corporation ("JTS"), and (b) the merger of Atari with and into JTS (the "Merger"). Pursuant to the terms of the Merger Agreement, each outstanding share of Atari Common Stock will be converted into one share of JTS Common Stock, and each outstanding option to acquire Atari Common Stock will become an option to acquire JTS Common Stock.

     2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

     The Merger is more fully described in, and the Merger Agreement is attached in its entirety to, the Joint Proxy Statement/Prospectus accompanying this Notice.

     Only stockholders of record at the close of business on June 28, 1996 (the "Record Date") are entitled to notice of, and to vote at, the Special Meeting or at any postponement(s) or adjournment(s) thereof.

     Approval of the Merger and the Merger Agreement will require the affirmative vote of the holders of a majority of the shares of Atari Common Stock outstanding on the Record Date.

                                   IMPORTANT

     WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT WITHOUT DELAY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON.

July 15, 1996

                                          By Order of the Board of Directors

                                          Sam Tramiel
                                          President

                                JTS CORPORATION
                             166 BAYPOINTE PARKWAY
                           SAN JOSE, CALIFORNIA 95134
                                 (408) 468-1800

Dear Stockholder:

     A Special Meeting of Stockholders (the "Special Meeting") of JTS Corporation ("JTS") will be held at JTS' offices located at 166 Baypointe Parkway, San Jose, California on Tuesday, July 30, 1996 at 9:00 a.m.

     At the Special Meeting, you will be asked to consider and vote upon the approval of an Amended and Restated Agreement and Plan of Reorganization dated as of April 8, 1996 (the "Merger Agreement"), between JTS and Atari Corporation ("Atari"), and the merger of Atari with and into JTS (the "Merger").


     Pursuant to the Merger Agreement, upon consummation of the Merger, each outstanding share of Atari Common Stock will be converted into one share of JTS Common Stock. Following consummation of the Merger (assuming no exercise of outstanding options to purchase JTS Common Stock or Atari Common Stock after June 28, 1996), the former stockholders of Atari will hold an aggregate of 63,854,718 shares of JTS Common Stock representing approximately 62% of the outstanding capital stock of JTS.


     JTS' Board of Directors has unanimously approved the Merger and the Merger Agreement and has determined that they are fair to, and in the best interests of, JTS and its stockholders. The Board of Directors recommends a vote FOR the Merger and the Merger Agreement.

     In the materials accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a Joint Proxy Statement/Prospectus relating to the actions to be taken at the Special Meeting and a proxy card. The Joint Proxy Statement/Prospectus provides more detailed information regarding the proposed Merger and related matters, includes information about JTS and Atari and discusses the Board's reasons for recommending the Merger.

     YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN. IN ORDER TO ENSURE THAT YOUR VOTE WILL BE COUNTED, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT WITHOUT DELAY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON. IF YOU ATTEND THE SPECIAL MEETING IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

July 15, 1996

                                          Sincerely,

                                          David T. Mitchell
                                          Chief Executive Officer and President

                                JTS CORPORATION
                             166 BAYPOINTE PARKWAY
                           SAN JOSE, CALIFORNIA 95134

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JULY 30, 1996

To the Stockholders of JTS Corporation:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of JTS Corporation, a Delaware corporation ("JTS"), will be held on Tuesday, July 30, 1996, at 9:00 a.m., at JTS' offices located at 166 Baypointe Parkway, San Jose, California.

     The Special Meeting is for the purpose of considering and acting upon:

     1. A proposal to approve (a) the Amended and Restated Agreement and Plan of Reorganization dated as of April 8, 1996 (the "Merger Agreement") between JTS and Atari Corporation, a Nevada Corporation ("Atari"), and (b) the merger of Atari with and into JTS (the "Merger"). Pursuant to the terms of the Merger Agreement, each outstanding share of Atari Common Stock will be converted into one share of JTS Common Stock, and each outstanding option to acquire Atari Common Stock will become an option to acquire JTS Common Stock.

     2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

     The Merger is more fully described in, and the Merger Agreement is attached in its entirety to, the Joint Proxy Statement/Prospectus accompanying this Notice.

     Only stockholders of record of JTS Common Stock and JTS Series A Preferred Stock at the close of business on June 18, 1996 (the "Record Date") are entitled to notice of, and to vote at, the Special Meeting, or at any postponement(s) or adjournment(s) thereof.


     Approval of the Merger and the Merger Agreement will require the affirmative vote of the holders of (a) a majority of the shares of JTS Common Stock and JTS Series A Preferred Stock outstanding on the Record Date, voting together, (b) a majority of the shares of JTS Common Stock outstanding on the JTS Record Date, voting separately as a class, and (c) at least two-thirds of the shares of JTS Series A Preferred Stock outstanding on the Record Date, voting separately as a class. If the Merger is consummated, stockholders of JTS who do not vote in favor of the Merger and the Merger Agreement and who otherwise comply with Section 262 of the Delaware General Corporation Law or Chapter 13 of the California General Corporation Law will be entitled to statutory appraisal or dissenters' rights. See "The Proposed Merger and Related Transactions -- Appraisal and Dissenters' Rights" and Appendices D-1 and D-2 to the accompanying Joint Proxy Statement/Prospectus.


                                   IMPORTANT

     WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT WITHOUT DELAY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON.

July 15, 1996

                                          By Order of the Board of Directors

                                          David T. Mitchell
                                          Chief Executive
                                          Officer and President

                                JTS CORPORATION
                                   PROSPECTUS

                      ------------------------------------

                             JOINT PROXY STATEMENT

                               ATARI CORPORATION
                        SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 30, 1996

                                JTS CORPORATION
                        SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 30, 1996
                      ------------------------------------

     This Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus") of Atari Corporation ("Atari") and JTS Corporation ("JTS") is being used (a) to solicit proxies on behalf of Atari from holders of the outstanding Common Stock of Atari (the "Atari Common Stock") in connection with the Special Meeting of Stockholders of Atari to be held on July 30, 1996 (the "Atari Special Meeting"), and (b) to solicit proxies on behalf of JTS from holders of the outstanding JTS Common Stock (the "JTS Common Stock") and JTS Series A Preferred Stock (the "JTS Series A Preferred Stock") in connection with the Special Meeting of Stockholders of JTS to be held on July 30, 1996 (the "JTS Special Meeting").

     At the meetings referred to above, the stockholders of Atari and JTS will be asked to consider and vote upon the approval of (a) the Amended and Restated Agreement and Plan of Reorganization between Atari and JTS dated as of April 8, 1996 (the "Merger Agreement"), a copy of which is attached hereto as Appendix A and incorporated herein by reference, and (b) the merger of Atari with and into JTS (the "Merger").

     Upon consummation of the Merger, Atari will be merged with and into JTS, the separate existence of Atari will cease, JTS will remain as the surviving corporation and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Atari will be vested in JTS. At the effective time of the Merger, each outstanding share of Atari Common Stock will be converted into one share of JTS Common Stock. See "The Proposed Merger and Related Transactions--Summary of the Merger Agreement--Manner and Basis of Converting Atari Common Stock."


     This Joint Proxy Statement/Prospectus also constitutes the prospectus of JTS under the Securities Act of 1933, as amended (the "Securities Act"), for the offering of up to 63,854,718 shares of JTS Common Stock in connection with the Merger. This prospectus does not cover resales of the JTS Common Stock to be issued in connection with the Merger and no person is authorized to use this prospectus in connection with any resale.


     The information set forth in this Joint Proxy Statement/Prospectus regarding Atari has been furnished by Atari and the information set forth in this Joint Proxy Statement/Prospectus regarding JTS has been furnished by JTS.

     This Joint Proxy Statement/Prospectus is being mailed to stockholders of Atari and JTS on or about July 15, 1996.

     THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. STOCKHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY.

     SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH APPROVAL OF THE MERGER AND THE MERGER AGREEMENT.
                      ------------------------------------

     NEITHER THIS TRANSACTION NOR THE SECURITIES TO BE ISSUED PURSUANT TO THIS JOINT PROXY STATEMENT/PROSPECTUS HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                      ------------------------------------

      THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS JULY 15, 1996.

                               TABLE OF CONTENTS


                                                                                       PAGE
                                                                                      ------
SUMMARY.............................................................................       6
  The Parties to the Proposed Merger................................................       6
  Atari Special Meeting of Stockholders.............................................       6
  JTS Special Meeting of Stockholders...............................................       7
  The Merger........................................................................       7
  Market Price of Common Stock......................................................      11
  Risk Factors......................................................................      11
  Atari Historical Selected Consolidated Financial Data.............................      12
  JTS and Moduler Electronics Unaudited Selected Financial Data.....................      13
  Atari and JTS Unaudited Selected Pro Forma Combined Financial Data................      14
  Comparative Per Share Data........................................................      15
RISK FACTORS........................................................................      16
  Risk Factors Related to the Business of Atari.....................................      16
  Risk Factors Related to the Business of JTS.......................................      18
  Other Risk Factors Related to the Merger..........................................      25
INTRODUCTION........................................................................      27
VOTING AND PROXIES..................................................................      28
  Date, Time and Place of Special Stockholder Meetings..............................      28
  Record Date and Outstanding Shares................................................      28
  Voting and Revocability of Proxies................................................      28
  Stockholder Votes Required........................................................      29
  Solicitation of Proxies; Expenses.................................................      30
  Appraisal and Dissenters' Rights..................................................      30
THE PROPOSED MERGER AND RELATED TRANSACTIONS........................................      31
  Background and Board Recommendations..............................................      31
  Summary of the Merger Agreement...................................................      40
  Certain Other Items Related to the Merger.........................................      47
  Related Transactions..............................................................      50
  Appraisal and Dissenters' Rights..................................................      51
  Certain Federal Income Tax Considerations.........................................      55
STOCK PRICE AND DIVIDEND INFORMATION................................................      57
JTS' ACQUISITION OF THE DISK DRIVE DIVISION OF MODULER ELECTRONICS..................      58
JTS CORPORATION AND MODULER ELECTRONICS (INDIA) PRIVATE LIMITED
  UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS.......................      59
ATARI CORPORATION AND JTS CORPORATION UNAUDITED PRO FORMA CONDENSED COMBINED
  FINANCIAL STATEMENTS..............................................................      63
MANAGEMENT'S DISCUSSION AND ANALYSIS OF PRO FORMA COMBINED FINANCIAL CONDITION AND
  PRO FORMA COMBINED RESULTS OF OPERATIONS OF THE COMBINED COMPANY FOR THE QUARTER
  ENDED MARCH 31, 1996..............................................................      69
INFORMATION REGARDING ATARI CORPORATION.............................................      70
  Business of Atari.................................................................      70
  Selected Consolidated Financial Data of Atari.....................................      75
  Management's Discussion and Analysis of Financial Condition and Results of
     Operations of Atari............................................................      76
  Management of Atari...............................................................      81
  Principal Stockholders of Atari...................................................      82
INFORMATION REGARDING JTS CORPORATION...............................................      84
  Business of JTS...................................................................      84
  JTS and Moduler Electronics Unaudited Selected Financial Data.....................      93
  Management's Discussion and Analysis of Financial Condition and Results of
     Operations of JTS..............................................................      94
  Management of JTS.................................................................      98

                                                                                       PAGE
                                                                                      ------
Certain Transactions................................................................     105
Principal Stockholders of JTS.......................................................     108
DESCRIPTION OF CAPITAL STOCK OF ATARI AND JTS.......................................     110
  Atari Capital Stock...............................................................     110
  JTS Capital Stock.................................................................     110
COMPARISON OF RIGHTS OF STOCKHOLDERS OF ATARI AND JTS AND THE COMBINED COMPANY......     113
LEGAL MATTERS.......................................................................     118
EXPERTS.............................................................................     118
STOCKHOLDER PROPOSALS...............................................................     119
INDEX TO FINANCIAL STATEMENTS.......................................................     F-1
APPENDICES
  A  Amended and Restated Agreement and Plan of Reorganization......................     A-1
  B-1 Form of Atari Voting Agreement................................................   B-1-1
  B-2 Form of JTS Voting Agreement..................................................   B-2-1
  C  Montgomery Securities Fairness Opinion.........................................     C-1
  D-1 Section 262 of the Delaware General Corporation Law...........................   D-1-1
  D-2 Chapter 13 of the California General Corporation Law..........................   D-2-1

                             AVAILABLE INFORMATION

     Atari is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained from the Commission at prescribed rates by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, material filed by Atari can be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

     Under the rules and regulations of the Commission, the solicitation of proxies from stockholders of Atari and JTS to approve the Merger and the Merger Agreement constitutes an offering of the JTS Common Stock to be issued in connection with the Merger. Accordingly, JTS has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act with respect to such offering. This Joint Proxy Statement/Prospectus constitutes the prospectus of JTS that is filed as part of the Registration Statement. Other parts of the Registration Statement are omitted from this Joint Proxy Statement/Prospectus in accordance with the rules and regulations of the Commission. Copies of the Registration Statement, including exhibits thereto, may be inspected, without charge, at the offices of the Commission referred to above, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF JTS COMMON STOCK TO BE ISSUED IN THE MERGER, OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                   TRADEMARKS

     This Joint Proxy Statement/Prospectus contains registered and other trademarks and tradenames of Atari, JTS and other companies.
                               ------------------

                           FORWARD-LOOKING STATEMENTS


     This Joint Proxy Statement/Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below. Reference is made to the particular discussions set forth under "The Proposed Merger and Related
Transactions -- Forward-Looking Financial Information Provided by JTS," "Information Regarding Atari Corporation -- Management's Discussion and Analysis of Financial Condition and Results of Operations of Atari" and "Information Regarding JTS Corporation -- Management's Discussion and Analysis of Financial Condition and Results of Operations of JTS." In connection with forward-looking statements that appear in these disclosures, stockholders of Atari and JTS should carefully review the factors set forth in the Joint Proxy Statement/Prospectus including, but not limited to, those discussed under "Risk Factors -- Risk Factors Related to the Business of Atari -- Significant Operating Losses; Disappointing Sales of Jaguar Products," "-- Risk of Substantial Inventory Write-Downs," "-- Risk of Potential Liabilities,"
"-- Intellectual Property," "-- Competition," "-- Risks of Bridge Loan to JTS," "-- Reduction in Voting Control; Loss of Management Control," "-- Risk Factors Related to the Business of JTS -- Limited Operating History; Working Capital Deficit; Independent Accountants' Report and Explanatory Paragraph," "-- Need for Additional Financing," "-- Highly Competitive Market," "-- Uncertainty of Market Acceptance; Lengthy Sales Cycle," "-- Rapid Technological Change," "Recent Significant Appreciation in Price of Atari Common Stock,"
"-- Availability of Components and Materials; Dependence on Suppliers,"
"-- Cyclical Nature of Disk Drive and Computer Industries," "-- Dependence on Compaq Relationship; Customer Concentration," "-- Reliance on Licensed Technology," "-- Intellectual Property and Proprietary Rights," "-- Expansion of Manufacturing Capacity," "-- Production Yields; Product Quality," "-- Management of Growth," "-- Variability of Operating Results," "-- Dependence on Single Manufacturing Facility," "Risks of International Sales and Manufacturing,"
"-- Dependence on Key Management Personnel," "-- Other Risk Factors Related to the Merger," "-- Risks Associated with Fixed Exchange Ratio," "-- Utilization of Net Operating Losses," "-- Control by Affiliates; Anti-takeover Effects" and
"-- Diversion of Management Attention." Certain statements contained within this Joint Proxy Statement/Prospectus have been specifically identified as forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. However, the failure to specifically identify other statements as forward-looking statements shall not be construed to imply that such statements do not necessarily qualify as such within the meaning of the applicable Securities Act and Exchange Act provisions.

                                    SUMMARY

     This Joint Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of Atari Corporation, a Nevada corporation ("Atari"), with and into JTS Corporation, a Delaware corporation ("JTS"), and certain related matters. Upon consummation of the Merger, the separate existence of Atari will cease and JTS will remain as the surviving corporation. Such corporation is sometimes referred to herein as the "Combined Company." Unless otherwise indicated, all references herein to Atari include Atari and its subsidiaries, and all references herein to JTS include JTS and its subsidiaries, including Moduler Electronics (India) Pvt. Ltd. ("Moduler Electronics").


     The following is intended as a summary of the information contained in this Joint Proxy Statement/Prospectus, is not intended to be a complete statement of all material features of the proposals to be voted on, and is qualified in its entirety by the more detailed information appearing elsewhere in this Joint Proxy Statement/Prospectus and attached Appendices, including the Amended and Restated Agreement and Plan of Reorganization attached hereto as Appendix A (the "Merger Agreement") and the forms of Voting Agreement attached hereto as Appendices B-1 and B-2 (the "Voting Agreements"), all of which are important and should be carefully reviewed.


     In May 1996, the JTS stockholders approved, subject to the closing of the Merger, (i) an amendment and restatement of the JTS Certificate of Incorporation to, among other things, increase the authorized shares of JTS Common Stock, and
(ii) an amendment and restatement of the JTS Bylaws. In addition, the holders of the JTS Series A Preferred Stock elected to convert all outstanding shares of JTS Series A Preferred Stock into shares of JTS Common Stock immediately prior to the closing of the Merger. Unless otherwise indicated, all information contained herein reflects the foregoing changes to the Certificate of Incorporation and Bylaws of JTS and the conversion of all outstanding shares of JTS Series A Preferred Stock into shares of JTS Common Stock.

     This Joint Proxy Statement/Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth in this Joint Proxy Statement/Prospectus.

                       THE PARTIES TO THE PROPOSED MERGER

     Atari Corporation. Atari markets video game consoles, related software and peripheral products and multimedia entertainment software for various platforms. Atari's principal products are its Jaguar 64-bit interactive multimedia entertainment system, Jaguar software and Jaguar peripherals. Due to disappointing sales of Jaguar and related products, in late 1995 Atari significantly downsized its Jaguar operations, and decided to focus its efforts on selling its inventory of Jaguar and related products and to emphasize its licensing and development activities related to multimedia entertainment software for various platforms.

     Atari was incorporated in Nevada in May 1984. Atari maintains its executive offices at 455 South Mathilda Avenue, Sunnyvale, California 94086, and its telephone number is (408) 328-0900.

     JTS Corporation JTS designs, manufactures and markets hard disk drives for the personal computer industry. JTS has developed two product families of hard disk drives: the 3-inch form factor Nordic product family for notebook computers and the 3.5-inch form factor Palladium product family for desktop personal computers. In addition, JTS is developing a 5.25-inch form factor disk drive for desktop personal computers.

     JTS was incorporated in Delaware in February 1994. JTS maintains its executive offices at 166 Baypointe Parkway, San Jose, California 95134, and its telephone number is (408) 468-1800.

                     ATARI SPECIAL MEETING OF STOCKHOLDERS

     Time, Date, and Purpose. The Atari Special Meeting of Stockholders (the "Atari Special Meeting") will be held at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California, legal counsel to Atari, on Tuesday, July 30, 1996 at 9:00 a.m. The purpose of the Atari Special Meeting is for Atari stockholders to consider and vote upon a proposal to approve the Merger and the Merger Agreement.

     Record Date; Stockholder Approval. The record date for stockholders of Atari entitled to vote at the Atari Special Meeting is June 28, 1996 (the "Atari Record Date"). Approval of the Merger and the Merger Agreement requires the affirmative vote of holders of a majority of the shares of Atari Common Stock outstanding on the Atari Record Date.

                      JTS SPECIAL MEETING OF STOCKHOLDERS

     Time, Date and Purpose. The JTS Special Meeting of Stockholders (the "JTS Special Meeting") will be held at the offices of JTS located at 166 Baypointe Parkway, San Jose, California, on Tuesday, July 30, 1996 at 9:00 a.m. The purpose of the JTS Special Meeting is for JTS Stockholders to consider and vote upon a proposal to approve the Merger and the Merger Agreement.

     Record Date; Stockholder Approval. The record date for stockholders of JTS entitled to vote at the JTS Special Meeting is June 18, 1996 (the "JTS Record Date"). Approval of the Merger and the Merger Agreement requires the affirmative vote of holders of (a) a majority of the shares of JTS Common Stock and JTS Series A Preferred Stock outstanding on the JTS Record Date, voting together,
(b) a majority of the shares of JTS Common Stock outstanding on the JTS Record Date, voting separately as a class, and (c) at least two-thirds of the shares of JTS Series A Preferred Stock outstanding on the JTS Record Date, voting separately as a class.

                                   THE MERGER

     Effect of the Merger. Upon consummation of the Merger, Atari will be merged with and into JTS, the separate existence of Atari will cease, JTS will remain as the surviving corporation and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Atari will be vested in JTS. At the Effective Time (as such term is defined below), each outstanding share of Atari Common Stock will be converted into one share of JTS Common Stock. See "The Proposed Merger and Related Transactions -- Summary of the Merger Agreement -- Manner and Basis of Converting Atari Common Stock."


     Immediately after giving effect to the Merger, assuming that no stockholders of JTS perfect appraisal or dissenters' rights and assuming no exercise of outstanding options to purchase Atari Common Stock or JTS Common Stock after June 28, 1996, the shares of JTS Common Stock issued in the Merger upon conversion of the Atari Common Stock will represent approximately 62% of the outstanding shares of the Combined Company.


     If the Merger does not receive all necessary stockholder approvals or the Merger is not consummated for any other reason, Atari currently intends to continue operating its business as presently conducted and will focus on its existing licensing and software development activities. Atari also expects to evaluate other strategic business opportunities. If the Merger does not receive all necessary stockholder approvals or the Merger is not consummated for any other reason, JTS expects to continue to operate its business as currently planned and to pursue alternative sources of funding to provide necessary working capital and to permit the expansion of its operations.

     Atari Board of Directors. The Board of Directors of Atari has unanimously approved the Merger Agreement and the Merger and has determined that the Merger is fair to, and in the best interests of Atari and its stockholders. The Atari Board of Directors unanimously recommends approval of the Merger Agreement and the Merger by the Atari stockholders. The primary factors considered and relied upon by the Atari Board of Directors in reaching its recommendation are referred to in "The Proposed Merger and Related Transactions -- Recommendation of the Board of Directors of Atari."

     JTS Board of Directors. The Board of Directors of JTS has unanimously approved the Merger Agreement and the Merger and has determined that the Merger is fair to, and in the best interests of JTS and its stockholders. The JTS Board of Directors unanimously recommends approval of the Merger Agreement and the Merger by the JTS stockholders. The primary factors considered and relied upon by the JTS Board of

Directors in reaching its recommendation are referred to in "The Proposed Merger and Related Transactions -- Recommendation of the Board of Directors of JTS."


     Stockholder Votes Required. To approve the Merger, a majority of the shares of Atari Common Stock must approve the Merger. It is expected that all of the shares of Atari Common Stock owned by directors and executive officers of Atari and their affiliates will be voted for approval of the Merger. These shares constitute approximately 43% of the total number of outstanding shares of Atari Common Stock. Approval of the Merger also requires the vote of holders of a majority of the JTS Common Stock and Series A Preferred Stock (voting together), a majority of the JTS Common Stock (voting separately as a class) and at least two-thirds of the JTS Series A Preferred Stock (voting separately as a class). It is expected that all of the shares of JTS Common Stock and Series A Preferred Stock owned by directors and executive officers of JTS and their affiliates will be voted for approval of the Merger. These shares constitute approximately 96% of the total number of JTS Common Stock and 48% of the total number of JTS Series A Preferred Stock.


     Opinion of Montgomery Securities. Montgomery Securities ("Montgomery"), financial advisor to Atari, has delivered to the Atari Board of Directors its written opinion, dated February 5, 1996, to the effect that the conversion ratio of Atari Common Stock into JTS Common Stock is fair to Atari from a financial point of view, as of that date. Reference is made to the full text of the opinion, a copy of which is attached hereto as Appendix C. See "The Proposed Merger and Related Transactions -- Background and Board Recommendations -- Atari Financial Advisor."

     Effective Time. The Merger will be consummated on the date that the Certificate of Merger is filed with the Nevada Secretary of State and the Delaware Secretary of State (the "Effective Time"). The Effective Time is expected to occur as soon as practicable after approval of the Merger and the Merger Agreement at the Atari and JTS Special Meetings and satisfaction or waiver of the conditions precedent to the Merger, as set forth in the Merger Agreement.

     Listing of Common Stock. The Atari Common Stock is listed on the American Stock Exchange under the symbol "ATC." There is no public market for the JTS Common Stock or the JTS Series A Preferred Stock. Upon consummation of the Merger, it is expected that the JTS Common Stock will be listed on the American Stock Exchange under the symbol "JTS", and that the Atari Common Stock will be delisted from the American Stock Exchange.

     Exchange of Shares. Exchange of Atari Common Stock certificates for JTS Common Stock certificates will be made upon surrender of Atari Common Stock certificates to Registrar and Transfer Company, Cranford, NJ, as exchange agent. Atari stockholders will be provided with a letter of transmittal and related materials for the exchange of their certificates after the Effective Time.

     ATARI STOCKHOLDERS SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE INSTRUCTIONS AND TRANSMITTAL FORMS AFTER COMPLETION OF THE MERGER.

     Assumption of Atari Options. Upon consummation of the Merger, each option to purchase Atari Common Stock then outstanding will be assumed by JTS and will be converted automatically into an option to purchase the same number of shares of JTS Common Stock at an exercise price per share equal to the exercise price per share of the Atari option. The other terms of the Atari options, including vesting schedules, will remain unchanged.

     Registration Statement on Form S-8. Within five days following the closing of the Merger, JTS will file a Registration Statement on Form S-8 with the Commission with respect to the shares of JTS Common Stock issuable upon exercise of the assumed Atari options and JTS options granted or available for grant under the JTS amended and restated 1995 Stock Option Plan (the "Restated Plan").

     Assumption of Atari Debentures. Upon consummation of the Merger, all of Atari's obligations under its outstanding 5 1/4% convertible subordinated debentures due April 29, 2002 (the "Atari Debentures") will be assumed by JTS. The Atari Debentures are presently convertible into Atari Common Stock at a conversion price of $16.3125 per share, and following the Merger will be convertible into JTS Common Stock at the same conversion price. The other terms of the Atari Debentures will remain unchanged.

     Conditions to Consummation of the Merger. Consummation of the Merger is subject to various conditions precedent, including Atari and JTS stockholder approvals of the Merger and the Merger Agreement, the receipt of certain consents and approvals from various third parties and governmental agencies, receipt of opinions of counsel regarding certain legal matters, including opinions of tax counsel to the effect that the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that stockholders of JTS holding not more than 5% of the JTS capital stock entitled to vote at the JTS Special Meeting shall be entitled to exercise appraisal or dissenters' rights. Each of the parties to the Merger Agreement may, at its option, waive compliance with any condition precedent to its obligation to consummate the Merger. In the event that a condition to consummation of the Merger is not satisfied, each party whose obligation to consummate the Merger is subject to satisfaction of such condition intends to evaluate whether it would be in the best interests of that party and its stockholders to waive the condition and consummate the Merger. In the event that a condition to consummation of the Merger is waived by one of the parties and applicable law requires that party to resolicit stockholder approval, stockholder approval will be resolicited prior to consummation. For example, stockholder approval would be resolicited in the event that such waiver would result in an alteration or change in (a) the amount or kind of consideration to be received by the Atari stockholders in exchange for their shares of Atari Common Stock as a result of the Merger, (b) any term of the Certificate of Incorporation of JTS to be effected by the Merger or (c) any of the terms and conditions of the Merger Agreement if such alteration or change would adversely affect the holders of JTS Common Stock or Atari Common Stock. Neither Atari nor JTS presently has any intention of waiving any terms or conditions of the Merger Agreement.

     Termination and Amendment of Merger Agreement. The Merger Agreement may be terminated, notwithstanding its approval by the stockholders of Atari or JTS,
(a) by mutual written agreement of the parties, (b) by Atari if there has been a breach of any representation, warranty, covenant or agreement in the Merger Agreement on the part of JTS which has or can reasonably be expected to have a material adverse effect on JTS and its subsidiaries, taken as a whole, or upon the occurrence of certain other events, (c) by JTS if there has been a breach of any representation, warranty, covenant or agreement in the Merger Agreement on the part of Atari which has or can reasonably be expected to have a material adverse effect on Atari and its subsidiaries, taken as a whole, or upon the occurrence of certain other events, or (d) by Atari or JTS if (i) the closing of the Merger does not occur by July 31, 1996, (ii) there should be a final nonappealable order of federal or state court preventing consummation of the Merger, (iii) the JTS or Atari stockholders do not approve the Merger at their respective stockholders' meetings, or (iv) the Atari Board of Directors shall have accepted, approved or recommended to the Atari stockholders a superior acquisition proposal. In addition, the Merger Agreement may be amended by the mutual consent of the parties at any time prior to the Effective Time, whether or not the Merger has been approved by the stockholders of Atari or JTS but, after any such approval, no amendment will be made which by law requires further approval by such stockholders without such further approval. See "The Proposed Merger and Related Transactions -- Summary of the Merger Agreement -- Termination, Amendment and Waiver."

     Availability of Appraisal and Dissenters' Rights. Under Section 262 of the Delaware General Corporation Law ("DGCL"), a copy of which is attached hereto as Appendix D-1, and Chapter 13 of the California General Corporation Law ("CGCL"), a copy of which is attached hereto as Appendix D-2, stockholders of JTS may, under certain circumstances and by following prescribed statutory procedures, have the right to seek appraisal of the "fair value" of such stockholders' shares. The failure of a stockholder choosing to execute such right to follow such procedures may result in termination or waiver of appraisal and dissenters' rights. See "The Proposed Merger and Related Transactions -- Appraisal and Dissenters' Rights." The obligation of Atari to consummate the Merger is subject to the condition that the holders of not more than 5% of the JTS capital stock entitled to vote at the JTS Special Meeting shall have asserted and not effectively withdrawn or lost the right to obtain the fair value of such holders' shares pursuant to the applicable provisions of the DGCL and CGCL.

     The stockholders of Atari are not entitled to statutory appraisal or dissenters' rights pursuant to the applicable provisions of the Nevada General Corporation Law ("NGCL").

     Resale of JTS Common Stock. The shares of JTS Common Stock to be issued to former holders of Atari Common Stock in the Merger have been registered under the Securities Act of 1933, as amended (the "Securities Act"), by a Registration Statement on Form S-4, of which this Joint Proxy Statement/Prospectus is a part, thereby allowing such shares of JTS Common Stock to be traded without restriction under the Securities Act by all such holders not deemed to be "affiliates" (as such term is defined for purposes of Rule 145 promulgated under the Securities Act) of Atari prior to the consummation of the Merger. See "The Proposed Merger and Related Transactions -- Certain Other Items Related to the Merger -- Resale of JTS Common Stock."

     Certain Federal Income Tax Considerations. The obligations of each of Atari and JTS to consummate the Merger are conditioned upon receipt of opinions from their respective legal counsel that the Merger will qualify as a reorganization for federal income tax purposes under Section 368(a) of the Code and that, accordingly, no gain or loss ordinarily will be recognized by JTS or Atari nor by Atari stockholders upon their receipt of shares of JTS Common Stock in exchange for their shares of Atari Common Stock, except to the extent of cash received for fractional shares, if any. Such legal opinions will be subject to certain limitations and qualifications and will be based upon certain factual assumptions and representations. Furthermore, such opinions will not be binding on the Internal Revenue Service. In view of the complexities of federal income and other tax laws, each Atari and JTS stockholder should consult with their own tax advisors as to the specific tax consequences of the Merger, including the applicable federal, state, local and foreign tax consequences to them of the Merger in their specific circumstances.


     Accounting Treatment. For accounting purposes, the Merger is treated as if Atari acquired JTS. A new basis of accounting will be established for the assets and liabilities of JTS. The new basis reflects the allocation of the purchase price to the JTS assets and liabilities on the basis of their fair values at the time the proposed transaction was announced. The aggregate purchase price to be allocated includes the outstanding common stock of JTS, valued using $2.50 per share which is the representative value of the Atari Common Stock at the time the proposed transaction was announced, as well as the value of JTS options and warrants and direct costs of the acquisition. Subsequent to the Merger, the financial statements of the Combined Company will reflect the combined financial position, results of operations and cash flows of Atari and JTS based on the new basis of accounting for JTS and the historic cost basis of Atari. Pro forma combined condensed financial statements are presented herein giving effect to the Merger as if the transaction occurred, for purposes of the pro forma combined financial position of the Combined Company, on March 31, 1996, and for purposes of the pro forma combined results of operations of the Combined Company, on the first day of each of the periods presented. The allocation of the purchase price in the pro forma statements will be revised as updated information becomes available at the Effective Time. Under the purchase accounting method, giving effect to the Merger, existing technology and goodwill in the amount of approximately $22.0 million and $11.7 million, respectively, are expected to be recognized by the Combined Company. It is anticipated that the Combined Company will amortize the resulting existing technology and goodwill over periods of three and seven years, respectively, which will have an adverse effect on its results of operations. In addition, upon the consummation of the Merger, in the third quarter of calendar year 1996, the Combined Company expects to expense approximately $100.0 million of purchased in-process technology. See "Unaudited Pro Forma Combined Condensed Financial Statements."


     Atari Loan to JTS. In connection with the merger, on February 13, 1996, Atari loaned $25.0 million to JTS pursuant to a Subordinated Secured Convertible Promissory Note (the "Note") which is secured by substantially all of the assets of JTS. Interest accrues on the unpaid principal amount of the Note at the rate of 8.5% per annum. The Note was amended in June 1996 to increase the amount lent pursuant thereto to $30.0 million. The Note provides that JTS shall repay the outstanding principal and interest under the Note on September 30, 1996 if the Merger has not occurred prior to such time. In the event that the Merger Agreement is terminated, either party may, under certain conditions, elect to convert the outstanding indebtedness under the Note into shares of JTS Series A Preferred Stock. The Note is expressly subordinated to outstanding indebtedness in connection with JTS' primary bank loan agreement, up to an amount of $5.0 million at any given time.

     Related Transactions. In connection with the Merger, the parties have effected or will effect a number of related party transactions, including the grant of certain stock options by JTS. In addition, pursuant to the Voting Agreements, certain stockholders of Atari and JTS have agreed to vote the shares of Atari Common Stock, JTS Common Stock and JTS Series A Preferred Stock held by them for the approval of the Merger and the Merger Agreement. See "The Proposed Merger and Related Transactions -- Related Transactions."

     Interests of Certain Persons. Certain members of the management of JTS have certain interests in connection with the Merger that are in addition to the interests of stockholders of JTS generally. See "The Proposed Merger and Related Transactions -- Certain Other Items Related to the Merger -- Interests of Certain Persons in the Merger."

     Differences in Rights of Stockholders. Upon consummation of the Merger, stockholders of Atari will become stockholders of JTS. As a result, their rights as stockholders, which are now governed by the NGCL and the Articles of Incorporation and Bylaws of Atari, will be governed by the DGCL and the Certificate of Incorporation and Bylaws of the Combined Company. Because of certain differences between the provisions of the NGCL and the Articles of Incorporation and Bylaws of Atari, on the one hand, and the DGCL and the Certificate of Incorporation and Bylaws of the Combined Company, on the other hand, the current rights of the stockholders of Atari will change after the Merger. See "Comparison of Rights of Stockholders of Atari and JTS."

                          MARKET PRICE OF COMMON STOCK


     Atari Common Stock is traded on the American Stock Exchange under the symbol "ATC." There is no public market for the JTS Common Stock or the JTS Series A Preferred Stock. The closing price per share of Atari Common Stock was $1 7/8 at February 12, 1996, the last day of trading before the announcement of the Merger, and $5.125 at July 11, 1996, the latest trading day before the filing of this Joint Proxy Statement/ Prospectus with the Commission.


                                  RISK FACTORS

     The consummation of the Merger and the Merger Agreement and an investment in the shares of JTS Common Stock each involve a high degree of risk. Before voting on the Merger, stockholders of Atari and JTS should carefully consider the information set forth in "Risk Factors."

             ATARI HISTORICAL SELECTED CONSOLIDATED FINANCIAL DATA

     The following historical selected consolidated financial data of Atari have been derived from the historical consolidated financial statements of Atari and should be read in conjunction with such consolidated financial statements and notes thereto, included elsewhere herein, with the exception of the Atari Consolidated Statement of Operations Data prior to fiscal 1993 and the Atari Consolidated Balance Sheet Data prior to December 31, 1994, which were derived from historical consolidated financial statements not included herein. The unaudited quarterly financial data reflects all adjustments (which include only normal, recurring adjustments), which are, in the opinion of management, necessary to state fairly the results for the periods presented. The results for such periods are not necessarily indicative of the results to be expected for the full fiscal year.

                                        QUARTER ENDED
                                          MARCH 31,                   FISCAL YEAR ENDED DECEMBER 31,
                                     -------------------   ----------------------------------------------------
                                       1996       1995       1995       1994       1993       1992       1991
                                     --------   --------   --------   --------   --------   --------   --------
Consolidated Statement of
  Operations Data:
  Total revenues...................  $  1,272   $  4,874   $ 14,626   $ 38,748   $ 29,108   $127,340   $257,992
  Cost of revenues.................     6,211      3,846     44,234     35,200     42,768    132,455    189,598
  Research and development
    expenses.......................       201      1,815      5,410      5,775      4,876      9,171     15,333
  Marketing and distribution
    expenses.......................       758      2,576     12,726     14,651      8,980     31,125     48,249
  General and administrative
    expenses.......................     1,251      1,795      5,921      7,169      7,558     16,544     23,495
  Restructuring charges............        --         --         --         --     12,425     17,053         --
  Operating loss...................    (7,149)    (5,158)   (53,665)   (24,047)   (47,499)   (79,008)   (18,683)
  Other income (expense), net(1)...     6,343        685      3,507     33,441     (1,631)    (4,145)    42,288
  Income tax credit................        --         --         --         --        264        434         54
  Income (loss) from continuing
    operations.....................      (806)    (4,473)   (50,158)     9,394    (48,866)   (82,719)    23,659
  Discontinued operations..........        --         --         --         --         --      9,000         --
  Income (loss) before
    extraordinary
    credit.........................      (806)    (4,473)   (50,158)     9,394    (48,866)   (73,719)    23,659
  Extraordinary credit.............        --         47        582         --         --        104      1,960
  Net income (loss)................      (806)    (4,426)   (49,576)     9,394    (48,866)   (73,615)    25,619
Earnings (loss) per common share:
  Income (loss) from continuing
    operations.....................     (0.01)     (0.07)     (0.79)      0.16      (0.85)     (1.44)      0.41
  Income (loss) before
    extraordinary
    credit.........................     (0.01)     (0.07)     (0.79)      0.16      (0.85)     (1.29)      0.41
  Net income (loss)................     (0.01)     (0.07)     (0.78)      0.16      (0.85)     (1.28)      0.44

                                                                            DECEMBER 31,
                                         MARCH 31,    --------------------------------------------------------
                                           1996         1995        1994        1993        1992        1991
                                         ---------    --------    --------    --------    --------    --------
Consolidated Balance Sheet Data:
  Current assets......................    $ 55,976    $ 65,126    $113,188    $ 51,388    $109,551    $239,296
  Working capital.....................      47,200      55,084      92,670      33,896      75,563     159,831
  Total assets........................      68,406      77,569     131,042      74,833     138,508     253,486
  Current liabilities.................       8,776      10,042      20,518      17,492      33,988      79,465
  Long-term obligations...............      42,354      42,354      43,454      52,987      53,937      48,492
  Shareholders' equity................      17,276      25,173      67,070       4,354      50,583     125,529

- ---------------

(1) Includes a gain from the sale of marketable securities of $6.3 million in 1996, a gain from the settlement of patent litigation of $32.1 million in 1994 and a gain from the sale of a Taiwan manufacturing facility of $40.9 million in 1991.

         JTS AND MODULER ELECTRONICS UNAUDITED SELECTED FINANCIAL DATA

     The following unaudited selected pro forma combined financial data of JTS and Moduler Electronics presents the pro forma combined financial position and results of operations of JTS and Moduler Electronics as of and for the year ended January 28, 1996 and for the three months ended April 28, 1996 and April 30, 1995. These unaudited selected pro forma financial data combine JTS and Moduler Electronics giving effect to the JTS and Moduler Electronics combination, which was accounted for as a purchase. The April 28, 1996 balance sheet reflects the acquisition of Moduler Electronics which took place on April 4, 1996. Intercompany balances and transactions have been eliminated in the presentation. This financial data should be read in conjunction with the Unaudited Pro Forma Condensed Combined Financial Statements and related notes and the historical financial statements and related notes of JTS and Moduler Electronics which are included elsewhere herein. All amounts are stated in thousands, except per share amounts.

    Statement of Operations Data:
    Year Ended January 28, 1996 (Pro forma) --
      Net revenues........................................................      $ 18,777
      Gross margin (deficit)..............................................       (14,849)
      Research and development............................................        13,375
      Selling, general and administrative expenses........................         5,777
      Operating loss......................................................       (34,001)
      Net loss............................................................       (35,170)
      Loss per common share(1)............................................         (7.63)

                                                                        THREE MONTHS ENDED
                                                                  -------------------------------
                                                                  APRIL 28, 1996   APRIL 30, 1995
    Quarters ended April 28, 1996 and April 30, 1995 (Pro
      forma) --
    Total revenues..............................................     $ 17,581          $2,077
    Operating loss..............................................      (12,098)         (1,203)
    Net loss....................................................      (12,820)         (1,143)
    Net loss per share(1).......................................        (1.47)           (.26)

                                                                APRIL 28, 1996   JANUARY 28, 1996
                                                                   (ACTUAL)        (PRO FORMA)
                                                                --------------   ----------------
    Balance Sheet Data:
      Current assets..........................................     $ 30,474          $ 12,722
      Equipment and leasehold improvements, net...............       16,212            14,795
      Total assets............................................       46,871            28,111
      Current liabilities.....................................       61,669            30,615
      Long-term debt..........................................        6,381             6,248
      Redeemable Series A Preferred Stock.....................       29,697            29,696
      Stockholders' deficit...................................      (50,876)          (38,448)

- ---------------

(1) Excludes JTS Series A Preferred Stock, warrants and options as their effect would be antidilutive.

       ATARI AND JTS UNAUDITED SELECTED PRO FORMA COMBINED FINANCIAL DATA

     The following table sets forth the unaudited selected pro forma combined financial data for the periods and as of the date indicated which are derived from the Unaudited Pro Forma Combined Condensed Financial Statements (the "Pro Forma Financial Statements") which present the pro forma combined condensed financial position and results of operations of Atari and JTS. The unaudited pro forma condensed combined balance sheet has been prepared as if the Merger, which will be accounted for as a purchase of JTS by Atari, was consummated as of March 31, 1996. The unaudited pro forma condensed combined statements of operations give effect to the Merger as if the acquisition were completed at the beginning of the periods presented. The Pro Forma Financial Statements combine the historical results of operations of Atari for the year ended December 31, 1995 with the JTS and Moduler Electronics unaudited pro forma combined results of operations for the year ended January 28, 1996 and the historical financial position and results of operations of Atari as of and for the quarter ended March 31, 1996 with the historical financial position and results of operations of JTS as of and for the quarter ended April 28, 1996.

     The unaudited selected pro forma combined financial data is provided for illustrative purposes only and is not necessarily indicative of the combined financial position or combined results of operations that would have been reported had the Merger occurred on the dates indicated, nor do they represent a forecast of the combined financial position or results of operations for any future period. No pro forma adjustments have been included herein which reflect potential effects of (a) efficiencies which may be obtained by combining Atari and JTS operations or (b) costs of restructuring, integrating or consolidating their operations. The unaudited selected pro forma combined financial data should be read in conjunction with the Pro Forma Financial Statements and related notes, and the historical financial statements and related notes of Atari and JTS which are included elsewhere herein. All amounts are stated in thousands, except for per share amounts.

                                                                  QUARTER ENDED    FISCAL YEAR ENDED
                                                                  MARCH 31, 1996   DECEMBER 31, 1995
                                                                  --------------   -----------------
Pro Forma Combined Statement of Operations Data:
  Net revenues..................................................     $ 18,853           $33,403
  Cost of revenues..............................................       27,725            86,177
  Selling, marketing, general and administrative expenses.......        5,530            26,097
  Research and development expenses.............................        7,607            18,785
  Operating loss................................................      (22,009)          (97,656)
  Net loss before extraordinary credit..........................      (22,506)          (95,318)
  Loss per common share before extraordinary credit.............        (0.22)            (0.92)

                                                                  MARCH 31, 1996
                                                                  --------------
Pro Forma Combined Balance Sheet Data:
  Current assets................................................     $ 61,450
  Working capital...............................................       14,805
  Total assets..................................................      126,756
  Current liabilities...........................................       46,645
  Long-term debt................................................       48,735
  Stockholders' equity..........................................       31,376

                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical per share data of Atari and pro forma combined per share data giving effect to the JTS and Moduler Electronics combination and the Atari and JTS Merger as if the combination and Merger were effective January 1, 1995 for the loss per common share data for the year ended December 31, 1995 and January 1, 1996 for the loss per common share data for the quarter ended March 31, 1996, and March 31, 1996 for book value per common share data using the purchase method of accounting. The pro forma combined per share data are derived from financial information in the Pro Forma Financial Statements. The pro forma data are not necessarily indicative of amounts which would have been achieved had the Merger been consummated at the beginning of the period presented and should not be construed as representative of future operations. This data should be read in conjunction with the Pro Forma Financial Statements and notes thereto included elsewhere herein, and the separate historical financial statements and notes thereto of Atari, JTS and Moduler Electronics, also included elsewhere herein.

                                                                                             PRO FORMA
                                                                          PRO FORMA           COMBINED
                                                                           COMBINED            ATARI,
                                                                           JTS AND            JTS AND
                                                           ATARI           MODULER            MODULER
                                                         HISTORICAL     ELECTRONICS(1)     ELECTRONICS(2)
                                                         ----------     --------------     --------------
Loss per common share before extraordinary credit for
  the year ended December 31, 1995...................      $(0.79)          $(7.63)            $(0.92)
Loss per common share for the quarter ended March 31,
  1996...............................................      $(0.01)          $(1.47)            $(0.22)
Book value per common share at March 31, 1996........      $ 0.27           $(5.40)            $ 0.30
Tangible book value per common share at
  March 31, 1996.....................................      $ 0.26           $(5.42)            $(0.03)

- ---------------

(1) For purposes of this table, the period presented for the unaudited pro forma combined net loss per share of JTS and Moduler Electronics is the fiscal year ended January 28, 1996 and the quarter ended April 28, 1996 and the book values are as of April 28, 1996. Outstanding JTS options, warrants and JTS Series A Preferred Stock are excluded as their effect would be antidilutive.

(2) The unaudited pro forma combined per share data assumes conversion of all JTS Series A Preferred Stock outstanding into JTS Common Stock at the effective date.

                                  RISK FACTORS

     The following factors should be considered carefully in evaluating the proposals to be voted on at the Atari Special Meeting and the JTS Special Meeting. For periods following the Merger, references to the products, business, results of operations or financial condition of JTS should be considered to refer to JTS and Atari, unless the context otherwise requires.

RISK FACTORS RELATED TO THE BUSINESS OF ATARI

     Significant Operating Losses; Disappointing Sales of Jaguar
Products. Atari has incurred significant operating losses for the past five fiscal years. Most recently, Atari incurred an operating loss of $53.7 million for fiscal 1995 and $24.0 million for fiscal 1994. Over the past several years, Atari has undergone significant change. In 1992 and 1993, Atari significantly downsized its operations, decided to exit the computer products business and focused its efforts on its video game business. While restructuring, Atari developed its 64-bit Jaguar interactive multimedia entertainment system, which was introduced in the fourth quarter of 1993. For 1995 and 1994, net sales of Jaguar and related software and accessories were $9.9 million and $29.3 million, respectively, and were substantially below Atari's expectations. Atari attributes the poor performance of Jaguar products to a number of factors including (i) extensive delays in development of software for Jaguar which resulted in reduced orders due to consumer concern as to when titles for the platform would be released and how many titles would ultimately be available, and (ii) the introduction of competing products by Sega Enterprises, Ltd. ("Sega") and Sony Corporation ("Sony") in May 1995 and September 1995, respectively. Due to disappointing sales and competitive pricing pressures, Atari reduced the suggested retail price of the Jaguar console from its original price of $249.99 to its current price of $99.99. As a result of Jaguar price reductions, the substantial curtailment of sales and marketing activities for the Jaguar and the substantial curtailment of efforts by Atari and independent software developers to develop additional software titles for the Jaguar, Atari expects sales of Jaguar and related products to decline substantially in 1996 and thereafter.

     The failure of Jaguar to achieve commercial acceptance has had a severe financial impact on Atari. In this regard, Atari reported a net loss of $49.6 million for 1995 compared to net income of $9.4 million in 1994, and Atari's net revenues declined from $38.7 million in 1994 to $14.6 million in 1995. Accelerated amortization and write-offs of software development costs in the amount of $16.6 million and inventory write-downs of $12.6 million contributed significantly to the 1995 loss. The net loss for the first quarter of 1996 was $800,000 compared to a net loss of $4.4 million for the first quarter of 1995 and Atari's net revenues declined from $4.9 million for the first quarter of 1995 to $1.3 million for the comparable period in 1996. The net loss in the first quarter of 1996 was impacted by the $6.3 million gain from sale of marketable securities offset by a $5.0 million inventory write-down in the quarter. In response to these losses, the number of employees at Atari was reduced from 101 at December 31, 1994 to 73 at December 31, 1995 and to 31 at March 31, 1996. In addition to reductions in the Atari workforce, this downsizing resulted in significant curtailment of research and development and sales and marketing activities for Jaguar and related products. Accordingly, Atari has decided to focus its efforts on selling its inventory of Jaguar and related products and to emphasize its existing licensing and development activities related to multimedia entertainment software for various platforms. See "Information Regarding Atari Corporation -- Business of Atari."

     Risk of Additional Inventory Write-Downs. From the introduction of Jaguar in late 1993 through May 1996, Atari sold approximately 135,000 units of Jaguar. As of December 31, 1995, Atari had approximately 100,000 units of Jaguar in inventory and the value of Jaguar inventory and related software was approximately $9.9 million. Due to disappointing sales of Jaguar and increased competition from products introduced by Sega and Sony, Atari reduced the suggested retail price of Jaguar to $99.99 and recorded an inventory write-down of $12.6 million in 1995. Despite the introduction of four additional game titles in the first quarter of 1996, sales of Jaguar and related software have remained disappointing due to uncertainty about Atari's commitment to the Jaguar platform, increased price competition and pending competitive product introductions. As a result of continued disappointing sales, management revised estimates and wrote-down inventory by an additional $5.0 million in the first quarter of 1996. As of the end of May 1996, Atari had approximately 90,000 units of Jaguar in inventory.

     Volume sales of Jaguar and related software in 1996 have consisted primarily of a large order from a new European customer. Atari is also pursuing wholesale sales channels in the U.S. as well as licensing opportunities. There can be no assurance that Atari's substantial unsold inventory of Jaguar and related software can be sold at current or reduced prices, if at all. In addition, any further decrease in the value of such inventory could result in additional inventory write-downs by Atari.

     Risk of Potential Liabilities. In connection with the restructuring of Atari's business in 1992 and 1993 and Atari's decision in late 1995 to significantly downsize its Jaguar operations, Atari has terminated and plans to terminate numerous contracts and business relationships, including several related to software development activities. Although Atari does not regard such contracts or business relationships, either individually or in the aggregate, as material, the termination of contracts and relationships has, from time to time, resulted in litigation, diverting management and financial resources. There can be no assurance that the parties to such contracts will not commence or threaten to commence litigation related to such contracts. Any such litigation or threatened litigation would further divert management and financial resources and could have a material adverse effect on Atari's business, operating results and financial condition. In addition, Atari holds several properties for sale, some of which are currently being leased. The ownership and use of such properties subjects Atari to numerous risks, including risks of environmental and personal injury liabilities. Although Atari is attempting to sell certain of such properties, such sales are not expected to eliminate all the risks associated with Atari's ownership of such properties, including potential environmental liabilities and ongoing indemnification and other contractual obligations. At present, Atari has no such indemnification obligations and is not aware of any such environmental liability.

     Intellectual Property. Atari has exclusive use of its "Atari" name and "Fuji" logo in all areas other than coin-operated arcade video game use. Atari also has a portfolio of other intellectual properties including patents, trademarks, and copyrights associated with its video game and computer businesses. Atari believes its patents, trademarks and other intellectual property are important assets. As of May 31, 1996, Atari held over 150 patents in the United States and other jurisdictions which expire from 1996 to 2010 and had applications pending for three additional patents. There can be no assurance that any of these patent rights will be upheld in the future or that Atari will be able to preserve any of its other intellectual property rights. Atari has in the past received communications from third parties asserting rights to certain of its intellectual property. Atari has also been involved in several major lawsuits regarding its intellectual property, including a suit with Nintendo of America, Inc. and its affiliates ("Nintendo.") which was settled in March 1994 and a suit with Sega which was settled in September 1994. In the event any third party were to make a valid claim with respect to Atari's intellectual property and a license were not available on commercially reasonable terms, Atari's business, financial condition and results of operations would be materially and adversely affected. Litigation, which has in the past resulted and could in the future result in substantial costs and diversion of resources, may also be necessary to enforce Atari's patents or other intellectual property rights or to defend against third party infringement claims. The occurrence of litigation relating to patent infringement or other intellectual property matters, regardless of the outcome, could have a material adverse effect on Atari's business, financial condition and results of operations.

     Competition. The video game business is intensely competitive. Since its introduction in late 1993, the Jaguar, Atari's principal product, has failed to achieve broad market acceptance. Atari does not expect that the Jaguar, even at its substantially reduced price, will ever become a broadly accepted video game console, or that Jaguar technology will be broadly adopted by software title developers. The video game industry is also characterized by unpredictable and rapid shifts in the popularity of certain platforms, by severe price competition, and by frequent new technology and product introductions. In this regard, numerous companies have introduced or have developed and are expected to introduce video game consoles that are or may become competitive with Jaguar. In addition, an increasing number of entertainment titles are being developed for or ported to the PC platform. Most of Atari's competitors have greater experience and expertise in 3D graphics and multimedia technology and have substantially greater engineering, marketing and financial resources than Atari.

     Risks of Bridge Loan to JTS. In February 1996, Atari loaned $25.0 million to JTS in connection with the Merger, and in June 1996 the loan amount was increased to $30.0 million. The loan is due to be repaid by JTS in September 1996 and is secured by substantially all of the assets of JTS. Atari's security interest in such assets is junior to existing security interests in favor of a bank and certain equipment lessors. In the event the Merger is not consummated, there can be no assurance that Atari's security interest in such assets will adequately protect Atari in the event JTS is unable to repay the loan. In addition, the loan is convertible into shares of JTS Series A Preferred Stock at the option of Atari or JTS upon the occurrence of certain conditions, including a breach of the Merger Agreement by the other party. In the event such conversion occurs, Atari would hold a significant percentage of JTS' outstanding equity securities and would be subject to the numerous risks associated with JTS' business. There can be no assurance that such securities would be freely tradeable at the time of conversion, if ever. See "Risk Factors Related to the Business of JTS."


     Reduction in Voting Control; Loss of Management Control. Upon the closing of the Merger, the stockholders of JTS prior to the Merger will own approximately 38% of the outstanding voting securities of the Combined Company (assuming no exercise of options or warrants after June 28, 1996). In addition, it is anticipated that the executive officers of JTS prior to the Merger will continue to serve as executive officers of the Combined Company and that none of the executive officers of Atari prior to the Merger will serve as executive officers of the Combined Company. Further, the Board of Directors of the Combined Company will include five current JTS directors and two current Atari directors. The current JTS officers and directors and their affiliates will own approximately 23% of the outstanding voting securities of the Combined Company (assuming no exercise of options or warrants after June 28, 1996). As a result, such stockholders, acting together, could exert significant influence over matters requiring approval of the stockholders of the Combined Company. Such matters include the election of the members of the Combined Company's Board of Directors, proxy contests, mergers involving the Combined Company, tender offers or other transactions that could afford stockholders of the Combined Company the opportunity to realize a premium over the then prevailing market price of the Common Stock of the Combined Company.


RISK FACTORS RELATED TO THE BUSINESS OF JTS

     Limited Operating History; History of Operating Losses; Working Capital Deficit; Independent Accountants' Report with Explanatory Paragraph. JTS was incorporated in February 1994 and did not commence production of hard disk drives until October 1995. JTS experienced operating losses for its fiscal years ended January 29, 1995 and January 28, 1996 of $5.2 million and $31.6 million, respectively, which resulted from the substantial costs associated with the design, development and marketing of new products, the establishment of manufacturing operations and the development of a supplier base. At January 28, 1996, JTS had a working capital deficit of $15.2 million and a negative net worth of $38.6 million. JTS has yet to generate significant revenues and cannot assure that any level of future revenues will be attained or that JTS will achieve or maintain successful operations in the future. Such factors have raised substantial doubt about the ability of JTS to continue its operations without achieving successful future operations or obtaining financing to meet its working capital needs, neither of which can be assured. The report of independent public accountants on JTS' financial statements includes an explanatory paragraph describing uncertainties concerning the ability of JTS to continue as a going concern. See "Notes to JTS Financial Statements."


     Need For Additional Financing; Current Financing Plans. The hard disk drive business is extremely capital intensive, and JTS anticipates that it will need significant additional financing resources in the near term for facilities expansion, capital expenditures, working capital, research and development and vendor tooling. In this regard, JTS has held discussions with investment banking firms regarding the possibility of raising additional capital through the issuance of debt or equity securities. In June 1996, JTS retained an investment banking firm to advise JTS with respect to the private issuance of between $50-100 million of 10-year debt securities convertible into JTS Common Stock, although the terms of such financing have not been established and the marketing effort for such financing has not yet commenced. Recent comparable transactions were priced to yield between 5.5-6.5% annually and included conversion premiums over the market prices of the Common Stock of between 20-25%. JTS intends for such financing to close as soon as practicable after the closing of the Merger, and the terms of the debt securities and the amount of the securities offered will not be determined until the closing of the financing, if any. There can be no assurance that JTS will be able to consummate such financing on terms acceptable to JTS or at all. As a result, the pro forma financial statements included in this Joint Proxy Statement/Prospectus do not reflect such transactions. The issuance of equity or convertible debt securities, upon conversion, would result in dilution of the voting control of existing stockholders, could result in dilution to earnings per share and would provide to the holders of convertible debt securities seniority over the holders of JTS Common Stock issued in the Merger. There can be no assurance that additional funding will be available on terms acceptable to JTS or at all. The failure to fund its capital requirements with additional financing would have a material adverse effect on JTS' business, operating results and financial condition. Furthermore, certain equipment and receivables financing as well as term loans made to JTS and Moduler Electronics are contingent on JTS' ability to comply with stringent financial covenants. In this regard, Moduler Electronics did not obtain certain debt and equity capital required under one of its loan agreements. JTS has informed the lender that it intends to provide such capital by August 1996. In addition, certain of Moduler Electronics' loan agreements require the lender's consent to mergers and similar transactions, which could be interpreted to require the consent of the lending institution to the acquisition of 90% of the capital stock of Moduler Electronics by JTS. Such consents were not obtained, but the lending institution has continued to transact business with Moduler Electronics and JTS since JTS' share acquisition in Moduler Electronics. JTS believes that such matters regarding the Moduler Electronics loan agreements will not have a material adverse effect on JTS' business, operating results or financial condition. There can be no assurance that JTS will be able to maintain its current financing facilities or obtain additional financing as needed on acceptable terms or at all. If JTS is unable to obtain sufficient capital, it would be required to curtail its facilities expansion, capital expenditures, working capital, research and development and vendor tooling expenditures, which would materially adversely affect JTS' business, operating results and financial condition. See "Information Regarding JTS Corporation -- Management's Discussion and Analysis of Financial Condition and Results of Operations of JTS -- Liquidity and Capital Resources."

     Uncertainty of Market Acceptance; Lengthy Sales Cycle. Since its inception in February 1994, JTS has primarily engaged in research and development of its core technology for hard disk drives. JTS' marketing strategy depends significantly on its ability to establish distribution, licensing, product development and other strategic relationships with major computer OEMs and on the willingness and ability of these companies to utilize and to promote JTS' hard disk drive technology and products. JTS' first commercial product line, the Palladium family of hard disk drives, was introduced in September 1995 and is targeted at the desktop personal computer market. JTS' second product line, the Nordic family of hard disk drives, has been designed for notebook computers. See "Information Regarding JTS Corporation -- Business of JTS -- Products." There can be no assurance that any significant market for either product family will develop. In particular, the Nordic drives use a 3-inch form factor, which JTS has only recently introduced to the industry. At present, only a limited number of computer manufacturers are developing or have plans to develop computers that may accommodate Nordic drives. If additional computer manufacturers do not modify their existing products or develop new products to accommodate 3-inch form factor disk drives, sales of Nordic disk drives and, hence, JTS' business, operating results and financial condition would be materially adversely affected.

     Qualifying hard disk drives for incorporation into a new computer product requires JTS to work extensively with the customer and the customer's other suppliers to meet product specifications. Customers often require a significant number of product presentations and demonstrations, as well as substantial interaction with JTS' senior management, before making a purchasing decision. Accordingly, JTS' products typically have a lengthy sales cycle during which JTS may expend substantial financial resources and management time and effort with no assurance that a sale will result.

     Highly Competitive Market. The hard disk drive industry is intensely competitive and dominated by a small number of large companies, including Quantum Corporation ("Quantum"), Seagate Technology, Inc. ("Seagate"), Western Digital Corporation ("Western Digital") and Maxtor Corporation ("Maxtor"). In addition, a number of computer companies, such as Hewlett-Packard Co. ("Hewlett-Packard"), International Business Machines, Inc. ("IBM") and Toshiba Corporation ("Toshiba"), have in-house or "captive" disk drive manufacturing operations that produce disk drives for incorporation into their own computers as well as for sale to other OEMs. Many of JTS' competitors have broader product lines than JTS, and all have significantly greater financial, technical and marketing resources. Furthermore, JTS has licensed key 3-inch form factor technology to Western Digital, a potential competitor in the personal computer disk drive market that could become a significant supplier of 3-inch form factor disk drives to Compaq and other OEMs. See "Information Regarding JTS
Corporation -- Business of JTS -- Western Digital Arrangement." There can be no assurance that JTS will develop and manufacture products on a timely basis with the quality and features necessary to compete effectively. High volume hard disk drive users typically will only utilize from two to four suppliers. As a result, it may be necessary for JTS to displace competitors in many circumstances to increase its net sales. In addition, JTS faces competition from the manufacturing operations of its current and potential OEM customers, which could initiate or increase internal production of hard disk drives and reduce or cease purchasing from independent hard disk drive suppliers such as JTS. Moreover, the hard disk drive industry is characterized by price erosion and resulting pressure on gross margins. JTS expects that hard disk drive prices will continue to decline in the future and that competitors will offer products which meet or exceed the performance capabilities of JTS products. Due to such pricing pressures, JTS' future gross margins will be substantially dependent upon its ability to control manufacturing costs, improve manufacturing yields and introduce new products on a timely basis. Any increase in price competition would have a material adverse effect on JTS' business, operating results and financial condition. JTS may also experience competition from other forms of data storage, including optical storage, flash memory and holographic storage. If JTS' current and prospective customers and end users were to adopt such data storage products as an alternative to JTS' products, JTS' business, operating results and financial condition would be adversely affected. See "Information Regarding JTS Corporation -- Business of JTS -- Competition."

     Rapid Technological Change; Short Product Life Cycles; Price Erosion. The hard disk drive industry is characterized by rapid technological change, short product life cycles and price erosion. As a result, JTS must continually anticipate change and adapt its products to meet demand for increased storage capacity. Although JTS intends to engage in a continuous process of developing new products and production techniques, there can be no assurance that JTS will anticipate advances in hard disk drive technology and develop products incorporating such advances in a timely manner to compete effectively against its competitors' new products. Due to the rapid technological change and frequent development of new hard disk drive products, it is common in the industry for the relative mix of customers and products to change rapidly, even from quarter to quarter. For example, in the first half of 1996, the demand for 1 gigabyte 3.5-inch form factor hard disk drives decreased dramatically due to increased availability of and demand for larger capacity disk drives. As a result, pricing pressure on such disk drives, including those marketed by JTS, increased and gross margins decreased. Generally, new products have higher average selling prices than more mature products. Therefore, JTS' ability to introduce new products in a timely fashion is an important factor in achieving growth and profitability. In addition, JTS anticipates continued changes in the requirements of its customers in the computer industry. There can be no assurance that JTS will be able to develop, manufacture and sell products that respond adequately to such changes or that future technological innovations will not reduce demand for hard disk drives. JTS' business, operating results and financial condition would be materially adversely affected if its development efforts are not successful, if the technologies that JTS has chosen not to develop prove to be competitive alternatives or by trends toward technology that would replace hard disk drives as a storage medium, such as optical storage, flash memory and holographic storage. As JTS increases its production and shipment of hard disk drives and expands its product line, JTS' inventory levels will increase. Due to the rapid rate of change in JTS' business, a large inventory poses the risk of inventory obsolescence which could have an adverse effect on JTS' business, operating results and financial condition. In this regard, JTS anticipates incurring future inventory allowances, the level of which will depend upon a number of factors, including manufacturing yields, new product introductions, maturity or obsolescence of product designs, inventory levels and competitive pressures.

     Recent Significant Appreciation in Price of Atari Common Stock. The closing price per share of Atari Common Stock was $1.875 at February 12, 1996, the last day of trading before announcement of the agreement between JTS and Atari to merge the two companies. The price of Atari Common Stock has appreciated significantly since then, notwithstanding the absence of any significant publicly available information regarding the financial results or business operations of JTS or the Combined Company and the absence of any material positive developments in the financial results or business operations of Atari. See

"Price Range of Common Stock." There can be no assurance that the recent price appreciation of Atari Common Stock is indicative of the price that will prevail for the JTS Common Stock following completion of the Merger.

     Availability of Components and Materials; Dependence on Suppliers. JTS relies on a limited number of suppliers for many components and materials used in its manufacturing processes, including recording disks, head stack components and integrated circuits. At present, JTS does not have multiple suppliers for all of its materials and component requirements, and there can be no assurance that JTS will secure more than one source for all of its requirements in the future or that its suppliers will be able to meet its requirements on a timely basis or on acceptable terms. Furthermore, JTS does not have contractual arrangements with any of its sole source suppliers. In particular, JTS presently relies on sole source suppliers for controller application specific integrated circuits ("ASICs"), spindle motors, certain head stack components and disk media. Delays in the receipt of certain components and materials have occurred in the past, and there can be no assurance that delays will not occur in the future or that suppliers will not extend lead times. Moreover, changing suppliers for certain materials, such as spindle motors, could require requalification of JTS' products with some or all of its customers. Requalification could prevent early design-in wins or could prevent or delay continued participation in hard disk drive programs for which JTS' products have been qualified. In addition, long lead times are required to obtain many materials, such as integrated circuits utilized in JTS' printed circuit board assemblies ("PCBAs"). Regardless of whether these materials are available from established or new sources of supply, these lead times could impede JTS' ability to quickly respond to changes in demand and product requirements. Any limitations on, or delays in, the supply of materials could disrupt JTS' production volume and could have a material adverse effect on JTS' business, operating results and financial condition. In this regard, in the fourth quarter of fiscal 1996, JTS experienced delays in obtaining certain integrated circuits required in the assembly of PCBAs due to the supplier's production problems, which resulted in a significant reduction in production volume during such period. Such production problems were corrected, but there can be no assurance that production problems of this type or otherwise will not occur again in the future. Furthermore, a significant increase in the price of one or more of these components or materials could adversely affect JTS' business, operating results and financial condition. In addition, there are only a limited number of providers of hard disk drive manufacturing equipment, such as servo-writers, burn-in equipment and final test equipment, and ordering additional equipment for replacement or expansion involves long lead times, which limit the rate and flexibility of capacity expansion. Failure to obtain such manufacturing equipment on a timely basis could limit JTS' production of hard disk drives and adversely affect JTS' business, operating results and financial condition. See "Information Regarding JTS Corporation -- Business of JTS -- Manufacturing."

     Cyclical Nature of Hard Disk Drive and Computer Industries. JTS' operating results are dependent on the demand for hard disk drives, which in turn depends on the demand for notebook and desktop personal computers. The hard disk drive industry is cyclical and has experienced periods of oversupply, resulting in significantly reduced demand for hard disk drives, as well as pricing pressures and reduced production levels. The effect of these cycles has been magnified by computer manufacturers' practice of ordering components, including hard disk drives, in excess of their needs during periods of rapid growth. In recent years, the disk drive industry has experienced significant growth, and JTS intends to expand its capacity based on current and anticipated demand. There can be no assurance that such growth will continue or that the level of demand will not decline. A decline in demand for hard disk drives would have a material adverse effect on JTS' business, operating results and financial condition. Additionally, in the past some computer manufacturers have experienced substantial financial difficulties due to the cyclical nature of the computer industry and other factors. In this regard, certain personal computer manufacturers have recently announced reductions in anticipated revenue growth. Any increased price pressure in the personal computer industry could be passed through to personal computer component suppliers, including manufacturers of hard disk drives.To date, JTS has not incurred significant bad debt expense. However, there can be no assurance that JTS will not face difficulty in collecting receivables or be required to offer more liberal payment terms in the future, particularly in a period of reduced demand. Any failure to collect or delay in collecting receivables could have a material adverse effect on JTS' business, operating results and financial condition.

     Dependence on Compaq Computer Relationship; Customer Concentration. JTS' strategy to commercialize its products and achieve market acceptance has focused in large part on the development of distribution, licensing, product development and other strategic relationships with leading computer companies, other manufacturers of computer peripherals and recognized distribution organizations. Through these relationships, JTS seeks to establish its products and technologies as industry standards. In this regard, JTS has entered into a Development Agreement with Compaq Computer Corporation ("Compaq") pursuant to which Compaq has agreed to design JTS' Nordic disk drives into at least one of Compaq's products and to purchase a minimum number of hard disk drives from JTS within two years following Compaq's acceptance of the first of such products. In return, JTS has granted to Compaq certain pricing preferences and agreed to pay royalties to Compaq on the sales of Nordic disk drives to third parties during the term of the agreement. Compaq has also been granted a license to use the Nordic designs to manufacture Nordic drives on a royalty-free basis in the event that JTS fails to meet the agreed upon production schedule. The Development Agreement also restricts JTS' ability to sublicense Nordic technology. The Development Agreement has a five year term, which will automatically be renewed under certain circumstances and may be terminated by either party only with cause. In order to provide a second source of JTS' products, JTS has entered into a Technology Transfer and License Agreement with Western Digital pursuant to which Western Digital has the right to manufacture and sell Nordic disk drives to Compaq. If either of these agreements were to terminate prematurely, JTS' efforts to establish market acceptance of its products and, consequently its business, operating results and financial condition would be adversely affected. See "Information Regarding JTS Corporation -- Business of JTS -- Relationship With Compaq" and "-- Western Digital Arrangement." In fiscal 1996, Olidata S.p.A, Connexe Peripherals, Ltd., Liuski International, Inc. and Aashima Technology, B.V. accounted for 34%, 12%, 11% and 10%, respectively, of JTS' total revenue. In the quarter ended April 28, 1996, Peacock Systems GmbH, Markvision International S.A. and FutureTech accounted for 43%, 18% and 14%, respectively, of JTS' total revenues. JTS expects that sales to a relatively small number of OEMs will account for a substantial portion of its net revenues for the foreseeable future, although the companies that comprise JTS' largest customers may change from period to period. The loss of, or decline in orders from, one or more of JTS' key customers would have a material adverse effect on JTS' business, operating results and financial condition. See "Information Regarding JTS Corporation -- Business of JTS -- Patents and Licenses."

     Reliance on Licensed Technology. JTS currently owns no patents and has obtained licenses to a substantial portion of the technology used in its hard disk drives pursuant to license agreements with Pont Peripherals Corporation, TEAC Corporation and Western Digital. If such license agreements were prematurely terminated or if JTS were enjoined from relying upon such licenses due to JTS' alleged or actual breach of such agreements, JTS would be prevented from manufacturing hard disk drives incorporating technology subject to such licenses. As a result, JTS' business, operating results and financial condition would be materially adversely affected. See "Information Regarding JTS Corporation -- Business of JTS -- Patents and Licenses."

     Intellectual Property and Proprietary Rights. Although JTS attempts to protect its intellectual property rights through patents, copyrights, trade secrets and other measures, there can be no assurance that JTS will be able to protect its technology adequately or that competitors will not be able to develop similar technology independently. There can be no assurance that patents will be issued with respect to JTS' pending patent applications or that any future patents will be sufficiently broad to protect JTS' technology. There can be no assurance that any future patent issued to JTS will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide adequate protection to JTS' products. Furthermore, there can be no assurance that others will not independently develop similar products, duplicate JTS' products or design around any possible patents issued to JTS in the future. In addition, the laws of certain foreign countries may not protect JTS' intellectual property rights to the same extent as do the laws of the United States.

     In recent years, the hard disk drive industry has experienced an increase in litigation to enforce intellectual property rights. Thus, litigation may be necessary to enforce any future JTS patents, copyrights or other intellectual property rights, to protect JTS' trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or claims for indemnification resulting from infringement claims. Such litigation, even if successful, could result in substantial costs and diversion of resources and could have a material adverse effect on JTS' business, operating results and financial condition.

Alternatively, if any claims are asserted against JTS, JTS may seek to obtain a license under the third party's intellectual property rights or to seek to design around such claims. There can be no assurance, however, that a license will be available on reasonable terms or at all, and it could be expensive and time consuming or prove impossible for JTS to design around such claims. Any of such alternatives could materially and adversely affect JTS' business, results of operations and financial condition.

     Expansion of Manufacturing Capacity. JTS' competitive position will depend substantially on its ability to expand its manufacturing capacity. Accordingly, JTS is continuing to make significant investments to expand such capacity, particularly through the acquisition of capital equipment, facilities expansion and the hiring and training of new personnel. JTS currently plans to add new production lines at its existing manufacturing facility in Madras, India during fiscal 1997 that will utilize all available floor space at this facility. There can be no assurance that JTS will be able to expand such capacity in a timely manner, that the cost of such expansion will not exceed management's current estimates, that such capacity will not exceed the demand for JTS products or that such additional capacity will achieve satisfactory levels of manufacturing efficiency in a timely manner or at all. In addition, the expansion of manufacturing capacity will significantly increase JTS' fixed costs. JTS' profitability will depend on its ability to utilize its manufacturing capacity in an effective manner, and JTS' inability to fully utilize its capacity would have a material adverse effect on JTS' business, operating results and financial condition. See "Information Regarding JTS Corporation -- Business of JTS -- Manufacturing."

     Dependence on Single Manufacturing Facility. In fiscal 1996, substantially all of JTS' manufacturing operations took place at Moduler Electronics in Madras, India. Because JTS does not currently operate multiple facilities in different geographic areas, a disruption of JTS' manufacturing operations resulting from various factors, including sustained process abnormalities, human error, government interventions or a natural disaster such as fire or flood, could cause JTS to cease or limit its manufacturing operations and consequently would have a material adverse effect on JTS' business, operating results and financial condition.

     Risks of International Sales and Manufacturing. In fiscal 1996 and the three months ended April 30, 1996, substantially all of JTS' net sales consisted of products sold to customers in Europe, Asia and Latin America, and JTS anticipates that a substantial percentage of its products will be sold to customers outside of the United States for the foreseeable future. Furthermore, JTS expects to conduct substantially all of its manufacturing operations in India, although JTS may evaluate alternative or additional locations from time to time. Accordingly, JTS' operating results are subject to the risks of doing business in a foreign country, including compliance with, or changes in, the law and regulatory requirements of a foreign country, political instability, local content rules, taxes, tariffs or other barriers, and transportation delays and other interruptions. For example, the Indian government has granted JTS a five year "tax holiday," and its subsidiary, Moduler Electronics, is located in the Madras Export Processing Zone where it currently enjoys an exemption from Indian taxes on export profits, although to date JTS has retained only minimal benefits from such exemption. Such exemption may be terminated at any time for political or economic reasons, in which event JTS may become subject to significantly greater taxes on sales of disk drives outside of India at rates currently of up to 46%. Furthermore, JTS does not have a long-term lease agreement, but rather occupies the Madras facility pursuant to allotment letters from the Development Commissioner of the Madras Export Processing Zone. Other benefits associated with conducting business in India, which historically has experienced considerable political instability, are subject to the vagaries of the Indian government and may be withdrawn at any time. Although all of JTS' sales presently are made in U.S. dollars, there can be no assurance that future international sales will not be denominated in foreign currencies. Regardless of whether JTS' sales are denominated in foreign currencies, JTS is, and will continue to be, subject to risks related to foreign currency fluctuations.

     Production Yields; Product Quality. The hard disk drive manufacturing process is complex, and low production yields may result from a variety of factors, including the introduction of new products, increased complexity in product specifications, human error, the introduction of contaminants in the manufacturing environment, equipment malfunction, use of defective materials and components and inadequate testing. From time to time, JTS has experienced lower than anticipated production yields as a result of such factors. Furthermore, while JTS has implemented procedures to monitor the quality of the materials received from its suppliers, there can be no assurance that materials will meet JTS' specifications or that substandard materials will not adversely impact production yields or cause other production problems. JTS' failure to maintain high quality production standards or acceptable production yields would result in loss of customers, delays in shipments, increased costs, cancellation of orders and product returns for rework, any of which could have a material adverse effect on JTS' business, operating results and financial condition. For example, JTS' cost of sales for fiscal 1996 included a $4.3 million provision for inventory allowances principally due to the costs for return of defective products, scrapped material associated with unrepairable damage caused during the assembly process and estimates of physical loss of inventory associated with high volume manufacturing activities.

     Variability of Operating Results. JTS' operating results are expected to be subject to significant quarterly and annual fluctuations based upon a variety of factors including market acceptance of JTS' products, timing of significant orders, changes in pricing by JTS or its competitors, the timing of product announcements by JTS, its customers or its competitors, changes in product mix, manufacturing yields, order cancellations, modifications and quantity adjustments and shipment reschedulings, the level of utilization of JTS' production capacity, increases in production and engineering costs associated with initial manufacture of new products, changes in the cost of or limitations on availability of components and materials and customer returns. The impact of these and other factors on JTS' revenues and operating results in any future period cannot be predicted with certainty. JTS' expense levels are based, in large part, on its expectations as to future revenues. Substantial advance planning and commitment of financial and other resources is necessary for expansion of manufacturing capacity, while JTS' sales are generally made pursuant to purchase orders that are subject to cancellation, modification, quantity reductions or rescheduling without significant penalties. Furthermore, because the hard disk drive industry is capital intensive and requires a high level of fixed costs, operating results are extremely sensitive to changes in volume. Accordingly, if revenue levels do not meet expectations, operating results and net income, if any, are likely to be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of JTS."

     Management of Growth. JTS has recently experienced and may continue to experience substantial growth in the number of its employees and the scope of its operations. Such growth would further strain JTS' managerial, financial, manufacturing and other resources. In addition, in order to manage its growth effectively, JTS must implement additional operating, financial and management information systems and hire and train additional personnel. In particular, JTS must hire and train a significant number of additional personnel to operate the highly complex capital equipment required by its manufacturing operations. There can be no assurance that JTS will successfully implement additional systems in a timely or efficient manner, to hire and properly train a sufficient number of qualified personnel or to effectively manage such growth, and JTS' failure to do so could have a material adverse effect on its business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of JTS" and "Information Regarding JTS Corporation -- Business of JTS -- Employees."

     Dependence on Key Management Personnel. JTS' operating results will depend in significant part upon the continued contributions of its key management and technical personnel, including Sirjang L. Tandon, its Chairman and Corporate Technical Strategist, David T. Mitchell, its President and Chief Executive Officer, Kenneth D. Wing, its Executive Vice President, Research and Development Quality/Reliability, W. Virginia Walker, its Executive Vice President, Finance and Administration, Chief Financial Officer and Secretary, and Steven L. Kaczeus, its Chief Technical Officer, each of whom would be difficult to replace. See "Information Regarding JTS Corporation -- Management of JTS." JTS does not have an employment agreement with any of these individuals. The loss of any of these key personnel could have a material adverse effect on the business, operating results and financial condition of JTS. In addition, JTS' future operating results depend in part upon its ability to attract, train, retain and motivate other qualified management, technical, manufacturing, sales and support personnel for its operations. Competition for such personnel is intense, and there can be no assurance that JTS will be successful in attracting or retaining such personnel. The loss of the services of existing personnel as well as the failure to recruit additional personnel could materially adversely affect JTS' business, operating results and financial condition. See "Information Regarding JTS Corporation -- Business of JTS -- Employees."

     Purchase Orders Subject to Cancellation, Modification and
Rescheduling. JTS' sales are generally made pursuant to purchase orders that are subject to cancellation, modification, quantity reductions or rescheduling without significant penalties. Changes in forecasts, cancellations, rescheduling and quantity reductions may result in excess inventory costs, inventory losses and under-utilization of production capacity and could have a material adverse effect on JTS' business, operating results and financial condition. As a result of the foregoing, JTS' backlog as of any particular date may not be representative of actual sales for any succeeding period.


     Reduction in Voting Control. Upon the closing of the Merger, the Atari stockholders immediately prior to the Merger will own approximately 62% of the outstanding voting securities of the Combined Company (assuming no exercise of options after June 28, 1996). As a result, such stockholders, acting together, could determine the outcome of matters requiring approval of the stockholders of the Combined Company. Such matters include the election of the members of the Combined Company's Board of Directors, proxy contests, mergers involving the Combined Company, tender offers or other transactions that could afford stockholders of the Combined Company the opportunity to realize a premium over the then prevailing market price of the Common Stock of the Combined Company. Furthermore, following the Merger, members of the Tramiel family will own approximately 27% of the outstanding voting securities of the Combined Company (assuming no exercise of options after June 28, 1996). Jack Tramiel will also be a member of the Combined Company's Board of Directors. As a result, the members of the Tramiel family, acting together, could exert significant influence over matters requiring approval of the stockholders of the Combined Company.


OTHER RISK FACTORS RELATED TO THE MERGER


     Risks Associated with Fixed Exchange Ratio. All of the material terms of the Merger, including the one-for-one exchange ratio, were agreed upon when the initial merger agreement was signed on February 12, 1996. Although the structure of the transaction was modified as reflected in the Merger Agreement which was signed on April 8, 1996, such change did not materially modify the economic terms of the Merger. Since February 12, 1996, there have been ongoing business developments that have necessarily impacted Atari and JTS. With respect to Atari, these developments include continued significant operating losses and decreases in revenues, continued intense competition in the video game industry and a significant increase in the trading price for the Atari Common Stock. With respect to JTS, these developments include continued losses, delays in the schedule for volume shipments of Nordic disk drives, reductions in the targeted revenues, gross profit and net income for fiscal 1997, JTS' decision to pursue additional financing as soon as practicable following the Merger and the fact that Compaq has accepted the JTS Nordic 3-inch disk drive. Notwithstanding these factors, there is no provision in the Merger Agreement for adjustment prior to the closing of the Merger of the rate at which the Atari Common Stock will be exchanged for JTS Common Stock.



     Significant Lapse of Time Since Delivery of Montgomery Fairness
Opinion. The opinion of Montgomery Securities that the conversion ratio of Atari Common Stock into JTS Common Stock was fair to Atari, from a financial point of view, was delivered to the Atari Board of Directors on February 5, 1996 and is applicable only as of such date. The Atari Board of Directors evaluated the business developments described above at its meeting on June 21, 1996 and unanimously affirmed its approval of the Merger. At this meeting, the Atari Board of Directors also determined not to obtain an updated fairness opinion from Montgomery with respect to the Merger. As a result of significant changes in the business of JTS since the date of Montgomery's fairness opinion, Atari stockholders should not place undue reliance upon the availability of such opinion.


     Utilization of Net Operating Losses. As of December 31, 1995, Atari had federal net operating losses ("NOLs") and tax credit carryforwards in the amount of approximately $166.8 million, and as of January 28, 1996, JTS had federal NOLs of approximately $27.0 million. Under the Internal Revenue Code of 1986, as amended (the "Code"), certain changes in the ownership or business of a corporation that has NOLs or tax credit carryforwards will result in the inability to use or the imposition of significant restrictions on the use of such NOLs or tax credit carryforwards to offset future income and tax liability of such corporation, its subsidiaries or its successors. The Merger will constitute a change in ownership with respect to JTS, and the Merger or subsequent events may constitute an event with respect to Atari which results in the imposition of restrictions on the ability of the Combined Company to utilize NOLs and tax credit carryforwards of Atari or JTS. There can be no assurance that the Combined Company will be able to utilize all or any NOLs or tax credit carryforwards of Atari or JTS. The ability of the Combined Company to utilize Atari's accumulated NOLs and tax carryforwards was a factor considered by the boards of directors of Atari and JTS in concluding to approve the Merger and the Merger Agreement and to recommend that the stockholders of Atari and JTS approve the Merger and the Merger Agreement. See "The Proposed Merger and Related Transactions --

Background and Board Recommendations -- Recommendation of the Board of Directors of Atari" and "--Recommendation of the Board of Directors of JTS."


     Control by Affiliates; Anti-takeover Effects. Upon completion of the Merger, directors, officers and holders of 10% or more of the outstanding JTS Common Stock will own approximately 35% of the outstanding shares of the Combined Company (assuming no exercise of options or warrants after June 28, 1996). As a result, these affiliates of the Combined Company, acting together, will have the ability to exert significant influence over the election of directors and other corporate actions affecting the Combined Company. Certain provisions of the Certificate of Incorporation and Bylaws of the Combined Company and certain provisions of the DGCL, including Section 203 thereof, may also discourage certain transactions involving a change in control of the Combined Company. In addition to the foregoing, the ability of the Board of Directors of the Combined Company to issue additional "blank check" preferred stock without further stockholder approval could have the effect of delaying, deferring or preventing a change in control of the Combined Company. See "Information Regarding Atari Corporation -- Principal Stockholders of Atari," "Information Regarding JTS Corporation -- Principal Stockholders of JTS" and "Description of Capital Stock of Atari and JTS."



     Shares Eligible for Future Sale. Sales of substantial amounts of JTS Common Stock in the public market after the consummation of the Merger could adversely affect prevailing market prices. Following the Merger, the Combined Company will have approximately 102,814,954 shares of Common Stock outstanding (assuming no exercise of options or warrants after June 28, 1996). All of the 63,854,718 shares of JTS Common Stock to be issued to the former stockholders of Atari in the Merger will be eligible for sale in the public market upon the closing of the Merger. Of such shares, approximately 23,950,000 shares held by affiliates of Atari will be subject to volume and other restrictions under Rule 145 of the Securities Act. In addition, 90 days following the consummation of the Merger, approximately 3,900,000 shares of JTS Common Stock will become eligible for sale in the public market pursuant to Rule 701 under the Securities Act. In addition, in February and August 1997, approximately 16,200,000 shares and 12,500,000 shares of JTS Common Stock, respectively, will become eligible for sale in the public market pursuant to Rule 144 of the Securities Act upon expiration of the two-year holding periods from the dates such shares were issued.



     In addition, the holders of approximately 42,500,000 shares of JTS Common Stock outstanding as of the closing of the Merger will be entitled to certain rights with respect to registration of such shares under the Securities Act. JTS also intends to register for sale on a Form S-8 Registration Statement under the Securities Act an aggregate of approximately 8,985,000 shares of JTS Common Stock reserved for issuance under JTS' Restated Plan, 500,000 shares of JTS Common Stock reserved for issuance under JTS' Non-Employee Directors' Plan, and approximately 900,000 shares of JTS Common Stock reserved for issuance pursuant to the exercise of options granted under Atari's 1986 Stock Option Plan which will be assumed by JTS in the Merger. Former stockholders of JTS have not previously had the opportunity to sell their shares in the public market. Substantial sales of JTS Common Stock after the Merger could have a negative impact on the market price and liquidity of the JTS Common Stock.


     Diversion of Management Attention. Following the Merger, Atari and JTS will operate as separate divisions of the Combined Company and the current management of JTS will serve as the management of the Combined Company. The Combined Company's management is expected to devote substantially all of its time to the affairs of JTS following the Merger. If the management of the Combined Company were unable to effectively manage the separate businesses, the operating results and financial condition of the Combined Company could be materially adversely affected.

     No Prior Market; Liquidity; Stock Price Volatility. Prior to the Merger there was no public market for JTS' capital stock. Although it is expected that the JTS Common Stock will be listed on the American Stock Exchange upon the closing of the Merger, there can be no assurance that an active public market for the JTS Common Stock will develop or be sustained. The trading price of the JTS Common Stock could be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, announcements of technological innovations or new products by JTS or its competitors, general conditions in the hard disk drive, computer or video game industries, changes in earnings estimates or recommendations by analysts, or other events or factors. In addition, the public stock markets have experienced extreme price and trading volume volatility in recent months. This volatility has significantly affected the market prices of securities of many technology companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of the JTS Common Stock.

                                  INTRODUCTION

     This Joint Proxy Statement/Prospectus is furnished in connection with the solicitation by Atari and JTS of proxies to be voted at the Atari Special Meeting and the JTS Special Meeting, respectively. This Joint Proxy Statement/Prospectus is being mailed to stockholders of Atari and JTS on or about July 15, 1996.

     The purpose of the Atari and JTS Special Meetings is to consider and vote upon a proposal to approve the Merger and the Merger Agreement. Upon consummation of the Merger, Atari will be merged with and into JTS, the separate existence of Atari will cease, JTS will remain as the surviving corporation and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Atari will be vested in JTS. At the Effective Time (as such term is defined below), each outstanding share of Atari Common Stock will be converted into one share of JTS Common Stock and each outstanding option to purchase Atari Common Stock will become an option to purchase JTS Common Stock.


     Based on the number of shares of outstanding Atari Common Stock, JTS Common Stock and JTS Series A Preferred Stock as of June 28, 1996 (assuming no exercise of outstanding options after such date), immediately after consummation of the Merger (assuming the conversion of all outstanding shares of JTS Series A Preferred Stock into shares of JTS Common Stock and that none of the holders of JTS Common Stock or JTS Series A Preferred Stock perfects appraisal or dissenters' rights), a total of 102,814,954 shares of JTS Common Stock would be issued and outstanding, of which 63,854,718 shares, or 62%, would represent shares issued in the Merger upon conversion of Atari Common Stock.


     THE BOARDS OF DIRECTORS OF EACH OF ATARI AND JTS HAVE UNANIMOUSLY DETERMINED THAT THE MERGER AND THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, ITS RESPECTIVE CORPORATION AND ITS RESPECTIVE STOCKHOLDERS.

     THE BOARDS OF DIRECTORS OF EACH OF ATARI AND JTS UNANIMOUSLY RECOMMEND THAT THE STOCKHOLDERS OF ITS RESPECTIVE CORPORATION APPROVE THE MERGER AND THE MERGER AGREEMENT.

     This Joint Proxy Statement/Prospectus also constitutes the prospectus of JTS under the Securities Act for the offering of JTS Common Stock in connection with the Merger. This Joint Proxy Statement/Prospectus does not cover resales of the securities of JTS to be received in connection with the Merger and no person is authorized to use this prospectus in connection with any resale.

     The principal offices of Atari are located at 455 South Mathilda Avenue, Sunnyvale, California 94086, and its telephone number is (408) 328-0900. The principal offices of JTS are located at 166 Baypointe Parkway, San Jose, California 95134, and its telephone number is (408) 468-1800.

                               VOTING AND PROXIES

DATE, TIME AND PLACE OF SPECIAL STOCKHOLDER MEETINGS

     Atari. The Atari Special Meeting will be held at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California, legal counsel to Atari, on July 30, 1996 at 9:00 a.m.

     JTS. The JTS Special Meeting will be held at JTS's offices at 166 Baypointe Parkway, San Jose, California 95134, on July 30, 1996 at 9:00 a.m.

RECORD DATE AND OUTSTANDING SHARES


     Atari. Stockholders of record of Atari Common Stock at the close of business on June 28, 1996 (the "Atari Record Date") are entitled to notice of and to vote at the Atari Special Meeting. At the Atari Record Date, there were approximately 2,375 holders of record of Atari Common Stock and 63,854,718 shares of Atari Common Stock were issued and outstanding. Except for the stockholders identified below under "Information Regarding Atari Corporation -- Principal Stockholders of Atari," there were no persons known to the management of Atari to be the beneficial owners of more than 5% of the outstanding shares of Atari Common Stock.



     JTS. Stockholders of record of JTS Common Stock and JTS Series A Preferred Stock at the close of business on June 18, 1996 (the "JTS Record Date") are entitled to notice of and to vote at the JTS Special Meeting. At the JTS Record Date, there were 20 holders of record of JTS Common Stock and 54 holders of record of JTS Series A Preferred Stock and 9,263,866 shares of JTS Common Stock and 29,696,370 shares of JTS Series A Preferred Stock were issued and outstanding. Except for the stockholders identified below under "Information Regarding JTS Corporation -- Principal Stockholders of JTS," there were no persons known to the management of JTS to be the beneficial owners of more than 5% of the outstanding shares of any class of JTS capital stock.


VOTING AND REVOCABILITY OF PROXIES

     All properly executed proxies that are not revoked will be voted at the respective Atari and JTS Special Meetings and any postponement or adjournment thereof, in accordance with the instructions contained therein. Proxies containing no instructions regarding the proposals specified in the form of proxy will be voted for approval of the Merger and the Merger Agreement at the Atari and JTS Special Meetings, as the case may be. Each record holder of Atari Common Stock as of the Atari Record Date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the stockholders at the Atari Special Meeting. Each record holder of JTS Common Stock and JTS Series A Preferred Stock as of the JTS Record Date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the stockholders at the JTS Special Meeting.

     If an executed proxy card is returned and a stockholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the applicable special meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor as to such matter. In the case of the Atari Special Meeting, if an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered represented at the Atari Special Meeting for purposes of determining a quorum, but will not be considered to be represented at the Atari Special Meeting for purposes of calculating the vote with respect to such matter ("broker non-votes"). Because approval of the Merger and the Merger Agreement requires, in the case of Atari, the affirmative vote of a majority of the total number of outstanding shares of Atari Common Stock entitled to vote at the Atari Special Meeting, and in the case of JTS, the affirmative vote of a majority of the total number of outstanding shares of JTS Common Stock and JTS Series A Preferred Stock (voting together) and at least two thirds of the total number of outstanding shares of JTS Series A Preferred Stock (voting as a separate class) entitled to vote at the JTS Special Meeting, abstentions and, in the case of Atari, broker non-votes, will have the same effect as a vote against the proposal. If an executed proxy card is returned and a stockholder has voted against the proposal, the shares represented by such proxy will also be deemed to have voted against a resolution to postpone or adjourn the meeting.


     The presence of a stockholder at the applicable special meeting for which such stockholder has executed a proxy will not automatically revoke such stockholder's proxy. A stockholder may, however, revoke a proxy at any time prior to its exercise by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, the Corporate Secretary at the address of the principal executive offices of the company to which such proxy relates, or by attending the special meeting to which such proxy relates and voting in person.

STOCKHOLDER VOTES REQUIRED

     Atari. The presence, in person or by proxy, of a majority of the shares of Atari Common Stock outstanding on the Atari Record Date is necessary to constitute a quorum at the Atari Special Meeting. Approval of the Merger and the Merger Agreement requires the affirmative vote of holders of a majority of the shares of Atari Common Stock outstanding on the Atari Record Date.

     It is expected that all of the 23,453,129 shares of Atari Common Stock (excluding shares subject to stock options) beneficially owned by directors and executive officers of Atari and their affiliates at the Atari Record Date (37% of the total number of outstanding shares of Atari Common Stock) will be voted for approval of the Merger and the Merger Agreement. As of the Atari Record Date, JTS and its directors and executive officers and their affiliates beneficially owned no shares of Atari Common Stock (excluding shares of Atari Common Stock subject to the Voting Agreements). See "Information Regarding Atari
- -- Principal Stockholders of Atari."

     JTS. The presence, in person or by proxy, of a majority of the shares of JTS Common Stock and JTS Series A Preferred Stock outstanding on the JTS Record Date is necessary to constitute a quorum at the JTS Special Meeting. Approval of the Merger and the Merger Agreement requires the affirmative vote of holders of
(a) a majority of the shares of JTS Common Stock and JTS Series A Preferred Stock outstanding on the JTS Record Date, voting together, (b) a majority of the shares of JTS Common Stock outstanding on the JTS Record Date, voting separately as a class, and (c) at least two thirds of the shares of JTS Series A Preferred Stock outstanding on the JTS Record Date, voting separately as a class.


     It is expected that all of the 9,074,791 shares of JTS Common Stock (excluding shares subject to stock options) and 14,122,107 shares of JTS Series A Preferred Stock beneficially owned by directors and executive officers of JTS and their affiliates at the JTS Record Date (96% of the total number of outstanding shares of JTS Common Stock and 48% of the total number of outstanding shares of JTS Series A Preferred Stock) will be voted for approval of the Merger and the Merger Agreement. As of the JTS Record Date, Atari and its directors and executive officers and their affiliates beneficially owned no shares of JTS Common Stock or JTS Series A Preferred Stock (except for shares of JTS capital stock subject to the Voting Agreements). See "Information Regarding JTS Corporation -- Principal Stockholders of JTS."


     Voting Agreements. Pursuant to the Voting Agreements, certain stockholders of Atari and JTS have agreed to vote all shares held by them in favor of the Merger and the Merger Agreement. Specifically, holders of approximately 43% of the shares of Atari Common Stock, 91% of the shares of JTS Common Stock and 70% of the shares of JTS Series A Preferred Stock entitled to vote at the respective stockholder meetings have entered into Voting Agreements and irrevocable proxies. As a result, it is expected that the Merger and the Merger Agreement will be approved by the holders of a majority of the shares of Atari Common Stock outstanding on the Atari Record Date and by the holders of a majority of the shares of JTS Common Stock and JTS Series A Preferred Stock outstanding on the JTS Record Date (voting together), a majority of the shares of JTS Common Stock outstanding on the JTS Record Date (voting as a separate class) and at least two-thirds of the shares of JTS Series A Preferred outstanding on the JTS Record Date (voting as a separate class). See "The Proposed Merger and Related Transactions -- Related Transactions -- Voting Agreements."

SOLICITATION OF PROXIES; EXPENSES

     Atari and JTS will equally bear the costs of solicitation of proxies from their stockholders, all printing and mailing costs in connection with the preparation and mailing of this Joint Proxy Statement/Prospectus to Atari and JTS stockholders, all Commission filing fees with respect to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part, and all costs of qualifying the shares of JTS Common Stock under state blue sky laws. In addition to solicitation by mail, the directors, officers and employees of Atari and JTS may solicit proxies from stockholders by telephone, telegram or letter or in person, but will not be specially compensated for such activities. Brokers, nominees, fiduciaries and other custodians have been requested to forward solicitation material to the beneficial owners of Atari Common Stock held of record by them. Such custodians will be reimbursed by Atari for their reasonable expenses incurred in that connection. If the Merger is consummated, all costs and expenses incurred in connection with the Merger not previously paid will be paid by the Combined Company.

APPRAISAL AND DISSENTERS' RIGHTS

     Stockholders of record of JTS Common Stock and JTS Series A Preferred Stock may under certain circumstances and by following procedures prescribed by
Section 262 of the DGCL or Chapter 13 of the CGCL, exercise either appraisal or dissenters' rights and receive cash for their respective shares of capital stock of JTS. The failure of any dissenting stockholder of JTS to follow the appropriate procedures may result in the termination or waiver of such rights. See "The Proposed Merger and Related Transactions -- Appraisal and Dissenters' Rights."

     The stockholders of Atari are not entitled to appraisal or dissenters' rights under the NGCL.

                  THE PROPOSED MERGER AND RELATED TRANSACTIONS

BACKGROUND AND BOARD RECOMMENDATIONS

BACKGROUND OF THE MERGER

     By the second half of 1995, Atari and its Board of Directors recognized that despite the significant financial resources that had been devoted to the Jaguar product, it was unlikely that Jaguar would ever become a broadly accepted video game console or that Jaguar technology would be broadly adopted by software title developers. As a result, at its meeting on October 13, 1995, the Atari Board of Directors determined to substantially reduce the resources devoted to the Jaguar and related products, and to change Atari's strategic focus by devoting its resources to PC software publishing and strategic opportunities. In particular, the Atari Board of Directors directed management to focus on evaluating strategic opportunities for Atari including potential investments and acquisitions.

     As part of Atari's efforts to pursue strategic opportunities, during the fourth quarter of 1995, Atari management contacted various individuals and investment advisors with respect to potential strategic investments or acquisitions. These efforts resulted in Atari's evaluation of several strategic opportunities, including a potential investment in or merger with an entertainment software company, a video game software company, a computer video game peripherals company and a potential investment or merger with JTS.

     Since its inception in February 1994, JTS has continually sought to identify new sources of financing to support the expansion of its manufacturing facilities, capital expenditures and research and development activities. In late 1995, JTS recognized the need for a significant infusion of capital within the next three to four months to fund the growth of JTS' operations. Accordingly, at a meeting held on October 30, 1995, the JTS Board of Directors instructed members of management to explore various financing sources, including the private placement of equity securities to one or more institutional investors.

     In early November 1995, Sam Tramiel contacted JTS to set up a meeting with Sirjang L. "Jugi" Tandon, the Chairman of JTS, and David T. Mitchell, JTS' President and Chief Executive Officer, to discuss possible strategic opportunities between the companies. On November 16, 1995, Sam Tramiel and Mr. Tandon met at the Las Vegas airport following the Comdex show. At the meeting, Mr. Tandon stated that JTS was pursuing additional sources of financing, and Sam Tramiel indicated that Atari was evaluating various strategic opportunities, including potential investments and acquisitions. A follow-up meeting was scheduled for early December to further discuss a possible investment in JTS by Atari.

     At a meeting held on November 29, 1995, the JTS Board of Directors instructed Messrs. Tandon and Mitchell to accelerate their efforts to identify new sources of financing. In this regard, JTS initiated discussions with two investment banks (one of which was Montgomery) in December 1995 to explore the possibility of a private placement to institutional investors which would result in a substantial infusion of capital to JTS.

     On December 14, 1995, Jack Tramiel and Sam Tramiel met with Messrs. Tandon and Mitchell at JTS. At this meeting, the parties discussed a potential investment by Atari in JTS and the possibility that Jack Tramiel would become a director of JTS. Later that day, the Executive Committee of the Atari Board of Directors (consisting of Jack Tramiel, Sam Tramiel and August J. Liguori) held a special meeting to discuss the proposed transaction with JTS. At the meeting, the Atari Executive Committee directed Mr. Liguori, Atari's former Chief Financial Officer, to contact JTS to initiate due diligence.

     On December 22, 1995, Mr. Liguori met with Mr. Mitchell and W. Virginia Walker, JTS' Chief Financial Officer, at JTS to conduct an initial due diligence review of JTS' business and financial condition.

     On January 4, 1996, the Executive Committee of the Atari Board of Directors held a special meeting to discuss Mr. Liguori's due diligence investigation of JTS. At this meeting, the Atari Executive Committee authorized Jack Tramiel to continue discussions with JTS regarding a potential investment or other strategic business relationship between Atari and JTS and instructed Mr. Liguori to continue due diligence activities. The Atari Executive Committee also instructed Jack Tramiel to contact the other members of the Atari Board to update them on the potential business opportunity involving JTS.

     On January 8, 1996, Jack Tramiel, Sam Tramiel and Mr. Mitchell met at Jack Tramiel's home to further discuss a possible strategic transaction between Atari and JTS. At this meeting, the parties considered a significant investment by Atari in JTS and a merger of Atari and JTS. Mr. Mitchell indicated that JTS would be interested in securing a bridge loan from Atari if a merger agreement were signed. The parties also generally discussed that, if a merger were to occur, the consideration would be common stock of the acquiring company and the exchange ratio would be one-for-one.

     On January 9, 1996, the JTS Board of Directors held a telephonic meeting at which a possible investment by or merger with Atari was discussed. At the meeting, the merits of such a transaction, including the general terms of a possible merger, were considered and the JTS Board instructed members of management to initiate a due diligence review of Atari. In addition, the JTS Board agreed to retain the law firm of Cooley Godward Castro Huddleson & Tatum ("Cooley Godward") to assist in the evaluation of a possible business combination with Atari.

     On January 10, 1996, Mr. Mitchell and Ms. Walker met with Jack Tramiel and Mr. Liguori at Atari to conduct a due diligence review of Atari. From January 11 through January 16, Ms. Walker and Mr. Liguori had numerous meetings and phone calls and exchanged due diligence information and materials.

     On January 17, 1996, a meeting was held at JTS to discuss the proposed transaction. Present at the meeting were Jack Tramiel, Sam Tramiel and Mr. Liguori of Atari and Mr. Tandon, Mr. Mitchell and Ms. Walker of JTS. Also present were representatives from Wilson Sonsini Goodrich & Rosati, P.C., counsel to Atari, and a representative of Cooley Godward. At the meeting, there was substantial discussion regarding a proposed merger of Atari and JTS. The meeting focused on the business opportunities, business risks and financial positions of Atari and JTS. The parties first discussed the general terms of the proposed merger including that the Combined Company would be managed by the current members of JTS management, that at the time the merger agreement was signed Atari would extend to JTS a $25.0 million bridge loan, that the bridge loan would be convertible into JTS Series A Preferred Stock, and that JTS would issue warrants to Atari in connection with the bridge loan if the merger were not consummated. The parties further discussed the proposed one-for-one exchange ratio for the Atari Common Stock, JTS Common Stock and JTS Series A Preferred Stock. The proposal to issue common stock of the surviving company in exchange for the outstanding stock of the corporation to be acquired was based upon a number of factors, including tax considerations, the preservation of the surviving company's working capital and the desire to give the JTS and Atari stockholders an opportunity to participate as equity holders in the surviving company. The proposed one-for-one exchange ratio of JTS and Atari stock, as well, was based upon numerous factors, including the valuation assigned to JTS in its most recent round of preferred stock financing the financial forecasts of JTS furnished to Atari, the due diligence review of the two companies, the relative ownership interests of the JTS and Atari stockholders in the surviving company and the historic and current trading prices of Atari Common Stock. At the end of the meeting, Atari and JTS agreed to present the proposed transaction to their respective boards of directors. Following the meeting, the Executive Committee of the Atari Board of Directors met separately and considered the advisability of obtaining a fairness opinion from an investment banking firm with respect to the proposed merger, and Sam Tramiel was instructed to initiate discussions with respect to obtaining such an opinion.

     On January 19, 1996, Mr. Mitchell, Ms. Walker and representatives of Cooley Godward reported to the JTS Board of Directors on the status of the negotiations with Atari and the preliminary results of the JTS due diligence review of Atari. The JTS Board discussed in substantial detail the merits and the risks of a possible business combination with Atari, as well as the alternative sources of financing then available to the company. Following discussion, the JTS Board of Directors instructed management to continue to pursue all financing alternatives, including a private equity placement and a possible transaction with Atari.

     Between January 20 and January 29, 1996, Atari's and JTS' management and legal counsel continued their negotiations and due diligence reviews of the two companies. In addition, counsel for Atari and JTS began preparation of a merger agreement and bridge loan financing documentation.

     On January 30, 1996, the JTS Board of Directors met to consider the results of management's further due diligence review of Atari and the merits of a merger between the two companies. The JTS Board discussed the terms of the proposed merger with representatives of Cooley Godward and reviewed a draft of the merger agreement. In particular, the JTS Board considered the possibility of obtaining bridge financing from Atari, the condition of Atari's business and the JTS stockholders' interest in the combined company. The JTS Board also discussed with management the status of a possible private equity placement to meet the company's immediate capital requirements. The JTS Board noted, among other factors, that a private equity placement would require three months or longer to complete and that a business combination with Atari represented an immediate source of financing. After further discussion, the JTS Board of Directors unanimously approved the principal terms of the merger and authorized management and Cooley Godward to proceed with the finalization of the merger agreement and bridge loan documentation substantially on the terms discussed by the JTS Board. A more detailed discussion of certain matters considered by the JTS Board of Directors at this meeting is included under the caption "-- Recommendation of the Board of Directors of JTS."

     On January 30, 1996, JTS notified Montgomery that it was no longer considering a private placement to institutional investors and that it was engaged in merger discussions with Atari, and introduced Montgomery to Atari. Atari informed Montgomery that it wished to retain Montgomery to render a fairness opinion, and negotiations commenced between Atari and Montgomery regarding the terms of that engagement. On January 31, 1996, Atari and Montgomery entered into a written engagement letter, the terms of which are summarized below under "-- Opinion of Montgomery Securities."

     On February 1, 1996, the Atari Board of Directors held a telephonic meeting to discuss the terms of the proposed merger with JTS. At the meeting, Jack Tramiel, Sam Tramiel and Mr. Liguori reviewed with the Board the proposed terms of the merger which had been discussed with JTS on January 17. Mr. Liguori also presented the results of Atari's due diligence investigation of JTS. At the meeting, the Atari Board instructed Jack Tramiel to proceed with merger negotiations and due diligence pending further deliberations by the Atari Board.

     On February 5, 1996, the Atari Board of Directors met at Atari's offices beginning at 1:00 p.m. Present were the Atari directors, representatives of Wilson Sonsini Goodrich & Rosati, P.C., legal counsel to Atari, and representatives from Montgomery, Atari's financial advisor. The Atari Board reviewed the status of the negotiations regarding the proposed merger of Atari and JTS. In particular, the Board considered the one-for-one exchange ratio, closing conditions and termination provisions. Mr. Liguori also reported on the results of Atari's due diligence investigation of JTS. At the meeting, Montgomery presented the results of its review of the transaction and delivered its oral and written opinion that the conversion ratio of Atari Common Stock into JTS Common Stock is fair to Atari from a financial point of view, as of February 5, 1996. Following the Montgomery presentation, the Board conducted substantial deliberations regarding the proposed transaction including the future prospects for Atari's business and the risks and prospects associated with the JTS business. At the end of the meeting, the Atari Board instructed Mr. Liguori to conduct further due diligence with respect to JTS' transaction with Moduler Electronics and other matters. The Board deferred a final decision on the merger pending the results of Mr. Liguori's additional due diligence. The meeting was adjourned at 7:00 p.m. on February 5 and continued for several hours on the morning of February 6.

     As the merger discussions continued, it became apparent that JTS' acquisition of Moduler Electronics would not be completed prior to the signing of the Merger Agreement. Accordingly, JTS agreed that the closing of JTS' acquisition of Moduler Electronics would be a condition to Atari's obligation to close the Merger. JTS also agreed not to effect the acquisition of Moduler Electronics without the consent of Atari. Subsequent to the signing of the merger agreement, JTS and Moduler Electronics negotiated the final documentation related to the terms of their merger. As part of Atari's due diligence, Atari was provided copies of the interim and definitive acquisition agreements.

     From February 5, 1996 to February 12, 1996, Jack Tramiel, Sam Tramiel and Mr. Liguori held a series of telephonic conversations and meetings with Mr. Tandon, Mr. Mitchell and Ms. Walker regarding the proposed transaction and due diligence matters. There were also numerous telephone calls among Jack Tramiel, Sam Tramiel, Michael Rosenberg (an Atari director) and Leonard Schreiber (an Atari director) regarding the proposed transaction and the results of the ongoing due diligence review. Similarly, JTS management held a number of informal meetings with certain JTS Board members to discuss the results the ongoing due diligence review.

     On February 12, 1996, the Atari Board of Directors held two telephonic meetings to discuss the final terms of the merger agreement and the additional due diligence materials. Prior to the meeting, each member of the Board had been provided with a draft of the proposed merger agreement and related documents, including disclosure schedules provided by Atari and JTS. Based on such information and further discussions, the Atari Board of Directors unanimously approved the merger agreement and the transactions contemplated thereby.

     The merger agreement and related documents were executed by the parties on February 12, 1996, and a press release was issued on February 13, 1996.

     On April 8, 1996, JTS and Atari amended and restated the merger agreement to modify the legal structure of the Merger from a consolidation of JTS and Atari into a newly-formed Delaware corporation to a merger of Atari with and into JTS, with JTS as the surviving company. This change in the legal structure of the Merger did not materially modify the economic terms of the merger. The merger agreement, as so amended and restated, is attached hereto as Annex A.

     On June 21, 1996, the Atari Board of Directors met to review the status of the Merger. Jack Tramiel, who had attended recent JTS Board meetings, updated the other members of the Board on the business prospects of JTS including the financial targets discussed at the JTS Board meeting on June 18, 1996 and the recent acceptance by Compaq of the Nordic 3-inch disk drive. See
"-- Forward-Looking Financial Information Provided by JTS." Based on such information and further discussions, the Atari Board of Directors unanimously affirmed its approval of the Merger.

     In June 1996, JTS and Atari amended the bridge loan documents to increase the amount lent pursuant thereto to $30.0 million.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF ATARI

     The Atari Board of Directors has determined that the Merger is fair to, and in the best interests of, Atari and Atari's stockholders and unanimously recommends that the Atari stockholders vote in favor of approval of the Merger and the Merger Agreement.

     The Atari Board held a series of meetings at which a business combination with or an investment in JTS was discussed. Individual members of the Board were updated from time to time on developments. In reaching its conclusion to approve the Merger and the Merger Agreement and to recommend that the stockholders approve the Merger and the Merger Agreement, the Atari Board considered a number of factors, including, without limitation, the following:

     - The level of working capital required to support Atari's future business which was significantly downsized in late 1995 and early 1996 as Atari focused on licensing and software development activities.

     - The future prospects for Atari's financial performance, taking into consideration the substantial decrease in net sales from 1994 to 1995 and the substantial operating losses sustained in the past several years among other things.

     - The prospects of the business of JTS, based partly upon financial forecasts, including cash flow, gross margin and unit shipment projections, and related assumptions of JTS provided by JTS management.

     -  The intense competition in the video game industry.

     - The significant equity position that the former stockholders of Atari would have in the Combined Company.

     -  The risks associated with the businesses of Atari and JTS.

     - The treatment of the Merger as a tax-free reorganization under Section 368(a) of the Code.

     - The opinion of Montgomery that the conversion ratio of Atari Common Stock into JTS Common Stock is fair to Atari, from a financial point of view, as of February 5, 1996.

     - The anticipated ability of the Combined Company to utilize Atari's accumulated NOLs and tax carryforwards (although the Board of Directors did not assign material value to the NOLs and tax carryforwards due to the inherent limitations on the survival of such carryovers and the complexity of applicable tax laws).

     - The results of the due diligence review of JTS by management of Atari, Deloitte & Touche LLP and Wilson, Sonsini, Goodrich & Rosati, P.C., counsel to Atari.

     The Atari Board did not attempt to prioritize the foregoing factors in any manner.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF JTS

     The JTS Board of Directors has determined that the Merger is fair to, and in the best interests of, JTS and JTS' stockholders and unanimously recommends that the JTS stockholders vote in favor of approval of the Merger and the Merger Agreement.

     The JTS Board of Directors held a series of formal and informal meetings in January and February 1996 at which a business combination with Atari was discussed. During this period, an extensive financial and legal due diligence review of Atari was conducted by members of JTS management and accountants and legal counsel retained by JTS. Individual members of the JTS Board of Directors were updated regularly on developments and certain members of the Board participated actively in negotiations and discussions with Atari and the due diligence review of Atari. In reaching its conclusion to approve the Merger and the Merger Agreement and to recommend that the stockholders approve the Merger and the Merger Agreement, the JTS Board considered a number of factors, including, without limitation, the following:

     - JTS' need for working capital to maintain and expand its manufacturing operations and research and development activities and the immediate and significant source of capital to fund such operations and activities that the merger with Atari would provide.

     - The availability to JTS of alternative sources of capital and the time required to obtain such capital.

     - The benefits to the stockholders of JTS resulting from the expected trading market for JTS Common Stock following the Merger, which would provide a means of liquidity for such stockholders' stock.

     - The opportunity for JTS stockholders to continue to participate in the potential growth of JTS.

     - The diminished equity position that the former stockholders of JTS will have in the Combined Company.

     -  The risks associated with the businesses of Atari and JTS.

     - The treatment of the Merger as a tax-free reorganization under section 368(a) of the Code.

     - The anticipated ability of the Combined Company to utilize Atari's accumulated NOLs and tax carryforwards (although the Board of Directors did not assign material value to the NOLs and tax carryforwards due to the inherent limitations on the survival of such carryovers and the complexity of applicable tax laws).

     - The results of the due diligence review of Atari by management of JTS and Cooley Godward, counsel to JTS.

     The JTS Board did not attempt to prioritize the foregoing factors in any manner.

OPINION OF MONTGOMERY SECURITIES

     Pursuant to an engagement letter dated January 31, 1996, Atari retained Montgomery to render an opinion with respect to the fairness from a financial point of view of the consideration to be paid by Atari in connection with the acquisition of JTS. Montgomery is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Atari selected Montgomery to render a fairness opinion on the basis of Montgomery's experience and expertise in transactions similar to the Merger and its reputation in the computer peripherals and investment communities.

     On February 5, 1996, Montgomery delivered its oral and written opinion that the conversion ratio of Atari Common Stock into JTS Common Stock was fair to Atari, from a financial point of view, as of that date. The amount of such consideration was determined pursuant to negotiations between Atari and JTS and not pursuant to recommendations of Montgomery. No limitations were imposed by Atari on Montgomery with respect to the investigations made or procedures followed in rendering its opinion.

     THE FULL TEXT OF MONTGOMERY'S WRITTEN OPINION TO ATARI IS ATTACHED HERETO AS APPENDIX C AND IS INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING SUMMARY OF MONTGOMERY'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. MONTGOMERY'S OPINION IS DIRECTED TO THE ATARI BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF ATARI OR JTS AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER. IN FURNISHING ITS OPINION, MONTGOMERY DID NOT ADMIT THAT IT IS AN EXPERT WITHIN THE MEANING OF THE TERM "EXPERT" AS USED IN THE SECURITIES ACT, OR THAT ITS OPINION CONSTITUTES A REPORT OR VALUATION WITHIN THE MEANING OF SECTION 11 OF THE SECURITIES ACT, AND STATEMENTS TO SUCH EFFECT ARE INCLUDED IN THE TEXT OF MONTGOMERY'S WRITTEN OPINION.

     In connection with its opinion, Montgomery, among other things: (i) reviewed certain publicly available financial and other data with respect to Atari, including the consolidated financial statements for recent years and interim periods to September 30, 1995, and certain other relevant financial and operating data relating to Atari and JTS made available to Montgomery from published sources and from the internal records of Atari and JTS, including the consolidated financial statements of JTS for recent years and interim periods to November 30, 1995; (ii) reviewed the February 2, 1996 draft of the Merger Agreement provided to Montgomery by Atari; (iii) reviewed certain historical market prices and trading volumes of Atari Common Stock as reported on the American Stock Exchange; (iv) compared Atari and JTS from a financial point of view with certain other companies in the computer peripherals industry that Montgomery deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the computer peripherals industry that Montgomery deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of Atari and JTS certain information of a business and financial nature regarding Atari and JTS, furnished to Montgomery by them, including the number of shares to be issued by JTS in connection with the acquisition of Moduler Electronics; (vii) reviewed and discussed with representatives of the management of Atari and JTS financial forecasts, including cash flow, gross margin and unit shipment projections, and related assumptions of JTS, provided to Montgomery by JTS management, which forecasts and assumptions included the estimated contribution of Moduler Electronics to JTS' financial performance; (viii) made inquiries regarding and discussed the Merger and the draft of the Merger Agreement and other matters related thereto with Atari's counsel; and (ix) performed such other analyses and examinations as Montgomery deemed appropriate.

     In connection with its review, Montgomery assumed and relied upon the accuracy and completeness of the foregoing information and did not assume any responsibility for independent verification of such information. With respect to the financial forecasts provided to it as described above, Montgomery assumed for purposes of its opinion that such forecasts had been reasonably prepared on bases reflecting the best available estimates and judgments of the management of JTS at the time of preparation as to the future financial performance of JTS, and, except as described below, that they provided a reasonable basis upon which Montgomery could form its opinion. For purposes of its opinion and with the agreement of management of Atari, Montgomery adjusted the financial forecasts for JTS provided to Montgomery by the management of JTS to reflect more conservative assumptions regarding future results of operations. Such forecasts were based upon numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts. Montgomery has assumed no liability for such forecasts. Montgomery also assumed that there had been no material changes in Atari's or JTS' assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to Montgomery, and that there had occurred no material changes in the terms of JTS' proposed acquisition of Moduler Electronics. Montgomery relied on advice of counsel and independent accountants to Atari as to all legal and financial reporting matters with respect to Atari, the Merger and the draft of the Merger Agreement. In addition, Montgomery did not assume responsibility for making an independent evaluation, appraisal or physical inspection of the assets or individual properties of Atari or JTS, nor was Montgomery furnished with any such appraisals. Finally, Montgomery's opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to Montgomery as of, February 5, 1996.

     Montgomery further assumed, with the consent of Atari's management, that the Merger would be consummated in accordance with the terms described in the draft of the Merger Agreement without any amendments thereto, and without waiver by Atari or JTS of any of the conditions to their respective obligations thereunder.

     Set forth below is a brief summary of the report presented by Montgomery to Atari's Board of Directors on February 5, 1996 in connection with its opinion.

     Discounted Cash Flow Analysis. Montgomery applied a discounted cash flow analysis to JTS financial forecasts for 1996, 1997 and 1998, prepared by JTS's management and provided to Montgomery, and for 1999 and 2000, prepared by Montgomery using assumptions more conservative than those underlying the JTS management forecasts. JTS did not provide Montgomery with any financial forecasts for periods beyond 1998. As described above, with Atari's consent Montgomery adjusted the forecasts prepared by JTS management, and the extensions thereof prepared by Montgomery, to reflect more conservative assumptions regarding future results of operations. In conducting its review, Montgomery adjusted JTS' financial projections by reducing JTS' forecasted revenues and earnings before interest and taxes ("EBIT") by approximately 45% and 68%, respectively. The unadjusted forecasts are referred to as the "Base Case Forecasts," and the Base Case Forecasts as so adjusted by Montgomery are referred to as the "Alternative Case Forecasts."

     In conducting its discounted cash flow analysis, Montgomery first calculated the estimated future streams of free cash flows that JTS would produce through the year 2000. Montgomery then estimated JTS's aggregate value at the end of 2000 by applying multiples ranging from 7.0x to 8.0x to JTS' estimated EBIT in 2000. Finally, Montgomery discounted such cash flow streams and aggregate values to present values using discount rates ranging from 25.0% to 35.0%, chosen to reflect different assumptions regarding Atari's cost of capital, and reduced such present values by JTS' net debt as of December 31, 1995. This analysis indicated an imputed equity value (defined as aggregate value minus net debt) of JTS of between $449.3 million and $725.9 million based on the Base Case Forecasts, and of between $106.1 million an $192.5 million based on the Alternative Case Forecasts. By contrast, the consideration to be provided by Atari in the Merger, based on the Exchange Ratio and the February 2, 1996 closing sale price of Atari Common Stock on the American Stock Exchange of $2.00 per share, equals approximately $75.7 million.

     Comparable Company Analysis. Using public and other available information, Montgomery calculated the imputed equity value of JTS based on the multiples of estimated 1996 revenue, EBIT and net income at which three publicly traded disk drive companies were trading on February 2, 1996. The February 2, 1996 stock prices of the comparable companies reflected the following median multiples:
0.3x estimated 1996 revenues; 4.8x estimated 1996 EBIT; and 8.5x estimated 1996 net income. Montgomery applied the foregoing median multiples to the analogous forecasted 1996 statistics for JTS, made applicable adjustments to reflect JTS' net debt (defined as debt minus cash) at December 31, 1995, narrowed the resulting range of data to exclude valuations that Montgomery deemed to be unrealistically high, and applied a private company illiquidity discount to the resulting totals. This analysis indicated an imputed equity value of JTS of between $70.0 million and $175.0 million based on the Base Case Forecasts, and of between $49.0 million and $105.0 million based on the Alternative Case Forecasts. By contrast, the consideration to be provided by Atari in the Merger, based on the Exchange Ratio and the February 2, 1996 closing sale price of Atari Common Stock on the American Stock Exchange of $2.00 per share, equals approximately $75.7 million.

     Comparable Transactions Analysis. Montgomery reviewed the consideration paid in the following twelve acquisitions of comparable disk drive and other computer storage companies that were announced since

1989 (target/acquiror): Micropolis (disk drive business)/Singapore Technologies Industrial; Maxtor/Hyundai Electronics Industries (two separate transactions); Conner Peripherals Inc./Seagate; Digital Equipment Corporation (disk drive business)/Quantum; Sunward Technologies Inc./Read-Rite Corporation; Archive Corporation/Conner Peripherals Inc.; Dastek Inc./Komag Inc.; MiniScribe Corporation (assets)/Maxtor; Cipher Data Products Inc./Archive Corporation; Imprimis Technology Inc./Seagate; and Irwin Magnetic Systems Inc./Cipher Data Products Inc. Montgomery analyzed the consideration paid in such transactions as a multiple of the target companies' revenue, EBIT and net income for the latest twelve months ("LTM"). Such analysis yielded median multiplies of 0.5x LTM revenue, 17.6x LTM EBIT and 18.4x LTM net income. Montgomery applied the foregoing median multiples to the analogous forecasted 1996 statistics for JTS and made applicable adjustments to reflect JTS' net debt at December 31, 1995. The foregoing process yielded a range of imputed equity values of JTS as of December 31, 1996. Montgomery then discounted that range to present values using a discount rate of 40%, a rate generally considered to reflect the standard venture capital return hurdle, and narrowed the resulting range of data to exclude valuations that Montgomery deemed to be unrealistically high. This analysis indicated an imputed equity value of JTS of between $150.0 million and $300.0 million based on the Base Case Forecasts, and of between $100.0 million and $250.0 million based on the Alternative Case Forecasts. By contrast, the consideration to be provided by Atari in the Merger, based on the Exchange Ratio and the February 2, 1996 closing sale price of Atari Common Stock on the American Stock Exchange of $2.00 per share, equals approximately $75.7 million.

     No other company or transaction used in the comparable transactions analysis as a comparison is identical to JTS or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which JTS and the Merger are being compared.

     Contribution Analysis. Montgomery compared the percentage interest in the Combined Company that will be held by present stockholders of Atari and JTS immediately following the Merger -- approximately 62% and 38%, respectively -- to the relative contributions of the two companies to various operating statistics of the merged entity. Montgomery compared Atari's revenues for the twelve months ended September 30, 1995 (the last date for which revenue statistics for Atari were available) to JTS's revenues for the twelve months ended January 15, 1996, which comparison indicated a relative contribution of approximately 66% and 34%, respectively, for Atari and JTS. Montgomery also compared Atari's estimated 1996 revenues (which Montgomery assumed would be equal to Atari's revenues for the twelve months ended September 30, 1995) to JTS' backlog of approximately $25.2 million as of January 15, 1996, to JTS's 1996 run rate revenues (defined as JTS' actual revenues for January 1 through 15, 1996, which equaled approximately $3.1 million, on an annualized basis) and to JTS's forecasted 1996 revenues (based on the Base Case Forecasts). Such comparisons indicated relative contributions of approximately 52% and 48%, 26% and 74%, and 6% and 94%, respectively, for Atari and JTS.

     The summary set forth above does not purport to be a complete description of the presentation by Montgomery to Atari or of the analyses performed by Montgomery. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. Montgomery believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to Atari. In addition, Montgomery may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Montgomery's view of the actual value of JTS. Although Montgomery did not consider any of the foregoing analyses in isolation for purposes of rendering its opinion, Montgomery does not believe that any of such analyses is inconsistent with its opinion.

     In performing its analyses, Montgomery made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Atari and JTS. The analyses performed by Montgomery are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses.

Such analyses were prepared solely as part of Montgomery's analysis of the fairness of the Merger to Atari and were provided to Atari in connection with the delivery of Montgomery's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future. Montgomery used in its analyses various projections of future performance prepared by the managements of Atari and JTS. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

     As described above, Montgomery's opinion and presentation to Atari were among the many factors taken into consideration by Atari in making its determination to approve, and to recommend that its stockholders approve, the Merger.

     Pursuant to a letter agreement dated January 31, 1996 (the "Engagement Letter"), Atari engaged Montgomery to render an opinion with respect to the fairness from a financial point of view of the consideration to be paid by Atari in connection with the acquisition of JTS. The Engagement Letter provides for Atari to pay Montgomery a fee of $325,000, which was paid upon delivery of Montgomery's opinion. The fee is not conditioned on the outcome of Montgomery's opinion or whether or not such opinion was deemed to be favorable for any party's purposes. The Engagement Letter also calls for Atari to reimburse Montgomery for its reasonable out-of-pocket expenses. Pursuant to a separate letter agreement, Atari has agreed to indemnify Montgomery, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.

     Montgomery has not performed investment banking services for JTS, except that Montgomery was contacted in connection with a potential private placement of JTS securities.

     The Atari Board of Directors does not intend to obtain an updated fairness opinion with respect to the Merger.

FORWARD-LOOKING FINANCIAL INFORMATION PROVIDED BY JTS*

     As a matter of course, JTS does not intend to publicly disclose forward-looking financial information. Nevertheless, in connection with the due diligence review of JTS' business, the Atari Board of Directors and Montgomery reviewed preliminary financial targets furnished by JTS in January 1996. Such financial targets indicated revenues of $445 million, gross profit of $100 million and net income of $53 million for fiscal 1997. These financial targets were based on certain assumptions including assumptions that JTS would develop and introduce new products on a timely basis, that Indian bank funding would be available on a timely basis for facility expansion at Moduler Electronics, that the notebook computer systems designed to accept the Nordic disk drive would be released within a certain time frame, that competitive conditions within the disk drive industry would not undergo material adverse change, that the market for computer systems, storage upgrades to computer systems and multimedia applications, such as digital video and video on demand and hence the market for hard disk drives, would remain strong, and that there would be no material adverse change in JTS' operations or business. Such assumptions involve judgments with respect to, among other things, future economic conditions, financial market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of JTS.


     In June 1996, JTS management provided to the Boards of Directors of Atari and JTS updated preliminary financial targets for JTS, based on the assumption that the Merger would be consummated in June 1996. Such financial targets for JTS indicated revenues of $238 million, gross profit of $31 million and a net loss of $12 million for fiscal 1997. The decline in targeted revenues and gross profit and the increase in net


- ---------------


* The statements contained in this section regarding JTS' financial targets constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and are subject to the safe harbors created thereby.

loss in the June 1996 targets compared to the January 1996 targets resulted primarily from delays in the scheduled releases of notebook computers which would incorporate JTS' Nordic drives. JTS' manufacturing schedule was changed to reflect this delay in expected shipments of its Nordic products. As a result of the delay in production and sales of Nordic disk drives, Palladium disk drives, on which JTS earns a lower gross margin than Nordic drives, are expected to comprise a greater proportion of total revenues for fiscal 1997. Accordingly, JTS' targeted gross margin decreased from January 1996 to June 1996. Additionally, expected funding from an Indian bank, for facilities expansion and capital equipment for Moduler Electronics was delayed three months resulting in a decrease in targeted production capacity. The net loss in the June 1996 updated preliminary financial targets does not include expenses associated with the Merger, including a write-off of approximately $100 million of purchased in-process research and development in addition to goodwill amortization, Atari general and administrative expenses and interest expense related to the Atari convertible debentures.


     While JTS believes that the assumptions underlying the preliminary financial targets are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking financial information will prove to be accurate. In addition, as disclosed elsewhere in this Joint Proxy Statement/Prospectus under "Risk Factors," the business and operations of JTS are subject to substantial risks which increase the uncertainty inherent in such preliminary financial targets. Any of the factors disclosed under "Risk Factors" could cause the actual revenues, operating income and net income of JTS to differ materially from the preliminary financial targets described above. Accordingly, for these reasons it is expected that there will be differences between the actual and targeted results, and actual results may be materially higher or lower than those indicated above.


     In light of the significant uncertainties inherent in forward-looking financial information of any kind, the inclusion of such information herein should not be regarded as a representation by JTS, Atari or any other person that the preliminary financial targets will be achieved. Investors are cautioned that these preliminary financial targets should not be regarded as fact and should not be relied upon as an accurate representation of future results. Further, the preliminary financial targets furnished by JTS were not prepared with a view to public disclosure or in compliance with the established guidelines concerning financial projections promulgated by the American Institute of Certified Public Accountants. In addition, such preliminary financial targets do not purport to present operations in accordance with generally accepted accounting principles and have not been audited, compiled or otherwise examined by Arthur Andersen LLP, JTS' independent auditors, or by any other independent auditor. Accordingly, neither Arthur Andersen LLP nor any other independent auditor assumes any responsibility for the preliminary financial targets disclosed herein. The preliminary financial targets are being presented solely because they were furnished to the Atari Board of Directors and Montgomery, and they should not be interpreted as suggesting that the Atari Board or Montgomery relied solely upon such targets or placed any particular emphasis upon such targets in evaluating any proposed transaction. JTS has advised Atari and Montgomery that its preliminary financial targets were prepared solely for internal use and capital budgeting and other management decisions, and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. JTS does not intend publicly to update or otherwise publicly to revise the preliminary financial targets disclosed above to reflect circumstances existing after the date of their preparation.


SUMMARY OF THE MERGER AGREEMENT

     The detailed terms of, and conditions to, the Merger and certain related transactions are contained in the Merger Agreement, a copy of which is attached hereto as Appendix A. The statements made in this Joint Proxy Statement/Prospectus with respect to the terms of the Merger and such related transactions are qualified in their entirety by reference to the more complete information set forth in the Merger Agreement.

EFFECTIVE TIME

     The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Nevada in accordance with the NGCL and with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time as is specified in the Certificate of Merger (the "Effective Time"). See "-- Conditions to the Merger." It is anticipated that, if the Merger and the Merger Agreement are approved at the respective stockholder meetings of Atari and JTS and all other conditions to the Merger have been fulfilled or waived, the Effective Time will occur as soon as practicable following the approval of the Merger and the Merger Agreement by the stockholders of Atari and JTS.

MANNER AND BASIS OF CONVERTING ATARI COMMON STOCK

     Conversion of Atari Stock. At the Effective Time, each outstanding share of Atari Common Stock will be automatically converted into one share of JTS Common Stock. Shares of Atari Common Stock held as treasury stock and shares of Atari Common Stock held directly or indirectly by JTS shall not be converted into JTS Common Stock.


     Based on the number of shares of Atari Common Stock, JTS Common Stock and JTS Series A Preferred Stock outstanding as of June 18, 1996, immediately after consummation of the Merger (assuming the conversion of all outstanding shares of JTS Series A Preferred Stock into shares of JTS Common Stock and that none of the holders of JTS Common Stock or JTS Series A Preferred Stock perfect appraisal or dissenters' rights), a total of 102,814,954 shares of JTS Common Stock would be issued and outstanding, of which 63,854,718 shares, or 62%, would represent shares issued in the Merger upon conversion of Atari Common Stock.


     Fractional Shares.   No fractional shares of JTS Common Stock will be
issued as a result of the Merger. In lieu thereof, each holder of Atari Common Stock shall receive cash (without interest) in an amount equal to the fraction of a share of JTS Common Stock otherwise issuable to such holder multiplied by the last sale price per share of Atari Common Stock for the trading day preceding the date of the Effective Time as reported in The Wall Street Journal.

     Exchange of Certificates. Registrar and Transfer Company, Cranford, NJ has been designated to act as Exchange Agent for the purpose of exchanging Atari Common Stock certificates for JTS Common Stock certificates. As promptly as practicable after the Effective Time, instructions will be mailed to all holders of Atari Common Stock regarding treatment of their stock certificates. After the Effective Time, there will be no further registration of transfers of Atari Common Stock.

     Upon the surrender of a certificate representing shares of Atari Common Stock to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such certificate will be entitled to receive in exchange therefor the number of shares of JTS Common Stock to which the holder of Atari Common Stock is entitled pursuant to the provisions of the Merger Agreement. Until outstanding certificates formerly representing shares of Atari Common Stock are properly surrendered to the Exchange Agent, no dividend or distribution payable to holders of record of JTS Common Stock shall be paid to any holder of such outstanding certificates, but upon surrender of such outstanding certificates by such holder there shall be paid to such holder the amount of any dividends or distributions (without interest) theretofore paid with respect to such whole shares of JTS Common Stock, but not paid to such holder, and which dividends or distributions had a record date occurring on or subsequent to the Effective Time.

     Until a certificate representing shares of Atari Common Stock has been surrendered to the Exchange Agent, each such certificate shall be deemed at any time after the Effective Time to represent the right to receive upon such surrender the number of shares of JTS Common Stock to which the stockholder is entitled under the Merger Agreement.

     ATARI STOCKHOLDERS SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE INSTRUCTIONS TO DO SO AFTER COMPLETION OF THE MERGER.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties by each of the parties to the effect that, subject to certain exceptions, among other things: (a) such party is duly organized and in good standing, and has the requisite corporate power to own its properties and carry on its business; (b) each subsidiary of JTS and each significant subsidiary of Atari has been duly organized and is in good standing, and all issued and outstanding capital stock of such subsidiary is owned by its respective parent company; (c) such party has a certain number of authorized shares, issued and outstanding shares, and shares reserved for issuance; (d) such party has all requisite corporate power and authority to enter into the Merger Agreement and to consummate the Merger, the execution and delivery of the Merger Agreement has been duly authorized, and the Merger Agreement constitutes the valid and binding obligation of such party; (e) the execution, delivery and consummation of the Merger will not conflict with such party's Certificate of Incorporation or Bylaws, or violate any material agreement or law to which such party or its assets are bound; (f) the financial statements of such party have been prepared in accordance with generally accepted accounting principles and fairly present its financial condition, results of operations and cash flows; (g) such party has operated its business in the ordinary course consistent with past practice since certain dates (January 28, 1996, in the case of JTS, and December 31, 1995, in the case of Atari (respectively, such party's "Balance Sheet Date")), and, since such Balance Sheet Date, there have been no actions or events that have materially adversely affected such party; (h) such party has no material obligations or liabilities other than those adequately provided for in such party's balance sheet as of the Balance Sheet Date, or those incurred in the ordinary course of business; (i) there is no litigation pending or, to the best of such party's knowledge threatened against such party that, if determined or resolved adversely, would have a material adverse effect on such party; (j) there is no agreement or order binding upon such party which has or could have the effect of prohibiting or impairing such party's business; (k) such party has obtained each governmental license or permit required for the operation of such party's business; (l) such party has good and marketable title to all of its properties and assets reflected in its balance sheet or acquired after such party's Balance Sheet Date, except for such liens as do not materially impair such party's business or are reflected on such party's balance sheet; (m) such party owns certain intellectual property, has no knowledge of material unauthorized use, disclosure infringement or misappropriation of any such intellectual property, and has not entered into any agreement to indemnify any other person against a charge of infringement of such intellectual property; (n) to the knowledge of such party, no hazardous material is present on such party's property and such party has materially complied with certain laws and regulations relating to such hazardous materials; (o) such party has timely filed all required tax returns or statements, and such party has provided adequate accruals in its financial statements for any taxes not yet paid; (p) such party has complied with the provisions of the Employment Retirement Income Security Act of 1974, as amended, with respect to each "employee benefit plan" maintained by it; (q) execution of the Merger Agreement will not result in extraordinary payments to or the acceleration of benefits to such party's employees; (r) such party is in material compliance with applicable laws and regulations regarding employment, discrimination, and other terms and conditions of employment, and such party has no pending or, to its knowledge threatened material controversy with any of its employees.

     In addition to the foregoing mutual representations and warranties, Atari has made certain representations and warranties to JTS to the effect that: (a) Atari has furnished to JTS copies of each report, registration statement, proxy statement and other document filed with the Commission by Atari since January 1, 1993, such reports as of the dates they were filed do not contain an untrue statement or omit to state a material fact, and such reports complied in all material respects, when filed, with the then applicable requirements of the Commission and (b) Atari has obtained an opinion from Montgomery Securities to the effect that the Merger is fair, from a financial point of view, to Atari.

     The foregoing summary of the various representations and warranties is qualified in its entirety by the full text of the representations and warranties of Atari and JTS set forth in Articles III and IV of the Merger Agreement attached to the Joint Proxy Statement/Prospectus as Appendix A.

CONDUCT OF BUSINESS PRIOR TO THE MERGER

     Under the terms of the Merger Agreement, and for the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the Effective Time of the Merger, each of Atari and JTS has agreed (except to the extent expressly contemplated by the Merger Agreement or as consented to in writing by the other), to carry on its and its subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay and to cause its subsidiaries to pay debts and taxes when due subject to good faith disputes over such debts or taxes and to pay or perform other obligations when due. Each of Atari and JTS has also agreed to promptly notify the other of any event or occurrence not in the ordinary course of its or its subsidiaries' business, and of any event which could have a material adverse effect on it and its subsidiaries, taken as a whole. In addition, each of Atari and JTS has agreed that it will not, among other things, do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of the other: (a) cause or permit any amendments to its Certificate of Incorporation or Bylaws; (b) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or, options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of its Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of the Merger Agreement (provided, however, that JTS may, in the ordinary course of business consistent with past practice, grant options to purchase up to 250,000 shares of Common Stock under its 1995 Stock Option Plan, and that Atari may issue securities under certain existing benefit plans); (c) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries; (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its parent's/subsidiaries' business, taken as a whole;
(e) other than in the ordinary course of business, make or change any material election in respect of taxes, adopt or change any accounting method in respect of taxes, file any material return or any amendment to a material return, enter into any closing agreement, settle any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes; (f) accelerate, amend or change the period of exercisability of options, warrants or other rights granted under its employee stock plans or authorize cash payments in exchange for any options, warrants or other rights granted under any of such plans; or (g) take, or agree in writing or otherwise to take, any of the actions described in (a) through (f) above, or any action which would make any of its representations or warranties contained in the Merger Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants thereunder.

     In addition, under the terms of the Merger Agreement, each of Atari and JTS has agreed that, during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the Effective Time, and except as expressly contemplated by the Merger Agreement, it will not, among other things, do, cause or permit any of the following, or allow cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of the other party: (a) enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts, other than in the ordinary course of business consistent with past practice; (b) transfer to any person or entity any rights to its intellectual property other than in the ordinary course of business consistent with past practice; (c) sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole, except in the ordinary course of business consistent with past practice; (d) incur any indebtedness for borrowed money (except amounts borrowed under such party's existing revolving credit line or drawdowns of existing credit facilities for working capital or construction purposes only) or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others; (e) revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business and other than as disclosed in such party's disclosure schedule; (f) pay, discharge or satisfy in an amount in excess of $50,000 in any one case or $250,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in such party's financial statements; (g) terminate or waive any right of substantial value, other than in the ordinary course of business;
(h) adopt or amend any employee benefit or stock purchase or option plan; (i) commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with the other party prior to the filing of such a suit, or
(iii) for a breach of the Merger Agreement; (j) take, or agree in writing or otherwise to take, any of the actions described in (a) through (i) above, or any action which would make any of its representations or warranties contained in the Merger Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants thereunder. In addition, Atari has agreed that, during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the Effective Time, it shall not, without the prior written consent of JTS, make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice, and in any event not to exceed $25,000 per quarter.

     Each of the parties has further agreed that from and after the date of the Merger Agreement until the earlier of the effective time of the Merger or the termination of the Merger Agreement in accordance with its terms, it will not, directly or indirectly (i) solicit, initiate discuss or engage in negotiations with any person (whether such negotiations are initiated by such party or otherwise) or take any other action intended or designed to facilitate the efforts of any person, other than the other party, relating to the possible acquisition of such party or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets of otherwise) or any material portion of its or their capital stock or assets (with any such efforts by any such person, including a firm proposal to make such an acquisition, being referred to as an "Acquisition Proposal"), (ii) provide non-public information with respect to such party or any of its subsidiaries to any person relating to a possible Acquisition Proposal by any person, other than the other party, (iii) enter into an agreement with any person, other than the other party, providing for a possible Acquisition Proposal, or (iv) make or authorize any statement, recommendation or solicitation in support of any possible Acquisition Proposal by any person other than the other party. If either party receives any unsolicited offer or proposal to enter into negotiations relating to an Acquisition Proposal, such party shall immediately notify the other party thereof, including information as to the identity of the party making any such offer and the specific terms of such offer. Each party agrees that the issuance of an injunction or other equitable remedy is an appropriate remedy for any breach of such agreements.

     Notwithstanding the foregoing, nothing contained in the Merger Agreement prevents the Board of Directors of Atari (or its agents pursuant to its instructions) from taking any of the following actions: (i) informing any third party of the foregoing conditions or providing a copy of the Merger Agreement (other than the JTS Disclosure Schedule) to any third party and (ii) considering, negotiating, approving and recommending to the stockholders of Atari an unsolicited, bona fide, written Acquisition Proposal which the Board of Directors of Atari determines in good faith (after consultation with its financial advisors and after consultation with outside counsel as to whether the Board of Directors is required to do so in order to discharge properly its fiduciary duties to stockholders under applicable law) would result in a transaction more favorable to Atari's stockholders from a financial point of view than the Merger (a "Superior Atari Proposal"). However, in the event Atari were to accept a Superior Atari Proposal, JTS would be entitled to convert the Atari loan into shares of JTS Series A Preferred Stock.

ADDITIONAL AGREEMENTS

     Each of Atari and JTS shall afford the other with reasonable access prior to the Effective Time to (a) all of such party's properties, books, contracts, commitments and records and (b) all other information concerning the business, properties and personnel of such party as the other party may reasonably request. Each party shall promptly apply for or otherwise seek, and use its best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, and shall use its best efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the Merger for the assignment thereof.

     Each person or entity who holds one percent (1%) or more of the outstanding shares of JTS capital stock and each person or entity who holds more than five percent (5%) of the outstanding shares of Atari capital stock shall execute and deliver a "continuity of interest certificate" (the "Continuity of Interest Certificate") prior to the Closing. The Continuity of Interest Certificate shall contain certain representations relating to such stockholders' intention to sell or dispose of their respective holdings of Atari or JTS capital stock. The Combined Company shall be entitled to place appropriate legends on the certificates evidencing any JTS Common Stock to be received by such persons or entities pursuant to the terms of the Merger Agreement. Such legends shall refer to, among other things, restrictions on disposition of JTS Common Stock pursuant to Rule 145 under the Securities Act.

     Certain stockholders of Atari and JTS, prior to the execution of the Merger Agreement, executed and delivered a Voting Agreement pursuant to which such stockholders agreed to: (a) refrain from selling or otherwise disposing of any shares of Atari or JTS capital stock, as applicable, prior to the Effective Time or the date of termination of the Merger Agreement; (b) vote such shares in favor of the Merger Agreement, the Merger and any matter that could reasonably be expected to facilitate the Merger; and (c) deliver to Atari or JTS, as applicable, an irrevocable proxy to vote such shares in favor of the Merger Agreement and the Merger.

     At the Effective Time, each outstanding option to purchase shares of Atari Common Stock under the Atari Stock Option Plan, whether vested or unvested, will be assumed by JTS. Each such option so assumed by JTS under the Merger Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Atari Stock Option Plan.

     After the Effective Time, JTS shall (to the extent not prohibited by law) indemnify and hold harmless, and pay in advance expenses, costs, damages, settlements and fees to each director or officer of Atari serving as such as of the date of the Merger Agreement as provided under Nevada law or the Articles of Incorporation or Bylaws of Atari, or any indemnification agreement to which Atari and such officer or director is a party, in each case as in effect at the date of the Merger Agreement, which provisions shall survive the Merger and shall continue in full force and effect after the Effective Time.

BOARD OF DIRECTORS AND OFFICERS FOLLOWING MERGER


     At the Effective Time, the directors of the Combined Company will be Sirjang L. Tandon, David T. Mitchell, Alain L. Azan, Jean D. Deleage, Roger W. Johnson, Lip-Bu Tan, Jack Tramiel and Michael Rosenberg. Messrs. Tandon, Mitchell, Azan, Deleage, Johnson and Tan are currently directors of JTS, and Messrs. Tramiel and Rosenberg are currently directors of Atari. The executive officers of JTS immediately prior to the effective time will be the executive officers of the Combined Company. The parties have also agreed that Jack Tramiel or a person designated by Jack Tramiel shall be a member of each committee of the Board of Directors of the Combined Company.


CONDITIONS TO THE MERGER

     Each party's respective obligation to effect the Merger is subject to, among other things, the approval of the Merger Agreement and the Merger by the requisite votes of the stockholders of Atari and JTS, the Commission having declared this Joint Proxy Statement/Prospectus effective, and the satisfaction prior to the Effective Time of the Merger of the additional following conditions: (a) the absence of any injunction or other legal action or regulatory restraint or prohibition preventing the consummation of the Merger or rendering the consummation of the Merger illegal; (b) all government approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated thereby, including such approvals, waivers and consents as may be required under the Securities Act, under state Blue Sky laws, and under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR

Act") having been received; (c) Atari and JTS having received substantially identical written opinions of their respective counsel to the effect that, based upon certain representations and assumptions and subject to certain qualifications, the Merger will constitute a tax-free reorganization; (d) the JTS Common Stock shall have been approved for listing on the Nasdaq National Market or the American Stock Exchange; (e) no more than five percent (5%) of the shareholders of JTS shall have exercised appraisal or dissenter's rights with respect to the Merger; (f) certain significant stockholders of each party shall have executed Continuity of Interest Certificates; and (g) JTS shall have assumed the Atari Debentures.

     The obligations of JTS to effect the Merger are subject to, among other things, the satisfaction prior to the Effective Time of the Merger of the following conditions, unless waived by JTS: (a) the representations and warranties of Atari in the Merger Agreement shall be true and correct in all respects on and as of the Effective Time as though such representations and warranties were made on and as of such time, except to the extent that the failure of such representations and warranties to be true and accurate in such respects has not had and could not reasonably be expected to have a material adverse effect on Atari and its subsidiaries; (b) Atari shall have performed and complied in all respects with all covenants, obligations and conditions of the Merger Agreement required to be so performed and complied with, except to the extent that the failure to so perform and comply has not had and could not reasonably be expected to have a material adverse effect on Atari and its subsidiaries; (c) JTS shall have received a certificate executed on behalf of Atari by its President and its Chief Financial Officer to the effect that, as of the Effective Time, (i) all representations and warranties made by Atari under the Merger Agreement are true and complete and (ii) all covenants, obligations and conditions of the Merger Agreement to be performed by Atari have been so performed; (d) JTS shall have been furnished with evidence satisfactory to it of the consent or approval of third parties whose consent or approval shall be required in connection with the merger; (e) the absence of any injunction or other legal action or restraint limiting or restricting JTS's conduct or operation of the business of Atari and its subsidiaries following the Merger shall be in effect; (f) JTS shall have received a legal opinion as to certain matters from Wilson Sonsini Goodrich & Rosati, P.C., counsel to Atari; (f) there shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Atari and its subsidiaries, taken as a whole.

     The obligations of Atari to effect the Merger are subject to, among other things, the satisfaction prior to the Effective Time of the following conditions, unless waived by Atari: (a) the representations and warranties of JTS in the Merger Agreement shall be true and correct in all respects on and as of the effective time of the Merger as though such representations and warranties were made on and as of such time, except to the extent that the failure of such representations and warranties to be true and accurate in such respects has not had and could not reasonably be expected to have a material adverse effect on JTS and its subsidiaries; (b) JTS shall have performed and complied in all respects with all covenants, obligations and conditions of the Merger Agreement required to be performed and complied with by it as of the effective time of the Merger, except to the extent that the failure to so perform or comply has not had and could not reasonably be expected to have a material adverse effect on JTS and its subsidiaries; (c) Atari shall have received a certificate executed on behalf of JTS by its Chief Executive Officer and its Chief Financial Officer to the effect that, as of the Effective Time,
(i) all representations and warranties made by JTS under the Merger Agreement are true and complete and (ii) all covenants, obligations and conditions of the Merger Agreement to be performed by JTS have been so performed; (d) Atari shall have been furnished with evidence satisfactory to it of the consent or approval of third parties whose consent or approval shall be required in connection with the Merger; (e) the absence of any injunction or other legal action or restraint limiting or restricting JTS' conduct or operation of the business of Atari and its subsidiaries following the Merger shall be in effect; (f) Atari shall have received a legal opinion as to certain matters from Cooley Godward Castro Huddleson & Tatum, counsel to JTS; (g) there shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of JTS and its subsidiaries, taken as a whole; (h) the outstanding shares of JTS Series A Preferred Stock shall have converted into shares of JTS Common Stock; and (i) that certain Right of First Refusal and Co-Sale Agreement between JTS and certain stockholders of JTS shall have been terminated.

     As promptly as practicable after the satisfaction or waiver of the conditions set forth in the Merger Agreement, (i) JTS will file certificates of merger with the Secretary of State of Delaware and the Recorder of the County in which the registered office of JTS is located and (ii) Atari will file a certificate of merger with the Secretary of State of Nevada. The Merger will become effective upon such filings.

TERMINATION, AMENDMENT AND WAIVER

     The Merger Agreement may be terminated by mutual written agreement of Atari and JTS, or by either Atari or JTS, if (a) as a result of a breach by the other party of a representation, warranty, covenant or agreement set forth in the Merger Agreement which has or can reasonably be expected to have a material adverse effect on such other party which breach is not cured within five days after written notice from the other (except that no cure period is provided for a breach which by its nature cannot be cured), or (b) there shall be any final action taken, or any statute, rule, regulation or order enacted which would prohibit JTS' ownership or operation of all or a material portion of the business of Atari, or which compels JTS or Atari to dispose of or otherwise relinquish all or a material portion of either such party's assets.

     The Merger Agreement may be terminated by any party if (a) the required approvals of the stockholders of JTS and Atari are not obtained at the respective stockholder meetings, (b) the closing of the Merger has not occurred on or before July 31,1996, (c) there is a final, non-appealable order of a federal or state court in effect preventing consummation of the Merger, or (d) if the Atari Board of Directors accepts, approves or recommends a Superior Atari Proposal to the Atari stockholders.

     The Merger Agreement may be amended by Atari or JTS at any time before or after approval by the Atari stockholders or the JTS stockholders, provided that an amendment made subsequent to the adoption of the Merger Agreement by the stockholders of JTS and Atari, shall not (a) alter or change the amount or kind of consideration to be received on conversion of the Atari Common Stock, (b) alter or change any term of the Certificate of Incorporation of JTS to be effected by the Merger or (c) alter or change any of the terms and conditions of the Merger Agreement if such alteration or change would adversely affect the holders of JTS Common Stock, JTS Series A Preferred Stock or Atari Common Stock.

     At any time prior to the Effective Time any party to the Merger Agreement may (a) extend the time for performance of any obligation of the other parties,
(b) waive any inaccuracies in the representations and warranties made to such party in the Merger Agreement or any document delivered in connection therewith and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained in the Merger Agreement.

MERGER EXPENSES

     Atari and JTS will equally bear the costs of solicitation of proxies from their stockholders, all printing and mailing costs in connection with the preparation and mailing of this Joint Proxy Statement/Prospectus to Atari and JTS stockholders, all Commission filing fees with respect to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part, and all costs of qualifying the shares of JTS Common Stock under state blue sky laws. In addition to solicitation by mail, the directors, officers and employees of Atari and JTS may solicit proxies from stockholders by telephone, telegram or letter or in person, but will not be specially compensated for such activities. Brokers, nominees, fiduciaries and other custodians have been requested to forward solicitation material to the beneficial owners of Atari Common Stock held of record by them. Such custodians will be reimbursed by Atari for their reasonable expenses incurred in that connection. If the Merger is consummated, all costs and expenses incurred in connection with the Merger not previously paid will be paid by the Combined Company.

CERTAIN OTHER ITEMS RELATED TO THE MERGER

ACCOUNTING TREATMENT

     For accounting purposes, the Merger is treated as if Atari acquired JTS. A new basis of accounting will be established for the assets and liabilities of JTS. The new basis reflects the allocation of the purchase price to the JTS assets and liabilities on the basis of their fair values at the time the proposed transaction was announced. The aggregate purchase price to be allocated includes the outstanding common stock of JTS, valued using $2.50 per share which is the representative value of the Atari Common Stock at the time the proposed transaction was announced, as well as the value of JTS options and warrants and direct costs of the acquisition. Subsequent to the Merger, the financial statements of the Combined Company will reflect the combined financial position, results of operations and cash flows of Atari and JTS based on the new basis of accounting for JTS and the historic cost basis of Atari. Pro forma combined condensed financial statements are presented herein giving effect to the Merger as if the transaction occurred, for purposes of the pro forma combined financial position of the Combined Company, on March 31, 1996, and for purposes of the pro forma combined results of operations of the Combined Company, on the first day of each of the periods presented. The allocation of the purchase price in the pro forma statements was based on an independent analysis of the tangible and intangible assets of JTS, which will be revised as updated information becomes available at the Effective Time. Under the purchase accounting method, giving effect to the Merger, existing technology and goodwill in the amount of approximately $22.0 million and $11.7 million, respectively, are expected to be recognized by the Combined Company. It is anticipated that the Combined Company will amortize the resulting existing technology and goodwill over periods of three and seven years, respectively, which will have an adverse effect on its results of operations. In addition, upon the consummation of the Merger, in the third quarter of calendar year 1996, the Combined Company expects to expense approximately $100.0 million of purchased in-process technology. See "Unaudited Pro Forma Combined Condensed Financial Statements."

RESALE OF JTS COMMON STOCK

     The shares of JTS Common Stock to be issued to holders of Atari Common Stock in the Merger have been registered under the Securities Act by a registration statement, of which this Joint Proxy Statement/Prospectus is a part, thereby allowing such shares of JTS Common Stock to be traded without restriction under the Securities Act by all such holders, except that such holders who are "affiliates" (as such term is defined for purposes of Rule 145 promulgated under the Securities Act) of Atari will be subject to restrictions on transferability as provided in Rule 145.

     Notwithstanding the Merger, certain shares of JTS Common Stock will continue to be subject to contractual restrictions on transfer, rights of repurchase and other provisions (and corresponding restrictive legends on certificates issued representing such shares), if any, to the same extent as were applicable immediately prior to the Effective Time, all as set forth in the restricted stock purchase agreements entered into by the holders of such shares of JTS Common Stock upon the purchase of such shares by such holder and any restrictive legends set forth on any certificates representing such shares. See "Information Regarding JTS Corporation -- Management of JTS -- Executive Compensation."

CERTIFICATE OF INCORPORATION AND BYLAWS OF COMBINED COMPANY

     Upon consummation of the Merger, the Certificate of Incorporation and the Bylaws of JTS will be amended and restated as approved by the JTS stockholders in May 1996, and such documents will be the Certificate of Incorporation and the Bylaws of the Combined Company. See "Comparison of Rights of Stockholders of Atari and JTS."

ASSUMPTION OF ATARI OPTIONS

     Upon consummation of the Merger, each option to purchase Atari Common Stock then outstanding will be assumed by JTS and will be converted automatically into an option to purchase the same number of shares of JTS Common Stock at an exercise price per share equal to the exercise price per share of the Atari option. The other terms of the Atari options, including vesting schedules, will remain unchanged.

ASSUMPTION OF ATARI DEBENTURES

     Upon consummation of the Merger, all of Atari's obligations under its outstanding 5 1/4% convertible subordinated debentures due April 29, 2002 (the "Atari Debentures") will be assumed by JTS. The Atari Debentures are presently convertible into Atari Common Stock at a conversion price of $16.3125 per share and, following the Merger, will be convertible into JTS Common Stock at the same conversion price. The other terms of the Atari Debentures will remain unchanged.

INTERESTS OF CERTAIN PERSONS IN THE MERGER


     As of June 28, 1996, members of the Board of Directors and executive officers of Atari beneficially owned approximately 23,952,129 shares (37%) of the outstanding Common Stock of Atari. As of the same date, members of the Board of Directors and executive officers of JTS beneficially owned approximately 9,075,000 shares (96%) of the outstanding JTS Common Stock and approximately 14,120,000 shares (48%) of the outstanding JTS Series A Preferred Stock. Following the consummation of the Merger, the executive officers and the members of the Board of Directors of the Combined Company will beneficially own approximately 35,740,000 shares (35%) of the outstanding Common Stock of the Combined Company. See "-- Summary of the Merger Agreement -- Board of Directors and Officers Following the Merger," "Information Regarding Atari Corporation -- Principal Stockholders of Atari" and "Information Regarding JTS Corporation -- Principal Stockholders of JTS."


     Mr. David T. Mitchell, Chief Executive Officer, President and a director of JTS, Mr. Kenneth D. Wing, Executive Vice President, Research and Development Quality/Reliability of JTS, and Ms. W. Virginia Walker, Executive Vice President, Finance and Administration and Chief Financial Officer of JTS, have purchased 2,000,000 shares, 300,000 shares and 250,000 shares of restricted JTS Common Stock, respectively, pursuant to restricted stock purchase agreements. Each of the agreements provides that such shares of JTS Common Stock shall fully vest over a four year period; provided, however, such shares of JTS Common Stock shall immediately vest in the event that there occurs a change of control of JTS and, within three years thereafter, the holder of such JTS Common Stock is reassigned to a lesser position, terminated without cause or relocated. The Merger constitutes a change of control under such restricted stock purchase agreements.

     In March 1996, Mr. Mitchell and Mr. Sirjang L. Tandon, JTS' Chairman of the Board and Corporate Technical Strategist, each purchased 1,000,000 shares of JTS Common Stock at a purchase price of $1.00 per share. All of such shares are subject to a right of repurchase at cost in favor of JTS, which repurchase option lapses as to all such shares after five years of service with JTS; provided, however, that with respect to each individual, JTS' right of repurchase will lapse at the rate of one-eighth of the total shares purchased in September 1996 and as to 1/48th of the total shares purchased per month thereafter if the Merger closes. In addition, at the discretion of JTS' Board of Directors, the right of repurchase with respect to Mr. Mitchell's 1,000,000 shares of JTS Common Stock may be caused to lapse as to all such shares at any time.

GOVERNMENTAL AND REGULATORY APPROVALS

     Under the provisions of the HSR Act, certain acquisitions of voting securities may not be consummated unless certain information has been filed with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and the applicable waiting period under the HSR Act has expired or been terminated. Neither Atari nor JTS is required to file HSR forms under the HSR Act in connection with the Merger, except to the extent that the acquisition of JTS Common Stock by certain Atari stockholders in connection with the Merger may separately be subject to the premerger notification and waiting period requirements of the HSR Act. All necessary filings have been made and the applicable waiting period has terminated with respect to such filings.

     At any time before or after the Effective Time, and notwithstanding the termination of the HSR Act waiting period, the Antitrust Division, the FTC or a private person could seek under the antitrust laws, among other things, to enjoin the Merger or to cause Atari or JTS to divest itself, in whole or in part, of a portion of its business, or the Combined Company to divest itself, in whole or in part, of any of the businesses of Atari or

JTS. There can be no assurance that a challenge to the Merger will not be made or that, if such a challenge is made, Atari and JTS will prevail.

     Other than the waiting period under the HSR Act, Atari and JTS are aware of no governmental or regulatory approvals required for consummation of the Merger, other than compliance with the federal securities laws and applicable securities laws of the various states.

RELATED TRANSACTIONS

ATARI LOAN TO JTS

     On February 13, 1996, Atari loaned $25.0 million to JTS pursuant to a Subordinated Secured Convertible Promissory Note (the "Note") which is secured by substantially all of the assets of JTS. Interest accrues on the unpaid principal amount of the Note at the rate of 8.5% per annum. The Note was amended in June 1996 to increase the amount lent pursuant thereto to $30.0 million. The Note provides that JTS shall repay the outstanding principal and interest under the Note on September 30, 1996 if the Merger has not occurred prior to such time. The Note is expressly subordinated to outstanding indebtedness in connection with JTS' primary bank loan agreement, up to an amount of $5.0 million at any one time. In addition, Atari's security interest in JTS' assets is junior to security interests previously obtained by a bank and certain equipment lessors. The amount of the senior obligations was approximately $9.1 million at January 28, 1996. In addition, the Note provides that JTS may incur
(a) indebtedness to trade creditors in the ordinary course of business, (b) contingent obligations consisting of guarantees of the obligations of vendors and suppliers of JTS in respect to transactions entered into in the ordinary course of business, (c) indebtedness with respect to capital lease obligations and indebtedness secured by certain permitted liens, (d) other indebtedness, not exceeding $1.0 million in the aggregate at any time, and (e) obligations with respect to extensions, renewals or refinancings of any of the items in (a)-(d), provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon JTS.

     Under the terms of the Note, the occurrence of any of the following shall constitute an event of default entitling Atari to declare immediately due and payable all outstanding obligations under the Note: (a) failure by JTS to pay when due any principal or interest payment required under the Note; (b) failure by JTS to observe or perform its agreements regarding prohibitions on certain transactions and on the use of proceeds from the Note; (c) breach of any representation or warranty made in connection with the Note or the Merger Agreement; (d) default by JTS under certain existing loan obligations, the effect of which is to cause indebtedness of JTS in the amount of $250,000 or more to become due prior to its stated date of maturity; (e) involuntary or voluntary bankruptcy proceedings with respect to JTS; (f) a final judgment or order for the payment of money in excess of $250,000 being rendered against JTS in which such judgment or order remains undischarged for a period of 30 days; or
(g) the uncured breach by JTS with respect to certain other obligations specified in the Note.

     In the event that the Merger Agreement is terminated, either party may, under certain conditions, elect to convert the outstanding indebtedness under the Note into shares of JTS Series A Preferred Stock in an amount determined by dividing the aggregate amount of the indebtedness to be converted by the "Conversion Price" then in effect. The initial Conversion Price is $1.00 per share, subject to adjustments for stock splits and similar events. Atari may effect a conversion upon (a) a mutual written consent of JTS and Atari, (b) a breach of any representation, warranty or agreement in the Merger Agreement by JTS, provided that Atari has not materially breached its obligations under the Merger Agreement at such time, (c) the failure of the parties to consummate the Merger by July 31, 1996, or (d) failure by JTS' stockholders to approve the Merger. JTS may effect a conversion of the outstanding indebtedness under the
Note in the event that (x) Atari breaches any representation, warranty or agreement contained in the Merger Agreement, provided that JTS has not materially breached its obligations under the Merger Agreement at such time, (y) Atari's stockholders do not approve the Merger, or (z) the Atari Board of Directors shall have accepted, approved or recommended to the Atari Stockholders a Superior Atari Proposal.

     In the event that either Atari or JTS elects to convert at least $5.0 million of indebtedness outstanding under the Note into shares of JTS Series A Preferred, JTS shall be obligated to issue to Atari warrants to purchase shares of JTS Series A Preferred Stock. Pursuant to the terms of the Note, JTS shall, upon the conversion of such outstanding indebtedness, be obligated to issue a warrant to purchase up to 9,375,000 shares of JTS Series A Preferred. Each warrant to be issued by JTS pursuant to the Note shall have an exercise price of $2.00 per share, subject to adjustment on certain events, and a term of five years. The shares of JTS Series A Preferred issuable upon exercise of any warrants issued pursuant to the Note shall be entitled to registration rights on parity with the existing registration rights held by the holders of JTS Series A Preferred Stock.

VOTING AGREEMENTS

     In connection with the Merger, certain stockholders of Atari and JTS have entered into Voting Agreements. The terms of such Voting Agreements provide (i) that such stockholders will not transfer (except as may be specifically required by court order), sell, exchange, pledge (except in connection with a bona fide loan transaction) or otherwise dispose of or encumber their shares of Atari Common Stock, JTS Common Stock or JTS Series A Preferred Stock, as the case may be, beneficially owned by them, or any new shares of such stock they may acquire, at any time prior to the effective time or earlier termination of the Merger, and (ii) that such stockholders will vote all shares of Atari Common Stock, JTS Common Stock or JTS Series A Preferred Stock, as the case may be, beneficially owned by them in favor of the approval of the Merger Agreement and the Merger. Such voting agreements are accompanied by irrevocable proxies whereby the stockholders of Atari provide to JTS, and the stockholders of JTS provide to Atari, the right to vote their shares on the proposals relating to the Merger Agreement and the Merger at the Atari Special Meeting and JTS Special Meeting, respectively. Holders of approximately 43% of the shares of Atari Common Stock, 91% of the shares of JTS Common Stock and 70% of the shares of JTS Series A Preferred Stock entitled to vote at the respective stockholder meetings have entered into such Voting Agreements and irrevocable proxies.

APPRAISAL AND DISSENTERS' RIGHTS

GENERAL

     Stockholders of JTS who do not vote in favor of the Merger may, under certain circumstances and by following the procedures prescribed by the DGCL, exercise appraisal rights and receive cash for their shares of JTS Common Stock and JTS Series A Preferred Stock. Alternatively, although JTS is a Delaware corporation and is therefore subject to DGCL, the CGCL provides that JTS may be subject to California law with respect to dissenters' rights. Accordingly, pursuant to Chapter 13 of the CGCL, stockholders of JTS who do not vote in favor of the Merger and who comply with the requirements of the CGCL will have a right to demand payment for, and appraisal of the "fair value" of, their shares ("Dissenting Shares"). Although a dissenting stockholder may choose to proceed under one or both of the states' statutes, the dissenting stockholder must specify which statute the stockholder is proceeding under and must follow the appropriate procedures under either the DGCL or the CGCL or suffer termination or waiver of such rights.

DELAWARE APPRAISAL RIGHTS

     If the Merger is consummated, dissenting holders of JTS Common Stock and JTS Series A Preferred Stock may be entitled to have the "fair value" (exclusive of any element of value arising from the accomplishment or expectation of the Merger) of their shares immediately prior to the Effective Time paid to them by complying with the provisions of Section 262 of the DGCL.

     The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the Merger and demanding statutory appraisal rights. This summary does not purport to be a complete statement of the provisions of the Delaware Law relating to the rights of JTS stockholders to an appraisal of the value of their shares and is qualified in its entirety by reference to Section 262, the full text of which is attached hereto as Appendix
D. Failure to follow these procedures exactly could result in the loss of appraisal rights (if available). This Joint Proxy Statement/Prospectus constitutes notice to holders of JTS Common Stock and JTS Series A Preferred Stock concerning the availability of appraisal rights under Section 262.

     Under Section 262, a stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the Effective Time. Stockholders who desire to exercise their appraisal rights (if available) must satisfy all of the conditions of
Section 262. A written demand for appraisal of shares must be filed with JTS before the taking of the vote on the Merger. This written demand for appraisal of shares must be in addition to and separate from any proxy vote abstaining from or voting against the Merger. Any such abstention or vote against the Merger will not constitute a demand for appraisal within the meaning of Section 262.

     Stockholders electing to exercise their appraisal rights (if available) under Section 262 must not vote for approval of the Merger. If a stockholder returns a signed proxy but does not specify a vote against approval of the merger or a direction to abstain, the proxy will be voted for approval of the Merger, which will have the effect of waiving that stockholder's appraisal rights (if available).

     A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in JTS Common Stock or JTS Series A Preferred Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

     A record owner, such as a broker, who holds JTS Common Stock or JTS Series A Preferred Stock as a nominee for others may exercise his or her right of appraisal with respect to the shares for all or less than all of the beneficial owners of shares as to which he or she is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly mentioned, the demand will be presumed to cover all shares outstanding in the name of such record owner.

     A JTS stockholder who elects to exercise appraisal rights (if available) should mail or deliver his or her written demand to JTS at its address at 166 Baypointe Parkway, San Jose, California 95134, Attention: W. Virginia Walker, Corporate Secretary. The written demand for appraisal should specify the stockholder's name and mailing address, and that the stockholder is thereby demanding appraisal of his or her JTS stock. If appraisal rights are available in connection with the Merger, within ten days after the Effective Time, JTS must provide notice of the Effective Time to all of its stockholders who have complied with Section 262 and have not voted for approval of the Merger.

     Within 120 days after the Effective Time, any stockholder who has satisfied the requirements of Section 262 may deliver to JTS a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.

     Within 120 days after the Effective Time (but not thereafter), either JTS or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court of Chancery (the "Court") demanding a determination of the fair value of the dissenting shares. If no petition for appraisal is filed with the Court within 120 days after the Effective Time, stockholders' rights to appraisal (if available) will cease and stockholders will be entitled to receive shares of JTS Common Stock as provided in the Merger Agreement. Any stockholder who desires a petition to be filed is advised to file it on a timely basis. JTS has no present intention to file such a petition if demand for appraisal is made.

     Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy will be made upon JTS, which will, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by JTS.

     If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the Court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be fair value. In determining fair value, the Court is to take into account all relevant factors.

     JTS stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the Court and taxed against the parties as the Court deems equitable in the circumstances.

     Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

     At any time within 60 days after the Effective Time, any stockholder will have the right to withdraw his or her demand for appraisal and to accept the terms offered in the Merger Agreement. After this period, a stockholder may withdraw his or her demand for appraisal and receive payment for his or her shares as provided in the Merger Agreement only with the consent of JTS. No petition demanding appraisal may be dismissed without approval of the Court.

     Pursuant to the Merger Agreement, JTS will give Atari prompt notice of any demands received by JTS, and Atari will have the right to participate in all negotiations and proceedings with respect to the demands. JTS will not, except with the prior written consent of Atari, make any payment with respect to, or settle or offer to settle, any such demands.

     Cash received pursuant to the exercise of appraisal rights may be subject to federal or state income tax. See "-- Certain Federal Income Tax Considerations."

     The foregoing summary of the applicable provisions of Section 262 is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to such Section, the full text of which is attached as Appendix D-1 to this Joint Proxy Statement/Prospectus.

CALIFORNIA DISSENTERS' RIGHTS

     By virtue of Section 2115 of the CGCL, if holders of JTS Common Stock and JTS Series A Preferred Stock exercise dissenters' rights in connection with the Merger under Chapter 13 of the CGCL ("Chapter 13"), any shares of JTS Common Stock and JTS Series A Preferred Stock as to which such dissenters' rights are exercised will be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the laws of the State of California.

     The following summary of the provisions of Chapter 13 is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Chapter 13, a copy of which is attached hereto as Appendix D-2 and is incorporated herein by reference.

     If the Merger is approved by the required vote of JTS' stockholders, each holder of shares of JTS Common Stock and JTS Series A Preferred Stock who does not vote in favor of the Merger and who follows the procedures set forth in Chapter 13 will be entitled to have shares of JTS Common Stock and JTS Series A Preferred Stock purchased by JTS for cash at their fair market value. Abstention of the stockholder from voting will not waive the stockholders' dissenter's rights. Voting against the proposed Merger will not constitute the written demand on the corporation for purchase of the Dissenting Shares as required under Chapter 13. The fair market value of shares of JTS Common Stock and JTS Series A Preferred Stock will be determined as of the day before the first announcement of the terms of the proposed Merger, excluding any appreciation or depreciation in consequence of the proposed Merger and therefore valuing the shares of JTS Common Stock and Series A Preferred Stock as if the Merger had not occurred.

     Within ten days after approval of the Merger by JTS' stockholders, JTS must mail a notice of such approval (the "Approval Notice") to all stockholders who have not voted in favor of the Merger, together with a statement of the price determined by JTS to represent the fair market value of the applicable Dissenting Shares, a brief description of the procedures to be followed in order for the stockholder to pursue dissenters' rights, and a copy of Sections 1300-1304 of Chapter 13. The statement of price by JTS constitutes an offer by JTS to purchase all Dissenting Shares at the stated amount.

     A stockholder of JTS electing to exercise dissenters' rights must, within thirty days after the date on which the Approval Notice is mailed to such stockholder, mail or deliver the written demand to JTS stating that such holder is demanding purchase of his or her shares of JTS Common Stock and/or JTS Series A Preferred Stock, stating the number of shares which JTS must purchase, what the stockholder claims to be the fair market value of such shares and enclosing the share certificates for endorsement by JTS. The statement of fair market value constitutes an offer by the stockholder to sell the shares at such price. A dissenting stockholder may not withdraw a demand for payment unless JTS consents to it.

     If JTS and the stockholder agree that the shares are Dissenting Shares and agree upon the price of the shares, JTS must pay the stockholder the agreed upon price plus interest thereon at the legal rate from the date of the agreement on Dissenting Shares within thirty days from the later of (i) the date of the agreement on Dissenting Shares, or (ii) the date all contractual conditions to the Merger are satisfied.

     If JTS denies that the shares are Dissenting Shares, or if JTS and the stockholder fail to agree upon the fair market value of shares of capital stock, then within six months after the date the Approval Notice was mailed to stockholders, any stockholder who has made a valid written purchase demand and who has not voted in favor of approval and adoption of the Merger may file a complaint in California superior court requesting a determination as to whether the shares are Dissenting Shares or as to the fair market value of such holder's shares of JTS Common Stock and/or JTS Series A Preferred Stock, or both.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes the material federal income tax consequences of the exchange of shares of Atari capital stock for JTS capital stock pursuant to the Merger. This summary is based upon opinions of counsel (the "Tax Opinions") delivered by Wilson Sonsini Goodrich & Rosati, P.C. and Cooley Godward Castro Huddleson & Tatum (collectively "Counsel") that the Merger will constitute a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (a "Reorganization").

     Atari and JTS stockholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular stockholders of Atari and JTS in light of their particular circumstances, such as stockholders who are banks, insurance companies, tax-exempt organizations, dealers in securities, foreign persons or who do not hold their Atari or JTS capital stock as capital assets or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws or the tax consequences of transactions effectuated prior or subsequent to or concurrently with the Merger (whether or not such transactions are in connection with the Merger), including, without limitation, transactions in which Atari capital stock is acquired or JTS capital stock is disposed of. ACCORDINGLY, ATARI AND JTS STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.

     Subject to the limitations and qualifications referred to herein, Counsel is of the opinion that the Merger will qualify as a Reorganization which will result in the following federal income tax consequences:

     (a) No gain or loss will be recognized by holders of Atari capital stock solely upon their receipt of JTS capital stock solely in exchange for Atari capital stock in the Merger (except to the extent of cash received in lieu of a fractional share of JTS capital stock).

     (b) The aggregate tax basis of the JTS capital stock received by Atari stockholders in the Merger will be the same as the aggregate tax basis of Atari capital stock surrendered in exchange therefor less the tax basis, if any, allocated to fractional share interests.

     (c) The holding period of the JTS capital stock received in the Merger will include the period for which the Atari capital stock surrendered in exchange therefor was held, provided that the Atari capital stock is held as a capital asset at the time of the Merger.

     (d) Cash payments received by holders of Atari capital stock in lieu of a fractional share will be treated as if a fractional share of JTS capital stock had been issued in the Merger and then redeemed by JTS. A stockholder of Atari receiving such cash will generally recognize gain or loss upon such payment, equal to the difference (if any) between such stockholder's basis in the fractional share and the amount of cash received.

     (e) A shareholder who exercises appraisal or dissenters' rights with respect to a share of JTS capital stock and who receives payment for such stock in cash should generally recognize capital gain or loss (if such share was held as a capital asset at the time of the Merger) measured by the difference between the shareholder's basis in such share and the amount of cash received, provided that such payment is neither essentially equivalent to a dividend nor has the effect of a distribution of a dividend (a "Dividend Equivalent Transaction"). A sale of capital stock of JTS pursuant to an exercise of appraisal or dissenters' rights will generally not be a Dividend Equivalent Transaction if, as a result of such exercise, the shareholder exercising dissenters' rights and all parties related to such Shareholder own no shares of JTS Stock (either actually or constructively with the meaning of Section 318 of the Code) after the Merger. If, however, a stockholder's sale for cash of JTS capital stock pursuant to an exercise of appraisal or dissenters' rights is a Dividend Equivalent Transaction, then such shareholder will generally recognize income for federal income tax purposes in an amount up to the entire amount of cash so received.

     (f) Neither JTS nor Atari will recognize material amounts of gain solely as a result of the Merger.

     No ruling has been or will be obtained from the Internal Revenue Service (the "IRS") in connection with the Merger. Atari and JTS stockholders should be aware that the Tax Opinions do not bind the IRS and that the IRS is therefore not precluded from successfully asserting a contrary opinion. The Tax Opinions are also subject to certain limitations and qualifications, they are based upon certain factual assumptions, and are subject to the truth and accuracy of certain representations made by Atari and JTS. Of particular importance are certain representations relating to the Code's "continuity of shareholder interest" and "continuity of business enterprise" requirements.

     To satisfy the continuity of shareholder interest requirement, Atari shareholders must not, pursuant to a plan or intent existing at or prior to the Merger, dispose of or transfer so much of either (i) their Atari capital stock in anticipation of the Merger or (ii) the JTS capital stock to be received in the Merger (collectively, "Planned Dispositions"), such that Atari shareholders, as a group, would no longer have a significant equity interest in the Atari business being conducted by JTS after the Merger. Atari shareholders will generally be regarded as having a significant equity interest as long as the number of shares of JTS capital stock received in the Merger less the number of shares subject to Planned Dispositions (if any) represents, in the aggregate, a substantial portion of the entire consideration received by the Atari shareholders in the Merger. To satisfy the continuity of business enterprise requirement, JTS must either (i) continue the historic business conducted by Atari or (ii) use a significant portion of the historic business assets of Atari in a business.

     A successful IRS challenge to the Reorganization status of the Merger would result in the Merger being treated as a taxable sale of Atari's assets. Additionally, a successful IRS challenge to such Reorganization status would result in Atari stockholders recognizing taxable gain or loss with respect to each share of Atari capital stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the Effective Time, of the JTS capital stock received in exchange therefor. In such event, a stockholder's aggregate basis in the JTS capital stock so received would equal its fair market value and the holding period for such stock would begin the day after the Effective Time.

                      STOCK PRICE AND DIVIDEND INFORMATION

ATARI


     Atari's Common Stock has traded on the American Stock Exchange under the symbol "ATC" since November 7, 1986. As of the close of business on June 28, 1996, 63,854,718 shares of Atari Common Stock were outstanding and no shares of Preferred Stock were outstanding. As of that date, there were approximately 2,375 stockholders of record of Atari Common Stock. The following table sets forth the high and low sale prices of Atari's Common Stock for the periods indicated as reported on the consolidated transaction system.


                                                                       HIGH         LOW
                                                                       ----         ----
    FISCAL YEAR 1996
      Second Quarter (through July 12, 1996).........................  $ 9          $ 3  5/8
      First Quarter..................................................    4  1/8       1  5/8
    FISCAL YEAR 1995
      Fourth Quarter.................................................  $ 3 5/16     $ 1  1/8
      Third Quarter..................................................    3  5/8       2 9/16
      Second Quarter.................................................    3  1/8       2  1/2
      First Quarter..................................................    4  1/4       2  3/4
    FISCAL YEAR 1994
      Fourth Quarter.................................................  $ 7  3/8     $ 3 9/16
      Third Quarter..................................................    7  3/4       2  7/8
      Second Quarter.................................................    6  5/8       2  7/8
      First Quarter..................................................    8  1/8       5  5/8

     Atari has never paid cash dividends on its Common Stock and does not anticipate a change in this practice in the foreseeable future.

JTS


     JTS is a privately held company, and there is no public trading market for its stock. As of the close of business on June 18, 1996, 9,263,866 shares of JTS Common Stock and 29,696,370 shares of JTS Series A Preferred Stock were issued and outstanding. There are a total of 54 holders of record of JTS Series A Preferred Stock and 20 holders of record of JTS Common Stock. After the Closing, the JTS Common Stock is expected to be publicly traded on the American Stock Exchange under the symbol "JTS". No cash dividend has ever been paid on any class of JTS capital stock.

       JTS' ACQUISITION OF THE DISK DRIVE DIVISION OF MODULER ELECTRONICS

     Moduler Electronics is located in Madras, India and was founded in 1986 by members of the family of Sirjang L. Tandon, JTS' Chairman and Corporate Technical Strategist, as a contract manufacturer of power supplies for computers and hard disk drive subassemblies. In December 1994, Moduler Electronics received Indian government approval to manufacture hard disk drives. At approximately the same time, Moduler Electronics discontinued production of hard disk drive subassemblies for customers other than JTS. In March 1995, JTS entered into a verbal agreement to acquire the hard disk drive division of Moduler Electronics for 1,911,673 shares of JTS Series A Preferred Stock and a warrant to purchase 500,000 shares of JTS Common Stock at an exercise price of $.25 per share. JTS subsequently assumed operational and management control of certain portions of the hard disk drive business of Moduler Electronics. The verbal agreement contemplated that prior to JTS' acquisition, Moduler Electronics would divest itself of certain voice coil assembly and other operations not directly involved in its hard disk drive business.


     In April 1996, following Moduler Electronics' divestiture of its voice coil business and businesses unrelated to its hard disk drive operations, JTS purchased 90% of the outstanding capital stock of Moduler Electronics in consideration for 1,911,673 shares of JTS Series A Preferred Stock and a warrant to purchase 750,000 shares of JTS Common Stock at an exercise price of $.25 per share. The warrant is immediately exercisable as to 500,000 shares of JTS Common Stock and becomes exercisable with respect to the remaining 250,000 shares when certain borrowings and credit facilities in the amount of $29 million become available to Moduler Electronics. The 250,000 share portion of the warrant related to the credit facilities of Moduler Electronics will be valued and recorded as additional interest expense over the term of the borrowings, if and when such portion of the warrant becomes exercisable.


     In connection with the acquisition of the hard disk drive business of Moduler Electronics, JTS agreed not to compete in the head stack manufacturing business within India for a period of five years, provided that JTS may manufacture head stacks for its internal requirements. In return, the former owners of Moduler Electronics agreed not to compete in the disk drive manufacturing business within India for a period of five years. In addition, JTS granted certain registration rights with respect to the shares of JTS capital stock issued in the acquisition. JTS has a right of first refusal to purchase the remaining 10% equity interest in Moduler Electronics at 10% of the net book value of Moduler Electronics at the time of the purchase.


     Since JTS began hard disk drive production in early 1995, JTS has conducted substantially all of its manufacturing operations at the Moduler Electronics facility. As of April 26, 1996, Moduler Electronics employed 1,760 individuals. The Madras facility presently occupies 85,000 square feet in a single building, 4,000 square feet of which are designated a "clean room" environment. At this facility, JTS is adding production lines and expanding its clean room environment. JTS believes that locating its manufacturing operations in India represents an important element of its manufacturing strategy due to the local availability of a high-quality, low-cost technical labor pool. See "Information Regarding JTS Corporation -- Business of JTS -- Manufacturing."

                              JTS CORPORATION AND
                  MODULER ELECTRONICS (INDIA) PRIVATE LIMITED

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined financial statements give effect to the Merger of JTS and Moduler Electronics which was consummated on April 4, 1996 and will be accounted for as a purchase. The accompanying pro forma combined condensed balance sheet as of January 28, 1996 assumes that the acquisition of Moduler Electronics by JTS took place on that date and combines JTS' and Moduler Electronics' balance sheets as of January 28, 1996. The accompanying pro forma combined condensed statement of operations for the year ended January 28, 1996 assumes that the acquisition took place as of the beginning of fiscal 1996, and combines JTS' and Moduler Electronics' statements of operations for the year ended January 28, 1996. The pro forma combined condensed statements of operations do not include the effect of any nonrecurring charges directly attributable to the acquisition.

     In March 1995, JTS agreed to acquire the hard disk drive division of Moduler Electronics and subsequently assumed operational and management control of certain portions of the hard disk drive business of Moduler Electronics. The purchase price included 1,911,673 shares of JTS Series A Preferred Stock and a warrant to purchase JTS Common Stock at an exercise price of $0.25 per share in exchange for 90% of the outstanding capital stock of Moduler Electronics. Actual statements of the companies will be combined after the consummation date with no retroactive restatements. The accompanying pro forma combined condensed financial statements should be read in conjunction with JTS' and Moduler Electronics' historical financial statements and related notes thereto.

                              JTS CORPORATION AND
                  MODULER ELECTRONICS (INDIA) PRIVATE LIMITED

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                  AS OF JANUARY 28, 1996
                                                  ------------------------------------------------------
                                                                HISTORICAL
                                                  HISTORICAL     MODULER       PRO FORMA       PRO FORMA
                                                     JTS        ELECTRONICS   ADJUSTMENTS      COMBINED
                                                  ----------    ----------    -----------      ---------
                                                 ASSETS
CURRENT ASSETS:
  Cash, cash equivalents and restricted cash....   $     547     $    868                      $   1,415
  Trade and other receivable....................       2,098           --                          2,098
  Receivable from Moduler Electronics...........       6,892           --       $(6,892)(a)           --
  Receivable from related parties...............          --           --           380(a)           380
  Inventories...................................       2,093        5,983                          8,076
  Prepaid and other current assets..............         240          513                            753
                                                     -------       ------                        -------
          Total current assets..................      11,870        7,364                         12,722
EQUIPMENT AND LEASEHOLD IMPROVEMENTS, NET.......       7,943        5,603         1,249(b)        14,795
GOODWILL........................................          --           --           594(b)           594
                                                     -------       ------                        -------
                                                   $  19,813     $ 12,967                      $  28,111
                                                     =======       ======                        =======
                                 LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Bank line of credit and short-term
     borrowing..................................   $   4,323     $  6,085                      $  10,408
  Note payable to stockholder...................       1,000           --                          1,000
  Accounts payable --
     Trade......................................       7,226        6,268                         13,494
     Moduler Electronics........................       9,546           --        (5,734)(a)           --
                                                                                 (3,812)(b)
     Related parties............................          --        1,168          (778)(a)          390
  Accrued liabilities...........................       3,501          197                          3,698
  Current portion of capitalized lease
     obligations
     and long-term debt.........................       1,520          105                          1,625
                                                     -------       ------                        -------
          Total current liabilities.............      27,116       13,823                         30,615
LONG-TERM LIABILITIES...........................       3,485        2,763                          6,248
                                                     -------       ------                        -------
          Total Liabilities.....................      30,601       16,586                         36,863
REDEEMABLE SERIES A PREFERRED STOCK.............      27,785           --         1,911(b)        29,696
STOCKHOLDERS' DEFICIT:
  Common stock..................................          --           --                             --
  Warrant for common stock......................          --           --           125(b)           125
  Additional paid-in capital....................       6,004           --                          6,004
  Deferred compensation.........................      (4,320)          --                         (4,320)
  Notes receivable from stockholders............        (623)          --                           (623)
  Accumulated deficit...........................     (39,634)                                    (39,634)
  Liabilities in excess of assets...............          --       (3,619)        3,619(b)            --
                                                                   ======
                                                     -------                                     -------
          Total stockholders' deficit...........     (38,573)                                    (38,448)
                                                     -------                                     -------
                                                   $  19,813                                   $  28,111
                                                     =======                                     =======

   See notes to unaudited pro forma condensed combined financial statements.

                              JTS CORPORATION AND
                  MODULER ELECTRONICS (INDIA) PRIVATE LIMITED

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          FOR THE YEAR ENDED JANUARY 28, 1996
                                               ----------------------------------------------------------
                                                              HISTORICAL
                                               HISTORICAL       MODULER        PRO FORMA        PRO FORMA
                                                  JTS         ELECTRONICS     ADJUSTMENTS       COMBINED
                                               ----------     -----------     -----------       ---------
REVENUE:
  Product sales..............................   $  13,502       $15,580        $ (15,580)(c)    $  13,502
  Technology license revenue.................       5,275            --                             5,275
                                                  -------        ------                           -------
                                                   18,777        15,580                            18,777
COST OF PRODUCT SALES........................      28,548        19,160          (15,580)(c)       33,626
                                                  -------        ------                           -------
                                                                                    (599)(e)
                                                                                   2,097(e)
GROSS MARGIN (DEFICIT).......................      (9,771)       (3,580)                          (14,849)
OPERATING EXPENSES:
  Research and development...................      13,375            --                            13,375
  Selling, general and administrative........       5,579            --              198(d)         5,777
  Manufacturing start-up costs...............       3,812            --           (3,812)(f)           --
                                                  -------        ------                           -------
                                                   22,766            --                            19,152
                                                  -------        ------                           -------
OPERATING LOSS...............................     (32,537)       (3,580)                          (34,001)
OTHER INCOME (EXPENSE):
  Interest income............................         108           141                               249
  Interest expense...........................        (589)         (464)                           (1,053)
  Other, net.................................         (32)         (333)                             (365)
                                                  -------        ------                           -------
NET LOSS.....................................   $ (33,050)      $(4,236)                        $ (35,170)
                                                  =======        ======                           =======
NET LOSS PER COMMON SHARE....................   $   (7.17)                                      $   (7.63)
                                                  =======                                         =======
SHARES USED IN COMPUTING NET LOSS PER
  SHARE......................................       4,611                               (g)         4,611

   See notes to unaudited pro forma condensed combined financial statements.

                              JTS CORPORATION AND
                  MODULER ELECTRONICS (INDIA) PRIVATE LIMITED

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1.  PURCHASE PRICE ALLOCATION

     The purchase price of the acquisition of Moduler Electronics is computed as follows (in thousands):

                Preferred stock.....................................  $1,911
                Warrants............................................     125
                                                                      -------
                                                                      $2,036
                                                                      =======

     The preferred stock is valued at $1.00 per share, such number of shares and the value per share were agreed to in March 1995. The price per preferred share was identical to the price per preferred share received by the Company in cash sales to unrelated parties in February and September 1995. The warrant to purchase 500,000 shares of common stock at $.25 was valued at $125,000 and reflects the higher value of the preferred stock relative to the common stock. Subsequent to the March 1995 agreement to purchase Moduler Electronics, JTS assumed operational and management control of certain portions of the Disk Drive Unit and funded certain of the start-up losses. Accordingly, JTS expensed 90% of the Unit's loss in its historical financial statements.

     The purchase price is expected to be allocated as follows (in thousands):

                Current assets acquired...........................  $  6,628
                Property acquired.................................     6,292
                Liabilities assumed...............................   (11,478)
                Goodwill..........................................       594
                                                                     -------
                                                                    $  2,036
                                                                     =======

NOTE 2.  PRO FORMA ADJUSTMENTS

     Certain pro forma adjustments have been made to the accompanying pro forma combined condensed balance sheet and statement of operations as described below:

     (a) Eliminates intercompany receivable and payable balances.

     (b) Reflects the acquisition of 90% ownership of Moduler Electronics for 1,911,673 shares of JTS Series A Preferred Stock valued at $1.00 per share and a warrant to purchase 500,000 shares of JTS Common Stock valued at $125,000.

     (c) Eliminates intercompany sales.

     (d) Reflects the amortization of goodwill on a straight-line basis over three years.

     (e) Reflects the depreciation of the step-up of fixed assets.

     (f) Eliminates 90% of loss of Moduler Electronics' start-up costs.

     (g) Pro forma weighted average common shares do not include common stock equivalents as inclusion of these shares would be anti-dilutive.

                     ATARI CORPORATION AND JTS CORPORATION

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined financial statements give effect to the proposed merger of Atari and JTS. The merger is subject to shareholder and regulatory approval and other conditions. The unaudited pro forma condensed combined balance sheet has been prepared as if the acquisition, which will be accounted for as a purchase of JTS by Atari, was consummated as of March 31, 1996. Such pro forma balance sheet combines Atari's balance sheet as of March 31, 1996 and the balance sheet of JTS as of April 28, 1996. Although the business combination will result in Atari merging into the JTS legal entity, the substance of the transaction is that Atari, a public company with substantially greater operating history and net worth, will own approximately 62% of the combined equity at the date of the acquisition.


     The aggregate purchase price of $112.3 million has been allocated to the acquired assets and liabilities of JTS. Included in the pro forma purchase price are the approximately 40 million shares of outstanding common stock of JTS, assuming conversion of all outstanding preferred stock of JTS, the value of the assumed JTS options and warrants of $11.1 million and the estimated direct transaction costs. The common stock, options and warrants were valued using $2.50 per share which is the representative value of Atari stock at the time the proposed transaction was announced. The fair value of JTS assets and liabilities will be revised as updated information becomes available at the Effective Time. Such preliminary appraisal allocated $119.0 million to purchased technology, $97.0 million of which represented in-process research and development. The $97.0 million will be expensed upon the closing of the Merger as the technology had not yet reached technological feasibility and does not have alternative future uses.


     The unaudited pro forma condensed combined statements of operations for the year ended December 31, 1995 give effect to the proposed merger as if the acquisition was completed at the beginning of the year and combines Atari's statement of operations as of December 31, 1995 with the pro forma combined statement of operations for JTS and Moduler Electronics for the year ended January 28, 1996. The unaudited pro forma condensed combined statements of operations for the quarter ended March 31, 1996 give effect to the proposed merger as if the acquisition was completed at the beginning of the quarter and combines Atari's statement of operations as of March 31, 1996 with the JTS pro forma statement of operations for the quarter ended April 28, 1996. Such statements do not include the effect of the approximately $97.0 million nonrecurring charge for in-process research and development, as such charges will be included in the consolidated statement of operations in the third calendar quarter of 1996. Such statements also exclude Atari's extraordinary gain generated from the Atari Debentures extinguished in 1995 and the $6.3 million gain on sale of marketable securities in the first quarter of 1996.

     This method of combining historical financial statements for the preparation of the pro forma condensed combined statements is for presentation only. Actual statements of operations of the companies will be combined from the closing date of the acquisition with no retroactive restatements. The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and is not necessarily indicative of the combined financial position or combined results of operations that would have been reported had the Merger occurred on the dates indicated, nor do they represent a forecast of the combined financial position or results of operations for any future period. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements and accompanying notes for Atari, JTS and Moduler Electronics.

                                 ATARI AND JTS

                         UNAUDITED PRO FORMA CONDENSED
                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                  ATARI         JTS
                                                MARCH 31,    APRIL 28,     PRO FORMA       PRO FORMA
                                                  1996         1996       ADJUSTMENTS      COMBINED
                                                ---------    ---------    -----------      ---------
                                               ASSETS
CURRENT ASSETS:
  Cash and equivalents........................  $  23,748    $   5,116                     $  28,864
  Accounts receivable.........................        601        9,608                        10,209
  Other receivables...........................         --        1,182                         1,182
  Inventories.................................      5,526       12,983                        18,509
  Subordinated secured convertible note.......     25,000           --       (25,000)(k)          --
  Other current assets........................      1,101        1,585                         2,686
                                                ---------     --------                     ---------
     Total current assets.....................     55,976       30,474                        61,450
GAME SOFTWARE DEVELOPMENT
  COSTS.......................................        861           --                           861
EQUIPMENT AND TOOLING.........................        577       16,212         2,970(d)       19,759
REAL ESTATE HELD FOR SALE.....................     10,468           --                        10,468
INTANGIBLE & OTHER ASSETS.....................        524           --        21,980(d)       22,504
GOODWILL......................................         --          185          (185)(c)      11,714
                                                                              11,714(d)
                                                ---------     --------                     ---------
     TOTAL....................................  $  68,406    $  46,871                     $ 126,756
                                                =========     ========                     =========
                                LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Bank borrowings.............................  $      --    $  10,277                     $  10,277
  Notes payable to stockholders...............         --        1,965                         1,965
  Subordinated secured convertible note.......         --       25,000       (25,000)(k)          --
  Accounts payable............................      3,295       18,240         1,200(i)       22,735
  Accrued liabilities.........................      5,481        4,536                        10,017
  Current portion of long-term obligations....         --        1,651                         1,651
                                                ---------     --------                     ---------
     Total current liabilities................      8,776       61,669                        46,645
LONG-TERM OBLIGATIONS.........................     42,354        6,381                        48,735
REDEEMABLE PREFERRED STOCK....................         --       29,697       (29,697)(c)          --
SHAREHOLDERS' EQUITY (DEFICIT):
  Common stock................................        637           --           400(a)        1,037
  Additional paid-in capital..................    196,272        8,088       103,105(a,c)    307,465
  Deferred compensation.......................         --       (3,990)        3,990(c)           --
  Common stock warrants.......................         --          125         1,985(b)        2,110
  Notes receivable from sale of common
     stock....................................         --       (2,610)                       (2,610)
  Accumulated translation adjustments.........       (730)                                      (730)
  Accumulated deficit.........................   (178,903)     (52,489)       52,489(c)     (275,896)
                                                                             (96,993)(e)
                                                ---------     --------                     ---------
     Total shareholders' equity (deficit).....     17,276      (50,876)                       31,376
                                                ---------     --------                     ---------
          TOTAL...............................  $  68,406    $  46,871                     $ 126,756
                                                =========     ========                     =========

   See notes to unaudited pro forma condensed combined financial statements.

                                 ATARI AND JTS
                         UNAUDITED PRO FORMA CONDENSED
                       COMBINED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              ATARI                 JTS
                                          QUARTER ENDED        QUARTER ENDED        PRO FORMA     PRO FORMA
                                          MARCH 31, 1996      APRIL 28, 1996       ADJUSTMENTS    COMBINED
                                          --------------    -------------------    -----------    ---------
NET REVENUES............................     $  1,272            $  17,581                        $  18,853
COST AND EXPENSES:                                                                     1,832(f)
  Cost of revenues and inventory
     write-downs........................        6,211               19,434               248(h)      27,725
  Research and development..............          201                7,406                            7,607
  Sales, marketing, general and
     administrative.....................        2,009                3,103               418(g)       5,530
                                             --------             --------                         --------
     Total operating expenses...........        8,421               29,943                           40,862
OPERATING LOSS..........................       (7,149)             (12,362)                         (22,009)
  Gain on sale of marketable
     securities.........................        6,347                   --            (6,347)(1)         --
  Other income (expense)................          233                  (56)                             177
  Interest income.......................          332                  105                              437
  Interest expense......................         (569)                (542)                          (1,111)
                                             --------             --------                         --------
     Loss before income taxes...........         (806)             (12,855)                         (22,506)
Income tax credit.......................           --                   --                               --
                                             --------             --------                         --------
NET LOSS................................     $   (806)           $ (12,855)                         (22,506)
                                             ========             ========                         ========
LOSS PER COMMON SHARE...................     $  (0.01)           $   (1.47)                       $   (0.22)
Number of shares used in computation....       63,701                8,732                  (j)     103,701

   See notes to unaudited pro forma condensed combined financial statements.

                                 ATARI AND JTS
                         UNAUDITED PRO FORMA CONDENSED
                       COMBINED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 PRO FORMA
                                                             COMBINED JTS AND
                                               ATARI        MODULER ELECTRONICS
                                            YEAR ENDED          YEAR ENDED          PRO FORMA     PRO FORMA
                                           DEC. 31, 1995       JAN. 28, 1996       ADJUSTMENTS    COMBINED
                                           -------------    -------------------    -----------    ---------
NET REVENUES.............................    $  14,626           $  18,777                        $  33,403
COST AND EXPENSES:                                                                    7,327(f)
  Cost of revenues.......................       44,234              33,626              990(h)       86,177
  Research and development...............        5,410              13,375                           18,785
  Sales, marketing, general and
     administrative......................       18,647               5,777            1,673(g)       26,097
                                              --------            --------                         --------
     Total operating expenses............       68,291              52,778                          131,059
OPERATING LOSS...........................      (53,665)            (34,001)                         (97,656)
  Other income (expense).................        2,683                (365)                           2,318
  Interest income........................        3,133                 249                            3,382
  Interest expense.......................       (2,309)             (1,053)                          (3,362)
                                              --------            --------                         --------
     Loss before income taxes............      (50,158)            (35,170)                         (95,318)
Income tax credit........................           --                  --                               --
                                              --------            --------                         --------
NET LOSS BEFORE EXTRAORDINARY CREDIT.....    $ (50,158)          $ (35,170)                         (95,318)
                                              ========            ========                         ========
LOSS PER COMMON SHARE BEFORE
  EXTRAORDINARY CREDIT...................    $   (0.79)          $   (7.63)                       $   (0.92)
Number of shares used in computation.....       63,697               4,611                 (j)      103,697

   See notes to unaudited pro forma condensed combined financial statements.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                     FINANCIAL STATEMENTS OF ATARI AND JTS

NOTE 1 -- PURCHASE PRICE

     The purchase price of the acquisition of JTS is computed as follows:

        Warrants and employee stock options............................  $  11,093,000
        Common stock to be issued......................................    100,000,000
        Direct transaction costs.......................................      1,200,000
                                                                          ------------
             TOTAL.....................................................  $ 112,293,000
                                                                          ============

     The JTS common stock, options and warrants were valued using $2.50 per share which is the representative value of Atari stock at the time the proposed transaction was announced.

     The purchase price is expected to be allocated as follows:

        Current assets.................................................  $ 30,474,000
        Equipment and tooling..........................................    19,182,000
        In-process technology..........................................    96,993,000
        Existing technology............................................    21,980,000
        Liabilities assumed............................................   (68,050,000)
        Goodwill.......................................................    11,714,000
                                                                         ------------
             TOTAL.....................................................  $112,293,000
                                                                         ============

NOTE 2 -- PRO FORMA ADJUSTMENTS

     The following pro forma adjustments have been made to the unaudited pro forma condensed combined financial statements:

     (a) -- Reflects the value of all outstanding JTS common stock and the fair value of JTS options.

     (b) -- Reflects the fair value of JTS common stock warrants.

     (c) -- Reflects elimination of JTS common and preferred stock, deferred compensation, goodwill and shareholders' deficit.

     (d) -- Reflects allocation of purchase price to acquired equipment, existing technology and goodwill.

     (e) --  Reflects a one-time charge for purchased in-process technology.

     (f) -- Reflects amortization of purchased existing technology on a straight-line basis over three years.

     (g) -- Reflects amortization of goodwill on a straight-line basis over seven years.

     (h) -- Reflects depreciation of the step-up of equipment on a straight-line basis over three years.

     (i) --  Reflects accrual of direct transaction costs.

     (j) -- Reflects the outstanding common stock of JTS assuming the conversion of outstanding preferred stock of JTS excluding the impact of stock options and warrants which are antidilutive.

     (k) -- Reflects elimination of note between Atari and JTS.

     (l) -- Reflects elimination of nonrecurring gain on sale of a marketable security.

     No deferred tax adjustments is made as the deferred tax assets, consisting primarily of net operating loss carryforwards, exceed the deferred tax liabilities and the excess of the deferred tax assets over the deferred tax liabilities is offset by a valuation allowance due to the uncertainty surrounding the realization.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
               FINANCIAL STATEMENTS OF ATARI AND JTS (CONTINUED)

NOTE 3 -- IN-PROCESS RESEARCH AND DEVELOPMENT

     The allocation of the purchase price among identifiable intangible assets was based on a preliminary independent appraisal of the fair value of those assets. The fair value of JTS assets and liabilities will be revised as updated information become available at the Effective Time. Such preliminary appraisal allocated $97.0 million to purchased in-process research and development. The $97.0 million will be expensed in the third calendar quarter upon closing as the technology had not yet reached technological feasibility and does not have alternative future uses. The unaudited pro forma condensed combined statements of operations do not include this one-time charge for purchased in-process technology as it represents a material nonrecurring charge in accordance with the rules for the preparation of pro forma financial statements.

NOTE 4 -- DEFERRED COMPENSATION

     Upon the closing of the merger, JTS will record a one-time expense charge of approximately $4.3 million of deferred compensation which it is currently amortizing. Such expense has not been recorded in the accompanying pro forma financial statements.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF PRO FORMA COMBINED FINANCIAL CONDITION
  AND PRO FORMA COMBINED RESULTS OF OPERATIONS OF THE COMBINED COMPANY FOR THE
                          QUARTER ENDED MARCH 31, 1996


     The following discussion should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations of Atari and JTS and the introduction to the pro forma financial statements on page
59. The pro forma combined results are not necessarily indicative of what would have occurred had the acquisition actually been made at the beginning of each of the respective periods presented or of future operations of the Combined Company.


     The net loss on a pro forma basis for the Combined Company was $22.5 million on net revenues of $18.9 million. The Combined Company expects sales of Atari's Jaguar and related products to decline substantially in 1996 and thereafter as a result of Atari's decision to focus its efforts on selling its inventory of Jaguar and related products and to emphasize its existing licensing and development activities related to multimedia entertainment software. The Combined Company is expected to focus a substantial portion of its resources on the disk drive portion of its business which is expected to represent a substantial portion of the operations of the Combined Company. Sales of disk drives in the Combined Company are expected to increase during 1996 with the initiation of shipments of the Nordic 3-inch disk drives to Compaq late in the second quarter and the introduction of additional disk drive products with higher performance characteristics and increased capacities beyond JTS' current
1.6 gigabyte product.* There can be no assurance that the Combined Company will be successful in the production and shipment of these products.

     The Combined Company anticipates that it will have a five year period during which it will not pay taxes on its operations in India. Further, the Combined Company's operations in India are in a tax exempt facility. These tax benefits, to the extent the Combined Company is able to generate profitable operations to utilize them, will provide the Combined Company with a lower tax rate than would otherwise be the case. No assurance can be given, however, that the Combined Company will achieve profitable operations in India or be able to utilize these tax benefits or achieve a lower tax rate.

     Upon consummation of the Merger, the subordinated convertible note due from JTS to Atari will be canceled. The unaudited pro forma Combined Balance Sheets reflect cash and cash equivalents of $28.9 million and working capital of $14.8 million. The Combined Company will need significant additional financing resources over the next several years for facilities expansion, capital expenditures, working capital, research and development and vendor tooling. In order for the Combined Company to accelerate or increase planned expenditures or to the extent orders do not materialize as currently projected, additional capital will be required. Furthermore, certain equipment and receivable financing as well as existing term loans in place are contingent on compliance with stringent financial covenants. The Combined Company will pursue equity and/or debt financing in the near future to meet its funding requirements. The issuance of equity or convertible debt securities would result in dilution of the voting control of existing stockholders of the Combined Company and could result in dilution to earnings per share. The issuance of debt securities would provide to the holders of those securities seniority over the holders of JTS Common Stock issued in the Merger. There can be no assurance that the Combined Company will be able to maintain its current financing facilities or obtain additional financing as needed on acceptable terms or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of JTS."

- ---------------

* This statement is a forward-looking statement reflecting current expectations. Actual results could differ materially from those projected in the forward-looking statement due to numerous factors, including those set forth in "Risk Factors -- Risk Factors Related to the Business of JTS" and elsewhere in this Joint Proxy Statement/Prospectus.

                    INFORMATION REGARDING ATARI CORPORATION

BUSINESS OF ATARI

     Atari was incorporated under the laws of Nevada in May 1984. From 1984 to 1992, Atari designed, manufactured and marketed proprietary personal computers and video games and related software. Over the past several years, Atari has undergone significant change. In 1992 and 1993, Atari significantly downsized operations, decided to exit the computer business and focused on its video game business. As a result, revenues from computer products as a percentage of total revenues declined from 67% in 1993 to 16% in 1994 and 12% in 1995, while sales of entertainment systems and related software and peripheral products and the receipt of royalties represented the balance of revenues in each such year. These actions resulted in significant restructuring charges for closed operations and write-downs of computer and certain video game inventories in 1992 and 1993.

     While restructuring, Atari developed its 64-bit Jaguar interactive multimedia entertainment system, which was introduced in selected markets in the fourth quarter of 1993. For 1995 and 1994, total sales of Jaguar and related products were $9.9 million and $29.3 million, respectively, and represented 68% and 76% of Atari's net revenues, respectively. These Jaguar sales were substantially below Atari's expectations, and Atari's business and financial results were materially adversely affected in 1995 as Atari continued to invest heavily in Jaguar game development, entered into arrangements to publish certain licensed titles and reduced the retail price for its Jaguar console unit. Atari attributes the poor performance of Jaguar to a number of factors including (i) extensive delays in development of software for the Jaguar which resulted in reduced orders due to consumer concern as to when titles for the platform would be released and how many titles would ultimately be available, and (ii) the introduction of competing products by Sega and Sony in May 1995 and September 1995, respectively.

     By late 1995, Atari recognized that despite the significant commitment of financial resources that were devoted to the Jaguar and related products, it was unlikely that Jaguar would ever become a broadly accepted video game console or that Jaguar technology would be broadly adopted by software title developers. As a result, Atari decided to significantly downsize its Jaguar operations. This downsizing resulted in significant reductions in Atari's workforce, and significant curtailment of research and development and sales and marketing activities for Jaguar and related products. Accordingly, Atari decided to focus its efforts on selling its inventory of Jaguar and related products and to emphasize its existing licensing and development activities related to multimedia entertainment software for various platforms. Atari presently has a substantial unsold inventory of Jaguar and related products and there can be no assurance that such inventory can be sold at current prices. Despite the introduction of four additional game titles in the first quarter of 1996, sales of Jaguar and related software have remained disappointing due to uncertainty about Atari's commitment to the Jaguar platform, increased price competition and pending competitive product introductions. As a result of continued disappointing sales, management revised estimates and wrote-down inventory by an additional $5.0 million in the first quarter of 1996. As of the end of May 1996, Atari had approximately 90,000 units of Jaguar in inventory.

PRODUCTS

     Atari's principal products are described below:

     Jaguar Entertainment System. Atari introduced its 64-bit Jaguar interactive multimedia entertainment system in late November 1993 into selected markets. During 1994, Atari rolled out a nationwide program and commenced initial shipments into Europe. From its launch through the end of 1994, Jaguar's suggested retail price was $249.99. As a result of competition and cost reductions, during the first quarter of 1995, Atari reduced the retail price of Jaguar to $149.99. The current retail price of Jaguar is $99.99. Despite its substantially lower retail price, sales of Jaguar continue to be disappointing. Volume sales of Jaguar and related software in 1996 have consisted primarily of a large order from a new European customer. Atari is also pursuing wholesale sales channels in the U.S. as well as licensing opportunities. There can be no assurance that Atari's substantial unsold inventory of Jaguar and related software can be sold at current or reduced prices, if at all. In addition, any further decrease in the value of such inventory could result in additional inventory write-downs by Atari.

     The Jaguar is a 64-bit interactive multimedia system that incorporates two proprietary chips developed by Atari which are specialized for multimedia entertainment. The proprietary chips include four processors (graphics processing unit, object processor, blitter and digital signal processor) and a standard Motorola 68000 microprocessor. The computational speed of the system is approximately 44 MIPS and the bus bandwidth is 106.4 megabytes per second. The video features include 24-bit graphics with up to 16.8 million colors and a 3-D engine which can render 3-D shaded or texture mapped polygons in real time. The sound system is based on a high-speed custom digital signal processor dedicated to audio. The audio is 16-bit compact disk ("CD") quality from cartridge-based software, and can be processed from simultaneous sources of audio data. This allows for very realistic sounds in the software, including human voices. Through the use of a compression technology customized by Atari (called "JAGPEG"), software developers can compress data to the point that a 100-megabit game can fit into a 16-megabit ROM cartridge. This allows for more exciting experiences both visually and in game play due to the vast amount of data available.

     Jaguar Software Titles. From 1994 through 1995, Atari developed titles for the Jaguar primarily under contract with third party software developers. To date, Atari has published approximately 45 software titles for the Jaguar. These titles include an array of licensed and nonlicensed titles, some of which utilize 3-D graphics, high speed animation, 16.8 million colors, full motion video, motion capture techniques and 16-bit stereo sound. Atari's software library includes titles which are cartridge based (ROM chips) and CD based. Since 1995, the development of titles for Jaguar has been curtailed substantially and Atari is currently developing a very limited number of titles which it expects to publish in either cartridge or CD format. In addition to Atari's software development efforts, in 1994 and 1995 Atari licensed independent software vendors ("ISVs") to develop and publish titles for the Jaguar. Atari is not aware of any current development of Jaguar titles by ISVs and does not expect any such development in the foreseeable future.

     Jaguar Peripherals. Atari offers a CD-ROM peripheral for the Jaguar that enables software end users to have full motion video clips and more complex games than are available on cartridges. Publishers can take advantage of lower media cost and quicker turnaround on orders with CD-ROM software as compared to a ROM cartridge. The CD-ROM peripheral is a double speed player that can play Jaguar video games, regular audio CD's and CD + G (graphics). The suggested retail price of the CD-ROM peripheral is $149.99. The success of the CD-ROM peripheral is substantially dependent on the size of the installed base of cartridge-based Jaguar consoles.

     PC Software. As a result of Atari's investment in game design, art and programming for its Jaguar software, Atari has ported certain of its Jaguar titles to the IBM PC compatible platform. Atari intends to publish and/or license these titles in 1996. In this regard, Atari commenced shipment of the PC CD-ROM version of Tempest 2000 in Europe during the first quarter of 1996.

     Library of Titles. In 1996, Atari plans to increase its efforts to license titles from its game library to third party publishers. Atari has over 100 titles in its game library, including the following:

Asteroids         Combat               Iron Soldier         RealSport Baseball      Tempest
Battlezone        Crystal Castles      Major Havoc          RealSport Football      Warbird
Bentley Bear      Earthworld           Millipede            Space War               Warlords
Breakout          Food Fight           Missile Command      Star Raiders            Yar's Revenge
Centipede                              Pong

COMPETITION

     The video game business is intensely competitive. Since its introduction in late 1993, Jaguar has failed to achieve broad market acceptance. Atari does not expect that Jaguar, even at its substantially reduced price, will ever become a broadly accepted video game console, or that Jaguar technology will be broadly adopted by software title developers. The video game industry is also characterized by unpredictable and rapid shifts in the popularity of certain platforms, by severe price competition, and by frequent new technology and product introductions. In this regard, numerous companies have introduced or have developed and are expected to introduce video game consoles that are or may become competitive with Jaguar. In addition, an increasing number of entertainment titles are being developed for or ported to the PC platform. Most of Atari's competitors have greater experience and expertise in 3D graphics and multimedia technology and have substantially greater engineering, marketing and financial resources than Atari. Jaguar presently competes with products offered by the following companies:

     - Nintendo commenced development, in collaboration with Silicon Graphics, Inc., of the Nintendo 64 player, expected to be released in Autumn 1996 in the United States. Nintendo also sells the 16 bit Super NES at a retail price of $99.95.

     - Sega commenced shipment of the Sega Saturn in the United States in May 1995 with a current retail price of $299.00. Sega also sells the 16 bit Genesis at a retail price of $99.95.

     - Sony released the Sony PlayStation in the United States in late 1995 with a current retail price of $299.00.

     - The 3DO Company licenses the 3DO Interactive Multiplayer System console architecture for retail sale worldwide.

MARKETING AND DISTRIBUTION

     Atari distributes its products domestically through various independent channels. Jaguar is sold primarily through national retailers, consumer electronic specialty stores and distributors of electronic products. European sales are conducted from Atari's European headquarters in London, U.K. Jaguar and Atari's PC titles are sold in European markets through substantially the same channels of distribution as those in the United States. Net sales outside North America for fiscal years 1995, 1994 and 1993 constituted approximately 44%, 40% and 75%, respectively, of total net revenues. No single customer accounted for 10% or more of total net revenues for the years ended December 31, 1995, 1994 or 1993.

RESEARCH AND DEVELOPMENT

     Most of Atari's products, including Jaguar, were developed by its internal engineering and software groups as well as independent software developers under contract with Atari. Atari's research and development expenses totaled $5.4 million, $5.8 million and $4.9 million in 1995, 1994, and 1993, respectively. Atari has significantly downsized its research and development efforts and currently has five employees dedicated to such efforts. As a result, Atari expects its research and development expenses to decline substantially in 1996.*

     Atari's current development efforts are dedicated to developing a limited number of Jaguar software titles and porting certain existing Jaguar titles to the PC platform. As part of this development process, Atari has agreements with third parties to develop and/or license properties. Under these agreements, Atari will make payments to these parties as either development fees and/or advance royalties, and is obligated to make certain minimum royalty guarantees on future sales. There can be no assurance that all payments for development fees and/or advance royalties will be recoverable through future sales of products.

MANUFACTURING

     Atari has placed no manufacturing orders for the Jaguar console since mid-1995. Based on current and expected sales and inventory levels, Atari does not intend to pursue additional Jaguar manufacturing. The Jaguar console unit was assembled in the United States by a third-party subcontractor under a manufacturing arrangement. The agreement may be canceled by either party with 90 days' notice. Jaguar software products

- ---------------

* This statement is a forward-looking statement reflecting current expectations. Actual results could differ materially from those projected in the forward-looking statement due to numerous factors, including those set forth in "Risk Factors -- Risk Factors Related to the Business of Atari" and elsewhere in this Joint Proxy Statement/Prospectus.

and accessories are manufactured by several suppliers and are assembled by subcontractors. Atari believes that it could readily replace these sources of supply and assembly, if necessary.

INTELLECTUAL PROPERTY RIGHTS

     Atari has exclusive use of its "Atari" name and "Fuji" logo in all areas other than coin-operated arcade video game use. Atari also has a portfolio of other intellectual properties including patents, trademarks, and copyrights associated with its video game and computer businesses. Atari believes its patents, trademarks and other intellectual property are important assets. As of December 31, 1995, Atari held over 150 patents in the United States and other jurisdictions which expire from 1996 to 2010 and had applications pending for three additional patents. There can be no assurance that any of these patent rights will be upheld in the future or that Atari will be able to preserve any of its other intellectual property rights. Atari has in the past received communications from third parties asserting rights to certain of its intellectual property. Atari has also been involved in several major lawsuits regarding its intellectual property, including a suit with Nintendo which was settled in March 1994 and a suit with Sega which was settled in September 1994. In the event any third party were to make a valid claim with respect to Atari's intellectual property and a license were not available on commercially reasonable terms, Atari's business, financial condition and results of operations would be materially and adversely affected. Litigation, which has in the past and could in the future result in substantial costs and diversion of resources, may also be necessary to enforce Atari's patents or other intellectual property rights or to defend against third-party infringement claims. The occurrence of litigation relating to patent infringement or other intellectual property matters, regardless of the outcome, could have a material adverse effect on Atari's business, financial condition and results of operations.

BACKLOG

     Orders are usually placed by purchasers on an as-needed basis, are sometimes cancelable before shipment, and are usually filled from inventory shortly after receipt. Atari currently has a substantial inventory of finished products and product components for which there are no orders. Although Atari is taking steps to realize revenue from such inventory, Atari recognized substantial inventory write-downs in 1995 and the first quarter of 1996 and there can be no assurance that additional write-downs will not be required.

EMPLOYEES

     Due to disappointing sales of Jaguar and related products, Atari reduced its workforce from 101 persons at December 31, 1994 to 73 persons at December 31, 1995 and 31 persons at March 31, 1996. Atari had 22 employees at June 19, 1996, including 15 in the United States and seven outside the United States. None of the employees are represented by a labor union. Atari considers its employee relations to be good.

PROPERTIES

     Atari leases its 7,200 square feet headquarters facility in Sunnyvale, California under a lease which expires in 2001. Atari also leases a 20,200 square feet warehouse facility in Santa Clara, California, a 33,600 square feet international sales facility in Slough, England and a 19,400 square feet vacant facility in Viannen, Holland. Atari also holds certain properties in Southern California and Texas for sale. Some of these properties are currently being leased by Atari. These properties are reported as real estate held for sale in the Atari Consolidated Financial Statements. See Note 7 of Notes to Atari Consolidated Financial Statements.

LEGAL PROCEEDINGS

     Atari is a defendant in a civil action brought in the Superior Court of the State of California in and for the County of Santa Clara by Citizen America Corporation, a former supplier, in February 1994 seeking damages of approximately $900,000 for alleged breach of contract and related claims. Atari believes this action will have no material adverse effect on its business, financial condition or results of operations.*

     Atari is a defendant and counter claimant in a civil action for alleged breach of contract brought in U.S. District Court for the Northern District of New York, case number 95 Civ. 1945, by Tradewell, Inc., a New

York corporation, seeking specific performance for release of goods having a value of $1.6 million. Atari has counterclaimed seeking specific performance for the purchase of media or, alternatively, damages in the amount of $3.3 million. As a result of a partial settlement, Atari now seeks damages of approximately $1.5 million. Atari believes this action will have no material adverse effect on its business, financial condition or results of operations.*

     Atari is a plaintiff in a civil action brought in the Superior Court of the State of California in and for the County of Santa Clara brought against Philips Laser Magnetic Storage ("Philips") for breach of contract and breach of implied covenant of good faith and fair dealing arising out of Philips' failure to deliver goods to Atari. Philips has filed a counterclaim seeking damages in excess of $3.0 million. Atari believes this action will have no material adverse effect on its business, financial condition or results of operations.*

     Atari is a plaintiff in a civil action brought in the Superior Court of the State of California in and for the County of Santa Clara and removed to the United States District Court, Northern District of California brought against Probe Entertainment Limited for breach of contract and related claims. Counterclaims have been filed against Atari for alleged breach of contract. Atari believes this action will have no material adverse effect on its business, financial condition or results of operations.*

     Atari is not aware of any other pending legal proceedings against Atari and its consolidated subsidiaries other than routine litigation incidental to their normal business.

- ---------------

* This statement is a forward-looking statement reflecting current expectations. Actual results could differ materially from those projected in the forward-looking statement due to numerous factors, including those set forth in "Risk Factors -- Risk Factors Related to the Business of Atari" and elsewhere in this Joint Proxy Statement/Prospectus.

SELECTED CONSOLIDATED FINANCIAL DATA OF ATARI

     The following selected consolidated financial data of Atari have been derived from the historical consolidated financial statements of Atari, included elsewhere herein, with the exception of the Atari Consolidated Statement of Operations Data prior to fiscal 1993 and the Atari Consolidated Balance Sheet Data prior to December 31, 1994 which were derived from historical consolidated financial statements not included herein. The information set forth below should be read in conjunction with Atari's Consolidated Financial Statements and notes thereto and with Management's Discussion and Analysis of Financial Condition and Results of Operations of Atari. The unaudited quarterly financial data reflect all adjustments (which include only normal, recurring adjustments), which are, in the opinion of management, necessary to state fairly the results for the periods presented. The results for such periods are not necessarily indicative of the results to be expected for the full fiscal year.

                               QUARTER ENDED
                                 MARCH 31,                     YEAR ENDED DECEMBER 31,
                             -----------------   ----------------------------------------------------
                              1996      1995       1995       1994       1993       1992       1991
                             -------   -------   --------   --------   --------   --------   --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Consolidated Statement of
  Operations Data:
  Total revenues............ $ 1,272   $ 4,874   $ 14,626   $ 38,748   $ 29,108   $127,340   $257,992
  Operating loss............  (7,149)   (5,158)   (53,665)   (24,047)   (47,499)   (79,008)   (18,683)
  Income (loss) from
     continuing
     operations(1)..........    (806)   (4,473)   (50,158)     9,394    (48,866)   (82,719)    23,659
  Income (loss) before
     extraordinary credit...    (806)   (4,473)   (50,158)     9,394    (48,866)   (73,719)    23,659
  Net income (loss).........    (806)   (4,426)   (49,576)     9,394    (48,866)   (73,615)    25,619
Per common share data:
  Income (loss) from
     continuing
     operations............. $ (0.01)  $ (0.07)  $  (0.79)  $   0.16   $  (0.85)  $  (1.44)  $   0.41
  Income (loss) before
     extraordinary credit...   (0.01)    (0.07)     (0.79)      0.16      (0.85)     (1.29)      0.41
  Net income (loss).........   (0.01)    (0.07)     (0.78)      0.16      (0.85)     (1.28)      0.44

                                                                      DECEMBER 31,
                                      MARCH 31,    --------------------------------------------------
                                         1996       1995       1994      1993       1992       1991
                                      ----------   -------   --------   -------   --------   --------
                                                              (IN THOUSANDS)
Consolidated Balance Sheet Data:
  Current assets.....................  $ 55,976    $65,126   $113,188   $51,388   $109,551   $239,296
  Working capital....................    47,200     55,084     92,670    33,896     75,563    159,831
  Total assets.......................    68,406     77,569    131,042    74,833    138,508    253,486
  Current liabilities................     8,776     10,042     20,518    17,492     33,988     79,465
  Long-term obligations..............    42,354     42,354     43,454    52,987     53,937     48,492
  Shareholder's equity...............    17,276     25,173     67,070     4,354     50,583    125,529

- ---------------
(1) Includes a gain from the sale of marketable securities of $6.3 million in 1996, a gain from the settlement of patent litigation of $32.1 million in 1994 and a gain from the sale of a Taiwan manufacturing facility of $40.9 million in 1991.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                              OPERATIONS OF ATARI

     This Joint Proxy Statement/Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in the forward-looking statements as a result of certain factors, including those set forth under "Risk Factors -- Risk Factors Related to the Business of Atari" and elsewhere in this Joint Proxy Statement/Prospectus.

     Over the past several years, Atari has undergone significant change. In 1992 and 1993, Atari significantly downsized operations, decided to exit the computer business and focused on its video game business. As a result, revenues from computer products as a percentage of total revenues declined from 67% in 1993 to 16% in 1994 and 12% in 1995, while sales of entertainment systems and related software and peripheral products and the receipt of royalties represented the balance of revenues in each such year. These actions resulted in significant restructuring charges for closed operations and write-downs of computer and certain video game inventories in 1992 and 1993.

     While restructuring, Atari developed its 64-bit Jaguar interactive multimedia entertainment system, which was introduced in selected markets in the fourth quarter of 1993. For 1995 and 1994, total sales of Jaguar and related products were $9.9 million and $29.3 million, respectively, and represented 68% and 76% of Atari's net revenues, respectively. These Jaguar sales were substantially below Atari's expectations, and Atari's business and financial results were materially adversely affected in 1995 as Atari continued to invest heavily in Jaguar game development, entered into arrangements to publish certain licensed titles and reduced the retail price for its Jaguar console unit. Atari attributes the poor performance of Jaguar to a number of factors including (i) extensive delays in development of software for the Jaguar which resulted in reduced orders due to consumer concern as to when titles for the platform would be released and how many titles would ultimately be available, and (ii) the introduction of competing products by Sega and Sony in May 1995 and September 1995, respectively.

     By late 1995, Atari recognized that despite the significant commitment of financial resources that were devoted to the Jaguar and related products, it was unlikely that Jaguar would ever become a broadly accepted video game console or that Jaguar technology would be broadly adopted by software title developers. As a result, Atari decided to significantly downsize its Jaguar operations. This downsizing resulted in significant reductions in Atari's workforce, and significant curtailment of research and development and sales and marketing activities for Jaguar and related products. Accordingly, Atari decided to focus its efforts on selling its inventory of Jaguar and related products and to emphasize its existing licensing and development activities related to multimedia entertainment software for various platforms. Atari presently has a substantial unsold inventory of Jaguar and related products and there can be no assurance that such inventory can be sold at current prices. Despite the introduction of four additional game titles in the first quarter of 1996, sales of Jaguar and related software have remained disappointing due to uncertainty about Atari's commitment to the Jaguar platform, increased price competition and pending competitive product introductions. As a result of continued disappointing sales, management revised estimates and wrote-down inventory by an additional $5.0 million in the first quarter of 1996. As of the end of May 1996, Atari had approximately 90,000 units of Jaguar in inventory.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Total revenues for 1995 were $14.6 million compared to $38.7 million for 1994. Sales of Jaguar and related products represented 68% and 76% of total revenues for 1995 and 1994, respectively, and sales of other products and royalties represented the balance of revenues in each such year. The reduction in revenues was primarily the result of lower unit volumes of Jaguar products and lower average selling prices of Jaguar and certain of its software titles. In the first quarter of 1995, Atari reduced the suggested retail price of Jaguar from its original price of $249.99 to $149.99. The current suggested retail price of Jaguar is $99.99. As a result of the Jaguar price reductions, the substantial curtailment of sales and marketing activities for Jaguar and the substantial curtailment of efforts by Atari and independent software developers to develop additional software titles for Jaguar, Atari expects sales of Jaguar and related products to decline substantially in 1996 and thereafter.*

     Cost of revenues for 1995 was $44.2 million compared to $35.2 million for 1994. Included in cost of revenues for 1995 were accelerated amortization and write-offs of capitalized game software development costs of $16.6 million and inventory write-downs of $12.6 million primarily relating to Jaguar products. As a result of these charges and lower selling prices for Jaguar products and provisions for returns and allowances and price protection, gross margin for the year was a loss of $29.6 million. For 1994, gross margin was $3.5 million, or 9.2% of revenues. Included in cost of revenues for 1994 were write-downs of inventory of $3.6 million and amortization and the write-off of capitalized game software development costs of $1.5 million. As of December 31, 1995, Atari had approximately 100,000 units of the Jaguar console in inventory and there can be no assurance that substantial additional write-downs will not be necessary.

     Research and development expenses for 1995 were $5.4 million compared to $5.8 million for 1994. During 1995 and 1994, a significant number of Atari employees and consultants were devoted to developing hardware and software for the Jaguar, and Atari contracted with third-party software developers to develop Jaguar software titles. As a result of Jaguar's poor sales performance, in the third and fourth quarters of 1995, Atari accelerated its amortization of contracted software development which resulted in charges in those quarters of $6.0 million and $10.6 million, respectively. At December 31, 1995 and 1994, Atari had capitalized software development costs of $758,000 and $5.1 million, respectively. In the fourth quarter of 1995, Atari eliminated its internal Jaguar development teams and other development staff as titles for Jaguar were completed. As a result, Atari expects research and development expenses will be substantially lower for the foreseeable future.*

     Marketing and distribution expenses for 1995 were $12.7 million compared to $14.7 million for 1994. Such costs included television and print media, promotions and other activities to promote Jaguar. Due to the substantial curtailment of the Jaguar marketing program, Atari expects these expenses will be substantially lower for the foreseeable future.*

     General and administrative expenses for 1995 were $5.9 million compared to $7.2 million for 1994. The decrease in such expenses was primarily a result of staff reductions, reduced legal fees and other operating costs. Due to the substantial reduction in general and administrative personnel in 1995 and the first quarter of 1996, Atari expects these expenses will be substantially lower for the foreseeable future.*

     Atari experienced a gain on foreign currency exchange of $13,000 for 1995 compared to a gain of $1.2 million for 1994. These changes were a result of lower foreign asset exposure and a greater percentage of sales made in U.S. dollars which further reduced exposure to foreign currency transaction fluctuations.

     In 1994, Atari received $2.2 million in connection with the settlement of litigation between Atari, Atari Games Corporation and Nintendo. In 1994, Atari also reached an agreement with Sega, which resulted in a gain of $29.8 million, after contingent legal fees, and the sale of 4,705,883 shares of Atari Common Stock to Sega at $8.50 per share for an aggregate of $40.0 million.

     During 1995, Atari sold a portion of its holdings in Dixon PLC, a retailer in England, and realized a gain of $2.4 million, of which $1.8 million was realized in the fourth quarter of 1995. In the first quarter of 1996, Atari sold the remaining portion of its holdings and realized a gain of $6.1 million. The 1995 gain of $2.4 million together with other income items resulted in a total other income of $2.7 million compared to $484,000 for 1994.

- ---------------

* This statement is a forward-looking statement reflecting current expectations. Actual results could differ materially from those projected in the forward-looking statement due to numerous factors, including those set forth in "Risk Factors -- Risk Factors Related to the Business of Atari" and elsewhere in this Joint Proxy Statement/Prospectus.

     For each of 1995 and 1994, interest expense was approximately $2.3 million on the Atari Debentures. In 1995, Atari repurchased a portion of the Atari Debentures and realized a gain of $582,000. As of December 31, 1995, the outstanding balance of these debentures was $42.4 million.

     Interest income for 1995 and 1994 was $3.1 million and $2.0 million, respectively. The increase in interest income was primarily attributable to higher average cash balances in 1995.

     As a result of Atari's operating losses, there was no provision for income taxes in 1995. See Note 11 to the Atari Consolidated Financial Statements.

     As a result of the factors discussed above, Atari reported a net loss for 1995 of $49.6 million compared to net income of $9.4 million in 1994.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

     Total revenues for 1994 were $38.7 million compared to $29.1 million for 1993. The increased revenues were primarily a result of Atari's national rollout of the Jaguar and related products. Sales of Jaguar products represented 76% of revenues in 1994 compared to 13% of revenues in 1993. Jaguar was introduced in selected markets in late 1993, and approximately 100,000 units were sold by the end of 1994 at a suggested retail price of $249.99. Sales of Atari's proprietary personal computers and certain discontinued video game products represented 24% of revenues for 1994 compared to 87% of revenues for 1993.

     Gross margin for 1994 was $3.5 million, or 9.2% of revenues, compared to a gross loss of $13.7 million for 1993. Included in cost of revenues are inventory write-downs of $3.6 million and $18.1 million for 1994 and 1993, respectively, and a write-off of capitalized game software development costs of $804,000 in 1994. These write-downs of proprietary personal computers and video game products to estimated realizable values were made concurrently with the introduction and change in marketing focus to Jaguar products.

     Research and development expenses for 1994 were $5.8 million compared to $4.9 million for 1993. The increase resulted from increased expenditures for the Jaguar product line.

     Marketing and distribution expenses for 1994 were $14.7 million compared to $9.0 million for 1993. The increase in expenditures was primarily the result of the national rollout in 1994 of the Jaguar. Such costs included television and print media promotions and other activities.

     General and administrative expenses for 1994 were $7.2 million compared to $7.6 million for 1993. The marginally lower general and administrative expenses were primarily due to Atari's restructuring program in 1993. During 1993, Atari made provisions for restructuring totaling $12.4 million, which included closing many of Atari's operations in Europe, Asia and Australia, including, but not limited to, severance payments, rental commitments and other closure costs.

     For 1994, Atari experienced a gain on foreign currency exchange of $1.2 million compared to a loss on exchange of $2.2 million in 1993. This change was a result of fluctuation in exchange rates, a lower foreign asset exposure and a greater percentage of sales made in U.S. dollars, thereby further reducing exposure to foreign currency transaction fluctuations.

     For each of 1994 and 1993, interest expense was approximately $2.3 million on the Atari Debentures.

     Atari utilized net operating loss carryforwards and, as a result, there was no provision for income taxes in 1994.

     As a result of the factors discussed above, Atari reported net income for 1994 of $9.4 million compared to a net loss of $48.9 million in 1993.

QUARTER ENDED MARCH 31, 1996 COMPARED TO QUARTER ENDED MARCH 31, 1995

     Total revenues for the first quarter of 1996 were $1.3 million compared to $4.9 million for the first quarter 1995, a reduction of $3.6 million. Sales of Jaguar and related products represented 41% and 72% of total revenues for the first quarter of 1996 and 1995, respectively, and sales of other products and royalties represented the balance of revenues in each such year. The reduction in revenues was primarily the result of lower unit volumes of Jaguar products and lower average selling prices of Jaguar and certain of its software titles. As a result of the Jaguar price reductions and the substantial curtailment of sales and marketing activities for Jaguar, Atari expects sales of Jaguar and related products to decline substantially in 1996 and thereafter.

     Cost of revenues for the first quarter of 1996 was $1.2 million compared to $3.8 million for the first quarter of 1995. The reduction in cost of revenues is consistent with the reduction in revenues.

     In the first quarter of 1996, the Company wrote-down inventory by $5.0 million relating to Jaguar products. These write-downs resulted from management's revised estimates of sales resulting from continued disappointing sales of Jaguar. Despite the introduction of four additional game titles in the first quarter of 1996, sales of Jaguar and related products have remained disappointing due to uncertainty about Atari's commitment to the Jaguar platform, increased price competition and pending competitive product introductions. Atari is pursuing alternative sales channels and licensing opportunities. Atari expects the market to remain highly competitive throughout the year.

     Research and development expenses were $200,000 for the first quarter of 1996 compared to $1.8 million for the first quarter of 1995. The substantial decline is due to the elimination of the Company's internal Jaguar development team and other development staff in the fourth quarter of 1995. As of March 31, 1996, Atari had capitalized $900,000 of development cost associated with certain CD titles.

     Marketing and distribution expenses were $800,000 for the first quarter of 1996 compared to $2.6 million for the first quarter of 1995. The reduction was due to the curtailment of marketing activities for the Jaguar.

     General and administrative expenses for the first quarter of 1996, were $1.3 million compared to $1.8 million for the first quarter of 1995. The decrease in such expenses was primarily the result of staff reductions, reduced rent and other reductions in operating costs.

     Other Income (Expense), net for the first quarter of 1996 was $290,000 compared to $200,000 for the first quarter of 1995. Gains on sales of marketable securities were $6.3 million for the first quarter of 1996 compared to $107,000 for the first quarter of 1995. The 1996 gain represented the sale of the remaining portion of Atari's holdings in Dixon PLC, a retailer in England. During the 1995 quarter Atari repurchased a portion of its 5 1/4% Convertible Subordinated Debentures and recorded an extraordinary credit of $47,250.

     Interest income for the first quarter of 1996 was $300,000 compared to $1.0 million for the first quarter of 1995, reflecting Atari's significantly lower cash balances during the first quarter of 1996. Interest expenses for the 1996 and 1995 quarters were $600,000 which represents interest due on Atari's 5 1/4% Convertible Subordinated Debentures. In April 1996, Atari made an annual payment of interest on its bonds that totaled $2.2 million.

LIQUIDITY AND CAPITAL RESOURCES

     At December 31, 1995, Atari held cash and marketable securities of $50.6 million compared to $81.0 million at December 31, 1994. The decrease in cash and marketable securities was primarily the result of operating losses incurred during 1995.

     During 1995, Atari sold a portion of its holding in Dixon PLC., a U.K. retailer, and realized a gain on the sale of these securities in the amount of $2.4 million. In the first quarter of 1996, Atari sold its remaining interest in Dixon PLC. and realized a gain of $6.3 million. As of December 31, 1995, Atari's balance sheet reflected an unrealized gain on marketable securities of $7.1 million.

     As of March 31, 1996 , Atari held cash and marketable securities of $23.7 million compared to $50.6 million as of December 31, 1995 for a reduction of $26.9 million.

     In connection with the Merger, on February 13, 1996, Atari extended a bridge loan to JTS in the amount of $25.0 million. In event the Merger is not consummated, the bridge loan can be converted into shares of JTS Series A Preferred Stock at the option of Atari or JTS, subject to certain conditions. See "The Proposed Merger and Related Transactions -- Related
Transactions -- Atari Loan to JTS."

     As of March 31, 1996, Atari had $42.4 million of its 5 1/4% convertible subordinated debentures due April 29, 2002 outstanding. The market value of the Atari Debentures was approximately $31.0 million at May 29, 1996. The Atari Debentures may be redeemed at Atari's option, upon payment of a premium. The debentures, at the option of the holders, are convertible into Atari Common Stock at $16.3125 per share. A default with respect to other indebtedness of Atari in an aggregate amount exceeding $5 million would result in an event of default whereby the Atari Debentures would be due and payable immediately.

     Atari believes its existing cash balances are sufficient to meet its requirements at least for the next 12 months.*

- ---------------

* This statement is a forward-looking statement reflecting current expectations. Actual results could differ materially from those projected in the forward-looking statement due to numerous factors, including those set forth in "Risk Factors -- Risk Factors Related to the Business of Atari" and elsewhere in this Joint Proxy Statement/Prospectus.

MANAGEMENT OF ATARI

EXECUTIVE OFFICERS AND DIRECTORS

     Following the Merger, Atari and JTS have agreed that Jack Tramiel, Chairman of the Board of Directors of Atari, and Michael Rosenberg, a member of Atari's Board of Directors, will serve as members of the Board of Directors of the Combined Company. In addition, Atari and JTS have agreed that Jack Tramiel or a person designated by him shall serve as a member of each committee of the Board of Directors of the Combined Company. None of the executive officers of Atari prior to the Merger will serve as executive officers of the Combined Company.

     The following table lists the names, ages and positions held by all directors and executive officers of Atari as of March 31, 1996.

                   NAME            AGE                 POSITION(S) WITH ATARI
        -------------------------------    ----------------------------------------------
        Jack Tramiel                 67    Chairman of the Board
        Sam Tramiel                  45    Director, President, Chief Executive Officer
                                           and Chief Financial Officer
        Leonard I. Schreiber         81    Director
        Michael Rosenberg            68    Director
        August J. Liguori            44    Director
        Laurence M. Scott, Jr.       50    Vice President, Manufacturing and Operations
        Leonard Tramiel              41    Vice President, Advanced Software Development

     JACK TRAMIEL and a group of associates purchased the assets and liabilities of Atari from Warner Communications in May 1984 and Mr. Tramiel has served as Chairman of Atari's Board of Directors since such time. Mr. Tramiel served as Atari's Chief Executive Officer from May 1984 through May 1988.

     SAM TRAMIEL has served as President and as a member of the Board of Directors of Atari since June 1984, as Chief Executive Officer of Atari since May 1988 and as Chief Financial Officer of Atari since March 1996.

     LEONARD I. SCHREIBER has served as a member of the Board of Directors of Atari since May 1984. Mr. Schreiber was a partner of Schreiber & McBride, a private law firm, from 1980 to 1995.

     MICHAEL ROSENBERG has served as a member of the Board of Directors of Atari since May 1987. Mr. Rosenberg has served as Chief Executive Officer of Ross & Roberts, Inc., a plastics company, since September 1987. Mr. Rosenberg is a Certified Public Accountant.

     AUGUST J. LIGUORI has served as a member of the Board of Directors of Atari since 1992. Since March 1996, Mr. Liguori has served as Vice President, Finance of Marvel Entertainment Group, Inc. From October 1986 to February 1996, Mr. Liguori served in several positions with Atari, including Vice President and General Manager of Atari U.S. Corp., an Atari subsidiary, from October 1986 to October 1989, Vice President of Atari Corporation from October 1989 to October 1990, and Vice President, Finance, Treasurer and Chief Financial Officer from October 1990 to February 1996.

     LAURENCE M. SCOTT, JR. has served as Vice President, Manufacturing and Operations of Atari since 1992. Prior to joining Atari, Mr. Scott served as President of Radofin Electronics (FE) Ltd., a contract manufacturing firm, from 1978 to 1991.

     LEONARD TRAMIEL has served Vice President, Advanced Software Development of Atari since March 1991. Mr. Tramiel served as Vice President, Software Development of Atari from July 1984 to March 1991.

     All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. Executive officers of Atari are appointed by and serve at the discretion of the Atari Board of Directors. Jack Tramiel is the father of Sam Tramiel and Leonard Tramiel.

COMPENSATION OF DIRECTORS


     Each of the non-employee directors of Atari, including Mr. Rosenberg, receives $500 for each meeting of the Atari Board of Directors which such individual attends. In 1995, each non-employee director received an option to purchase 20,000 shares of Atari Common Stock pursuant to Atari's 1986 Stock Option Plan, as amended. Such options have an exercise price of $2.69 and vest over a period of five years.

PRINCIPAL STOCKHOLDERS OF ATARI


     The following table sets forth information, as of June 28, 1996, with respect to beneficial ownership of Atari Common Stock owned by (a) each person (or group of affiliated persons) known by Atari to be the beneficial owners of more than 5% of Atari's Common Stock, (b) each of Atari's directors, (c) each of Atari's executive officers and (d) all directors and executive officers as a group.



                                           SHARES        PERCENT      NUMBER OF SHARES OF   PERCENT OF SHARES OF
                                        BENEFICIALLY   BENEFICIALLY      THE COMBINED           THE COMBINED
       NAME OF BENEFICIAL OWNER            OWNED         OWNED(1)           COMPANY              COMPANY(2)
- --------------------------------------  ------------   ------------   -------------------   --------------------
Jack Tramiel(3).......................    12,494,616        19.6%          12,494,616               12.2%
  455 South Mathilda Avenue
  Sunnyvale, California 94086
Time Warner, Inc.(4)..................     8,600,000        13.5            8,600,000                8.4
  75 Rockefeller Plaza
  New York, New York 10019
Sam Tramiel(5)........................     5,662,567         8.8            5,662,567                5.5
  455 South Mathilda Avenue
  Sunnyvale, California 94086
Leonard Tramiel(6)....................     5,263,946         8.2            5,263,946                5.1
  455 South Mathilda Avenue
  Sunnyvale, California 94086
Sega Holdings USA Inc ................     4,705,883         7.4            4,705,883                4.6
  303 Twin Dolphin Drive, Suite 200
  Redwood City, California 94065
Garry Tramiel(7)......................     4,055,000         6.3            4,055,000                3.9
  455 South Mathilda Avenue
  Sunnyvale, California 94086
August J. Liguori(8)..................       262,000       *                  262,000                  *
Michael Rosenberg(9)..................        45,000       *                   45,000                  *
Leonard I. Schreiber(10)..............       214,000       *                  214,000                  *
Laurence M. Scott, Jr.(11)............        10,000       *                   10,000                  *
All directors and executive officers      23,952,129        37.3           23,952,129               23.3
  as a group (seven persons)(12)......


- ---------------
  *  Less than 1%


 (1) Based on 63,854,718 shares of Atari Common Stock outstanding as of June 28, 1996.



 (2) Based on (i) 63,854,718 shares of Atari Common Stock outstanding as of June 28, 1996 (assuming no exercise of outstanding options after such date) and
     (ii) 29,696,370 shares of JTS Series A Preferred Stock and 9,263,866 shares of JTS Common Stock outstanding as of June 18, 1996 (assuming no exercise of outstanding options and warrants after such date).



 (3) Includes 11,597,315 shares held by Jack Tramiel's wife. Also includes 155,690 shares held by Mr. Tramiel's wife as trustee of trusts for the benefit of Mr. Tramiel's minor grandchildren. Also includes 4,000 shares subject to options.


 (4) Includes 7,100,000 shares held by Warner Communications Investors, Inc., 1,500,000 shares held by Warner Communications, Inc.

 (5) Includes 352,062 shares held by Sam Tramiel as custodian on behalf of his children, 8,100 shares held by Mr. Tramiel's wife and an aggregate of 97,416 shares held by Mr. Tramiel's minor children. Also includes 225,000 shares subject to options.



 (6) Includes 40,000 shares held by Leonard Tramiel's wife and 10,000 shares held by Mr. Tramiel's minor children. Also includes 55,000 shares subject to options.



 (7) Includes 55,000 shares subject to options.



 (8) Includes 165,000 shares subject to options.



 (9) Includes 20,000 shares subject to options.



(10) Includes 20,000 shares subject to options.



(11) Represents shares subject to options.



(12) Includes 499,000 shares subject to options.

                     INFORMATION REGARDING JTS CORPORATION

BUSINESS OF JTS

     JTS was founded as a Delaware corporation in February 1994 to design, manufacture and market hard disk drives for use in notebook computers and desktop personal computers. JTS has developed two product families of hard disk drives: the Nordic product family for notebook computers, which includes disk drives with 3-inch form factors and two or three recording disks; and the Palladium product family for desktop personal computers, which includes disk drives with 3.5-inch form factors and two or three recording disks. JTS is also developing a family of 5.25-inch form factor disk drives for the desktop personal computer market. JTS markets and sells its products to original equipment manufacturers ("OEMs") for incorporation into their notebook and desktop computer systems and subsystems. JTS acquired several technical personnel and rights to certain key technology utilized in JTS' disk drives in connection with bankruptcy proceedings involving Kalok Corporation in February 1994. All JTS disk drives are currently manufactured at JTS' subsidiary, Moduler Electronics, located in Madras, India.

INDUSTRY BACKGROUND

     The hard disk drive industry is intensely competitive and dominated by a small number of large companies, including Quantum, Seagate, Western Digital and Maxtor. In addition, a number of computer companies, such as Hewlett-Packard, Toshiba and IBM, have in-house or "captive" disk drive manufacturing operations that produce disk drives for incorporation into their own computers as well as for sale to other OEMs. In 1995, the top six disk drive vendors accounted for approximately 88% of the unit market share.

     In 1995, approximately 89 million hard disk drives were shipped, representing a 30% increase over the prior year. Approximately 70 million, or 77%, of the hard disk drives shipped in 1995 were sold as part of desktop personal computers, and approximately 11 million, or 12%, were sold as part of notebook computers. In 1995, Seagate, Quantum and Western Digital controlled approximately 61% of the desktop hard disk drive market share, and IBM and Toshiba controlled approximately 70% of the notebook hard disk drive market share.

     All hard disk drives used in notebook and desktop personal computers incorporate the same basic technology. One or more rigid disks are attached to a spin motor assembly which rotates the disks at a constant speed within a sealed, contamination-free enclosure. Typically, both surfaces of each disk are coated with a thin layer of magnetic material. Magnetic heads record and retrieve data from discrete magnetic domains located on pre-formatted concentric tracks in the magnetic layers of the rotating disks. An actuator positions the head over the proper track upon instructions from the drive's electronic circuitry. Most disk drives are "intelligent" disk drives which incorporate an embedded ASIC controller to manage communications with the computer.

     The size of a hard disk drive is referred to as the drive's "form factor" or "footprint." At present, the vast majority of personal desktop and notebook computers incorporate disk drives with either 3.5-inch or 2.5-inch form factors. The size of the form factor determines the size of the recording disk and, hence, dictates the recording capacity of the disk drive. Disk drives with smaller form factors must incorporate more disks and, as a result, more heads to offer the same recording capacity as larger form factor drives. Therefore, because heads and disks are the most expensive components in the hard disk drive, larger form factor disk drives are relatively less expensive to manufacture than smaller form factor drives with comparable recording capacities. As a result, 3.5-inch drives are better suited for desktop personal computers, which are not subject to the size constraints of notebook computers. In contrast, 2.5 inch drives, because of their reduced size as well as power conservation features and lightweight design, presently dominate the notebook computer market.

     In recent years, the computer industry has witnessed the emergence of several trends that JTS believes will continue to drive demand for innovative disk drive products. First, new data- and image-intensive applications are generating increased demand for greater storage capacity and performance at a lower cost for both business and home computer users. JTS believes that this trend will continue as more applications are developed that enable individuals to easily access, store and manipulate digital information and as computers become a more common home appliance. At the same time, a significant percentage of personal computing is occurring on mobile devices, such as notebook computers, which represented approximately 15% of all personal computers sold in 1995. Third, the personal computer industry is migrating towards lower profile computing devices, both in the desktop and notebook arenas. The pressure to shrink the dimensions, increase the capacities and lower the costs of personal computers has presented manufacturers, especially notebook designers, with a substantial and ongoing technical challenge.

JTS STRATEGY

     JTS' objective is to become a leading supplier of hard disk drives to the notebook and desktop computer markets. JTS' strategy to achieve this objective includes the following key elements:

          - Establish 3-inch form factor technology for notebook computers. JTS has developed a family of 3-inch form factor disk drives, the Nordic product family, for use in notebook computers as an alternative to 2.5-inch drives, the current industry standard. JTS Nordic disk drives are similar to 2.5-inch drives in terms of weight and power consumption but have a modestly larger footprint, although the low-profile design of the 3-inch drive results in its total volume being the same as the 2.5-inch drive. The disks used in JTS' 3-inch drives have 82% greater recording surface area per drive than disks used in 2.5-inch drives, and, therefore, greater storage capacities can be achieved at the same areal densities (megabytes per square inch) as 2.5-inch drives. JTS began shipment of Nordic drives in the second calendar quarter of 1996. Nordic drives are expected to be offered at prices that are competitive with the prices of 2.5-inch drives.*

          - Develop innovative disk drives for desktop personal computers. JTS has developed a 3.5-inch family of disk drives, the Palladium family, for desktop personal computers. Like the Nordic family of disk drives, the Palladium family is characterized by a low-profile, fully-encapsulated design and a simplified, highly-integrated platform approach. JTS began volume production and shipment of Palladium drives in September 1995 and is presently shipping Palladium drives with capacities of 1.0 and 1.6 gigabytes. JTS is also developing a family of 5.25-inch form factor disk drives for the desktop market with many of the same design features as JTS' Nordic and Palladium drives, but with significantly greater recording capacities.

          - Achieve low product cost structure. All of JTS' manufacturing operations and some of its design operations take place in Madras, India, which offers a low-cost and well-trained labor force. In order to capitalize upon the low-cost labor base in India, JTS has adopted a manufacturing strategy of selective vertical integration. For example, JTS is presently vertically integrated in the manufacture of particularly labor-intensive components such as head stacks. JTS' disk drive products also share a significant amount of common componentry, thereby reducing manufacturing and development costs.

          - Form strategic alliances with key participants in the computer industry. JTS has entered into a Development Agreement and Purchase Agreement with Compaq pursuant to which Compaq has agreed to design at least one of JTS' disk drives into Compaq's products and to purchase a minimum number of disk drives subject to certain conditions. JTS intends to establish similar arrangements with other major computer OEMs and notebook computer manufacturers. In addition, JTS has entered into a Technology Transfer and License Agreement with Western Digital, which provides for the cross-licensing of JTS' and Western Digital's 3-inch disk drive technology and licenses Western Digital to act as a second source of 3-inch drives to Compaq.

- ---------------

* This statement is a forward-looking statement reflecting current expectations. Actual results could differ materially from those projected in the forward-looking statement due to numerous factors, including those set forth in "Risk Factors -- Risk Factors Related to the Business of JTS" and elsewhere in this Joint Proxy Statement/Prospectus.

PRODUCTS

     JTS' disk drives are characterized by the following design features:

          - Low Profile Design. JTS' hard disk drives have a lower profile than competing hard disk drives with comparable form factors and recording capacities. The low profile design is accomplished by a high level of electronic integration that allows for the printed circuit board assembly ("PCBA") to be placed in a small corner of the drive in the same plane as the recording disks (this design is known as "board in the plane of the media" packaging). Most competing drives place the PCBA under the drive mechanics which significantly increases the height of the drive.

          - Simplified and Highly-Integrated Platform Approach. JTS' product families share a simplified, highly-integrated platform approach characterized by a reduced number of components. JTS believes that its PCBAs have the fewest components in the industry because of a highly-integrated ASIC controller. JTS believes this simplified platform approach combined with common technology among its product families facilitates the introduction of new technology and utilizes research personnel in a more efficient manner, thereby reducing development costs.

          - Fully-Encapsulated Design. JTS disk drives are fully-encapsulated with no exposed PCBA and contain either a standard fixed drive connector or optional multi-insertion connector. The encapsulated design eliminates the possibility of damage to the PCBA due to electrostatic discharge and improves the electromagnetic interference immunity of the drive.

          - Common Componentry. The Nordic and Palladium product families share a substantial percentage of common electronic componentry which facilitates the simultaneous development of products for the notebook and desktop computer markets and reduces time to market for JTS products. For example, JTS' product families share spindle motors, certain head stack components and controller ASICs.

     Nordic Product Family

     JTS' Nordic product family is designed for notebook computers. Nordic drives measure 90mm wide, the same width as a floppy diskette, and are classified as 3-inch drives. The Nordic drives incorporate low-profile architecture, measuring 10.5mm high for the two disk version and 12.5mm for the three disk version. Nordic drive capacities presently range from 640 to 810 megabytes for the two disk version and 1.2 gigabytes for the three disk version. The 10.5mm and 12.5mm Nordic drives are significantly thinner than the 17mm or 19mm high 2.5-inch drives, while the surface area of the recording disk in a Nordic drive is 82% greater than a 2.5-inch disk. The greater surface area of the disk media used in the Nordic drives allows for greater recording capacity using the same areal densities. At the same time, the Nordic drives consume approximately the same amount of power as 2.5-inch drives, making them well suited for battery operated applications.

     The Nordic product family is being developed in conjunction with Western Digital, which has entered into a Technology Transfer and License Agreement with JTS obligating Western Digital to make milestone payments and to share advancements in 3-inch technology and licensing Western Digital to serve as a second source of Nordic products to Compaq. In addition, JTS has entered into a Development Agreement with Compaq which committed Compaq to partially fund Nordic development costs and obligated Compaq to purchase a minimum number of disk drives over a two year period. Shipments to Compaq of Nordic disk drives commenced in the second calendar quarter of 1996. Volume shipments of Nordic drives to Compaq are expected to commence in the third quarter of fiscal 1997.* See "-- Relationship with Compaq" and "-- Western Digital Arrangement."

- ---------------

* This statement is a forward-looking statement reflecting current expectations. Actual results could differ materially from those projected in the forward-looking statement due to numerous factors, including those set forth in "Risk Factors -- Risk Factors Related to the Business of JTS" and elsewhere in this Joint Proxy Statement/Prospectus.

     Palladium Product Family

     Palladium disk drives are 3.5-inch form factor drives designed for desktop personal computers. The Palladium product family includes two and three disk versions with capacities presently ranging from 540 megabytes to 1.6 gigabytes. The Palladium drives incorporate low-profile architecture similar to Nordic drives, measuring 1/2-inch in height compared to competing drives that typically measure 1-inch in height. The low profile design allows two disk drives to be configured into the same space required for one competing 3.5-inch drive. JTS began volume production and shipments of Palladium drives in September 1995.

     5.25-inch Family of Hard Disk Drives

     JTS is developing a family of 5.25-inch form factor hard disk drives for desktop personal computers. The 5.25-inch drives will initially include three disks and have a capacity of 3.5 gigabytes. The 5.25-inch drives are being designed to meet the increased data storage demands of advanced multimedia applications. Like the Nordic and Palladium drives, the 5.25-inch drives will have a low-profile, fully-encapsulated design and a simplified, highly-integrated platform approach. JTS expects to begin volume production and shipment of 5.25-inch drives in the fourth quarter of fiscal 1997.*

RELATIONSHIP WITH COMPAQ

     In June 1994, JTS entered into a Development Agreement with Compaq pursuant to which the two companies established a plan for the development of JTS' Nordic family of disk drives. Pursuant to the terms of the Development Agreement, Compaq has paid $500,000 to JTS for product development expenses. In addition, JTS has granted to Compaq certain pricing preferences and agreed to pay royalties to Compaq on sales of Nordic disk drives to third parties during the term of the agreement. Compaq has been granted a license to use the Nordic designs to manufacture Nordic drives on a royalty-free basis in the event JTS fails to meet the agreed upon production schedule. The Development Agreement also restricts JTS' ability to sublicense Nordic technology. The Development Agreement has a five year term, which will automatically be renewed under certain circumstances and may be terminated by either party only with cause. JTS and Compaq have also entered into a Purchase Agreement related to future purchases by Compaq of Nordic drives. See "-- Patents and Licenses."

WESTERN DIGITAL ARRANGEMENT

     In February 1995, JTS entered into a Technology Transfer and License Agreement with Western Digital. Under the terms of the agreement, Western Digital obtained manufacturing and marketing rights to JTS' 3-inch hard disk drive products. In return, Western Digital is obligated to make payments to JTS totalling $6.0 million upon the achievement of certain development milestones and is licensed to act as a second source of Nordic drives to Compaq. As of January 28, 1996, Western Digital had made milestone payments to JTS in an aggregate amount of $5.3 million. In February 1995, Western Digital also made a $4.1 million equity investment in JTS as part of the transaction. The parties have reciprocal, royalty-free, cross-license agreements for future 3-inch drive developments, and Western Digital has granted to JTS licenses on existing patents covering its 3-inch disk drive technology. Under certain circumstances, the Technology Transfer and License Agreement restricts JTS from sublicensing Nordic technology until 1998. See "-- Patents and Licenses."

MANUFACTURING

     JTS' manufacturing strategy is to be a low-cost producer of hard disk drives for the notebook and desktop personal computer markets. All of JTS' manufacturing operations are currently conducted at its subsidiary,

- ---------------

* This statement is a forward-looking statement reflecting current expectations. Actual results could differ materially from those projected in the forward-looking statement due to numerous factors, including those set forth in "Risk Factors -- Risk Factors Related to the Business of JTS" and elsewhere in this Joint Proxy Statement/Prospectus.

Moduler Electronics, located in Madras, India, which JTS acquired in April 1996. See "JTS' Acquisition of the Disk Drive Division of Moduler Electronics." As of April 26, 1996, 1,760 individuals were employed at Moduler Electronics. The Madras facility presently occupies 85,000 square feet in a single building, 4,000 square feet of which are designated a "clean room" environment. At this facility, JTS is adding production lines and expanding its clean room environment. JTS believes that locating its manufacturing operations in India is an important element of its low-cost manufacturing strategy due to the availability of a high-quality, low-cost technical labor pool. In 1995, JTS was granted a five year "tax holiday" with respect to sales of JTS' products in and outside of India. In addition, Moduler Electronics is located in the Madras export processing zone and, therefore, enjoys a tax exemption with respect to profits generated from sales outside of India. Such exemption may be terminated at any time, in which event JTS would become subject to significantly greater taxes on sales of disk drives outside of India. Other benefits associated with conducting business in India, which historically has experienced considerable political instability, are subject to the vagaries of the Indian government, and may be withdrawn at any time.

     The manufacture of high-capacity hard disk drives is a complex process, requiring a "clean room" environment, the assembly of precision components within narrow tolerances and extensive testing to ensure reliability. JTS' manufacturing process is performed in three stages: subassembly, final assembly and final test. The subassembly group builds mechanical subassemblies and flex cables and modifies PCBAs. Printed circuit board assembly is performed by outside vendors. The final assembly group assembles all subassemblies and components into the mechanical head/disk assembly ("HDA"), writes servo information, and performs preliminary testing. To avoid contamination by dust and other particles which may impair the functioning of the disk drive, most assembly takes place under controlled "clean room" conditions. The final test group connects PCBAs to HDAs, burns-in completed drives and performs final tests.

     The principal components used in JTS' manufacturing process are disks, heads and PCBAs. JTS has two qualified sources for PCBAs and is in the process of qualifying second sources for disks and heads. JTS' Indian subsidiary imports approximately 85% of the componentry used in the manufacture of its disk drives from outside of India. In the past, JTS has experienced delays in obtaining certain integrated circuits required in the assembly of PCBAs, and there can be no assurance that such delays, or difficulties in obtaining those or other components, will not occur in the future. JTS' inability to obtain essential components or to qualify additional sources as necessary, if prolonged, could have a material adverse effect on JTS' business, operating results and financial condition. In the second quarter of 1996, JTS was advised that its sole supplier of certain head stack components intends to decrease production and ultimately discontinue manufacturing of such components, and, therefore, JTS will be required to secure a new supply arrangement with another manufacturer of such components.

     JTS has developed a comprehensive quality assurance program. All significant electrical and mechanical parts received from outside sources are inspected or tested, normally on a sample basis, and testing and burn-in of certain components and subassemblies occurs during assembly. In addition, JTS performs several in-process quality checks and inspections, both in the PCBA and HDA processes, and a final drive-level quality check prior to packaging. Additional performance and reliability testing is done on a sample basis from each week's production units in order to monitor quality levels and provide corrective action to the factory processes. JTS generally warrants its products against defects in design, materials and workmanship for three years. JTS maintains in-house service facilities for refurbishment or repair of its products in Madras, India.

     Due to the common componentry of the Nordic and Palladium disk drives, JTS believes that it enjoys considerable flexibility in managing inventory levels and meeting its customers' production requirements. In addition, JTS believes that common componentry reduces the amount of scrap materials generated in the manufacturing process and facilitates the training of operators in producing new products, thus reducing production costs.

     JTS' longer-term manufacturing strategy calls for selective vertical integration to reduce JTS' manufacturing costs. At present, JTS is vertically integrated in certain labor intensive components, such as head stacks, thereby capitalizing on the low-cost labor base in India. JTS also believes that its proprietary controller ASIC is less expensive and more easily upgradeable than commercially available integrated circuits.

RESEARCH AND DEVELOPMENT

     JTS operates in an industry characterized by rapid technological change and short product life cycles. As a result, JTS' success will depend upon its ability to develop new products, successfully introduce these products to the market and ramp up production to meet customer demand. Accordingly, JTS is committed to timely development of new products and the continuing evaluation of new technologies. JTS' research and development efforts are presently concentrated on broadening its existing 3.5- and 3-inch product lines and introducing new generations of products with increased capacity and improved performance at a lower cost. In this regard, JTS is presently designing various high performance features, such as MR heads, new ASIC/channel technology and advanced head lifters, into each of its hard disk drive product families. In June 1996, JTS entered into a Heads of Agreement with Headway Corporation ("Headway"), a joint venture between Hewlett-Packard and Komag Corporation, pursuant to which Headway has agreed to act as the exclusive supplier of MR heads for JTS' future products.

     JTS expects to begin shipment of Palladium drives with recording capacities of up to 2.5 gigabytes and Nordic drives with recording capacities of up to 2.0 gigabytes in the fourth quarter of fiscal 1997.* In addition, JTS is developing a family of 5.25-inch disk drives for the desktop personal computer market. JTS expects to begin shipment of 5.25-inch drives in the fourth quarter of fiscal 1997.* For the fiscal years ended January 31, 1995 and 1996, JTS' research and development expenses totalled approximately $3.7 million and $13.4 million, respectively. As of January 28, 1996, JTS employed 137 individuals in engineering support and research and development.

SALES AND MARKETING

     JTS sells its products through its direct sales force operating in the United States, Europe and Asia. In addition, JTS' hard disk drives are sold into the Latin American markets by FutureTech International, Inc. ("Futuretech"), a products distributor. JTS presently has a sales office in Taiwan that employs three individuals. The Taiwan sales office markets the JTS Nordic disk drives to local notebook computer manufacturers and works closely with the manufacturers to design JTS' disk drives into their products. In addition, JTS has independent sales representatives located in Japan, Germany and South Africa who market JTS' Nordic disk drives to notebook computer manufacturers. JTS employs two sales representatives in the United States who market JTS' 3.5-inch disk drives to OEMs. International sales accounted for 81% of revenues in fiscal 1996. See "Notes to JTS Financial Statements."

     A limited number of customers account for a significant percentage of JTS' total revenue. In fiscal 1996, Olidata S.p.A., Connexe Peripherals, Ltd., Liuski International, Inc. and Aashima Technology, B.V. accounted for 34%, 12%, 11% and 10%, respectively, of JTS' total revenue. In the quarter ended April 28, 1996, Peacock Systems GmbH, Markvision International S.A. and FutureTech accounted for 43%, 18% and 14%, respectively, of JTS' total revenue. JTS expects that sales to a relatively small number of OEMs will account for a substantial portion of its net revenues for the foreseeable future, although the companies that comprise JTS' largest customers may change from period to period. In particular, based on existing contracts with FutureTech and Compaq, JTS expects that revenues from these companies will account for a substantial percentage of JTS' revenues in the foreseeable future. The loss of, or decline in orders from, one or more of JTS' key customers would have a material adverse effect on JTS' business, operating results and financial condition.

PATENTS AND LICENSES

     JTS holds no patents and has licensed in a substantial portion of the technology used in its hard disk drives pursuant to license agreements with Pont Peripherals Corporation, formerly DZU Corporation ("Pont"), TEAC Corporation ("TEAC") and Western Digital. If such license agreements were prematurely

- ---------------

* This statement is a forward-looking statement reflecting current expectations. Actual results could differ materially from those projected in the forward-looking statement due to numerous factors, including those set forth in "Risk Factors -- Risk Factors Related to the Business of JTS" and elsewhere in this Joint Proxy Statement/Prospectus.

terminated or if JTS were enjoined from relying upon such licenses due to JTS' alleged or actual breach of such agreements, JTS would be prevented from manufacturing disk drives incorporating technology subject to such licenses. As a result, JTS' business, operating results and financial condition would be materially adversely affected. JTS has filed three United States patents applications. Although JTS believes that patent protection could offer significant value, the rapidly changing technology of the computer industry makes JTS' future success dependent primarily upon the technical competence and creative skills of its personnel rather than on patent protection.

     A license with respect to certain key technology employed in JTS' Nordic disk drives was granted to JTS by TEAC pursuant to a license agreement dated February 4, 1994 (the "TEAC Agreement"). The TEAC Agreement also includes a cross-license with respect to Nordic technology developed jointly by TEAC and JTS, which will be owned jointly by the two companies, and granted certain rights to TEAC with respect to Nordic technology developed independently by JTS, which will be owned solely by JTS. Under the TEAC Agreement, JTS is obligated under certain circumstances to make royalty payments to TEAC in connection with the sale of future generation disk drives incorporating Nordic technology that is jointly developed by JTS and TEAC or independently developed by TEAC. JTS is not obligated to make royalty payments with respect to developments to Nordic technology made independently by JTS, but JTS is obligated to license such developments to TEAC on a royalty-free basis. The TEAC Agreement restricts JTS' ability to sublicense certain technology licensed to JTS. TEAC originally acquired its rights in certain Nordic disk drive technology pursuant to the Agreed Order Compromising Controversies dated February 4, 1994 (the "Order") governing the distribution of the assets of Kalok Corporation. The Order imposes certain restrictions on JTS' right to sublicense, manufacture and sell certain disk drive technology of Kalok Corporation that was transferred to both TEAC and Pont pursuant to the Order.

     In June 1994, JTS entered into a Development Agreement with Compaq which imposes certain restrictions on JTS' ability to sublicense Nordic technology to third parties. In addition, the Development Agreement imposes a royalty obligation upon JTS with respect to the sale of Nordic disk drives to third parties during the term of the agreement. Moreover, Compaq has a right of first refusal with respect to all production of Nordic drives until June 1997 and a right of first refusal to license and/or acquire future JTS technologies and products during the term of the agreement. JTS has also granted certain non-exclusive manufacturing and marketing rights with respect to certain Nordic technology and developments thereto within the term of the Development Agreement. See "-- Relationship with Compaq."

     In January 1995, JTS and Pont entered into a cross-licensing agreement (the "Pont Agreement") pursuant to which JTS granted to Pont a royalty-free, nonexclusive, perpetual license to use certain JTS and jointly-developed hard disk drive technology, to make developments to such technology and to manufacture and sell in certain territories hard disk drives incorporating such technology. In return, Pont granted to JTS a royalty-free, nonexclusive, perpetual license to use certain Pont and jointly-developed hard disk drive technology, to make developments to such technology and to manufacture and sell in certain territories hard disk drives incorporating such technology. In addition, Pont was obligated to make certain royalty payments to JTS for a limited period of time with respect to the sale of hard disk drives incorporating certain JTS technology.

     In February 1995, the TEAC Agreement, the Order, the Pont Agreement and the Compaq Development Agreement were each amended to permit the license and sublicense by JTS to Western Digital of certain rights in Nordic disk drive technology. In addition, the amendment to the TEAC Agreement provides that JTS will pay certain royalties to TEAC, under certain circumstances, upon the sale of Nordic drives for a limited period of time. The Pont Agreement was also amended to expand the territories in which JTS may manufacture and sell hard disk drives incorporating technology subject to the agreement. JTS and Western Digital concurrently entered into a Technology Transfer and License Agreement pursuant to which Western Digital obtained certain manufacturing and marketing rights to Nordic disk drive technology. The parties have reciprocal, royalty-free, cross-license agreements for future Nordic technology developments, and Western Digital has granted to JTS licenses on existing patents covering its 3-inch hard disk drive technology. See "-- Western Digital Arrangement."

COMPETITION

     The hard disk drive industry is intensely competitive and dominated by a small number of large companies, including Quantum, Seagate, Western Digital and Maxtor. In addition, a number of computer companies, such as Hewlett-Packard, Toshiba and IBM, have in-house or "captive" disk drive manufacturing operations that produce disk drives for incorporation into their own computers as well as for sale to other OEMs. JTS believes that competition in the disk drive industry is based primarily upon time to market, product availability, performance, product capacity and price. JTS believes that it competes favorably with respect to each of these factors. Many of JTS' competitors have broader product lines than JTS, and all have significantly greater financial, technical and marketing resources. There can be no assurance that JTS will be able to develop and manufacture products on a timely basis with the quality and features necessary in order to be competitive. High volume disk drive users typically utilize from two to four suppliers but desire to limit the number of sources. As a result, it may be necessary for JTS to displace competitors in many circumstances in order to increase its net sales. In addition, JTS faces competition from the manufacturing operations of its current and potential OEM customers, which could initiate or increase internal production and reduce or cease purchasing from independent disk drive suppliers such as JTS. Moreover, the hard disk drive industry is characterized by intense price competition. If other disk manufacturers add significant capacity or demand for disk drives decreases, the resulting pricing pressures could adversely affect JTS' business, operating results and financial condition. JTS has experienced pricing pressures in the past, and there can be no assurance that JTS will not experience increased price competition in the future. Any increase in price competition could have a material adverse effect on JTS' business, operating results and financial condition. If JTS' current and prospective customers and end users were to adopt alternative data storage products, including optical storage, flash memory and holographic storage, JTS' business, operating results and financial condition could be adversely affected.

BACKLOG

     JTS' sales are generally made pursuant to purchase orders that are subject to cancellation, modification, quantity reductions or rescheduling without significant penalties. Changes in forecasts, cancellations, rescheduling and quantity reductions may result in excess inventory costs, inventory losses and under-utilization of production capacity and may have a material adverse effect on JTS' business, operating results and financial condition. As a result of the foregoing, JTS' backlog as of any particular date may not be representative of actual sales for any succeeding period.

EMPLOYEES

     As of April 26, 1996, JTS had 1,936 full-time employees, of whom 158 were located in San Jose, California, 1,760 were located in Madras, India, 13 were located in Singapore and five were located in Taipei, Taiwan. Of the full-time employees, 1,490 are engaged in manufacturing, 12 in marketing, sales and service, 108 in product development and 18 in administration and finance.

     The market for well-trained employees with disk drive industry experience is intensely competitive. JTS believes that its future success will depend on its ability to continue to attract and retain a team of highly motivated and skilled individuals. None of JTS' employees is represented by a labor organization. JTS believes that its employee relations are good.

PROPERTIES

     JTS presently leases facilities in San Jose, California, Madras, India, Singapore and Taipei, Taiwan. JTS' executive and administrative headquarters are located in a 52,000 square foot building in San Jose. The lease on this facility expires in July 2000, and has an option to renew for four years, subject to certain restrictions.

     The Madras facility comprises approximately 85,000 square feet and is used for all of JTS' manufacturing operations. JTS does not presently lease the Madras facility, but rather occupies the facility pursuant to allotment letters from the Development Commissioner of the Madras Export Processing Zone. Such allotment letters authorize JTS to occupy the premises indefinitely so long as the space is used in the reasonable conduct of JTS' business and rents are paid in a timely fashion. JTS currently intends to increase the size of the Madras facility by 65,000 square feet by the end of fiscal 1997.*

     The Singapore office comprises approximately 1,500 square feet and is used for JTS' purchasing operations in Southeast Asia. The lease for this facility expires in October 1997.

     The Taiwan sales office has approximately 1,144 square feet and is used for JTS' marketing and sales operations in Taiwan. The lease for this facility expires in July 1997.

LEGAL PROCEEDINGS

     JTS has been served with a complaint filed in the Superior Court of the State of California in and for the County of Santa Clara by Venture Lending & Leasing, Inc. ("VLLI") relating to the relocation of certain leased equipment from its initial location to Madras, India, in alleged violation of the lease agreement. The complaint alleges fraud, possession and breach of the lease agreement and seeks damages of approximately $4.6 million.

- ---------------

* This statement is a forward-looking statement reflecting current expectations. Actual results could differ materially from those projected in the forward-looking statement due to numerous factors, including those set forth in "Risk Factors -- Risk Factors Related to the Business of JTS" and elsewhere in this Joint Proxy Statement/Prospectus.

         JTS AND MODULER ELECTRONICS UNAUDITED SELECTED FINANCIAL DATA

     The following unaudited selected pro forma combined financial data of JTS and Moduler Electronics presents the pro forma combined financial position and results of operations of JTS and Moduler Electronics as of and for the year ended January 28, 1996 and for the three months ended April 28, 1996 and April 30, 1995. This unaudited selected pro forma financial data combine JTS and Moduler Electronics and give effect to the JTS and Moduler Electronics combination, which was accounted for as a purchase. The April 28, 1996 balance sheet reflects the acquisition of Moduler Electronics which took place on April 4, 1996. Intercompany balances and transactions have been eliminated in the presentation. This data should be read in conjunction with the Unaudited Pro Forma Financial Statements and related notes, and the historical financial statements and related notes of JTS and Moduler Electronics which are included elsewhere herein. All amounts are stated in thousands, except per share amounts.

Statement of Operations Data:
Year Ended January 28, 1996 (Pro forma)
  Net revenues................................................        $ 18,777
  Gross margin (deficit)......................................         (14,849)
  Research and development....................................          13,375
  Selling, general and administrative expenses................           5,777
  Operating loss..............................................         (34,001)
  Net loss....................................................         (35,170)
  Loss per common share(1)....................................           (7.63)

                                                                          THREE MONTHS ENDED
                                                                  -----------------------------------
                                                                   APRIL 28, 1996      APRIL 30, 1995
                                                                  ----------------     --------------
Quarter ended April 28, 1996 and April 30, 1995 (Pro forma)
  Total revenues..............................................        $ 17,581            $  2,077
  Operating loss..............................................         (12,098)             (1,203)
  Net loss....................................................         (12,820)             (1,143)
  Net loss per share(1).......................................           (1.47)               (.26)

                                                                                        JANUARY 28,
                                                                                            1996
                                                                   APRIL 28, 1996      --------------
                                                                  ----------------      (PRO FORMA)
                                                                      (ACTUAL)
Balance Sheet Data:
  Current assets..............................................        $ 30,474            $ 12,722
  Equipment and leasehold improvements, net...................          16,212              14,795
  Total assets................................................          46,871              28,111
  Current liabilities.........................................          61,669              30,615
  Long-term debt..............................................           6,381               6,248
  Redeemable Series A Preferred Stock.........................          29,697              29,696
  Stockholders' deficit.......................................         (50,876)            (38,448)

- ---------------

(1) Excludes JTS Series A Preferred Stock, warrants and options as their effect would be antidilutive.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                               OPERATIONS OF JTS


     JTS was incorporated in February 1994 and remained in the development stage until October 1995, when it began shipping hard disk drives. From October 1995 through January 1996, JTS shipped 98,000 Palladium disk drives in 540 megabyte, 850 megabyte and 1 gigabyte configurations primarily to customers in the United States and Europe. During the second quarter of calendar year 1996, JTS began shipment of Nordic disk drives to Compaq under a volume purchase agreement. There can be no assurance that JTS will be successful in the production and shipment of these products.


     Since its inception, JTS has incurred significant losses which have resulted from the substantial costs associated with the design, development and marketing of new products, the establishment of manufacturing operations and the development of a supplier base. JTS' ability to achieve successful operations will depend upon a number of factors, including market acceptance of JTS' products, the introduction of new products in a timely and cost-effective manner, and the volume production of disk drives at acceptable manufacturing yields. In addition, JTS will need significant additional financing resources over the next several years for facilities expansion, capital expenditures, working capital, research and development and vendor tooling. There can be no assurance that JTS will achieve successful operations.

     All of JTS' products are manufactured in Madras, India by its Moduler Electronics subsidiary. In March 1995, JTS entered into a verbal agreement to acquire Moduler Electronics and subsequently assumed operational and management control of certain aspects of Moduler Electronics' disk drive business. In April 1996, JTS acquired 90% of Moduler Electronics and, accordingly, the Pro Forma Combined Condensed Financial Statements of JTS and Moduler Electronics are the bases for the following discussion and analysis.

PRO FORMA YEAR ENDED JANUARY 28, 1996 COMPARED TO YEAR ENDED JANUARY 29, 1995

     For the fiscal year ended January 28, 1996, JTS' pro forma results reflect a net loss of $35.2 million, compared to a net loss of $4.8 million for JTS in fiscal 1995.

     Total pro forma revenues for fiscal 1996 were $18.8 million and consisted of product sales and license revenues. Net product sales for fiscal 1996 were $13.5 million as JTS initiated product shipments to customers in October 1995. License revenues for fiscal 1996 were $5.3 million as JTS achieved certain development milestones under its Technology Transfer and License Agreement with Western Digital which was executed in February 1995. Of total revenues, 81% were derived from European customers and 19% were derived from customers in the United States. During fiscal 1996, JTS' product sales were concentrated among several key customers with Olidata Spa, Connexe Peripherals, Ltd., Liuski International, Inc. and Aashima Technology B.V. accounting for 34%, 12%, 11% and 10% of total product sales, respectively. JTS had no revenues in fiscal 1995.

     Pro forma gross margin for fiscal 1996 was a deficit of $14.8 million. The deficit resulted principally from costs and expenses due to low manufacturing yields and high per unit costs associated with the start-up of manufacturing operations. Cost of product sales for fiscal 1996 also included a $4.3 million provision for inventory allowances. The principal reasons for these allowances include approximately $3.6 million for obsolete and unsaleable inventory, approximately $345,000 for the costs of repairing defective products and a reserve of approximately $500,000 for various other allowances. JTS anticipates incurring future inventory allowances, the level of which will depend upon a number of factors including manufacturing yields, new product introductions, maturity or obsolescence of product designs, inventory levels and competitive pressures.*

     The hard disk drive industry has been characterized by ongoing rapid price erosion and resulting pressure on gross margins. JTS expects that hard disk drive prices will continue to decline in the future and that

- ---------------

* This statement is a forward-looking statement reflecting current expectations. Actual results could differ materially from those projected in the forward-looking statement due to numerous factors, including those set forth in "Risk Factors -- Risk Factors Related to the Business of JTS" and elsewhere in this Joint Proxy Statement/Prospectus.

competitors will offer products which meet or exceed the performance capabilities of JTS products. Due to such pricing pressures, JTS' future gross margin will be substantially dependent upon its ability to control manufacturing costs, improve manufacturing yields and introduce new products on a timely basis.*

     Research and development expenses for fiscal 1996 were $13.4 million compared to $3.7 million for fiscal 1995. The increase is primarily attributable to salaries and benefits resulting from the significant increase in staffing required for product design and the development of manufacturing processes. Specifically, during fiscal 1996, the number of employees in research and development increased by 112 to a total of 137 employees at the end of fiscal 1996. In addition, expenses for supplies, materials and other costs associated with design and pilot production of new products were approximately $5.0 million in fiscal 1996 compared to approximately $1.5 million in fiscal 1995. JTS expects that research and development expenses will continue to increase throughout fiscal 1997 in absolute dollars but that such expenses will decline as a percent of sales.*

     Selling, general and administrative expenses for fiscal 1996 were $5.8 million compared to $1.5 million for fiscal 1995. The major components of these expenses are salaries and benefits of administrative and marketing and sales employees, facility costs and professional fees. The growth in these expenses in fiscal 1996 was required to support the expansion of JTS' operations and the commencement of marketing and sales efforts. Included in 1996 is a non-cash charge of $930,000 of amortization of deferred compensation related to the issuance of common stock to certain officers (see Note 7 to JTS Financial Statements). JTS expects that selling, general and administrative expenses will increase throughout fiscal 1997 in absolute dollars but that such expenses will decline as a percentage of sales.*

QUARTER ENDED APRIL 28, 1996 COMPARED TO QUARTER ENDED APRIL 30, 1995

     Revenue for the first quarter of fiscal 1997 was $17.6 million compared to $2.0 million for the first quarter of fiscal 1996. Revenue for the current quarter was comprised primarily of sales of the Company's 850 megabyte and 1 gigabyte Palladium 3 1/2-inch disk drives. Minimal product revenues were recorded in the first quarter of fiscal 1996, as the Company initiated volume shipments of disk drives in October 1995. However, JTS earned $2.0 million of technology license revenue during the first quarter of fiscal 1997 as a result of achieving certain development milestones under the Technology Transfer and License Agreement with Western Digital. JTS' management expects revenues from its 850 megabyte drives to be nominal for the rest of the fiscal year and sales from its 1 gigabyte products to decline in the near future.* JTS recently began shipment of its 1.6 gigabyte drives, the sales of which are expected to increase in the near future.* During the second fiscal quarter, the Company will begin shipment of Nordic 3-inch disk drives to Compaq Computer Corporation under a volume purchase agreement.* There can be no assurance that product sales will materialize as expected.

     The gross margin for the first quarter of fiscal 1997 was a deficit of $1.8 million compared to a margin of $2.0 million for the first quarter in fiscal 1996. The $3.8 million increase in the gross margin deficit is attributable to high unit costs associated with the ramp-up of volume production of disk drives. In order for JTS to realize positive gross margins in the future, the Company will have to control manufacturing costs, further improve manufacturing yields and successfully introduce new products on a timely basis.

     Research and development expenses were $7.4 million for the first quarter of fiscal year 1997 compared to $1.7 million for the first quarter of fiscal year 1996 as a result of a significant increase in the number of employees in research and development required to meet demand for timely product design. JTS expects that research and development expenses will continue to increase throughout fiscal 1997 in absolute dollars but that such expenses will decline as a percentage of sales.

     Selling, general and administrative expenses for the first quarter of fiscal 1997 were $3.1 million compared to $700,000 for the first quarter of fiscal 1996. The increase resulted from the expansion of JTS' operations and the commencement of marketing and sales efforts. Also included is a non-cash charge of

- ---------------

* This statement is a forward-looking statement reflecting current expectations. Actual results could differ materially from those projected in the forward-looking statement due to numerous factors, including those set forth in "Risk Factors -- Risk Factors Related to the Business of JTS" and elsewhere in this Joint Proxy Statement/Prospectus.

$330,000 related to the amortization of deferred compensation. JTS expects that selling, general and administrative expenses will increase throughout fiscal 1997 in absolute dollars but that such expenses will decline as a percentage of sales.

LIQUIDITY AND CAPITAL RESOURCES

     As of January 28, 1996, JTS had cash and cash equivalents of $1.4 million. Of this amount, $380,000 on deposit in India was restricted for use by JTS for a 90 day period beginning on January 28, 1996. On a pro-forma basis, at January 28, 1996, JTS had a working capital deficit of $17.9 million, which included short term borrowings of $10.4 million. The short term borrowings were used to finance working capital requirements, and included $4.3 million outstanding under a bank line of credit and $6.1 million outstanding under bank lines of credit in India.

     Since inception, JTS has acquired approximately $11.0 million in capital equipment, furniture and fixtures and leasehold improvements. Long term debt associated with capital acquisitions amounted to approximately $7.9 million at January 28, 1996. JTS currently expects that approximately $22 million will be required during calendar year 1996 for capital equipment, tooling and leasehold improvements, primarily in India.* As of January 28, 1996, JTS had no material commitments related to such expenditures.

     On February 13, 1996, Atari loaned $25.0 million to JTS pursuant to a Subordinated Secured Convertible Promissory Note (the "Note") which is secured by substantially all of the assets of JTS. Interest accrues on the unpaid principal amount of the Note at the rate of 8.5% per annum. The Note provides that JTS shall repay the outstanding principal and interest under the Note on September 30, 1996 if the Merger has not occurred prior to such time. In the event that the Merger Agreement is terminated, either party may, under certain conditions, elect to convert the outstanding indebtedness under the Note into shares of JTS Series A Preferred Stock. The Note is expressly subordinated to outstanding indebtedness in connection with JTS' primary bank loan agreement, up to an amount of $5.0 million at any one time. In addition, at January 28, 1996, JTS had approximately $400,000 of unused lines of credit and approximately $600,000 of letter of credit facilities available from three banks in India. In March 1996, Moduler Electronics received approval from another Indian bank for a $10 million term loan to finance capital equipment purchases. See "The Proposed Merger and Related Transactions -- Related Transactions -- Atari Loan to JTS."

     Since its inception, JTS has incurred significant losses which have resulted from the substantial costs associated with the design, development and marketing of new products, the establishment of manufacturing operations and the development of a supplier base. At January 28, 1996, JTS had a working capital deficit of $17.9 million and a negative net worth of $38.4 million. JTS has yet to generate significant revenues and cannot assure that any level of future revenues will be attained or that JTS will achieve or maintain successful operations in the future. Such factors have raised substantial doubt about the ability of JTS to continue its operations without achieving successful future operations or obtaining financing to meet its working capital needs, neither of which can be assured. The report of independent public accountants on JTS' financial statements includes an explanatory paragraph describing uncertainties concerning the ability of JTS to continue as a going concern. See "Notes to JTS Financial Statements." JTS believes that it will be able to fund operations for the next 12 months from a combination of funds made available as a result of the Merger, funds available under its credit facilities, cash flow from operations and existing cash balances.*

     At April 28, 1996, JTS' consolidated balance sheets reflected cash and cash equivalents of $5.1 million compared to $1.4 million at January 28, 1996. Of the $5.1 million, approximately $400,000 on deposit in Indian banks was restricted for use by JTS until certain obligations related to letters of credit are settled. JTS had a working capital deficit of $31.2 million at quarter end, which included short term borrowings from Atari of $25 million and $10.3 million outstanding under bank lines of credit.

- ---------------

* This statement is a forward-looking statement reflecting current expectations. Actual results could differ materially from those projected in the forward-looking statement due to numerous factors, including those set forth in "Risk Factors -- Risk Factors Related to the Business of JTS" and elsewhere in this Joint Proxy Statement/Prospectus.

     The hard disk drive business is extremely capital intensive, and JTS anticipates that it will need significant additional financing resources in the near term for facilities expansion, capital expenditures, working capital, research and development and vendor tooling. In this regard, JTS has held discussions with investment banking firms regarding the possibility of raising additional capital through the issuance of debt or equity securities. In June 1996, JTS retained an investment banking firm to advise JTS with respect to the private issuance of between $50-100 million of 10-year debt securities convertible into JTS Common Stock, although the terms of such financing have not been established and the marketing effort for such financing has not yet commenced. Recent comparable transactions were priced to yield between 5.5-6.5% annually and included conversion premiums over the market prices of the Common Stock of between 20-25%. JTS intends for such financing to close as soon as practicable after the closing of the Merger and the terms of the debt securities and the amount of the securities offered will not be determined until the closing of the financing, if any. There can be no assurance that JTS will be able to consummate such financing on terms acceptable to JTS or at all. As a result, the pro forma financial statements included in this Joint Proxy Statement/ Prospectus do not reflect such transactions. The issuance of equity or convertible debt securities, upon conversion, would result in dilution of the voting control of existing stockholders, could result in dilution to earnings per share and would provide to the holders of convertible debt securities seniority over the holders of JTS Common Stock issued in the Merger. There can be no assurance that additional funding will be available on terms acceptable to JTS or at all. The failure to fund its capital requirements with additional financing would have a material adverse effect on JTS' business, operating results and financial condition. Furthermore, certain equipment and receivables financing as well as term loans made to JTS and Moduler Electronics are contingent on JTS' ability to comply with stringent financial covenants. In this regard, Moduler Electronics did not obtain certain debt and equity capital required under one of its loan agreements. JTS has informed the lender that it intends to provide such capital by August 1996. In addition, certain of Moduler Electronics' loan agreements require the lender's consent to mergers and similar transactions, which could be interpreted to require the consent of the lending institution to the acquisition of 90% of the capital stock of Moduler Electronics by JTS. Such consents were not obtained, but the lending institution has continued to transact business with Moduler Electronics and JTS since JTS' share acquisition in Moduler Electronics. JTS believes that such matters regarding the Moduler Electronics loan agreements will not have a material adverse effect on JTS' business, operating results or financial condition. There can be no assurance that JTS will be able to maintain its current financing facilities or obtain additional financing as needed on acceptable terms or at all. If JTS is unable to obtain sufficient capital, it would be required to curtail its facilities expansion, capital expenditures, working capital, research and development and vendor tooling expenditures, which would materially adversely affect JTS' business, operating results and financial condition.

MANAGEMENT OF JTS

     The following individuals are expected to serve as directors, executive officers or significant employees of the Combined Company following the Merger. Their positions at JTS and their ages as of March 31, 1996 are as follows:

         NAME            AGE                       POSITION(S)
- -----------------------  ----     ---------------------------------------------
David T. Mitchell         54      Chief Executive Officer, President and
                                  Director
Sirjang L. Tandon         54      Chairman of the Board of Directors and
                                  Corporate Technical Strategist
Kenneth D. Wing           48      Executive Vice President, Research &
                                  Development Quality/Reliability
W. Virginia Walker        51      Executive Vice President, Finance and
                                  Administration, Chief Financial Officer and
                                  Secretary
Amit Chokshi              41      Executive Vice President, Worldwide
                                  Operations and Managing Director of India
                                  Operations
Steven L. Kaczeus         61      Chief Technical Officer
Alain L. Azan             47      Director
Jean D. Deleage           55      Director
Roger W. Johnson          61      Director
Lip-Bu Tan                36      Director

     MR. DAVID T. MITCHELL joined JTS in May 1995 as Chief Executive Officer and President and is a member of the Board of Directors of JTS. Prior to joining JTS, he served as President, Chief Operating Officer and a director of Conner Peripherals, Inc. commencing in October 1992. Prior to that time, Mr. Mitchell co-founded Seagate, where he served as President, Chief Operating Officer and director.

     MR. SIRJANG L. TANDON founded JTS in February 1994 and served as its Chairman of the Board of Directors, Chief Executive Officer and President from inception until May 1995. Since such time, he has served as Chairman of the Board of Directors and Corporate Technical Strategist. Prior to founding JTS, Mr. Tandon founded and was Chief Executive Officer of Tandon Corporation, a personal computer manufacturing firm. Tandon Corporation filed a petition under the Federal bankruptcy laws in 1993.

     MR. KENNETH D. WING joined JTS in July 1995 as Executive Vice President, Research & Development Quality/Reliability. Prior to joining JTS, Mr. Wing worked for 14 years at Seagate. During his tenure at Seagate, Mr. Wing served in several capacities, including Vice President of Process Engineering, Vice President of Quality, Vice President of Manufacturing Operations and Vice President of Worldwide Automation. He holds a Bachelor of Science degree in Science and Engineering and a Master of Science in Mechanical Engineering from the University of Michigan.

     MS. W. VIRGINIA WALKER joined JTS in November 1995 as Executive Vice President, Finance and Administration, Chief Financial Officer and Secretary. Prior to joining JTS, Ms. Walker served as Vice President of Finance and Chief Financial Officer of Scios Inc. from 1985 to 1992 and as Vice President, Finance and Administration and Chief Financial Officer of Scios Inc. and Scios Nova Inc. Prior to 1985, Ms. Walker served as Controller for Intersil Inc., a manufacturer of integrated circuits and at that time a subsidiary of General Electric Company.

     MR. AMIT CHOKSHI joined JTS in June 1995 as Executive Vice President, Worldwide Operations and Managing Director of India Operations. Prior to joining JTS, Mr. Chokshi co-founded Dastek Corporation, a hard disk drive manufacturing company, where he served as Vice President of Marketing/Sales and Operations until December 1994. Mr. Chokshi has a Bachelor of Science degree in Statistical Mathematics from Gujarat University, India.

     MR. STEVEN L. KACZEUS joined JTS in February 1994 as Chief Technical Officer. Prior to joining JTS, he founded Kalok Corporation in 1987 and served in various technical and management positions, most recently as Chairman of the Board of Directors and Chief Technical Officer. Kalok Corporation filed a petition under the Federal bankruptcy laws in 1993. Mr. Kaczeus holds a Master of Science and Bachelor of Science in Mechanical Engineering from the University of Bridgeport and University of Budapest, Hungary, respectively.

     MR. ALAIN L. AZAN became a director of JTS in 1995. In 1985, he joined the Sofinnova group in France as a charged d'affaires. In 1987, Mr. Azan was assigned to Sofinnova's United States subsidiary, Sofinnova Inc. Currently, Mr. Azan serves as Managing General Partner for Sofinnova Ventures Funds I, II and
III. Mr. Azan holds degrees in Sciences Humaines et Economiques from Marseille, International Trade from C.E.C.E. and Management from INSEAD.

     MR. JEAN D. DELEAGE became a director of JTS in 1995. He has served as a Managing General Partner of Burr, Egan, Deleage & Co., a venture capital firm, since its formation in 1979. In 1976, he formed Sofinnova, Inc. (the U.S. subsidiary of Sofinnova). Mr. Deleage holds a Master of Science in Electrical Engineering from Ecole Superieure d'Electricite and a Ph.D. in Economics from the Sorbonne. In 1993, he was awarded the Legion of Honor from the French government in recognition of his career accomplishments. Mr. Deleage is also a director of DepoTech Corporation and OraVex, Inc.

     MR. ROGER W. JOHNSON became a director of JTS in April 1996. He served as Administrator of the United States General Services Administration ("GSA") from July 1993 to March 1996. From 1984 to 1993, Mr. Johnson served as Chairman of the Board and Chief Executive Officer of Western Digital. Mr. Johnson received a Bachelor of Business Administration from Clarkson University and a Master of Business Administration in Industrial Management from the University of Massachusetts.

     MR. LIP-BU TAN became a director of JTS in 1995. He has served as General Partner of the Walden Group, a venture capital firm, since 1985. He is also the founder and Chairman of Walden International Investment Group in Asia. Mr. Tan received a Bachelor of Science degree from Nanyang University, Singapore, a Master of Science in Nuclear Engineering from the Massachusetts Institute of Technology and a Master of Business Administration from the University of San Francisco, where he served on the Advisory Council and the Board of Trustees. Mr. Tan is also a director of Creative Technology Ltd. and Premisys Communications, Inc.

     All directors hold office until the next annual meeting of stockholders at which their term expires and until their successors have been duly elected and qualified. Executive officers of JTS are appointed by and serve at the discretion of the Board of Directors of JTS. There are no family relationships among any of the directors, officers or key employees of JTS.

COMMITTEES OF THE BOARD OF DIRECTORS OF THE COMBINED COMPANY

     JTS does not presently have an Audit Committee. Effective upon the closing of the Merger, the Audit Committee of the Combined Company's Board of Directors will consist of Messrs. Jack Tramiel, Michael Rosenberg and Alain L. Azan. The Audit Committee will make recommendations to the Board regarding the selection of independent auditors, review the results and scope of audits and other services provided by JTS' independent auditors, and review and evaluate JTS' internal audit and control functions.

     JTS does not presently have a Compensation Committee. Effective upon the closing of the Merger, the Compensation Committee of the Combined Company's Board of Directors will consist of Messrs. Jack Tramiel, Lip-Bu Tan and Jean D. Deleage. The Compensation Committee will make recommendations concerning salaries and incentive compensation, award stock options to employees and consultants under the Combined Company's stock option plans and otherwise determine compensation levels and perform such other functions regarding compensation as the Board may delegate.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1996, JTS had no Compensation Committee. Each of the members of the JTS Board of Directors during fiscal 1996 participated in deliberations concerning executive officer compensation. David T. Mitchell, a member of JTS' Board of Directors, has served as Chief Executive Officer and President of JTS since May 1995. Mr. Sirjang L. Tandon, Chairman of JTS' Board of Directors, served as Chief Executive Officer and President of JTS from February 1994 to May 1995.

DIRECTOR COMPENSATION

     The members of JTS' Board of Directors do not currently receive any cash compensation from JTS for their services as members of the Board of Directors or any committee thereof. Roger W. Johnson, a director of JTS, provides consulting services to JTS pursuant to a two-year agreement which compensates Mr. Johnson in the amount of $2,000 per month. Mr. Johnson's consulting agreement expires in April 1998.

     In March 1996, the JTS Board adopted the 1996 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") to provide for the automatic grant of options to purchase shares of JTS Common Stock to non-employee directors of JTS ("Non-Employee Directors"). The maximum number of shares of JTS Common Stock that may be issued pursuant to options granted under the Directors' Plan is 500,000. Pursuant to the terms of the Directors' Plan, each Non-Employee Director (other than a compensated Chairman of the Board and any former Atari director appointed to the JTS Board of Directors in connection with the Merger) who is elected to the JTS Board for the first time after adoption of the Directors' Plan and each other Non-Employee Director (other than a compensated Chairman of the Board) who is reelected to the JTS Board at or after the 1998 stockholders' meeting will automatically be granted an option to purchase 50,000 shares of Common Stock on the date of his or her election or reelection to the Board. Thereafter, each Non-Employee Director (other than a compensated Chairman of the Board) will automatically be granted an option to purchase an additional 50,000 shares of Common Stock under the Directors' Plan on the date any and all previous options or stock purchases by such person either under the Directors' Plan or otherwise become fully vested, as discussed below. Neither directors of JTS serving on the date the Directors' Plan was adopted nor former directors of Atari appointed to the JTS Board in connection with the Merger have received option grants under the Directors' Plan or will receive any such grants in connection with the Merger, and such individuals are not eligible to receive such grants until the 1998 stockholders' meeting.

     Outstanding options under the Directors' Plan will vest in two equal annual installments measured from the date of grant. The exercise price of options granted under the Directors' Plan shall equal the fair market value of the Common Stock on the date of grant. No option granted under the Directors' Plan may be exercised after the expiration of ten years from the date of grant. Options granted under the Directors' Plan are generally non-transferable. The Directors' Plan will terminate in March 2006, unless earlier terminated by the Board.

     In the event of the dissolution, liquidation or sale of substantially all of the assets of JTS, a specified form of merger, consolidation or reorganization involving JTS or an acquisition transaction resulting in the change of control of the voting power of JTS' voting securities, options outstanding under the Plan will automatically become fully vested and will terminate if not exercised prior to such event.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid to or earned by JTS' Chief Executive Officer and JTS' four other most highly compensated executive officers (together, the "JTS Named Executive Officers") for services rendered to JTS during the fiscal year ended January 28, 1996 ("fiscal 1996"):

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                       COMPENSATION AWARDS
                                                                  ------------------------------
                                                                                     SECURITIES
                                                                  RESTRICTED STOCK   UNDERLYING
           NAME AND PRINCIPAL POSITION      SALARY($)  BONUS($)    AWARDS($) (1)     OPTIONS(#)
        ----------------------------------  --------   --------   ----------------   -----------
        David T. Mitchell (2).............  $168,427        --              --              --
          President and Chief Executive
          Officer
        Sirjang L. Tandon (3).............   184,615        --              --              --
          Chairman of the Board of
          Directors
          and Corporate Technical
          Strategist
        Kenneth D. Wing (4)...............   126,752   $82,625              --         100,000
          Executive Vice President,
          Research & Development
          Quality/Reliability
        Amit Chokshi (5)..................   104,327        --              --              --
          Executive Vice President,
          Worldwide
          Operations and Managing
          Director of India Operations
        Steven L. Kaczeus.................   192,308        --              --         242,500
          Chief Technical Officer
        David B. Pearce (6)...............   206,192        --              --           8,750
          Former executive officer

- ---------------
(1) Mr. Mitchell, Mr. Wing and Mr. Pearce purchased 2,000,000, 300,000 and 450,000 shares of restricted Common Stock of JTS, respectively, during fiscal 1996 at a per share price of $0.25. The dollar value to the purchasers of each such purchase, net of the consideration paid by the purchasers, was zero on the date of each such purchase. No dividends have been paid or are expected to be paid with respect to the JTS Common Stock purchased by such individuals.

(2) Mr. Mitchell became Chief Executive Officer of JTS in May 1995. Mr. Mitchell purchased 2,000,000 shares of restricted JTS Common Stock in fiscal 1996 at a price of $0.25 per share, 250,000 shares of which were immediately vested. The remaining 1,750,000 shares are subject to a right of repurchase by JTS which began lapsing as to 1/48th of such shares monthly commencing on January 5, 1996.

(3) Mr. Tandon served as Chief Executive Officer of JTS from February 1994 to May 1995.

(4) Mr. Wing became Executive Vice President, Research & Development Quality/Reliability of JTS in July 1995. Mr. Wing purchased 300,000 shares of JTS Common Stock in fiscal 1996 at a price of $0.25 per share. Such shares are subject to a right of repurchase by JTS which began lapsing as to one-eighth of such shares in January 1996 and as to 1/48th of such shares monthly thereafter. Includes forgiveness of $80,000 of loan principal and accrued interest as specified in Mr. Wing's employment agreement. See "Employment Agreement."

(5) Mr. Chokshi became Executive Vice President, World of JTS in June 1995.

(6) Mr. Pearce purchased 450,000 shares of restricted JTS Common Stock in fiscal 1996 at a price of $0.25 per share, 253,125 shares of which were immediately vested. The remaining 196,875 shares were subject to a right of repurchase by JTS which began lapsing as to 1/42nd of such shares monthly commencing on January 15, 1996. Mr. Pearce's employment with JTS terminated in March 1996, at which time an aggregate of 257,873 shares of his JTS Common Stock had vested.

EMPLOYMENT AGREEMENT

     In June 1995, Kenneth D. Wing, Executive Vice President, Research & Development Quality/Reliability of JTS, entered into an employment agreement with JTS which provides for an annual base salary of $225,000, eligibility for annual bonuses and a severance package that, under certain circumstances, provides that Mr. Wing will continue to receive his base salary until June 1997 in the event he is terminated prior to such time. In addition, the employment agreement provides for a $160,000 loan which was forgiven as to 50% of principal and interest accrued thereon in January 1996 and shall be forgiven as to the remainder in January 1997, provided Mr. Wing's employment with JTS continues through such time.

STOCK OPTION PLAN


     In April 1996, JTS amended and restated its 1995 Stock Option Plan (the "1995 Plan"), which was adopted in March 1995. Under the 1995 Plan, as amended and restated (the "Restated Plan"), an aggregate of 9,000,000 shares of JTS Common Stock have been reserved for issuance upon exercise of options granted to employees, officers and directors of and consultants to JTS. As of June 18, 1996, options to purchase 3,937,313 shares of JTS Common Stock had been granted under the Restated Plan. The Restated Plan will terminate in February 2006, unless sooner terminated by the Board of Directors of JTS.


     The Restated Plan provides for the grant of both incentive stock options intended to qualify as such under Section 422 of the Code and nonstatutory stock options. The Board of Directors has determined that, following the Merger, the Compensation Committee will administer the Restated Plan. The Board of Directors has also established a Non-Officer Stock Option Committee, consisting of David
T. Mitchell, JTS' President, Chief Executive Officer and a director, with authority to grant stock options to persons who are not at the time of the grant of the options subject to Section 16 of the Exchange Act. As used herein with respect to the Restated Plan, the JTS Board refers to the Compensation Committee, the Non-Officer Stock Option Committee as well as to the Board of Directors of JTS. The JTS Board has the authority to select the persons to whom grants are to be made, to designate the number of shares to be covered by each option, to establish vesting schedules, to specify the type of consideration to be paid upon exercise and, subject to certain restrictions, to specify other terms of the options. The maximum term of options granted under the Restated Plan is ten years. Options granted under the Restated Plan generally are nontransferable and generally expire three months after the termination of an optionee's employment, directorship or consulting relationship with JTS. In general, if an optionee becomes permanently disabled or dies while employed or retained by JTS, such person's options generally may be exercised up to 12 months after his or her disability and generally up to 18 months after his or her death.

     The exercise price of incentive stock options granted under the Restated Plan must equal at least the fair market value of JTS' Common Stock on the date of grant. The exercise price of nonstatutory stock options granted under the Restated Plan must equal at least 85% of the fair market value of JTS' Common Stock on the date of grant. The exercise price of incentive stock options granted to any person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock must be at least 110% of the fair market value of such stock on the date of grant and the terms of these options cannot exceed five years. Options under the Restated Plan typically become exercisable over four years, as to one-eighth of the shares subject to such options six months after the date of grant and as to 1/48th of such shares each month thereafter.

     The Restated Plan and options outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to the Restated Plan and the class, number of shares and price per share of stock subject to such outstanding options in the event of stock splits, stock dividends, recapitalizations and similar events. Under the Restated Plan, the JTS Board of Directors has discretion in connection with a merger, consolidation or liquidation involving JTS to provide that outstanding options shall be terminated or shall be assumed or otherwise continued or to provide for the accelerated vesting of outstanding options.

401(K) PLAN

     In January 22, 1996, JTS adopted the JTS Corporation Employee 401(k) Saving Plan ("the 401(k) Plan") covering all of JTS' employees, except collectively bargained employees and employees who are nonresident aliens with no United States source income. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the lesser of 15% of eligible compensation or the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) Plan. The 401(k) plan permits, but does not require, matching contributions and profit sharing contributions to the Plan by JTS on behalf of all participants. JTS has not made any such contributions to date. The 401(k) Plan is intended to qualify under Section 401 of the Code so that contributions by employees or by JTS to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn, and contributions by JTS, if any, are deductible by JTS.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains information concerning the grant of stock options under the 1995 Plan to each JTS Named Executive Officer during fiscal 1996:

                                              INDIVIDUAL GRANTS
                         ------------------------------------------------------------        POTENTIALLY
                                            PERCENTAGE                                   REALIZABLE VALUE AT
                                             OF TOTAL                                      ASSUMED ANNUAL
                           NUMBER OF         OPTIONS                                       RATES OF STOCK
                           SECURITIES       GRANTED TO                                   PRICE APPRECIATION
                           UNDERLYING       EMPLOYEES      EXERCISE OR                   FOR OPTION TERM(3)
                            OPTIONS         IN FISCAL       BASE PRICE     EXPIRATION    -------------------
          NAME           GRANTED(#)(1)      YEAR(%)(2)        ($/SH)          DATE        5%($)      10%($)
- ---------------------------------------    ------------    ------------    ----------    -------     -------
David T. Mitchell            --               --              --               --          --          --
Sirjang L. Tandon            --               --              --               --          --          --
Kenneth D. Wing              100,000           2.5%           $ 0.25       11/29/2005    $15,750     $39,750
Amit Chokshi                 --               --              --               --          --          --
Steven L. Kaczeus            242,500            6.1             0.25         2/7/2004     38,194      96,394
David B. Pearce                8,750           0.02             0.25         6/7/2005      1,378       3,478

- ---------------
(1) Under the 1995 Plan, options granted to employees vest at the rate of one-eighth at the end of six months and an additional 1/48 per month until all options have become vested at the end of four years' service. In the event an option was granted to an existing employee of JTS (rather than a newly-hired employee), such option shall vest at the rate described above based on the grant date of such option.

(2) Based on total grants of options to purchase 3,996,674 shares of JTS Common Stock.

(3) The potential realizable value is calculated based on the term of the option at its time of grant (10 years). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to the exercise of stock options by the Named Executive Officers during the fiscal year ended January 28, 1996 and the number and value of securities underlying unexercised options held by the Named Executive Officers as of January 28, 1996:

                                                                       NUMBER OF
                                                                      SECURITIES             VALUE OF
                                                                      UNDERLYING           UNEXERCISED
                                                                      UNEXERCISED          IN-THE-MONEY
                                                                      OPTIONS AT            OPTIONS AT
                                 SHARES                                 FISCAL                FISCAL
                                ACQUIRED                            YEAR-END(#)(1)        YEAR-END($)(1)
                                   ON               VALUE            EXERCISABLE/          EXERCISABLE/
            NAME               EXERCISE(#)       REALIZED($)         UNEXERCISABLE        UNEXERCISABLE
- -----------------------------  -----------       -----------       -----------------      --------------
David T. Mitchell                  --                --                   --                    --
Sirjang L. Tandon                  --                --                   --                    --
Kenneth D. Wing                    --                --                0/100,000               0/0
Amit Chokshi                       --                --                   --                    --
Steven L. Kaczeus                  --                --             125,313/117,187            0/0
David B. Pearce                    --                --                 8,750/0                0/0

- ---------------

(1) Fair market value of JTS' Common Stock at January 28, 1996 ($0.25), minus the exercise price of the options ($0.25), multiplied by the number of shares underlying the options.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     As permitted by the DGCL, JTS' Certificate of Incorporation provides that no director of JTS will be personally liable to JTS or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to JTS or to its stockholders, (ii) for acts or omissions not made in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit. In addition, JTS' Bylaws provide that any director or executive officer who was or is a party or is threatened to be made a party to any action or proceeding by reason of his or her services to JTS will be indemnified to the fullest extent permitted by the DGCL.

     JTS has entered into indemnification agreements with each of its directors and executive officers under which JTS has agreed to indemnify each of them against expenses and losses incurred for claims brought against them by reason of their being a director or officer of JTS, and JTS maintains directors' and officers' liability insurance.

     There is no pending litigation or proceeding involving a director or officer of JTS as to which indemnification is being sought, nor is JTS aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

CERTAIN TRANSACTIONS

     Since JTS' inception in February 1994, JTS has maintained significant business relationships with Moduler Electronics, Tantec Magnetics, Inc., a California corporation ("Tantec"), and Maazda Travel, Inc. ("Maazda"). Mr. Sirjang L. Tandon, JTS' Chairman and Corporate Technical Strategist, or members of his immediate family, directly or indirectly own controlling equity interests in each of Moduler Electronics, Tantec and Maazda. In fiscal 1996, Moduler Electronics provided subassembly and final assembly manufacturing services to JTS for which JTS had made aggregate payments to Moduler Electronics of approximately $13.0 million, and JTS has provided certain equipment on consignment to Moduler Electronics with an aggregate value of approximately $4.4 million. Tantec has provided certain hard disk drive component parts, test equipment and services to JTS for which JTS had made aggregate payments to Tantec of approximately $366,000 and $295,000 in fiscal 1995 and 1996, respectively, and JTS sold certain hard disk drives to Tantec with an aggregate value of approximately $653,000 in fiscal 1996. During fiscal 1996, JTS made aggregate payments to Maazda, JTS' principal travel agent, of approximately $100,000.

     From February 1994 to February 1995, JTS received bridge loans aggregating approximately $2.9 million from certain significant JTS stockholders evidenced by secured convertible notes (the "First Financing Notes"). The First Financing Notes accrued interest at a rate of 8.5% per annum. All of the First Financing Notes were canceled and the principal outstanding thereunder was converted into shares of JTS Series A Preferred Stock in connection with the JTS Series A Preferred Stock financing in February 1995 (the "First Series A Financing"). JTS sold an aggregate of 16,200,000 shares of JTS Series A Preferred Stock in the First Series A Financing for a purchase price of $1.00 per share in exchange for cash and cancellation of indebtedness. Purchasers of JTS Series A Preferred in the First Series A Financing included the following:

                                            SHARES OF JTS                              AMOUNT OF
                                          SERIES A PREFERRED           CASH           INDEBTEDNESS
                  PURCHASER(S)               PURCHASED(#)        CONSIDERATION($)     CANCELED($)
        --------------------------------  ------------------     ----------------     ------------
        Entities affiliated with Burr,
          Egan, Deleage & Co.(1)........       2,500,000            $1,673,374          $826,626
        Entities affiliated with
          Sofinnova Management,
          L.P.(2) ......................       1,000,000               709,349           290,651
        Advanced Technology Ventures
          III(3)........................       1,000,000               709,350           290,650
        Brentwood Associates VI,
          L.P.(4).......................       1,650,000             1,170,427           479,573
        Western Digital(5)..............       4,100,000             3,300,000           800,000
        Steven L. Kaczeus(6)............         223,511                    --           223,511

- ---------------
(1) Jean D. Deleage, a director of JTS, is Managing General Partner of Burr, Egan, Deleage & Co. ("Burr Egan").

(2) Alain L. Azan, a director of JTS, is a Managing General Partner of three funds affiliated with Sofinova Management, L.P. ("Sofinnova").

(3) Entities affiliated with Advanced Technology Ventures III own more than 5% of the outstanding shares of JTS Series A Preferred Stock.

(4) Brentwood Associates VI, L.P. owns more than 5% of the outstanding shares of JTS Series A Preferred Stock.

(5) Western Digital, a second source manufacturer for JTS, owns more than 5% of the outstanding shares of JTS Series A Preferred Stock.

(6) Steven L. Kaczeus is the Chief Technical Officer of JTS.

     In connection with the First Series A Financing and pursuant to that certain Debt Cancellation Agreement, dated as of February 3, 1995, by and among JTS, Tantec and Mr. Tandon, JTS issued 2,202,227 shares of JTS Series A Preferred Stock to Tantec in exchange for the cancellation of $2,202,227 of indebtedness owed by JTS to Tantec.

     In June 1995, JTS received bridge loans aggregating approximately $2.75 million from certain significant JTS stockholders, evidenced by secured convertible notes (the "Second Financing Notes"). The Second Financing Notes accrued interest at a rate of 8% per annum. All of the Second Financing Notes were canceled and the principal amount outstanding thereunder was converted into shares of JTS Series A Preferred Stock in connection with a JTS Series A Preferred Stock financing in August 1995 (the "Second Series A Financing"). JTS sold an aggregate of 12,496,370 shares of JTS Series A Preferred Stock in the Second Series A Financing for a purchase price of $1.00 per share in exchange for cash and cancellation of indebtedness. Purchasers of JTS Series A Preferred in the Second Series A Financing included the following:

                                            SHARES OF JTS                              AMOUNT OF
                                          SERIES A PREFERRED           CASH           INDEBTEDNESS
                  PURCHASER(S)               PURCHASED(#)        CONSIDERATION($)     CANCELED($)
        --------------------------------  ------------------     ----------------     ------------
        Entities affiliated with the
          Walden Group of Venture
          Capital Funds(1)..............       3,000,000            $3,000,000                  --
        Entities affiliated with
          Advanced Technology
          Ventures......................       2,826,424             2,576,424         $   250,000
        Entities affiliated with Burr
          Egan..........................       1,437,500               437,500           1,000,000
        David T. Mitchell(2)............       1,010,196                    --           1,010,196
        Brentwood Associates VI, L.P....         952,083               448,750             503,333
        Entities affiliated with
          Sofinnova.....................         500,000               500,000                  --
        Steven L. Kaczeus...............          37,000                37,000                  --

- ---------------
(1) Lip-Bu Tan, a director of JTS, is a General Partner of the Walden Group.

(2) David T. Mitchell is the President, Chief Executive Officer and a member of the Board of Directors of JTS.

     In July 1995, JTS loaned $160,000 to Kenneth D. Wing, Executive Vice President, Research & Development Quality/Reliability, pursuant to the terms of Mr. Wing's employment agreement. Of such loan amount, $80,000 of principal (and interest accrued thereon) were forgiven on January 1, 1996, and, subject to Mr. Wing's continued employment with JTS, any remaining amounts owed under such loan will be forgiven on January 1, 1997. See "Management of JTS -- Employment Agreement."

     During fiscal 1996, in connection with the Technology Transfer and Licensing Agreement between JTS and Western Digital, JTS provided certain hard disk drive components to Western Digital, a principal stockholder of JTS, with an aggregate value of approximately $358,000. In addition, JTS received aggregate milestone payments of approximately $5.3 million from Western Digital in fiscal 1996. See "Business of JTS -- Western Digital Arrangement."

     In January 1996, JTS made loans to each of David T. Mitchell, Kenneth D. Wing, Virginia Walker, JTS' Executive Vice President, Finance and Administration and Chief Financial Officer, and David B. Pearce in connection with the purchase by such individuals of 2,000,000 shares, 300,000 shares, 250,000 shares and 450,000 shares of JTS Common Stock, respectively, at a purchase price of $0.25 per share. Each purchaser executed a restricted stock purchase agreement (each, a "Restricted Stock Purchase Agreement") granting JTS a right of repurchase as to such shares in the event the purchasers' employment with JTS terminates. With respect to Mr. Mitchell, 250,000 shares of the JTS Common Stock purchased were immediately vested, and JTS' repurchase right lapses monthly with respect to the remainder of such shares at the rate of 1/48th per month. With respect to the shares purchased by Mr. Wing, JTS' repurchase right lapsed as to one-eighth of such shares in January 1996 and as to 1/48th of such shares monthly thereafter. With respect to the shares purchased by Ms. Walker, JTS' repurchase right lapsed as to one-eighth of such shares in May 1996 and as to 1/48th of such shares monthly thereafter. With respect to the shares purchased by Mr. Pearce, 253,125 shares of the JTS Common Stock purchased were immediately vested and 14,063 additional shares had vested at the time Mr. Pearce's employment with JTS terminated. In March 1996, JTS repurchased 182,812 shares of JTS Common Stock from Mr. Pearce. In addition, the Restricted Stock Purchase Agreements provide that JTS' repurchase right shall lapse entirely upon certain events following a change in control of JTS. See "The

Proposed Merger and Related Transactions -- Certain Other Items Related to the Merger -- Interests of Certain Persons in the Merger."

     From January 1996 to April 1996, JTS received an aggregate of approximately $2.0 million in bridge loans evidenced by promissory notes (the "Bridge Notes"), from certain significant stockholders of JTS. The Bridge Notes are due and payable on July 15, 1996 and accrue interest at a rate of 10% per annum. Individuals and entities to whom Bridge Notes were issued include the following:

                                                                       PRINCIPAL AMOUNT
                               STOCKHOLDER(S)                         OF BRIDGE NOTE($)
        ------------------------------------------------------------  ------------------
        Tantec......................................................          $1,000,000
        Entities affiliated with Burr Egan..........................             260,000
        Entities affiliated with Advanced Technology Ventures.......             260,000
        Entities affiliated with the Walden Group of Venture Capital             200,000
          Funds.....................................................
        Brentwood Associates VI, L.P. ..............................             185,000
        Entities affiliated with Sofinnova..........................              99,900

     In April 1996, JTS acquired a 90% interest in Moduler Electronics in exchange for issuing 1,911,673 shares of JTS Series A Preferred Stock and a warrant to purchase 750,000 shares of JTS Common Stock at an exercise price of $0.25 per share to Lunenburg S.A., an affiliate of Sirjang L. Tandon. Such warrant is immediately exercisable as to 500,000 shares and becomes exercisable as to 250,000 shares when certain credit facilities in India are made available to Moduler Electronics in the amount of at least $29 million. See "JTS Acquisition of Disk Drive Division of Moduler Electronics."

     A family member of Sirjang Lal Tandon, JTS' Chairman and Corporate Technical Strategist, has guaranteed the secured short term borrowings and secured long term loans of Modular Electronics furnished by certain Indian banks. See Notes 4 and 5 to the Financial Statements to the Hard Disk Drive Division of Modular Electronics (India) Private Ltd.

     JTS believes that all of the transactions set forth above were made on terms no less favorable to JTS than could have been obtained from unaffiliated third parties. All future transactions, including loans, between JTS and its officers, directors and principal stockholders and their affiliates will be approved by a majority of the JTS Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and have been and will be on terms no less favorable to JTS than could be obtained from unaffiliated third parties.

PRINCIPAL STOCKHOLDERS OF JTS


     The following table sets forth certain information regarding beneficial ownership of JTS Common Stock and JTS Series A Preferred Stock as of June 18, 1996 by (a) each person (or group of affiliated persons) known to JTS to beneficially own more than 5% of the outstanding shares of JTS Common Stock or more than 5% of the outstanding shares of JTS Series A Preferred Stock, (b) each of the directors and executive officers of JTS who will be a director or executive officer of the Combined Company, and (c) all of JTS directors and executive officers who will be directors and executive officers of the Combined Company as a group.


                                                                                                                   PERCENT OF
                                                                                                      NUMBER OF    ALL SHARES
                                       COMMON STOCK(2)          PREFERRED STOCK(2)        PERCENT     SHARES OF      OF THE
                                   -----------------------   ------------------------     OF ALL         THE        COMBINED
                                    NUMBER     PERCENT OF      NUMBER     PERCENT OF    JTS CAPITAL    COMBINED      COMPANY
       BENEFICIAL OWNER(1)         OF SHARES   CLASS(%)(3)   OF SHARES    CLASS(%)(3)    STOCK(%)      COMPANY       (%)(3)
- ---------------------------------  ---------   -----------   ----------   -----------   -----------   ----------   -----------
Entities affiliated with
  Tantec Magnetics, Lunenburg
  S.A. and the Tandon Family
  Partnership(4).................  5,350,000       57.6%      4,613,900       15.5%         25.6%     9,963,900         9.7%
  Sirjang L. Tandon
  c/o JTS Corporation
  166 Baypointe Parkway
  San Jose, CA 95134


Western Digital Corporation......        --          --       4,100,000       13.8          10.5      4,100,000         4.0
  8105 Irving Center Drive
  Irvine, CA 92718
David T. Mitchell................  3,000,000       32.3       1,010,196        3.4          10.3      4,010,196         3.9
  c/o JTS Corporation
  166 Baypointe Parkway
  San Jose, CA 95134
Entities affiliated with
  Burr, Egan, Deleage & Co.(5)...        --          --       3,937,500       13.3          10.1      3,937,500         3.8
  Jean D. Deleage
  One Embarcadero Center
  Suite 4050
  San Francisco, CA 94111
Entities affiliated with
  Advanced Technology
  Ventures(6)....................        --          --       3,826,424       12.9           9.8      3,826,424         3.7
  485 Ramona Street, Suite 200
  Palo Alto, CA 94301
Entities Affiliated with
  the Walden Group of Venture
  Capital Funds(7)...............        --          --       3,000,000       10.1           7.7      3,000,000         2.9
  Lip-Bu Tan
  750 Battery Street, Suite 700
  San Francisco, CA 94111
Brentwood Associates VI, L.P.....        --          --       2,602,083        8.8           6.7      2,602,083         2.5
  11150 Santa Monica Blvd.
  #1200
  Los Angeles, CA 90025
Entities Affiliated with
  Sofinnova Management,
  L.P.(8)........................        --          --       1,500,000        5.1           3.9      1,500,000         1.5
  Alain L. Azan
  One Market Plaza
  Stewart Tower, Suite 2630
  San Francisco, CA 94105
Steven L. Kaczeus(9).............   158,125         1.7         260,511          *           1.1        409,261           *
Kenneth D. Wing(10)..............   316,666         3.4              --         --             *        316,666           *
David B. Pearce..................   275,937         3.0              --         --             *        275,937           *
Amit Chokshi.....................        --          --              --         --            --             --          --
Roger W. Johnson.................        --          --              --         --            --             --          --
All current directors and
  executive                        9,074,791       96.1      14,122,107       47.6          59.3      23,196,898       22.5
officers as a group (10
  persons)(11)


- ---------------
* Less than 1%

 (1) Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of JTS Common Stock and JTS Series A Preferred Stock shown as beneficially owned by them.

 (2) Beneficial ownership is determined in accordance with the rules of the Securities Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding, including for purposes of computing the percentage of the person holding such option, but not for purposes of computing the percentage of any other holder.


 (3) Based on (i) 63,854,718 shares of Atari Common Stock outstanding as of June 28, 1996 (assuming no exercise of outstanding options after such date) and
     (ii) 29,696,370 shares of JTS Series A Preferred Stock and 9,263,866 shares of JTS Common Stock outstanding as of June 18, 1996 (assuming no exercise of outstanding options and warrants after such date).


 (4) Preferred Stock includes 2,702,227 shares and 1,911,673 shares of JTS Series A Preferred Stock held by Tantec Magnetics, Inc. and Lunenburg S.A., respectively. Sirjang L. Tandon, a director of JTS, is an executive officer of Tantec Magnetics, Inc. and may have shared voting power over the shares held by Lunenburg S.A. Common Stock includes 4,350,000 shares of JTS Common Stock held by the Tandon Family Partnership. Mr. Tandon is a general partner of the Tandon Family Partnership. Includes 1,000,000 shares of JTS Common Stock over which Mr. Tandon has voting power, but which are subject to a right of repurchase by JTS until fully vested. Mr. Tandon disclaims beneficial ownership of the shares held by Tantec Magnetics, Lunenburg S.A. and the Tandon Family Partnership except to the extent of his proportionate partnership and shareholder interests therein.

 (5) Preferred Stock includes 3,896,550 shares and 40,950 shares of JTS Series A Preferred Stock held by Alta V Limited Partnership and Customs House Partners, respectively. Jean Deleage, a director of JTS, is Vice President of Burr, Egan, Deleage & Co. which is a general partner of Alta V Management Partners, L.P., a general partner of Alta V Limited Partnership, and Customs House Partners. He has voting and investment power with respect to such shares. Mr. Deleage disclaims beneficial ownership of such shares except to the extent of his proportionate partnership interests therein.

 (6) Preferred Stock includes 2,250,000 shares and 1,576,424 shares of JTS Series A Preferred Stock held by Advanced Technology Ventures IV and Advanced Technology Ventures III, respectively.

 (7) Preferred Stock includes 700,000; 600,000; 500,000; 300,000; 200,000;
     200,000; 200,000; 200,000 and 100,000 shares of JTS Series A Preferred Stock held by Walden Capital Partners II, L.P.; International Venture Capital Investment Corporation; Walden Investors; BI Walden Ventures Kedua Sdn Bhd; Seed Ventures II Limited; OWW Pacrim Investments Ltd.; OCBC, Wearnes & Walden Investments (Singapore) Ltd.; Walden Ventures and Walden Technology Ventures II, L.P., respectively. Lip-Bu Tan, a director of JTS, has voting power and investment power with respect to the shares held by each of the foregoing investment funds, except Walden Ventures. Mr. Tan disclaims beneficial ownership of such shares except to the extent of his proportionate interests in such entities.

 (8) Preferred Stock includes 800,000 shares and 700,000 shares of JTS Series A Preferred Stock held by C.V. Sofinnova Ventures Partners III and C.V. Sofinnova Ventures Partners II, respectively. Alain Azan, a director of JTS, is a general partner of Sofinnova Management, L.P., the general partner of C.V. Sofinnova Ventures Partners II and C.V. Sofinnova Ventures Partners III and has voting and investment power with respect to such shares. Mr. Azan disclaims beneficial ownership of such shares except to the extent of his proportionate partnership interest therein.


 (9) Includes options to purchase 158,125 shares of JTS Common Stock that are exercisable within 60 days of June 18, 1996.



(10) Includes options to purchase 16,666 shares of JTS Common Stock that are exercisable within 60 days of June 18, 1996.



(11) Includes 8,900,000 shares of JTS Common Stock and 14,122,107 shares of JTS Preferred Stock held by executive officers and entities affiliated with certain directors and includes options to purchase 174,791 shares of JTS Common Stock by executive officers that are exercisable within 60 days of June 18, 1996. See footnotes (4)-(10).

                 DESCRIPTION OF CAPITAL STOCK OF ATARI AND JTS

     The following descriptions of the capital stock of Atari and JTS are qualified by reference to Atari's Articles of Incorporation and JTS' Certificate of Incorporation and any amendments thereto. Copies of these are included as exhibits to the Registration Statement of which this Joint Proxy
Statement/Prospectus is a part.

ATARI CAPITAL STOCK


     General. The authorized capital stock of Atari consists of 100,000,000 shares of Common Stock, $.01 par value per share, and 10,000,000 of undesignated Preferred Stock, $.01 par value per share. As of close of business on June 28, 1996, 63,854,718 shares of Atari Common Stock were issued and outstanding and no shares of Preferred Stock were issued and outstanding.


     At the Effective Time of the Merger, each share of Atari Common Stock issued and outstanding immediately prior to the Effective Time will be canceled and extinguished and be converted automatically into the right to receive one share of JTS Common Stock.

     Common Stock. Holders of Atari Common Stock are entitled to one vote per share on matters to be voted upon by the stockholders and are not entitled to cumulative voting in the election of directors. Subject to any preferences granted to holders of Atari Preferred Stock or of any other senior equity, holders of Atari Common Stock are entitled to receive dividends when, as and if declared by the Atari Board of Directors, and to share ratably in the assets of Atari legally available for distribution to its stockholders in the event of liquidation, dissolution and winding up of Atari. Holders of Atari Common Stock have no preemptive, subscription, redemption or conversion rights with respect to Atari Common Stock. All outstanding shares of Atari Common Stock are validly issued, fully paid and nonassessable.

     Preferred Stock. Atari has 10,000,000 shares of undesignated preferred stock authorized, none of which are issued and outstanding. The Atari Board of Directors has the authority to issue the undesignated preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of undesignated preferred stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders.

     Convertible Subordinated Debentures. As of March 31, 1996, Atari had $42.4 million of 5 1/4% convertible subordinated debentures due April 29, 2002 outstanding. The market value of these debentures was approximately $29.3 million at June 18, 1996. The debentures may be redeemed at Atari's option, upon payment of a premium. The debentures, at the option of the holders, are convertible into common stock at $16.3125 per share. At March 31, 1996, 2,596,414 shares of Atari Common Stock were reserved for issuance upon conversion of the outstanding debentures. A default with respect to other indebtedness of Atari in an aggregate amount exceeding $5 million would result in an event of default whereby the outstanding debentures would be due and payable immediately.

     Registrar and Transfer Agent. The registrar and transfer agent for Atari Common Stock is the Registrar and Transfer Company.

JTS CAPITAL STOCK

     Prior to the Merger, the authorized capital stock of JTS consists of 90,000,000 shares of JTS Common Stock, $.000001 par value per share, and 70,000,000 shares of Preferred Stock, $.000001 par value per share, all of which is designated Series A Preferred Stock.


     JTS is a privately held company; there is no public trading market for its stock. As of the close of business on June 18, 1996, 9,263,866 shares of JTS Common Stock and 29,696,370 shares of JTS Series A Preferred Stock were issued and outstanding. There are a total of 54 holders of record of JTS Series A Preferred Stock and 20 holders of record of JTS Common Stock.


     Preferred Stock Rights. The principal rights, privileges and preferences of the issued and outstanding shares of JTS Series A Preferred Stock are as set forth below.

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

     Dividends. Holders of JTS Series A Preferred Stock are entitled to dividend preferences when, as and if declared by the JTS Board, at an annual rate of $.09 per share. All dividends are cumulative. JTS may not pay cash dividends on JTS Common Stock while there are any declared but unpaid cash dividends on any shares of JTS Series A Preferred Stock.

     Liquidation. In the event of any liquidation, dissolution or winding up of JTS (which, upon the election of the holders of a majority of the Series A Preferred Stock, would include the Merger), holders of the JTS Series A Preferred Stock are entitled to receive, prior and in preference to any distribution of any assets of JTS to the holders of JTS Common Stock, $1.00 per share plus all accrued and unpaid dividends. After the holders of JTS Series A Preferred Stock have received the full amount of their liquidation preference, the holders of JTS Common Stock and JTS Series A Preferred Stock (on an as-converted basis) are entitled to receive all remaining assets of JTS available for distribution pro rata based on the number of shares of JTS Common Stock held or, after conversion of JTS Series A Preferred Stock, that would be held by each such holder; provided, however, if the holders of JTS Series A Preferred Stock, exclusive of any unpaid cumulative dividends, would receive at least an aggregate of $5.00 per share of Series A Preferred Stock, then the holders of Series A Preferred Stock shall not be entitled to the $1.00 per share preference over the holders of JTS Common Stock.

     Redemption. Holders of JTS Series A Preferred Stock are entitled to certain mandatory redemption rights. Upon the election of a majority of the holders of JTS Series A Preferred Stock and provided JTS has funds legally available to do so, JTS shall redeem one-third, one-half and the remainder of all of the outstanding shares of Series A Preferred Stock on February 7, 2000, February 7, 2001 and February 7, 2002, respectively.

     Voting Rights. Subject to the protective provisions described above and except as otherwise required by law, the holders of JTS Common Stock and JTS Series A Preferred Stock are entitled to notice of any stockholders' meeting and to vote together as a single class upon any matter submitted to the stockholders for a vote on the following basis:

     (a) Common Vote. Each share of Common Stock issued and outstanding has one vote.

     (b) Preferred Vote. Each holder of JTS Series A Preferred Stock has a number of votes equal to the number of full shares of JTS Common Stock into which such JTS Preferred Stock is then convertible. Each share of JTS Series A Preferred Stock is presently convertible into one share of JTS Common Stock.

     Protective Provisions. JTS must obtain the approval of at least two-thirds of the outstanding shares of JTS Series A Preferred Stock to (i) create a new class of stock with rights equal to or superior to the rights of Series A Preferred Stock; (ii) sell, lease or convey all or substantially all of JTS' property or business; (iii) amend JTS' Certificate of Incorporation if such alters the rights of the Series A Preferred Stock; (iv) increase the authorized number of shares of JTS Preferred or Common Stock; (v) undertake a reorganization, merger, or consolidation in which the holders of JTS voting stock will hold less than 50% of the voting stock of the successor entity; (vi) pay or declare a dividend other than in Common Stock to the holders of Common Stock; or (vii) repurchase JTS securities other than from employees or consultants of JTS when their employment ends.

     All of the outstanding shares of JTS Common Stock and JTS Series A Preferred Stock are validly issued, fully paid and nonassessable.

     Upon consummation of the Merger, the holders of JTS Series A Preferred Stock will become holders of JTS Common Stock and, consequently, will no longer be entitled to certain rights and privileges described above. In addition, certain other rights and privileges of JTS stockholders will change as a result of the Merger. Upon completion of the Merger, the percentage ownership of the Combined Company by each former JTS stockholder will be significantly less than his, her or its current percentage ownership of JTS. Accordingly, former JTS stockholders will have a significantly smaller voting influence over the affairs of the Combined Company than they currently enjoy over the affairs of JTS. "See Risk Factors -- Risk Factors Related to the Business of JTS -- Reduction in Voting Control." Moreover, certain contractual rights presently possessed by holders of JTS Series A Preferred Stock will cease to exist after the Merger. Finally,

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

the statutory protections available to JTS stockholders under Section 2115 of the CGCL will no longer exist. See "Comparison of Rights of Stockholders of Atari and JTS -- Application of the General Corporation Law of California to Delaware Corporations."

CERTIFICATE OF INCORPORATION AND BYLAWS OF THE COMBINED COMPANY

     The authorized capital stock of the Combined Company shall consist of 150,000,000 shares of common stock, $.001 par value per share, and 10,000,000 shares of undesignated, "blank check" preferred stock, $.001 par value per share. The Board of Directors of the Combined Company will have the authority to issue the undesignated preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of undesignated preferred stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders.

     The Combined Company's Certificate of Incorporation will provide that all stockholder actions must be effected at a duly called meeting and may not be effected by written consent. In addition, the Combined Company's Certificate of Incorporation and Bylaws will provide that only the Chairman of the Board of Directors, the Chief Executive Officer or the Board of Directors pursuant to a resolution adopted by at least two directors will be permitted to call a special meeting of stockholders. These and other provisions, including the creation of "blank check" preferred stock, could discourage potential acquisition proposals and could delay or prevent a change in control of the Combined Company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Combined Company. These provisions are designed to reduce the vulnerability of the Combined Company to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Combined Company's shares and, as a consequence, they also may inhibit fluctuations in the market price of the Combined Company's shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of the Company. See "Risk Factors -- Other Risk Factors Related to the Merger -- Control by Affiliates; Anti-takeover Effects."

DELAWARE TAKEOVER STATUTE

     The Combined Company will be subject to Section 203 of the Delaware General Corporation Law ("DGCL"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless: (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least
66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation by the interested stockholder; or

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

(v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

                      COMPARISON OF RIGHTS OF STOCKHOLDERS
                   OF ATARI AND JTS AND THE COMBINED COMPANY

     The rights of Atari stockholders are governed by its Articles of Incorporation and any amendments thereto (the "Atari Articles"), Atari's Bylaws and any amendments thereto (the "Atari Bylaws") and the laws of the State of Nevada. The rights of JTS stockholders are governed by its Certificate of Incorporation and any amendments thereto (the "JTS Certificate"), JTS' Bylaws and any amendments thereto (the "JTS Bylaws") and the DGCL. After the Effective Time, the rights of Atari and JTS stockholders who become stockholders of the Combined Company will be governed by the Certificate and Bylaws of the Combined Company and the DGCL.

APPLICATION OF THE GENERAL CORPORATION LAW OF CALIFORNIA TO DELAWARE
CORPORATIONS

     The discussion below primarily addresses the differences between the DGCL and general corporation law of Nevada. However, Section 2115 of the CGCL makes substantial portions of the CGCL applicable, with limited exceptions, to a foreign corporation with ("Section 2115") more than half of its outstanding stock held of record by persons having addresses in California and more than half of its business conducted in the state (as measured by factors based on a corporation's levels of property, payroll and sales determined for California franchise tax purposes), irrespective of the corporation's state of incorporation. Although JTS is incorporated in Delaware, it is subject to
Section 2115. The statutory provisions of the CGCL to which JTS is subject include but are not limited to provisions governing a director's standard of care in performing the duties of a director, a stockholder's right to vote cumulatively in any election of directors, a director's or stockholder's right to inspect corporate records, indemnification requirements concerning directors, officers and others and the corporate requirements to effectuate corporate reorganizations (including mergers and acquisitions). Section 2115 also invokes the application of Chapter 13 of the CGCL to the Merger with respect to JTS stockholders who elect to exercise dissenters' rights. Upon completion of the Merger, the statutory protections available to JTS stockholders pursuant to
Section 2115 will no longer apply.

COMPARISON OF THE RIGHTS OF ATARI AND JTS STOCKHOLDERS AND STOCKHOLDERS OF THE COMBINED COMPANY

     The following is a summary of material differences between the rights of Atari and JTS stockholders under their respective charter documents, the Combined Company's charter documents and applicable state laws.

     Cumulative Voting. Under Delaware and Nevada law, cumulative voting in the election of directors is not mandatory. Elimination of cumulative voting limits the ability of minority stockholders to obtain representation on the board of directors. The JTS Certificate provides for cumulative voting in elections of Directors. The Atari Articles and Bylaws do not provide for cumulative voting in elections of Directors. The Certificate and Bylaws of the Combined Company do not provide for cumulative voting in elections of Directors. To the extent that
Section 2115 would render California law applicable to JTS, cumulative voting in the election of directors would be required.

     Power to Call Special Stockholders' Meetings; Advance Notice of Stockholder Business and Nominees. The Atari Bylaws provide that special meetings of stockholders may be called by the Board of Directors, the Chairman of the Board or the President. The JTS Bylaws provide that special meetings of stockholders may be called by the Board of Directors or a committee of the Board. The Bylaws of the Combined Company provide that special meetings of stockholders may be called by the Chairman of the Board of Directors, the Chief Executive Officer or the Board of Directors pursuant to a resolution adopted by at least two directors.

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

     Under Delaware and Nevada law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws.

     Any limitation on the ability to call special stockholder meetings could make it more difficult for stockholders to initiate action that is opposed by the board of directors. Such action on the part of stockholders could include the removal of an incumbent director, the election of a stockholder nominee as a director or the implementation of a rule requiring stockholder ratification of specific defensive strategies that have been adopted by the board of directors with respect to unsolicited takeover bids.

     Size of the Board of Directors. Delaware and Nevada law each permit the board of directors alone to change the authorized number, or the range, of directors by amendment to the bylaws, unless the directors are not authorized to amend the bylaws or the number of directors is fixed in the certificate of incorporation (in which case a change in the number of directors may be made only by amendment to the certificate of incorporation following approval of such change by the stockholders). The Atari Bylaws provide for a range of directors between five and seven, until changed by an amendment to the Atari Articles or by stockholder vote. However, the number of directors cannot be less than five if the votes against the action or the votes not consenting to the action are equal or are greater than 16 2/3% of the outstanding shares. The exact number of directors shall be fixed by the Board or by stockholder resolution. The current number of directors on the Atari Board is six. The JTS Certificate and Bylaws authorize the JTS Board of Directors to determine the number of directors on the JTS Board of Directors. The current number of directors on the JTS Board is six. The Certificate of the Combined Company provides that number of directors on the Board of Directors of the Combined Company shall be determined exclusively by resolutions of the Board of the Combined Company.

     Classified Board of Directors. A classified board is one to which a certain number, but not all, of the directors are elected on a rotating basis each year. Delaware and Nevada law permit, but do not require, a classified board of directors, with staggered terms under which one-half or one-third of the directors are elected for terms of two or three years, respectively. This method of electing directors may make changes in the composition of the board of directors, and thus a potential change in control of a corporation, a lengthier and more difficult process. The charter documents of Atari, JTS and the Combined Company do not provide for a classified board of directors. The establishment of a classified board following the Merger would require the approval of the stockholders of the Combined Company. To the extent that Section 2115 would render California law applicable to JTS, directors must be elected annually, unless the corporation is listed on the Nasdaq National Market and has at least 800 stockholders or is listed on certain public exchanges.

     Removal of Directors. Under Nevada law, unless the articles of incorporation provide for cumulative voting or a larger percentage of voting stock required to do so, any director may be removed from office by the vote of stockholders representing not less than two-thirds of the voting power of the class or series of stock of the corporation entitled to elect such director. The Atari Bylaws do not provide for cumulative voting. The Atari Bylaws allow the Board to remove any director declared of unsound mind by court order or convicted of a felony. Otherwise, a two-thirds vote of outstanding shares is needed to remove a director.

     Under Delaware law, a director of a corporation that does not have a classified board of directors or cumulative voting may be removed with or without cause with the approval of a majority of the outstanding shares entitled to vote. In the case of a Delaware corporation having cumulative voting, if less than the entire board is to be removed, a director may not be removed without cause if the number of votes cast against such removal would be sufficient to elect the director under cumulative voting. A director of a corporation with a classified board of directors may be removed only for cause, unless the certificate of incorporation otherwise provides. To the extent that Section 2115 would render California law applicable to JTS, any directors or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote; provided, however, no director may be removed (unless the entire board is removed) if the number of shares voted against removal would be sufficient to elect the director under applicable cumulative voting rules. The JTS Certificate provides for cumulative voting. The Certificate of the Combined Company does not provide for cumulative voting. The Certificate and Bylaws of the Combined Company allow removal of a director, subject to the rights of preferred stock holders, (i) with cause by a majority of the outstanding shares or (ii) without cause by two-thirds of the outstanding shares.

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

     Filling Vacancies on the Board of Directors. Under Nevada law, unless a Corporation's articles of incorporation provide otherwise, any vacancy on the board of directors, including one created by removal of a director or an increase in the number of authorized directors, may be filled by the majority of the remaining directors, even if such number constitutes less than a quorum. The Atari Articles so provide. The Atari Bylaws also provide for vacancies filled by directors. Stockholders may fill the vacancy if the directors fail to do so. Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless otherwise provided in the certificate of incorporation or bylaws (and unless the certificate of incorporation directs that a particular class is to elect such director, in which case any other directors elected by such class, or a sole remaining director, shall fill such vacancy). In addition Delaware law permits a ten percent (10%) stockholder to order an election to fill a director vacancy. The JTS Bylaws allow a vacancy to be filled by a majority of the remaining members of the Board of Directors, although the majority is less than a quorum or by a plurality of stockholder votes. The Bylaws of the Combined Company provide that a director vacancy shall only be filled by a majority of the remaining directors, even though less than a quorum.

     Interested Director Transactions. Under both Nevada and Delaware law, certain contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable because of such interest provided that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. With certain exceptions, the conditions are similar under Nevada and Delaware law. Under Nevada and Delaware law, either the stockholders or the disinterested members of the board of directors must approve any such contract or transaction after full disclosure of the material facts, and in the case of board approval the contract or transaction must also be fair to the corporation, or the contract or transaction must have been just and reasonable or fair as to the corporation at the time it was authorized or approved. If board approval is sought, the contract or transaction must be approved by a majority vote of a quorum of the directors, without counting the vote of any interested directors (except that interested directors may be counted for purposes of establishing a quorum). The JTS Bylaws reiterate Delaware corporate law regarding interested director transactions. The Articles and Bylaws of Atari and the Certificate and Bylaws of the Combined Company contain no special provision regarding such transactions.

     Loans to Officers and Employees. Under Nevada law, any transaction (including any loan or guaranty) to or for the benefit of a director or officer of the corporation or its parent is permitted (unless otherwise provided for in the corporation's articles of incorporation) provided a disinterested majority of the board of directors or stockholders, after full and fair disclosure of the material terms of such transaction, approve such transaction, or if such transaction is fair to the corporation at the time it is authorized or approved. Under Delaware law, a corporation may make loans to, guarantee the obligations of or otherwise assist its officers or other employees and those of its subsidiaries (including directors who are also officers or employees) when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation. Pursuant to the Bylaws of the Combined Company and in accordance with Delaware law, the Combined Company may make loans to, guarantee the obligations of or otherwise assist its officers or other employees and those of its subsidiaries (including directors who are also officers or employees) when such action, in the judgment of the Board of the Combined Company, may reasonably be expected to benefit the corporation. The Articles and Bylaws of Atari and the Certificate and Bylaws of JTS contain no special provision regarding such transactions.

     Indemnification and Limitation of Liability. Nevada and Delaware have similar laws respecting indemnification by a corporation of its officers, directors, employees and other agents. The laws of both states also permit corporations to adopt a provision in their charters eliminating the liability of a director to the corporation or its stockholders for monetary damages for breach of the director's fiduciary duty of care. There are nonetheless certain differences between the laws of the two states with respect to indemnification and limitation of liability.

     Atari's Articles indemnify directors to the fullest extent permissible under Nevada law. Atari's Bylaws further provide for indemnification for Atari's agents and authorize the Board of Directors to purchase and maintain insurance. Similar to Delaware law, Nevada law does not permit the elimination of monetary liability where such liability is based on intentional misconduct, fraud, knowing violation of law or payments or distributions in violation of law. In addition, Nevada law departs from Delaware law insofar as Nevada law (i) permits a broader array of insurance or other financial arrangements between a company and its directors, and (ii) allows a provision in the corporation's bylaws or articles of incorporation which mandates indemnification rather than leaving that decision to the board of directors.

     The Certificates of JTS and the Combined Company eliminate the liability of directors and officers to the fullest extent permissible under Delaware law, as such law exists currently or as it may be amended in the future. Under Delaware law, such provision may not eliminate or limit director monetary liability for
(a) breaches of the director's duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (c) the payment of unlawful dividends or unlawful stock repurchases or redemptions under DGCL Section 174; or (d) transactions in which the director received an improper personal benefit. Such limitation of liability provisions also may not limit a director's liability for violation of, or otherwise relieve JTS, the Combined Company or the directors of either of them from the necessity of complying with, federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission.

     The Bylaws of JTS and the Combined Company state that indemnification for JTS' or the Combined Company's agents will be as set forth in the DGCL. However, JTS may modify the extent of such indemnification by individual contracts with its directors and executive officers. In addition, the DGCL provides that the indemnification provided by statute shall not be deemed exclusive of any other rights under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Bylaws of JTS and the Combined Company track this provision of Delaware law.

     JTS has entered into indemnification agreements with its officers and directors. Upon consummation of the Merger, such agreements will become binding on the Combined Company. It is expected that the Combined Company will enter in similar agreements with Jack Tramiel and Michael Rosenberg.

     Delaware law generally permits indemnification of expenses incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a disinterested quorum of the directors, by independent legal counsel or by a majority vote of a quorum of the stockholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in or (in contrast to Nevada law) not opposed to the best interests of the corporation (or in the case of a criminal proceeding, if the accused had no reasonable cause to believe the conduct was unlawful). Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable for negligence or misconduct in the performance of his duty to the corporation.

     The Certificate of the Combined Company limits director liability to the Combined Company or its stockholders for monetary damages arising out of a director's breach of his duty of care. The duty of care refers to the fiduciary duty of a director to exercise sufficient diligence and care in considering a transaction or causing the corporation to take or refuse to take corporate action. The Certificate of the Combined Company, however, does not eliminate the duty of care; it only eliminates monetary damage awards occasioned by a breach of such duty. Thus, after the Merger, a breach of the duty of care would remain a valid basis for a suit seeking to prevent a proposed transaction from occurring. After the transaction has occurred, however, the stockholders would not have a claim against directors for monetary damages based on the breach of the duty of care, even if that breach involved gross negligence on the part of the directors.

     Reorganizations, Asset Sales and Mergers. Both Nevada and Delaware law generally require that a majority of the stockholders of the acquiring and target corporations approve statutory mergers. Delaware law does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if (a) the merger agreement does not amend the existing certificate of incorporation, (b) each share of the surviving corporation outstanding before the merger is an identical out standing or treasury share after the merger, and (c) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to the merger. Nevada law contains a substantially similar exception to its voting requirements for the surviving corporation in a reorganization. To the extent Section 2115 would render California law applicable to JTS,

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stockholder approval of each constituent corporation in a statutory merger and any parent corporation is required, except (i) corporations which will own (or where stockholders will own), equity securities (other than warrants) possessing more than 5/6 of the voting power of the surviving corporation or (ii) parent corporations, not subject to Section 2115, incorporated under the laws of other states not requiring such approval.

     Both Nevada and Delaware law also require that a sale of all or substantially all of the assets of a corporation be approved by the board of directors and a majority of the voting shares of the corporation transferring such assets.

     If required by the articles of incorporation, Nevada law requires that mergers, reorganizations, certain sales of assets and similar transactions be approved by a majority vote of each class of shares outstanding and/or a larger percentage vote than a simple majority of the voting shares. The Atari Articles do not require such approval. By contrast, Delaware law generally does not require class voting, except in certain transactions involving an amendment to the certificate of incorporation which adversely affects a specific class of shares. To the extent Section 2115 would render California law applicable to JTS, a majority vote of each class of shares outstanding and/or a larger percentage vote than a simple majority would be required to approve certain mergers, reorganizations, sales of assets or similar transactions. JTS' Certificate provides for special voting rights of JTS' Series A Preferred Stock. The following actions must be approved by at least 2/3 of holders of outstanding JTS Series A Preferred Stock: (1) creation of a new class of stock on par or superior in rights to the Series A Preferred Stock; (2) selling, leasing or otherwise disposing of all or most of JTS's property; (3) an amendment of the JTS Certificate if such amendment would alter the rights of the JTS Series A Preferred Stock; (4) increasing the authorized number of shares of JTS Series A Preferred or JTS Common Stock; (5) a transaction involving a reorganization, consolidation or merger in which the holders of JTS voting stock hold less than 50% of the voting stock of the successor entity; (6) payment or declaration by any dividend other than in Common Stock to the holders of Common Stock; or (7) repurchase of securities other than from employees or consultants terminating their employment or consulting relationship with JTS.

     Should JTS authorize and issue shares of a new class of capital stock, the holders thereof would vote with the holders of the previously outstanding capital stock on proposals not adversely affecting a particular class. In such event the holders of the previously outstanding capital stock, if in the minority, would be unable to control the outcome of a vote, and, if in the majority, would be able to control the outcome of such a vote.

     Elimination of Actions by Written Consent of Stockholders. Under Nevada and Delaware law, stockholders may execute an action by written consent in lieu of a stockholder meeting. Nevada and Delaware law permit a corporation to eliminate such actions by written consent in its charter or bylaws. The Bylaws of Atari and JTS provide for action of the stockholders without a meeting including written consent. The Certificate of the Combined Company does not permit action by written consent of stockholders.

     Dividends and Repurchases of Shares. Nevada law dispenses with the concepts of par value of shares as well as statutory definitions of capital, surplus and the like. The concepts of par value, capital and surplus are retained under Delaware law.

     Nevada law prohibits a distribution (including dividends, purchases, redemptions or other acquisition of shares, distributions of indebtedness or otherwise) if, after giving effect to the distribution, (1) the corporation would not be able to pay its debts as they become due in the usual course of business or (2) except as provided in the articles of incorporation, the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

     Delaware law permits a corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation. To the extent that
Section 2115 would render California law applicable to JTS,

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

distributions (including dividends and redemptions of shares) are permitted if the corporation's assets-to-liabilities ratios are sufficient under CGCL Section 500.

     Appraisal or Dissenters' Rights. Under both Nevada and Delaware law, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal or dissenters' rights pursuant to which such stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Under Delaware law, such dissenters' rights are not available (a) with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation, (b) with respect to a merger or consolidation by a corporation whose shares are either listed on a national securities exchange or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or held of record by more than 2,000 holders, plus cash in lieu of fractional shares, or (c) to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if certain other conditions are met. See "The Proposed Merger and Related Transactions -- Appraisal and Dissenters' Rights -- Delaware Appraisal Rights."

     Under Nevada law, dissenters' rights are not available in a merger or share exchange if the shares held by the stockholders prior to the share exchange or merger were either listed on a national securities exchange or held by at least 2,000 stockholders of record unless the articles of incorporation of the corporation provide otherwise or the stockholders are required to accept under the plan of merger share exchange anything other than cash or shares of the surviving corporation or shares that are listed on a national securities exchange, or a combination of these. Because Atari Common Stock is listed on a national securities exchange and because the Atari Articles do not provide otherwise, Atari stockholders may not exercise dissenters' rights with respect to the Merger.

     To the extent that Section 2115 would render California law applicable to JTS, stockholders who dissent from a merger may also be entitled to dissenters' rights under the CGCL. See "The Proposed Merger and Related
Transactions -- Appraisal and Dissenters' Rights -- California Dissenters' Rights."

     The foregoing discussion of material differences between the rights of Atari and JTS stockholders under their respective charter documents and applicable state laws is only a summary of certain provisions and does not purport to be a complete description of such differences. The discussion is qualified in its entirety by reference to the Nevada, Delaware and California General Corporation Laws, the respective common law in Nevada, Delaware and California and the full text of the Certificate of Incorporation and any amendments thereto and the Bylaws and any amendment thereto of Atari and JTS.

                                 LEGAL MATTERS


     The validity of the JTS Common Stock issuable in the Merger, the federal income tax consequences in connection with the Merger and certain other matters relating to the Merger will be passed upon for JTS by Cooley Godward Castro Huddleson & Tatum. The federal income tax consequences in connection with the Merger and certain other matters relating to the Merger will be passed upon for Atari by Wilson Sonsini Goodrich & Rosati, P.C. As of June 18, 1996, one member of Wilson Sonsini Goodrich & Rosati, P.C., investment partnerships of which such individual is a partner and a trust for which such individual serves as trustee, beneficially owned 84,000 shares of JTS Series A Preferred Stock.


                                    EXPERTS

     The consolidated financial statements of Atari Corporation as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 included in this Joint Proxy Statement/Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


     The financial statements of JTS Corporation, Inc and The Hard Disk Drive Division of Moduler Electronics (India) Private Limited included in this Joint Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports, and are included herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said reports which include an explanatory paragraph describing uncertainties concerning the ability of the Company to continue as a going concern discussed in Note 1 to the financial statements.


                             STOCKHOLDER PROPOSALS


     In the event the Merger is not consummated for any reason, Atari expects to hold an annual meeting in 1997. To be eligible for inclusion in Atari's proxy solicitation materials for its annual stockholder meeting to be held in 1997, any stockholder proposal to be considered at such meeting must have been received at Atari's principal executive offices, 455 South Mathilda Avenue, Sunnyvale, California 94086, no later than January 20, 1997. Any such proposal is subject to the requirements of the proxy rules adopted under the Exchange Act.

                     ATARI CORPORATION, JTS CORPORATION AND
                  MODULER ELECTRONICS (INDIA) PRIVATE LIMITED

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
ATARI CORPORATION
Report of Deloitte & Touche LLP.......................................................   F-2
Consolidated Balance Sheets as of December 31, 1995 and 1994..........................   F-3
Consolidated Statements of Operations for the years ended December 31, 1995, 1994 and
  1993................................................................................   F-4
Consolidated Statements of Shareholders' Equity for the years ended December 31, 1995,
  1994, and 1993......................................................................   F-5
Consolidated Statements of Cash Flows for the years ended December 31, 1995, 1994 and
  1993................................................................................   F-6
Notes to Consolidated Financial Statements............................................   F-7
Unaudited Consolidated Balance Sheets as of March 31, 1996 and December 31, 1995......  F-15
Unaudited Consolidated Statements of Operations for the Quarters Ended March 31, 1996
  and March 31, 1995..................................................................  F-16
Unaudited Consolidated Statements of Cash Flows for the Quarters Ended March 31, 1996
  and March 31, 1995..................................................................  F-17
Unaudited Notes to Consolidated Financial Statements..................................  F-18
JTS CORPORATION
Report of Arthur Andersen LLP.........................................................  F-19
Balance Sheets as of January 28, 1996 and January 29, 1995............................  F-20
Statements of Operations for the 52 weeks ended January 28, 1996 and for the period from inception (February 3, 1994) to January 29, 1995...............................  F-21
Statements of Stockholders' Deficit from inception (February 3, 1994) to
  January 28, 1995....................................................................  F-22
Statements of Cash Flows for the 52 weeks ended January 28, 1996 and for the period from inception (February 3, 1994) to January 29, 1995...............................  F-23
Notes to Financial Statements.........................................................  F-24
Unaudited Condensed Consolidated Balance Sheets as of April 28, 1996 and January 28,
  1996................................................................................  F-33
Unaudited Condensed Consolidated Statements of Operations for the Quarters Ended April
  28, 1996 and April 30, 1995.........................................................  F-34
Unaudited Consolidated Statements of Cash Flows for the Quarters Ended April 28, 1996
  and April 30, 1995..................................................................  F-35
Unaudited Notes to Consolidated Financial Statements..................................  F-36
THE HARD DISK DRIVE DIVISION OF MODULER ELECTRONICS (INDIA) PRIVATE LIMITED
Report of Arthur Andersen LLP.........................................................  F-37
Statements of Assets and Liabilities as of January 28, 1996 and January 31, 1995......  F-38
Statement of Revenues and Expenses for the period from February 1, 1995 to January 28,
  1996................................................................................  F-39
Statement of Cash Flows for the period from February 1, 1995 to January 28, 1996......  F-40
Notes to Financial Statements.........................................................  F-41

                        REPORT OF DELOITTE & TOUCHE LLP

To the Shareholders and Board of Directors of Atari Corporation:

     We have audited the accompanying consolidated balance sheets of Atari Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Atari Corporation and subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

San Jose, California
March 1, 1996
(April 8, 1996 as to Note 16)

                               ATARI CORPORATION

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                            DECEMBER 31,
                                                                       -----------------------
                                                                         1995          1994
                                                                       ---------     ---------
                                            ASSETS
CURRENT ASSETS:
  Cash and equivalents (including $700 and $4,450 held as restricted
     balances in 1995 and 1994)......................................  $  28,941     $  22,592
  Marketable securities..............................................     21,649        58,432
  Accounts receivable (less allowances for returns and doubtful accounts:
     1995, $4,221; 1994, $1,957).....................................      2,468         9,262
  Inventories........................................................     10,934        18,185
  Other current assets...............................................      1,134         4,717
                                                                       ---------     ---------
          Total current assets.......................................     65,126       113,188
GAME SOFTWARE DEVELOPMENT COSTS -- Net...............................        758         5,145
EQUIPMENT AND TOOLING -- Net.........................................        671         1,315
REAL ESTATE HELD FOR SALE............................................     10,468        10,741
OTHER ASSETS.........................................................        546           653
                                                                       ---------     ---------
          TOTAL......................................................  $  77,569     $ 131,042
                                                                       =========     =========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable...................................................  $   4,954     $  15,341
  Accrued liabilities................................................      5,088         5,177
                                                                       ---------     ---------
          Total current liabilities..................................     10,042        20,518
                                                                       ---------     ---------
LONG-TERM OBLIGATIONS................................................     42,354        43,454
                                                                       ---------     ---------
COMMITMENTS AND CONTINGENT LIABILITIES (Note 14)
SHAREHOLDERS' EQUITY:
  Preferred stock, $.01 par value -- authorized, 10,000,000 shares;
     none outstanding................................................         --            --
  Common stock, $.01 par value -- authorized, 100,000,000 shares;
     outstanding: 1995, 63,687,118 shares; 1994, 63,648,535 shares...        637           636
  Additional paid-in capital.........................................    196,209       196,138
  Unrealized net gain on marketable securities.......................      7,088           542
  Accumulated translation adjustments................................       (663)       (1,724)
  Accumulated deficit................................................   (178,098)     (128,522)
                                                                       ---------     ---------
     Total shareholders' equity......................................     25,173        67,070
                                                                       ---------     ---------
          TOTAL......................................................  $  77,569     $ 131,042
                                                                       =========     =========

                See notes to consolidated financial statements.

                               ATARI CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  YEARS ENDED DECEMBER 31,
                                                             ----------------------------------
                                                               1995         1994         1993
                                                             --------     --------     --------
REVENUES...................................................  $ 14,626     $ 38,748     $ 29,108
COST AND EXPENSES:
  Cost of revenues.........................................    44,234       35,200       42,768
  Research and development.................................     5,410        5,775        4,876
  Marketing and distribution...............................    12,726       14,651        8,980
  General and administrative...............................     5,921        7,169        7,558
  Restructuring charges....................................        --           --       12,425
                                                             --------     --------     --------
          Total operating expenses.........................    68,291       62,795       76,607
                                                             --------     --------     --------
OPERATING LOSS.............................................   (53,665)     (24,047)     (47,499)
Settlements of patent litigation...........................        --       32,062           --
Exchange gain (loss).......................................        13        1,184       (2,234)
Other income...............................................     2,670          484          854
Interest income............................................     3,133        2,015        2,039
Interest expense...........................................    (2,309)      (2,304)      (2,290)
                                                             --------     --------     --------
          Income (loss) before income taxes................   (50,158)       9,394      (49,130)
Income tax credit..........................................        --           --          264
                                                             --------     --------     --------
INCOME (LOSS) BEFORE EXTRAORDINARY CREDIT..................   (50,158)       9,394      (48,866)
Extraordinary credit -- gain on extinguishment of 5 1/4%
  convertible subordinated debentures......................       582           --           --
                                                             --------     --------     --------
NET INCOME (LOSS)..........................................  $(49,576)    $  9,394     $(48,866)
                                                             ========     ========     ========
EARNINGS (LOSS) PER COMMON SHARE:
  Income (loss) before extraordinary credit................  $  (0.79)    $   0.16     $  (0.85)
  Net income (loss)........................................  $  (0.78)    $   0.16     $  (0.85)
  Number of shares used in computations....................    63,697       58,962       57,148

                See notes to consolidated financial statements.

                               ATARI CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                             NOTES
                                                           RECEIVABLE                     UNREALIZED
                                                              FROM                         NET GAIN
                        COMMON STOCK        ADDITIONAL      SALE OF       ACCUMULATED         ON
                      -----------------      PAID-IN         COMMON       TRANSLATION     MARKETABLE     ACCUMULATED
                      SHARES     AMOUNT      CAPITAL         STOCK        ADJUSTMENTS     SECURITIES       DEFICIT        TOTAL
                      ------     ------     ----------     ----------     -----------     ----------     -----------     --------
BALANCES, JANUARY
  1, 1993..........   57,137      $571       $142,315         $(19)         $(3,234)        $   --        $ (89,050)     $ 50,583
Stock options
  exercised........       89         1            191                                                                         192
Common stock
  repurchased......      (11)                      (9)           9                                                             --
Collection of notes
  receivable.......                                              7                                                              7
Translation
  adjustments......                                                           2,438                                         2,438
Net loss...........                                                                                         (48,866)      (48,866)
                      ------      ----       --------         ----          -------         ------           ------      ---------
BALANCES, DECEMBER
  31, 1993.........   57,215       572        142,497           (3)            (796)            --         (137,916)        4,354
Sale of common
  stock............    6,277        63         53,270                                                                      53,333
Stock options
  exercised........      157         1            371                                                                         372
Collection of notes
  receivable.......                                              3                                                              3
Translation
  adjustments......                                                            (928)                                         (928)
Unrealized net gain
  on marketable
  securities.......                                                                            542                            542
Net income.........                                                                                           9,394         9,394
                      ------      ----       --------         ----          -------         ------           ------      ---------
BALANCES, DECEMBER
  31, 1994.........   63,649       636        196,138           --           (1,724)           542         (128,522)       67,070
Stock options
  exercised........       82         1            109                                                                         110
Stock
  repurchased......      (44)                     (38)                                                                        (38)
Translation
  adjustments......                                                           1,061                                         1,061
Unrealized net gain
  on marketable
  securities.......                                                                          6,546                          6,546
Net loss...........                                                                                         (49,576)      (49,576)
                      ------      ----       --------         ----          -------         ------           ------      ---------
BALANCES, DECEMBER
  31, 1995.........   63,687      $637       $196,209         $ --          $  (663)        $7,088        $(178,098)     $ 25,173
                      ======      ====       ========         ====          =======         ======           ======      =========

                See notes to consolidated financial statements.

                               ATARI CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                    YEARS ENDED DECEMBER 31,
                                                                                               ----------------------------------
                                                                                                 1995         1994         1993
                                                                                               --------     --------     --------
OPERATING ACTIVITIES:
  Net income (loss)..........................................................................  $(49,576)    $  9,394     $(48,866)
  Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
  Gain from extinguishment of 5 1/4% convertible subordinated debentures.....................      (582)          --           --
  Depreciation and amortization..............................................................     1,970        2,619          361
  Provision for production tooling...........................................................       300           --           --
  Provision for doubtful accounts............................................................        50          194          232
  Provision for sales returns and allowances.................................................     5,028        1,563          457
  Provision for restructuring................................................................        --           --       12,425
  Gain on sale of marketable securities......................................................    (2,377)          --         (324)
  Provision for inventory valuation..........................................................    12,640        5,362       18,100
  Utilization of advertising barter credits..................................................     3,179           --           --
  Write-off of game software development costs...............................................    16,578          804           --
  Changes in operating assets and liabilities:
    Accounts receivable......................................................................     1,637       (5,383)      16,863
    Inventories..............................................................................    (5,389)     (14,177)         951
    Other assets.............................................................................       395         (336)       3,178
    Accounts payable.........................................................................   (10,372)       3,763       (4,925)
    Accrued liabilities......................................................................       (42)        (660)     (15,881)
                                                                                               --------     --------     --------
  Net cash provided (used) by operations.....................................................   (26,561)       3,143      (17,429)
                                                                                               --------     --------     --------
INVESTING ACTIVITIES:
  Sales and maturities of marketable securities..............................................    55,703           --        2,525
  Purchase of marketable securities..........................................................    (9,997)     (50,000)          --
  Purchases of property, equipment and tooling...............................................      (782)      (1,207)        (663)
  Sale of property...........................................................................        29        7,543           --
  Game software development costs............................................................   (12,791)      (5,810)        (789)
  Other assets...............................................................................       107          482          541
                                                                                               --------     --------     --------
  Net cash provided (used) by investing activities...........................................    32,269      (48,992)       1,614
                                                                                               --------     --------     --------
FINANCING ACTIVITIES:
  5 1/4% convertible subordinated debentures extinguished....................................      (518)          --           --
  Repayments of borrowings...................................................................        --       (7,642)        (259)
  Issuance of common stock, net..............................................................        72       53,708          199
                                                                                               --------     --------     --------
  Net cash provided (used) by financing activities...........................................      (446)      46,066          (60)
                                                                                               --------     --------     --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND EQUIVALENTS......................................     1,087         (684)        (356)
                                                                                               --------     --------     --------
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS..............................................     6,349         (467)     (16,231)
CASH AND EQUIVALENTS:
  Beginning of year..........................................................................    22,592       23,059       39,290
                                                                                               --------     --------     --------
  End of year................................................................................  $ 28,941     $ 22,592     $ 23,059
                                                                                               ========     ========     ========
OTHER CASH FLOW INFORMATION:
  Interest paid..............................................................................  $  2,309     $  2,303     $  3,023
                                                                                               ========     ========     ========
  Income taxes refunded......................................................................  $     --     $   (426)    $   (225)
                                                                                               ========     ========     ========
NONCASH INVESTING AND FINANCING ACTIVITIES:
  Exchange of inventory for advertising services.............................................  $     --     $  3,179     $     --
                                                                                               ========     ========     ========
  Exchange of property for retirement of debt................................................  $     --     $  1,891     $     --
                                                                                               ========     ========     ========

                See notes to consolidated financial statements.

                               ATARI CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. COMPANY

     Nature of Operations -- The Company designs and markets interactive multimedia entertainment systems and related software and peripheral products. Manufacture of these products is performed by third parties. The principal methods of distribution are through mass market retailers, consumer electronic specialty stores and distributors of electronic products.

     Product Focus -- Since 1992, the Company has focused its research and development effort on its 64-bit Jaguar interactive multimedia entertainment system. This product was introduced in 1993 and, in 1995 and 1994, 68% and 76% of revenues, respectively, were associated with this product. Sales of the Jaguar in 1995 were disappointing and the Company is currently test marketing different price points and software bundles for the Jaguar in an attempt to sell its substantial inventory of such products.

     In December 1994, the Company planned price reductions beginning in early 1995 and recognized the impact of this decision on finished and in-process inventory through a write-down of inventory of $3.6 million, which is included in cost of sales in the fourth quarter of 1994. In December 1995, the Company planned further price reductions beginning in early 1996 and recognized the impact of this decision through a $10.9 million write-down of inventory, which is included in cost of sales in the fourth quarter of 1995.

     The Company continues to carry limited quantities of its older 8-bit and 16-bit video games and computer product lines. As a result of rapid technological change and intense competition, the Company wrote down inventories of these products by $18.1 million in 1993 which was included in cost of sales.

     Estimates -- The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect recorded amounts of assets, liabilities, revenues and expenses as of the dates and for the periods presented. In connection with the change of the Company's focus, measurement of assets and liabilities is dependent upon management's ability to accurately predict future operating results. Actual results could differ from these estimates.

     Restructuring -- The Company has active operations in the United States and the United Kingdom. During 1993 and 1992, the Company significantly restructured its operations around the world, closing operations in Australia and the Far East, in several European countries and in Canada and Mexico. These operational closures resulted in the bankruptcy of subsidiaries in Australia and Germany and may result in the voluntary or involuntary liquidation or bankruptcy of other subsidiary companies. Charges for restructuring have been separately reported in the consolidated statements of operations for 1993. The remaining accruals of $351,000 at December 31, 1995 relate to employee benefits in Italy and lease obligations in the Netherlands.

2. SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation -- The consolidated financial statements include the Company and its subsidiaries. All transactions and balances between the companies are eliminated.

     Cash and Equivalents -- Cash equivalents are stated at cost, which approximates market value, have maturities not exceeding ninety days upon acquisition and generally consist of certificates of deposit, time deposits, treasury notes and commercial paper.

     Marketable Securities -- Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Marketable securities are carried as available-for-sale securities and reported at the fair market value. The cumulative effect of adoption of SFAS 115 as of January 1, 1994 was not material. Unrealized gains and losses are reported as a separate component of shareholders' equity. Realized gains and losses are recorded in the statements of operations and realized gains were $2.4 million in 1995. The cost of securities sold is based on average cost.

                               ATARI CORPORATION

     Inventories -- Inventories are stated at the lower of cost or market. Cost is computed using standard costs which approximate actual cost on a first-in, first-out basis. Market for each of the Company's product lines is determined by reference to expected sales prices less direct selling expenses.

     Prepaid Advertising -- Included in other current assets at December 31, 1994 is $3.2 million of prepaid advertising resulting from a barter transaction. The amount recorded as prepaid advertising equals the carrying value of certain inventory exchanged for advertising credits. The Company expensed the prepaid advertising as utilized during 1995.

     Equipment and Tooling -- Equipment and tooling are stated at cost. Depreciation on equipment is computed using the straight-line method based on estimated useful lives of the assets of two to five years. Tooling is depreciated on a units of production basis. Leasehold improvements are amortized over the estimated useful life or lease term, as appropriate. Fully depreciated assets, and related depreciation, are excluded from the consolidated financial statements.

     Real Estate Held for Sale -- Real property associated with closed operations in the U.S. is stated at estimated market value as determined by recent valuations, appraisals or pending sales offers.

     Revenue Recognition -- Sale of consoles, software game cartridges and related products are recorded as revenue at the time of shipment to customers. Concurrently, the Company establishes reserves for estimated returns, which are recorded as a reduction of sales, and for cooperative advertising allowances, which are recorded as marketing and distribution expense. Royalty revenues are recognized when earned and collection is probable.

     Income Taxes -- The Company adopted SFAS No. 109 "Accounting for Income Taxes" in the first quarter of 1993 which requires an asset and liability method for financial accounting and reporting of income taxes. The impact of the adoption of SFAS 109 was not material.

     Foreign Currency Translation -- Assets and liabilities of operations outside the United States are translated into United States dollars using current exchange rates, and the effects of foreign currency translation adjustments are deferred and included as a component of shareholders' equity.

     Income (Loss) per Common Share -- Per share amounts are computed based on the weighted average number of common and dilutive common equivalent shares (stock options) outstanding during each period. The effect of the assumed conversion of the 5 1/4% convertible subordinated debentures was antidilutive for all periods presented and excluded from the computation.

     Fiscal Year -- The Company uses a 52/53 week fiscal year which ends on the Saturday closest to December 31. All fiscal years presented contain 52 weeks. For simplicity of presentation, the date December 31 is used to represent the fiscal year end.

     Reclassifications -- Certain items have been reclassified in the 1994 and 1993 financial statements to conform to the 1995 presentation and had no effect on operating results or shareholders' equity.

     Recently Issued Pronouncements -- In October 1995, the Financial Accounting Standards Board issued FASB No. 123, "Accounting for Stock-Based Compensation." The new standard defines a fair value method of accounting for stock options and other equity instruments, such as stock purchase plans. Under this method, compensation cost is measured based on the fair value of the stock award when granted and is recognized as an expense over the service period, which is usually the vesting period. This standard will be effective for the Company beginning in 1996, and requires measurement of awards made beginning in 1995. The new standard permits companies to continue to account for equity transactions with employees under existing accounting rules, but requires disclosure in a note to the financial statements of the pro forma net income and earnings per share as if the Company had applied the new method of accounting. The Company intends to follow these

                               ATARI CORPORATION
disclosure requirements for its employee stock plans. As a result, adoption of the new standard will not impact reported earnings or earnings per share, and will have no effect on the Company's cash flows.

3. FINANCIAL INSTRUMENTS

     Marketable Securities -- Marketable securities available for sale consist of (in thousands):

                                                  DECEMBER 31, 1995                     DECEMBER 31, 1994
                                          ----------------------------------    ----------------------------------
                                                                    GROSS                                 GROSS
                                          AMORTIZED    MARKET     UNREALIZED    AMORTIZED    MARKET     UNREALIZED
                 ISSUE                      COST        VALUE       GAINS         COST        VALUE       GAINS
- ----------------------------------------  ---------    -------    ----------    ---------    -------    ----------
Equity securities --
  Dixon common stock....................   $ 4,565     $11,606      $7,041       $ 7,890     $ 8,432     $    542
Government securities --
  Federal Home Loan Bank................     4,993       5,026          33            --          --           --
  Federal Home Loan Mortgage Corp.......     5,003       5,017          14            --          --           --
Foreign government debt securities --
  Eurodollar notes......................        --          --          --        50,000      50,000           --
                                             -----     -------     -------        ------
    Total marketable securities.........   $14,561     $21,649      $7,088       $57,890     $58,432     $    542
                                             =====     =======     =======        ======

     The contractual maturities of the government securities range from two to four years. The Eurodollar notes matured during 1995.

     Concentration of Credit Risk -- The Company sells to mass market retailers, consumer electronic specialty stores and to distributors of electronic products throughout the United States and Europe. The Company makes ongoing credit evaluations of customers and, at times, requires letters of credit from some foreign customers. Sales to foreign customers are generally stated in the currency of the customer. To date, the Company has not entered into hedges of these foreign currency exposures.

     Fair Value of Financial Instruments -- In accordance with the provisions of SFAS No. 107, "Disclosure About Fair Value of Financial Instruments," which requires the disclosure of fair value information about both on and off balance sheet financial instruments where it is practicable to estimate the value, the Company has estimated the fair value of its financial instruments. The estimated fair value of the 5 1/4% convertible subordinated debentures at December 31, 1995 was approximately $20 million based primarily on quoted market prices. The carrying amounts of the remainder of the Company's financial instruments, including cash and equivalents, marketable securities, accounts receivable and accounts payable, approximate fair values due to their short maturities.

4. INVENTORIES

     Inventories at December 31 consist of the following (in thousands):

                                                                        1995        1994
                                                                       -------     -------
    Finished goods...................................................  $ 9,927     $15,799
    Raw materials and work-in-process................................    1,007       2,386
                                                                       -------     -------
         Total.......................................................  $10,934     $18,185
                                                                       =======     =======

5. GAME SOFTWARE DEVELOPMENT COSTS

     Internal game software development costs are expensed as incurred as these costs relate primarily to development tools. External development costs are capitalized once technological feasibility has been determined. During 1995 and 1994, the Company capitalized $12.8 million and $5.8 million, respectively, of

                               ATARI CORPORATION
amounts paid to third parties, primarily as prepaid licenses, in connection with game development for the Jaguar. The Company amortizes such costs over the shorter of 12 months from game introduction or the estimated unit sales of the game title. The Company assesses the recoverability of capitalized games software development costs in light of many factors, including, but not limited to, anticipated future revenues, estimated economic useful lives and changes in software and hardware technologies. Amortization expense and adjustments for management's assessment of recoverability were $17.1 million (including a write-off of $16.6 million) and $1.5 million (including a write-off of $804,000) for the years ended December 31, 1995 and 1994, respectively.

6. EQUIPMENT AND TOOLING

     Equipment and tooling at December 31 consists of the following (in thousands):

                                                                         1995       1994
                                                                        ------     -------
    Equipment and tooling.............................................  $1,526     $ 1,874
    Furniture and fixtures............................................     198         708
    Leasehold improvements............................................      --          43
                                                                        ------     -------
    Total.............................................................   1,724       2,625
    Accumulated depreciation and amortization.........................    (753)     (1,310)
    Reserve for production tooling....................................    (300)         --
                                                                        ------     -------
    Equipment and tooling -- net......................................  $  671     $ 1,315
                                                                        ======     =======

7. REAL ESTATE HELD FOR SALE

     Property held for sale at December 31, 1995 consists of nine properties in California and Texas, from the discontinued consumer electronics and home entertainment products operation. Certain of the properties have rental tenants, although all properties are available for sale. Rental income, net of rental expense and depreciation, is included in other income (expense) and was not material. Disposals in 1994 represented the Company's building in Germany and land and building in France, which were disposed of with no significant gain or loss.

8. ACCRUED LIABILITIES

     Accrued liabilities at December 31 consist of the following (in thousands):

                                                                      1995       1994
                                                                     ------     ------
        Accrued interest...........................................  $1,483     $1,513
        Accrued game software development costs....................   1,525         --
        Accrued restructuring charge...............................     351        719
        Accrued royalties..........................................      28        320
        Other......................................................   1,701      2,625
                                                                     ------     ------
        Total......................................................  $5,088     $5,177
                                                                     ======     ======

9. LETTERS OF CREDIT AND RESTRICTED CASH

     At December 31, 1995, cash balances of $700,000 were collateral for outstanding commercial letters of credit associated with inventory components and software development. At December 31, 1994, cash balances of $4.5 million were collateral for outstanding letters of credit.

                               ATARI CORPORATION

10. LONG-TERM DEBT OBLIGATIONS

     Convertible Subordinated Debentures -- The Company has $42.4 million of
5 1/4% convertible subordinated debentures due April 29, 2002. The debentures may be redeemed at the Company's option, upon payment of a premium. The debentures, at the option of the holders, are convertible into common stock at $16.3125 per share. At December 31, 1995, 2,596,414 shares of common stock were reserved for issuance upon conversion. Default with respect to other indebtedness of Atari Corporation in an aggregate amount exceeding $5 million would result in an event of default whereby the outstanding debentures would be due and payable immediately.

     In 1995, the Company reacquired in the open market and extinguished $1.1 million face value of these debentures for $500,000, resulting in an extraordinary credit of $582,000.

     Term Loans on Real Estate in Europe -- At December 31, 1993, the Company had two secured term loans outstanding totaling $7.5 million for its building in Germany and a term loan of $2.0 million for its land and building in France. These loans were repaid or exchanged in 1994 from the sale or transfer of the properties.

11. SETTLEMENTS OF PATENT LITIGATION

     During the first quarter of 1994, the Company received $2.2 million with respect to the settlement of litigation between the Company, Atari Games Corporation and Nintendo. Although not part of the litigation, the Company sold 1,500,000 shares of its common stock to Time Warner (parent company of Atari Games Corporation), Inc. for $12.8 million.

     During the fourth quarter of 1994, the Company completed a comprehensive agreement ("Agreement") with Sega Enterprises, Ltd. ("Sega") concerning resolution of disputes, equity investment and patent and product licensing agreements. The results of the Agreement were as follows: (i) Sega acquired 4,705,883 shares of the Company's common stock for $40.0 million; (ii) the Company received a payment of $29.8 million ($50.0 million from Sega, net of $20.2 million of legal fees and associated costs) in exchange for a license from Atari covering the use of a library of Atari patents issued between 1977 through 1984 (excluding patents which exclusively claim elements of the Company's JAGUAR and LYNX products) through the year 2001; and (iii) the Company and Sega agreed to cross-license up to five software game titles each year through the year 2001.

12. INCOME TAXES

     The credit for income taxes consists of the following (in thousands):

                                                                1995     1994     1993
                                                                ----     ----     -----
        Current:
          Federal.............................................   $--      $--     $  --
          Foreign.............................................   --       --       (264)
          State...............................................   --       --         --
                                                                 --       --
                                                                                  -----
        Income tax credit.....................................   $--      $--     $(264)
                                                                 ==       ==      =====

     At December 31, 1995, the Company has a U.S. income tax operating loss carryforward of $165 million which expires in 2006 through 2010, a research and development tax credit carryforward of $1.8 million which expires in 2002 through 2010, and a California income tax operating loss carryforward of $60 million which expires as follows: $16.4 million in 1997, $16.7 million in 1998, $1.6 million in 1999 and $21.8 million in 2000.

                               ATARI CORPORATION

     The effective income tax rates for 1995, 1994 and 1993 were 0%, 0%, and
(1)%, respectively, and differ from the federal statutory rate of 35% as follows (in thousands):

                                                            1995        1994         1993
                                                          --------     -------     --------
    Computed at federal statutory rates.................  $(17,402)    $ 3,288     $(17,103)
    Valuation allowance.................................    18,604      (3,288)      16,821
    Effect of foreign tax rates different than statutory
      rates and utilization of foreign loss
      carrybacks........................................        --          --           16
    Other...............................................    (1,202)         --            2
                                                          --------     -------     --------
    Income tax credit...................................  $     --     $    --     $   (264)
                                                          ========     =======     ========

     The components of the net deferred tax asset at December 31 consist of (in thousands):

                                                                   1995         1994
                                                                 --------     --------
        Deferred tax assets:
        U.S. operating loss carryforwards......................  $ 57,706     $ 42,149
        State operating loss carryforwards.....................     3,820        2,321
        Capital loss carryforwards.............................     1,035        1,804
        Research and development tax credit carryforwards......     1,813        1,370
        Inventory reserves.....................................     3,237        2,781
        Restructuring charges..................................        50          239
        Capitalized game software development costs............     3,022           --
        Other items............................................     4,411        5,826
                                                                 --------     --------
        Subtotal...............................................    75,094       56,490
        Valuation allowance....................................   (75,094)     (56,490)
                                                                 --------     --------
        Net deferred tax asset.................................  $     --     $     --
                                                                 ========     ========

     Due to the uncertainty surrounding the timing and realization of the benefits of its favorable tax attributes in future years, the Company has established a valuation allowance to offset its net deferred tax assets.

     Current federal and state tax law includes certain provisions limiting the use of net operating loss carryforwards in the event of certain defined changes in stock ownership. The annual use of the Company's net operating loss carryforwards could be limited according to these provisions, and there can be no assurance that such limitations will not result in the loss of carryforward benefits during the carryforward period.

13. STOCK OPTIONS

     The Company's stock option plan and restricted stock plan provide for the issuance of up to 3,000,000 shares of common stock through the issuance of incentive stock options to employees and nonqualified stock options and restricted stock to employees, directors and consultants. Under the plans, stock options or restricted stock may be granted at not less than fair market value as determined by the Board of Directors. Stock options become exercisable as established by the Board (generally ratably over five years) and expire up to ten years from date of grant. The Company's right to repurchase restricted stock lapses over a maximum period of five years. At December 31, 1995, options for 551,925 shares were exercisable and options for 602,310 shares were available for future grant. At December 31, 1995, no restricted stock under the restricted stock plan had been issued.

                               ATARI CORPORATION

     Additional information with respect to the stock option plan is as follows:

                                                                  OPTION PRICE
                                                                RANGE PER SHARE
                                                 NUMBER OF     ------------------
                                                  OPTIONS       LOW         HIGH         TOTAL
                                                 ---------     ------       -----     -----------
    Outstanding, January 1, 1993...............    970,400     $1.500    -  $7.50     $ 3,131,450
    Granted....................................    535,583      0.875    -   4.75       1,045,093
    Exercised..................................    (89,300)     0.875    -   3.00        (195,463)
    Cancelled..................................   (222,500)     0.875    -   6.00        (831,625)
                                                 ---------
    Outstanding, December 31, 1993.............  1,194,183      0.875    -   7.50       3,149,455
    Granted....................................    289,500      2.250    -   7.00       1,467,750
    Exercised..................................   (157,065)     0.875    -   6.25        (372,403)
    Cancelled..................................    (18,160)     1.675    -   7.50         (93,980)
                                                 ---------
    Outstanding, December 31, 1994.............  1,308,458      0.875    -   7.00       4,150,822
    Granted....................................  1,487,000      1.438    -   3.81       3,970,814
    Exercised..................................    (82,333)     0.875    -   2.00        (110,250)
    Cancelled..................................   (615,600)     0.875    -   7.00      (2,135,175)
                                                 ---------
    Outstanding, December 31, 1995.............  2,097,525     $0.875    -  $5.25     $ 5,876,211
                                                 =========

14. SEGMENT INFORMATION

     The Company operates in one industry segment -- the design and sale of consumer electronic products.

     The Company's foreign operations at December 31, 1995 consist of sales and distribution facilities in Europe. Transfers between geographic areas are accounted for at amounts generally above cost and in accordance with the rules and regulations of the respective governing tax authorities. Corporate assets are primarily cash and equivalents, marketable securities and real estate held for sale.

     The following tables present a summary of operations by geographic region (in thousands):

                                                          YEARS ENDED DECEMBER 31,
                                                     ----------------------------------
                                                       1995         1994         1993
                                                     --------     --------     --------
        Revenues from unaffiliated customers:
        North America..............................  $  8,163     $ 23,158     $  7,390
        Export sales from North America............     1,868        8,538           --
        Europe.....................................     4,595        7,052       18,548
        Other......................................        --           --        3,170
                                                      -------      -------      -------
                  Total............................  $ 14,626     $ 38,748     $ 29,108
                                                      =======      =======      =======
        Transfer between geographic areas
          (eliminated in consolidation):
        North America..............................  $  4,041     $  1,046     $ 17,781
        Europe.....................................        68        1,895       25,284
        Other......................................        --           --          102
                                                      -------      -------      -------
                  Total............................  $  4,109     $  2,941     $ 43,167
                                                      =======      =======      =======

                               ATARI CORPORATION

                                                          YEARS ENDED DECEMBER 31,
                                                       1995         1994         1993
                                                     -------      -------      -------
        Operating loss:
        North America..............................  $(51,036)    $(21,600)    $(14,025)
        Europe.....................................    (2,629)      (2,447)     (19,741)
        Other......................................        --           --      (13,733)
                                                      -------      -------      -------
                  Total............................  $(53,665)    $(24,047)    $(47,499)
                                                      =======      =======      =======
        Identifiable assets at December 31:
        North America..............................  $ 14,588     $ 37,627     $ 17,369
        Europe.....................................     1,856        1,650        5,801
        Corporate assets...........................    61,125       91,765       51,663
                                                      -------      -------      -------
                  Total............................  $ 77,569     $131,042     $ 74,833
                                                      =======      =======      =======

     No single customer accounted for more than 10% of total revenues for the years ended December 31, 1995, 1994 or 1993.

15. COMMITMENTS AND CONTINGENT LIABILITIES

     The Company leases various facilities and equipment under noncancellable operating lease arrangements. These leases generally provide renewal options of five additional years. Minimum future lease payments under noncancellable operating leases as of December 31, 1995 are as follows (in thousands):

                1996................................................  $  670
                1997................................................     460
                1998................................................     183
                1999................................................      85
                2000................................................      74
                                                                      ------
                          Total minimum lease payments..............  $1,472
                                                                      ======

     Rent expense for operating leases was $1,193,000, $1,218,000 and $1,251,000 for the years 1995, 1994 and 1993, respectively.

     Certain claims and suits arising in the ordinary course of business have been filed or are pending against the Company. The number of such claims has increased as the Company significantly downsized its development operations. In the opinion of management, all such matters have been adequately provided for, are without merit, or are such that if settled unfavorably would not have a material adverse effect on the Company's consolidated financial position and results of operations.

16. SUBSEQUENT EVENT

     On February 12, 1996, the Company entered into a merger agreement with JT Storage, Inc. (JTS) providing for the merger of the Company and JTS. On April 8, 1996, the merger agreement was amended and restated. JTS was incorporated on February 3, 1994 to develop, market and manufacture hard disk drives. The merger requires shareholder approval and is expected to be consummated in the second quarter of 1996. In connection with the merger, the Company extended a bridge loan to JTS in the amount of $25.0 million maturing on September 30, 1996 with a stated interest rate of 8 1/2% per annum. If the merger is not consummated, the bridge loan is convertible at the option of Atari or JTS into shares of JTS Series A Preferred Stock and warrants to acquire JTS Series A Preferred Stock, subject to certain conditions.

                               ATARI CORPORATION

                           CONSOLIDATED BALANCE SHEET
                      MARCH 31, 1996 AND DECEMBER 31, 1995
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                        MARCH 31,   DECEMBER 31,
                                                                          1996          1995
                                                                        ---------   ------------
                                                                        (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and equivalents (including $441 and $700 held as restricted
     balances at March 31, 1996 and December 31, 1995)................  $  23,748    $   28,941
  Marketable securities...............................................         --        21,649
  Accounts receivable (less allowances for returns and doubtful accounts:
     March 31, 1996 $4,006; December 31, 1995 $4,221).................        601         2,468
  Inventories (See Note 2)............................................      5,526        10,934
  Subordinated secured convertible note with JT Storage, Inc.
     (see Note 4).....................................................     25,000            --
  Other current assets................................................      1,101         1,134
                                                                        ---------     ---------
          Total current assets........................................     55,976        65,126
GAME SOFTWARE DEVELOPMENT COSTS -- Net................................        861           758
EQUIPMENT AND TOOLING -- Net..........................................        577           671
REAL ESTATE HELD FOR SALE.............................................     10,468        10,468
OTHER ASSETS..........................................................        524           546
                                                                        ---------     ---------
TOTAL.................................................................  $  68,406    $   77,569
                                                                        =========     =========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable....................................................  $   3,295    $    4,954
  Accrued Liabilities.................................................      5,481         5,088
                                                                        ---------     ---------
TOTAL CURRENT LIABILITIES.............................................      8,776        10,042
                                                                        ---------     ---------
LONG-TERM OBLIGATIONS.................................................     42,354        42,354
                                                                        ---------     ---------
SHAREHOLDERS' EQUITY:
  Preferred stock, $.01 par value -- authorized, 10,000,000 shares;
     none outstanding.................................................         --            --
  Common stock, $.01 par value -- authorized, 100,000,000 shares;
     (outstanding: March 1996, 63,710,318;
     December 1995, 63,687,118).......................................        637           637
  Additional paid-in capital..........................................    196,272       196,209
  Unrealized gain on marketable securities............................         --         7,088
  Accumulated translation adjustments.................................       (730)         (663)
  Accumulated deficit.................................................   (178,903)     (178,098)
                                                                        ---------     ---------
     Total shareholders' equity.......................................     17,276        25,173
                                                                        ---------     ---------
          TOTAL.......................................................  $  68,406    $   77,569
                                                                        =========     =========

                See notes to consolidated financial statements.

                               ATARI CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       MARCH 31, 1996 AND MARCH 31, 1995
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                              QUARTER ENDED
                                                                         -----------------------
                                                                         MARCH 31,     MARCH 31,
                                                                           1996          1995
                                                                         ---------     ---------
NET REVENUE............................................................   $ 1,272       $ 4,874
COST AND EXPENSES:
  Cost of revenues.....................................................     1,211         3,846
  Write-down of inventory..............................................     5,000            --
  Research and development.............................................       201         1,815
  Marketing and distribution...........................................       758         2,576
  General and administrative...........................................     1,251         1,795
                                                                          -------       -------
          Total operating expenses.....................................     8,421        10,032
                                                                          -------       -------
OPERATING LOSS.........................................................    (7,149)       (5,158)
Gain on sale of marketable securities..................................     6,347           107
Exchange (loss) gain...................................................       (60)            5
Other income(expense), net.............................................       293           201
Interest income........................................................       332           953
Interest expense.......................................................      (569)         (581)
                                                                          -------       -------
Loss before income taxes and extraordinary credit......................      (806)       (4,473)
                                                                          -------       -------
Provision for income taxes.............................................        --            --
                                                                          -------       -------
Loss before extraordinary credit.......................................      (806)       (4,473)
                                                                          -------       -------
Extraordinary credit -- gain on extinguishment of 5 1/4% convertible
  subordinated debentures (see Note 3).................................        --            47
                                                                          -------       -------
NET LOSS...............................................................   $  (806)      $(4,426)
                                                                          =======       =======
LOSS PER COMMON SHARE:.................................................   $ (0.01)      $ (0.07)
                                                                          =======       =======
  Number of shares used in computations................................    63,701        63,701

                See notes to consolidated financial statements.

                               ATARI CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                               QUARTER ENDED
                                                                           ---------------------
                                                                           MARCH 31,   MARCH 31,
                                                                             1996        1995
                                                                           ---------   ---------
                                                                                (UNAUDITED)
OPERATING ACTIVITIES:
Net (loss)...............................................................  $    (805)  $  (4,426)
Adjustments to reconcile net (loss) to net cash provided (used) by operating activities:
Gain from extinguishment of 5 1/4% convertible subordinated debentures...         --         (47)
Depreciation and amortization............................................        136         672
Gain on sale of marketable securities....................................     (6,347)       (107)
Provision for inventory valuation........................................      5,000          --
Changes in operating assets and liabilities:
  Accounts receivable....................................................      1,895       5,035
  Inventories............................................................        408      (4,051)
  Other assets...........................................................         44         243
  Accounts payable.......................................................     (1,664)     (8,983)
  Accrued liabilities....................................................        386         851
                                                                            --------    --------
Net cash (used) by operations............................................       (947)    (10,813)
INVESTING ACTIVITIES:
Sale of marketable securities............................................     20,908         492
Proceeds from property sales.............................................         33          --
Property purchases.......................................................         --         (51)
Borrowing by JTS.........................................................    (25,000)         --
Stock dividend received on investment....................................         --          82
Decrease in other assets.................................................         22          99
Increase in software development costs...................................       (103)     (2,864)
                                                                            --------    --------
Net cash (used) by investing activities..................................     (4,140)     (2,242)
FINANCING ACTIVITIES:
Repayments of borrowings.................................................         --        (100)
Extinguishment of debt...................................................        (75)        (46)
Issuance of common stock.................................................         63          84
                                                                            --------    --------
Net cash (used) by financing activities..................................        (12)        (62)
                                                                            --------    --------
EFFECT OF EXCHANGE RATE CHANGES ON
  CASH & EQUIVALENTS.....................................................        (94)         47
                                                                            --------    --------
NET DECREASE IN CASH & EQUIVALENTS.......................................     (5,193)    (13,070)
CASH & EQUIVALENTS:
Beginning of period......................................................     28,941      22,592
                                                                            --------    --------
End of period............................................................  $  23,748   $   9,522
                                                                            ========    ========
NON CASH INVESTING ACTIVITIES:
Unrealized gain on marketable securities.................................  $      --   $   1,836

                See notes to consolidated financial statements.

                               ATARI CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  BASIS OF PRESENTATION

     The financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these financial statements be read in conjunction with the financial statements and notes thereto included in the Company's 1995 Annual Report on Form 10-K, filed with the Securities and Exchange Commission.

     The unaudited financial statements included herein reflect all adjustments (which include only normal, recurring adjustments), which are, in the opinion of management, necessary to state fairly the results for the periods presented. The results for such periods are not necessarily indicative of the results to be expected for the full fiscal year.

     The Company operates with a 52/53 week fiscal calendar. Both quarters covered by this report have 13 weeks and for simplicity of presentation, the calendar quarter date is used to represent the quarter end. The actual fiscal closing dates for the first quarter of 1996 and 1995 were March 30, and April 1, respectively.

NOTE 2.  INVENTORIES

     In the first quarter of 1996, the Company wrote-down inventory by $5.0 million relating to Jaguar products. These write-downs resulted from management's revised estimates of sales resulting from continued disappointing sales of Jaguar.

     Inventories consist of the following (in thousands):

                                                               MARCH 31,     DECEMBER 31,
                                                                 1996            1995
                                                               ---------     ------------
        Finished goods.......................................   $ 5,049        $  9,927
        Raw materials and work-in-process....................       477           1,007
                                                                 ------         -------
                  Total......................................   $ 5,526        $ 10,934
                                                                 ======         =======

NOTE 3.  REPURCHASE OF 5 1/4% SUBORDINATED CONVERTIBLE DEBENTURES

     In the first quarter of 1995, the Company repurchased a portion of its 5 1/4% subordinated convertible debentures. The Company repurchased 100 bonds at face value of $1,000 each, and recorded an extraordinary credit of $47,250.


NOTE 4.  MERGER JT STORAGE, INC.


     On February 12, 1996, the Company entered into a merger agreement with JT Storage, Inc. (JTS) providing for the merger of the Company and JTS. On April 8, 1996, the merger agreement was amended and restated. JTS was incorporated on February 3, 1994 to develop, market and manufacture hard disk drives. The merger requires shareholder approval and is expected to be consummated in the second quarter of 1996. In connection with the merger, the Company extended a bridge loan to JTS in the amount of $25.0 million maturing on September 30, 1996 with a stated interest rate of 8 1/2% per annum. If the merger is not consummated, the bridge loan is convertible at the option of Atari or JTS into shares of JTS Series A Preferred Stock and warrants to acquire JTS Series A Preferred Stock, subject to certain conditions.

                         REPORT OF ARTHUR ANDERSEN LLP

To the Board of Directors of
  JTS Corporation:

     We have audited the accompanying balance sheets of JTS Corporation (a Delaware corporation), formerly JT Storage, Inc., as of January 28, 1996 and January 29, 1995, and the related statements of operations, stockholders' deficit and cash flows for the year ended January 28, 1996 and the period from inception (February 3, 1994) to January 29, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of JTS Corporation as of January 28, 1996 and January 29, 1995, and the results of its operations and its cash flows for the year ended January 28, 1996 and the period from inception (February 3, 1994) to January 29, 1995, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

ARTHUR ANDERSEN, LLP
San Jose, California
April 4, 1996

                                JTS CORPORATION

                                 BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        JANUARY 28,     JANUARY 29,
                                                                           1996            1995
                                                                        -----------     -----------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...........................................   $     547        $    --
  Trade accounts receivable, less allowance for doubtful accounts of
     $730 and $4, respectively........................................       1,286             13
  Receivable from Moduler Electronics.................................       6,892          1,033
  Other receivables...................................................         812             28
  Inventories.........................................................       2,093            358
  Prepaid and other current assets....................................         240            154
                                                                           -------         ------
          Total current assets........................................      11,870          1,586
                                                                           -------         ------
EQUIPMENT AND LEASEHOLD IMPROVEMENTS, at cost:
  Machinery and equipment.............................................       9,231          2,254
  Leasehold improvements..............................................         398             --
  Furniture and fixtures..............................................       1,145             92
  Less -- Accumulated depreciation and amortization...................      (2,831)          (335)
                                                                           -------         ------
                                                                             7,943          2,011
                                                                           -------         ------
                                                                         $  19,813        $ 3,597
                                                                           =======         ======
LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Bank line of credit.................................................   $   4,323        $   743
  Note payable to stockholder.........................................       1,000             --
  Accounts payable --
     Trade............................................................       7,226          1,780
     Moduler Electronics..............................................       9,546            366
  Accrued payroll and bonus...........................................         978            249
  Other accrued liabilities...........................................       2,523            540
  Current portion of capitalized lease obligations and long-term
     debt.............................................................       1,520            146
                                                                           -------         ------
          Total current liabilities...................................      27,116          3,824
LONG-TERM LIABILITIES:
  Capitalized lease obligations and long-term debt, net of current
     portion..........................................................       3,485             61
  Convertible notes payable to related parties........................          --          1,902
  Convertible notes payable...........................................          --          3,219
                                                                           -------         ------
          Total liabilities...........................................      30,601          9,006
                                                                           -------         ------
COMMITMENTS AND CONTINGENCIES (NOTE 6)
REDEEMABLE SERIES A PREFERRED STOCK:
  $.000001 par value; 31,200 shares authorized (increased to 70,000 shares in February 1996); 27,785 shares issued and outstanding in
     1996, liquidation value of $29,716...............................      27,785             --
                                                                           -------         ------
STOCKHOLDERS' DEFICIT:
  Common stock, $.000001 par value; 60,000 shares authorized
     (increased to 90,000 shares in February 1996); 7,367 and 4,833
     shares issued and outstanding in 1996 and 1995, respectively.....          --             --
  Additional paid-in capital..........................................       6,004             --
  Deferred compensation...............................................      (4,320)            --
  Notes receivable from stockholders..................................        (623)            --
  Accumulated deficit.................................................     (39,634)        (5,409)
                                                                           -------         ------
          Total stockholders' deficit.................................     (38,573)        (5,409)
                                                                           -------         ------
                                                                         $  19,813        $ 3,597
                                                                           =======         ======

               The accompanying notes to financial statements are
                   an integral part of these balance sheets.

                                JTS CORPORATION

                            STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                      FOR THE PERIOD
                                                                 52 WEEKS ENDED      FROM INCEPTION TO
                                                                JANUARY 28, 1996     JANUARY 29, 1995
                                                                ----------------     -----------------
REVENUES:
  Product sales...............................................      $ 13,502              $    --
  Technology license revenue..................................         5,275                   --
                                                                    --------              -------
                                                                      18,777                   --
COST OF PRODUCT SALES.........................................        28,548                   --
                                                                    --------              -------
GROSS MARGIN (DEFICIT)........................................        (9,771)                  --
                                                                    --------              -------
OPERATING EXPENSES:
  Research and development....................................        13,375                3,740
  Selling, general and administrative.........................         5,579                1,495
  Manufacturing start-up costs................................         3,812                   --
                                                                    --------              -------
          Total operating expenses............................        22,766                5,235
                                                                    --------              -------
OPERATING LOSS................................................       (32,537)              (5,235)
OTHER INCOME (EXPENSE):
  Interest income.............................................           108                   --
  Interest expense............................................          (589)                (144)
  Other, net..................................................           (32)                 (30)
                                                                    --------              -------
NET LOSS......................................................      $(33,050)             $(5,409)
                                                                    ========              =======
NET LOSS PER COMMON SHARE.....................................      $  (7.17)             $ (1.12)
                                                                    ========              =======
SHARES USED IN COMPUTING NET LOSS PER SHARE...................         4,611                4,833
                                                                    ========              =======

               The accompanying notes to financial statements are
                     an integral part of these statements.

                                JTS CORPORATION

                      STATEMENTS OF STOCKHOLDERS' DEFICIT
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                             NOTES
                             COMMON STOCK     ADDITIONAL                   RECEIVABLE
                            ---------------    PAID-IN       DEFERRED         FROM       ACCUMULATED
                            SHARES   AMOUNT    CAPITAL     COMPENSATION   STOCKHOLDERS     DEFICIT      TOTAL
                            ------   ------   ----------   ------------   ------------   -----------   --------
BALANCE AT INCEPTION,
  FEBRUARY 3, 1994........     --     $ --      $   --       $     --        $   --       $      --    $     --
  Issuance of common stock
     to founders at
     $.000001 per share...  4,350       --          --             --            --              --          --
  Issuance of common stock
     at $.000001 in
     exchange for
     technology license...    483       --          --             --            --              --          --
  Net loss for the
     period...............     --       --          --             --            --          (5,409)     (5,409)
                            -----      ---      ------        -------         -----        --------    --------
BALANCE, JANUARY 29,
  1995....................  4,833       --          --             --            --          (5,409)     (5,409)
  Exchange of common stock
     for Redeemable Series
     A preferred stock....   (483 )     --          --             --            --          (1,000)     (1,000)
  Issuance costs of
     Redeemable Series A
     preferred stock......     --       --          --             --            --            (175)       (175)
  Shares issued under the
     stock option plan....     17       --           4             --            --              --           4
  Shares issued under
     restricted stock
     purchase
     agreements...........  3,000       --       6,000         (5,250)         (623)             --         127
  Amortization of deferred
     compensation.........     --       --          --            930            --              --         930
  Net loss................     --       --          --             --            --         (33,050)    (33,050)
                            -----      ---      ------        -------         -----        --------    --------
BALANCE, JANUARY 28,
  1996....................  7,367     $ --      $6,004       $ (4,320)       $ (623)      $ (39,634)   $(38,573)
                            =====      ===      ======        =======         =====        ========    ========

               The accompanying notes to financial statements are
                     an integral part of these statements.

                                JTS CORPORATION

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                      FOR THE PERIOD
                                                                   52 WEEKS ENDED    FROM INCEPTION TO
                                                                  JANUARY 28, 1996   JANUARY 29, 1995
                                                                  ----------------   -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss......................................................      $(33,050)           $(5,409)
  Adjustments to reconcile net loss to net cash used in
     operating activities --
     Receivable from Moduler Electronics........................        (5,859)            (1,033)
     Payable to Moduler Electronics for finished goods
       inventory................................................         9,180                366
     Depreciation and amortization expense......................         2,496                551
     Reserve for bad debts......................................           726                  4
     Issuance of preferred stock for services rendered..........            30                 --
     Payables converted to note payable and subsequently to
       preferred stock..........................................           300              1,902
     Amortization of deferred compensation......................           930                 --
     Changes in assets and liabilities:
       Trade receivables........................................        (1,999)               (17)
       Other receivables........................................          (757)               (28)
       Inventories..............................................        (1,735)              (312)
       Prepaid and other current assets.........................           (86)              (154)
       Accounts payable.........................................         5,446              1,780
       Accrued liabilities......................................         2,712                686
                                                                      --------            -------
          Net cash used in operating activities.................       (21,666)            (1,664)
                                                                      --------            -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment............................        (3,132)            (1,984)
                                                                      --------            -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from bank line of credit.............................         3,580                743
  Proceeds from issuance of common stock........................           104                 --
  Proceeds from issuance of preferred stock.....................        18,556                 --
  Preferred stock issuance costs................................          (175)                --
  Payments on capital lease obligations.........................          (408)               (10)
  Payments on long-term debt....................................           (90)               (90)
  Proceeds from notes payable...................................         3,778              3,005
                                                                      --------            -------
          Net cash provided by financing activities.............        25,345              3,648
                                                                      --------            -------
NET CHANGE IN CASH AND CASH EQUIVALENTS.........................           547                 --
CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD............            --                 --
                                                                      --------            -------
CASH AND CASH EQUIVALENTS AT END OF THE PERIOD..................      $    547            $    --
                                                                      ========            =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid for interest........................................      $    449            $    --
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES:
  Sale of common stock for notes................................      $    750            $    --
  Equipment purchased under capital leases......................         5,296                 82
  Conversion of notes payable to preferred stock................         9,199                 --
  Issuance of convertible debt upon Kalok acquisition...........            --                214
  Equipment ($280) and inventory ($49) acquired net of related
     accrued liabilities of $104 from Kalok.....................            --                225
  Issuance of debt upon acquisition of Kalok....................            --                225
  Exchange of TEAC common stock to preferred stock..............         1,000                 --

               The accompanying notes to financial statements are
                     an integral part of these statements.

                                JTS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND OPERATIONS:

     JTS Corporation (the "Company"), a Delaware corporation, formerly JT Storage, Inc. (Note 12), was incorporated on February 3, 1994 to develop, market and manufacture hard disk drives. The Company was a development stage company prior to the commencement of production shipments in October 1995. Accordingly, the Company ceased to be in the development stage at that time. Moduler Electronics (India) Private Limited ("Moduler Electronics"), a company owned by the family of a major stockholder manufactured, on a contract basis, all of the Company's products. In April 1996, the Company acquired 90% of Moduler Electronics (Note 10).

     On February 4, 1994, as part of a settlement in United States Bankruptcy Court, the Company acquired certain assets and assumed certain liabilities of Kalok Corporation ("Kalok") in exchange for a note payable to the Kalok Bankruptcy estate (Note 5) and a warrant to Kalok's unsecured creditors (Note
7). Liabilities assumed of $543,172 exceeded the fair market value of assets acquired by approximately $215,000 which, due to uncertainties regarding its realization, was expensed in the accompanying 1995 statement of operations. In connection with the settlement agreement, the Company acquired certain proprietary disk drive technology from TEAC Corporation ("TEAC") in exchange for 482,850 shares of common stock, which represented 10% of the outstanding Common Stock of the Company. No value was assigned to the acquired technology as it had no cost basis to TEAC and the common stock was deemed to have nominal value. On February 3, 1995, the Company agreed to issue 1,000,000 shares of Redeemable Series A preferred stock to TEAC in exchange for the return of the 482,850 shares of common stock and the cancellation of a shareholder agreement with TEAC (Note 8).

     The Company has continued to develop its technology and manufacturing capabilities during fiscal 1996. This development has resulted in substantial increases in accounts receivable, accounts payable, bank borrowings, and a net working capital deficit of $15,246,000 as of January 28, 1996. Operations subsequent to year end indicate the Company has continued to suffer losses and its working capital deficit has continued to increase. These factors raise a substantial doubt about the ability of the Company to continue as a going concern. The Company's management is pursuing plans to merge with Atari Corporation ("Atari"). In the opinion of management, the merger, if successful, would raise cash adequate to fund operations for at least the next 12 months. Thereafter, the Company will require additional funding. Subsequent to year end, Atari extended a $25 million loan to the Company of which $19.7 million had been used as of April 4, 1996. In the event the merger (Note 10) is not consummated, the loan will, at Atari's option, either be due September 30, 1996 or converted into the Company's preferred stock. In addition, Moduler Electronics received approval of additional financing from another Indian bank resulting in total unused credit facilities of approximately $12 million, subject to certain conditions.

2.  ACCOUNTING POLICIES:

     Pervasiveness of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     Revenue Recognition and Product Warranty

     Revenue from product sales is generally recognized upon shipment to customers. The Company warrants its products against defects in design, materials and workmanship generally for three years. A provision for estimated future costs relating to warranty expense is recorded when products are shipped.

                                JTS CORPORATION

     Inventories

     Inventories include direct materials at third party component manufacturers (other than Moduler Electronics) and are recorded at the lower of cost (first-in, first-out) or market and consist of the following (in thousands):

                                                                 1996    1995
                                                                ------   ----
                Raw materials.................................  $2,093   $309
                Finished goods................................      --     49
                                                                         -----
                                                                           --
                                                                -------
                                                                $2,093   $358
                                                                =======  =======

     Equipment and Leasehold Improvements

     Property and equipment are stated at cost and are depreciated using the straight-line method over estimated useful lives of three years. Repairs and maintenance costs are expensed as incurred. Major renewals and betterments which substantially extend the useful life of the asset are capitalized.

     The Company had equipment with an historical cost of approximately $4,400,000 and $530,000 located at Moduler Electronics at January 28, 1996 and January 29, 1995, respectively.

     Research and Development

     Research and development costs are expensed as incurred and consist primarily of salaries, materials and supplies.

     Income Taxes

     The Company follows Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires recognition of deferred tax assets for the expected future effects of all deductible temporary differences, loss carryforwards and tax credit carryforwards. Deferred tax assets are then reduced, if deemed necessary, by a valuation allowance for the amount of any tax benefits which, more likely than not based on current circumstances, are not expected to be realized.

     Cash and Cash Equivalents

     For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with maturities of less than three months to be cash equivalents.

     Fiscal year

     The fiscal year of the Company is a 52- or 53-week period ending on the Sunday closest to January 31. The fiscal year for the year ended January 28, 1996 was a 52-week period.

     Reclassifications

     Certain reclassifications have been made to prior period financial statements to conform to the current presentation.

     Income from Technology License

     In February 1995, the Company entered into a technology transfer and perpetual license agreement. Under this agreement, the Company granted non-exclusive, perpetual rights to manufacture and sell certain of its products. In connection with the agreement, the Company was obligated to achieve certain milestones

                                JTS CORPORATION
regarding the successful completion of engineering tests, the delivery of working models and the commencement of volume production. As of January 28, 1995 the Company had delivered a working prototype and accordingly, recognized income of $5,275,000 in connection with achieving specified milestones in fiscal 1996. The remaining income of $1,125,000 will be recognized as future milestones are achieved. Funds received under this agreement are not reimbursable to the licensee.

     Net Loss Per Common Share

     Net loss per common share is based on the weighted average number of shares of common stock outstanding during the periods. The outstanding shares and earnings per share have been restated for all periods presented to reflect the impact of the stock split described in Note 7.

3.  INCOME TAXES:

     The significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):

                                                                      1996      1995
                                                                    --------   -------
        Deferred tax assets:
          Accounts receivable reserves............................  $    292   $    --
          Inventory reserves......................................     1,731        --
          Items not currently deductible principally manufacturing
             start-up costs related to Moduler Electronics........     2,327       181
          Net operating loss carryforwards........................     9,930     1,819
          Tax credit carryforwards................................       600       135
                                                                    ---------  --------
        Total deferred tax assets.................................    14,880     2,135
        Valuation allowance.......................................   (14,828)   (2,135)
                                                                    ---------  --------
        Deferred tax assets, net of valuation allowance...........        52        --
        Deferred tax liabilities -- accelerated depreciation......       (52)       --
                                                                    ---------  --------
        Net deferred tax assets...................................  $     --   $    --
                                                                    =========  ========

     Management believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of the net deferred tax assets such that a valuation allowance has been recorded to completely offset the net deferred tax assets. Such factors include recurring operating losses from inception, recent increases in expense levels to support the Company's growth, and the fact that the market in which the Company competes is intensely competitive and is characterized by rapidly changing technology.

     For income tax reporting purposes, the Company has Federal and State net operating loss carryforwards of approximately $27,000,000 and $13,500,000, respectively, and Federal and State research and development tax credit carryforwards of approximately $350,000 and $250,000, respectively, all of which will expire on various dates through 2011.

     The Internal Revenue Code contains provisions which may limit the amount of tax carryforwards available to be used in any given year upon the occurrence of certain events, including changes in ownership interests.

                                JTS CORPORATION

4.  RELATED PARTY TRANSACTIONS:

     Moduler Electronics Transactions

     As discussed in Note 1, the Company uses Moduler Electronics to manufacture all of the Company's products. The Company purchased finished goods from Moduler Electronics amounting to approximately $14 million in fiscal 1996 and the majority of the accounts payable balance to Moduler Electronics at January 28, 1996 is a result of these purchases.

     The Company made cash advances totalling approximately $2.5 million and also sold fixed assets and inventory totalling approximately $8.3 million to Moduler Electronics in fiscal 1996.

     The advances were made to fund the manufacturing start-up of disk drives for the Company. Because the Company intended to (and subsequently did) acquire 90% of Moduler Electronics (Note 10) and the ultimate realizability of these advances is subject to the achievement by Moduler Electronics of successful operations, the Company has expensed 90% of Moduler's Electronics' fiscal 1996 net loss in order to reflect its investment in Moduler Electronics' start-up operations.

     The Company entered into an agreement with Moduler Electronics whereby the Company has undertaken to bear all inventory loss and the cost of any future warranty claims, product return and rework charges. In fiscal 1996, the Company assumed approximately $3,448,000 and $171,000 of inventory reserve and warranty costs, respectively.

     Notes Receivable From Stockholders

     In January 1996, the Company loaned certain executive officers $750,000 which was used by the officers to purchase 3,000,000 shares of common stock under restricted stock purchase agreements. The notes bear interest at an annual rate of 5.91% and the principal and interest is payable in four annual installments. The notes are with full recourse and are collateralized by the stock purchased. As of February 28, 1996, $127,500 had been collected on these notes. The remaining balance of $622,500 is included in stockholders' deficit in the 1996 accompanying balance sheet.

     Note Payable to Stockholders

     In January and February 1996, the Company entered into unsecured loan agreements totalling $1,965,000 with certain stockholders. The notes bear interest at 10% per annum and the principal and interest are due on July 15, 1996.

     Convertible Notes Payable

     As of January 29, 1995, the Company had $5,121,186 outstanding under certain convertible notes payable. These notes were converted into 5,121,186 shares of redeemable preferred stock in February 1995. The Company also had $2,764,953 outstanding under certain convertible notes payable in June 1995 which were converted into 2,764,953 shares of redeemable preferred stock in August 1995.

5.  NOTES PAYABLE:

     Bank Line of Credit

     In December 1995, the Company established a line of credit for $5 million. As of April 4, 1996, $4,323,000 was outstanding under the line. The line of credit is collateralized by certain assets, bears interest at 9.5%, is due monthly and the principal is due on June 30, 1996. The line of credit contains certain financial covenants, among others, relating to minimum financial ratios and minimum tangible net worth. The Company was not in compliance with these covenants at January 28, 1996. The bank has waived compliance

                                JTS CORPORATION
with these covenants until such time as the merger with Atari occurs (Note 10); however, the Company may not draw further on the line.

     Capitalized Lease Obligations and Long-Term Debt

     In conjunction with the purchase of certain assets of Kalok (see Note 1), the Company issued a non-interest bearing note payable to the Kalok bankruptcy estate for $225,000. The note is payable in 10 equal quarterly installments of $22,500, with the final payment due July 1, 1996.

     In fiscal 1995, the Company entered into equipment lease agreements under which it can lease up to $6.5 million of equipment through July 1996. Payments are due in equal monthly installments over a 36 to 48 month period. As of January 28, 1996, the cost of the leased assets was $5,377,588 and the related accumulated depreciation was $1,087,644. The leases bear interest between 11.5% and 18.2%.

     The following is a schedule of future payments under the note payable to Kalok and equipment leases together with the present value of the net minimum lease payments at January 28, 1996:

                                 YEARS ENDING
                -----------------------------------------------      AMOUNT
                                                                 --------------
                                                                 (IN THOUSANDS)
                1997...........................................     $  2,077
                1998...........................................        2,021
                1999...........................................        2,198
                2000...........................................          285
                                                                    --------
                Total net minimum lease payments...............        6,581
                Less -- Amount representing interest...........       (1,576)
                                                                    --------
                Present value of net minimum lease payment.....        5,005
                Less -- Current portion........................       (1,520)
                                                                    --------
                Long term portion..............................     $  3,485
                                                                    ========

6.  COMMITMENTS AND CONTINGENCIES:

     Lease Commitments

     The Company leases its facilities and certain equipment under non-cancelable operating leases. The future payments under these leases at January 28, 1996 are as follows:

                                 YEARS ENDING
                -----------------------------------------------      AMOUNT
                                                                 --------------
                                                                 (IN THOUSANDS)
                1997...........................................      $  583
                1998...........................................         578
                1999...........................................         553
                2000...........................................         571
                2001...........................................         243
                                                                     ------
                                                                     $2,528
                                                                     ======

     Total rent expense for the periods ended January 29, 1995 and January 28, 1996 was approximately $180,000 and $425,000, respectively.

     Royalty Obligation

     As discussed in note 1 the Company licenses certain technology from TEAC. In the event the Company commences selling certain products incorporating certain TEAC Technology it will incur a royalty obligation of up to 2% of sales for a certain period. The Company was not marketing any products incorporating TEAC developed technology and accordingly, no royalties were due as of January 28, 1996.

                                JTS CORPORATION

7.  COMMON STOCK:

     Stock Split and Capitalization

     In February 1995, the Board of Directors approved a 4,350-for-1 common stock split. All share and per share amounts in the accompanying financial statements have been restated to reflect this split. In February 1996 the Company amended its certificate of incorporation and authorized 90,000,000 and 70,000,000 shares of common and Redeemable Series A Preferred Stock, respectively.

     Warrants

     The Company has issued warrants to purchase 100,000 shares of common stock to the unsecured creditors of Kalok Corporation in conjunction with the Company's acquisition of Kalok's assets. The warrants may be exercised for a one-year period commencing on the earlier of the closing of an initial public offering or the public registration of the Company's stock. The exercise price of the warrant is 25% of the initial public offering price or the fair market value of the Company's stock if the Company becomes a public registrant absent an initial public offering. Such warrants were deemed to have nominal value at the issuance date and, accordingly, are carried at no value in the accompanying financial statements.

     The Company has also issued warrants to purchase 500,000 shares of common stock at $1.00 and $3.00 to the equipment lease company and the bank with which it has a line of credit, respectively. The warrants may be exercised at any time before various dates through 2001. In the event of any acquisition, the warrant to purchase 450,000 shares issued to the equipment lease company will terminate.

     Restricted Stock Purchase Agreement

     The Company issued 3,000,000 shares of its common stock to certain officers in exchange for a $750,000 note receivable (Note 4). The Company has the right to repurchase such shares at the original purchase price. However, the Company's right to repurchase 1/48 of such shares lapses monthly. As of January 28, 1996, 2,469,271 shares were subject to repurchase. Upon issuance of the common stock the Company recorded deferred compensation of $5,250,000 for the difference between the per share sales price of $.25 and $2.00 (the per share fair market value at the date of grant for financial reporting purposes). The Company is recognizing the deferred compensation ratably over the period that the repurchase agreement lapses. 2,000,000 of such shares, however, will no longer be subject to repurchase in the event there are certain changes of control of the Company. The merger (Note 10) constitutes a change of control and accordingly, any remaining unamortized deferred compensation will be expensed at that time.

     Stock Option Plan

     The Company has reserved 4,300,000 shares of common stock for issuance under its 1995 Stock Option Plan. Under the plan, either incentive or nonstatutory stock options may be granted to purchase shares of common stock. Nonstatutory stock options may be granted to employees, nonemployee members of the Board of Directors and consultants at prices not less than 85% of the fair value of the stock at the date of the grant, as determined by the Board. Incentive stock options may be granted only to employees at prices not lower than the fair value of the stock at the date of grant, as determined by the Board. Options granted under the plan are generally exercisable at any time, and expire no later than ten years from the date of grant. Options granted vest at a rate of 25% per annum.

     The following table presents the option activity under the Option Plan for the period from inception to January 28,1996.

                                JTS CORPORATION

                                                                                 OPTION
                                                                  NUMBER OF       PRICE
                                                                   OPTIONS      PER SHARE
                                                                  ---------     ---------
    Options outstanding at January 29, 1995.....................        --           --
    Granted.....................................................  3,996,675       $ .25
    Exercised...................................................   (16,729 )      $ .25
    Forfeited...................................................  (219,199 )      $ .25
                                                                  ---------        ----
    Options outstanding at January 28, 1996.....................  3,760,747       $ .25
                                                                  ---------        ----
    Exercisable at January 28, 1996.............................   627,193        $ .25
                                                                  =========        ====

     In February and March 1996, the Company issued options to purchase 486,000 shares of common stock to various employees. Such options are ratably exercisable ranging from $.25 to $2.95 per share and vest ratably over a four year period.

     In March 1996, two officers purchased 1,000,000 shares of the Company's Common Stock each at a purchase price of $1.00 per share. All of such shares are subject to a right of repurchase which lapses after five years of service with the Company provided, however, that the right of repurchase will lapse at the rate of one-eighth in September 1996 and 1/48(th) per month thereafter if the merger with Atari closes (Note 10).

     Common Stock Reserved for Future Issuance

     As of January 28, 1996, the Company has reserved the following shares of common stock for issuance in connection with:

            Conversion of redeemable preferred stock.................  27,785,370
            Conversion of redeemable preferred stock expected to be
              issued in connection with the Moduler Electronics
              acquisition............................................   1,911,000
            Stock option plan........................................   4,283,271
            Warrants to purchase common stock........................     600,000
                                                                       ----------
                                                                       34,579,641
                                                                       ==========

8.  REDEEMABLE SERIES A CONVERTIBLE PREFERRED STOCK:

     In fiscal 1996, the Company issued 27.8 million shares of Series A preferred stock at $1.00 per share for cash and conversion of certain notes payable. The Company also issued 30,000 shares of Series A preferred stock to a consultant for services. The Company also issued 1,000,000 shares of preferred stock to TEAC in exchange for 482,850 shares of the Company's common stock and the termination of the TEAC stockholder agreement. The exchange with TEAC was accounted for as an equity transaction and the value of the preferred stock issued was charged to accumulated deficit in the accompanying 1996 statement of operations.

     The rights, restrictions and preferences of the preferred stock are as follows:

     - Annual dividends of $.09 per share per annum, when and if declared by the Board of Directors. Dividends are cumulative and are payable, at the option of the Company, in cash or shares of common stock.

     - In the event of any liquidation, dissolution or winding up of the Company, the holders of preferred stock shall be entitled to receive proceeds equal to $1.00 per share plus the greater of (i) all cumulative unpaid dividends or (ii) any declared and unpaid dividends for preferred stock then held by them. This distribution will occur prior to any distribution to the common shareholders. At January 28, 1996, the liquidation preference was $29,715,761.

                                JTS CORPORATION

     - Upon the election of the holders of a majority of the outstanding shares of preferred stock, 33%, 33% and 34% of the stock will be redeemed in cash by the Company on February 4, 2000, February 4, 2001, and February 4, 2002, respectively. The redemption price shall be equal to $1.00 plus all accrued but unpaid dividends.

     - The following table represents the redemption amounts required under the agreement:

                                    YEAR
                ---------------------------------------------      AMOUNT
                                                               --------------
                                                               (IN THOUSANDS)
                2000.........................................     $  9,905
                2001.........................................        9,905
                2002.........................................        9,906
                                                                   -------
                                                                  $ 29,716
                                                                   =======

     - At the option of the holder, each preferred share is convertible into one share of common stock. The conversion rate is subject to change upon the occurrence of certain events. The preferred stockholders have agreed to convert each share of preferred stock into one share of common stock prior to the closing of the merger with Atari (Note 10).

     - The preferred stock converts automatically into common stock at the earlier of (i) the closing of an underwritten public offering of the Company's common stock at a price of not less than $5.00 per share and an aggregate offering price of greater than $10,000,000, or (ii) upon the affirmative election of the holders of at least 66.7% of the then outstanding preferred stock.

     - The holders of preferred stock are entitled to one vote for each share of common stock into which such share may be converted.

9.  EXPORT SALES AND SIGNIFICANT CUSTOMERS:

     The Company operates in a single industry segment. The Company markets its products in the United States and in foreign countries through its sales personnel, independent sales representatives and original equipment manufacturers. The Company's geographic sales as a percent of 1996 net revenues are as follows:

                United States..........................................   19%
                Europe.................................................   81%
                                                                         ---
                                                                         100%
                                                                         ===

     Sales to major customers as a percentage of 1996 product sales are as follows:

                Olidata.................................................   34%
                Connexe.................................................   12%
                Liuski..................................................   11%
                Aashima.................................................   10%

10.  PROPOSED MERGER AND ACQUISITION:

     Atari Corporation

     On February 12, 1996, the Company entered into a merger agreement with Atari providing for the merger of the Company and Atari. The merger requires shareholder approval and is expected to be consummated in the second quarter of calendar year 1996. In connection with the merger, Atari extended a bridge loan to the Company in the amount of $25.0 million maturing on September 30, 1996 with a stated interest rate of 8 1/2% per annum. If the merger is not consummated, the bridge loan is convertible at the option of Atari or the

                                JTS CORPORATION

Company into shares of the Company's Series A preferred stock and warrants to acquire the Company's Series A preferred stock, subject to certain conditions.

     Moduler Electronics

     In March 1995, the Company agreed to acquire the hard disk drive division of Moduler Electronics for 1,911,673 shares of the Company's Series A preferred stock and a warrant to purchase 500,000 shares of the Company's common stock at an exercise price of $.25 per share. The Company subsequently assumed operational and management control of certain portions of the hard disk drive business of Moduler Electronics. The verbal agreement contemplated that prior to the Company's acquisition, Moduler Electronics would divest itself of certain voice coil assembly and other operations not directly involved in its hard disk drive business.

     In April 1996, following Moduler Electronics' divestiture of its voice coil business and businesses unrelated to its hard disk drive operations, the Company acquired 90% of the outstanding capital stock of Moduler Electronics. Upon the closing of the transaction, the Company acquired the stock in consideration for 1,911,673 shares of the Company's Series A preferred stock and a warrant to purchase 750,000 shares of the Company's common stock at an exercise price of $0.25 per share. The warrant is immediately exercisable as to 500,000 shares of the Company's common stock and becomes exercisable with respect to the remaining 250,000 shares when there becomes available to Moduler Electronics certain borrowings and credit facilities in the amount of $29,000,000. Subject to the foregoing, the warrant may be exercised at any time until February 25, 2001.

11.  RETIREMENT SAVING PLAN

     In January 1996, the Company adopted the Employee 401(K) Saving Plan ("the plan"). The plan covers substantially all of employees and allows participants to defer a portion of their annual compensation on a pre-tax basis. The plan permits, but does not require, additional matching contributions and profit sharing contributions to the plan by the Company on behalf of all participants. In fiscal 1996, the Company did not make any such contributions.

12.  EVENTS SUBSEQUENT TO DATE OF AUDITORS' REPORT (UNAUDITED):

     Change in Name

     On June 18, 1996, the Company changed its name to JTS Corporation from JT Storage, Inc.

     Litigation

     The Company has been served with a complaint filed in the Superior Court of the State of California in and for the County of Santa Clara by Venture Lending & Leasing, Inc. ("VLLI") relating to the relocation of certain leased equipment from its initial location to Madras, India, in alleged violation of the lease agreement. The complaint alleges fraud, possession and breach of the lease agreement and seeks damages of approximately $4.6 million. Such amount includes the lease liability of $3.4 million which is recorded in the accompanying balance sheet. The Company is currently evaluating its alternatives and the parties have commenced preliminary settlement discussions.

                                JTS CORPORATION

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                      JANUARY 28,
                                                                                         1996
                                                                        APRIL 28,     -----------
                                                                          1996
                                                                        ---------
                                                                        (UNAUDITED)
                                             ASSETS
CURRENT ASSETS:
Cash, cash equivalent and restricted cash.............................  $   5,116      $     547
Trade accounts receivable, less allowance for doubtful accounts of
  $1,086 and $730, respectively.......................................      9,608          1,286
Receivable from Moduler Electronics...................................         --          6,892
Other receivables.....................................................      1,182            812
Inventories...........................................................     12,983          2,093
Prepaid and other current assets......................................      1,585            240
                                                                           ------         ------
                                                                           30,474         11,870
EQUIPMENT AND LEASEHOLD IMPROVEMENTS, net.............................     16,212          7,943
GOODWILL..............................................................        185             --
                                                                           ------         ------
          TOTAL.......................................................  $  46,871      $  19,813
                                                                           ======         ======
                              LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
Bank line of credit...................................................  $  10,277      $   4,323
Notes payable to stockholders.........................................      1,965          1,000
Note payable to Atari Corporation.....................................     25,000             --
Accounts payable --
  Trade...............................................................     18,240          7,226
  Moduler Electronics.................................................         --          9,546
Accrued liabilities...................................................      4,536          3,501
Current portion of capitalized lease obligation and long-term debt....      1,651          1,520
                                                                           ------         ------
                                                                           61,669         27,116
                                                                           ------         ------
LONG-TERM OBLIGATIONS.................................................      6,381          3,485
                                                                           ------         ------
REDEEMABLE SERIES A PREFERRED STOCK:
$.000001 par value -- authorized 70,000 shares; outstanding: 29,687
  and 27,785 shares, respectively.....................................     29,697         27,785
                                                                           ------         ------
STOCKHOLDERS' DEFICIT:
Common stock, $.000001 par value -- authorized 90,000 shares;
  outstanding: 9,421 and 7,367 shares, respectively...................         --             --
Additional paid-in capital............................................      8,213          6,004
Deferred compensation.................................................     (3,990)        (4,320)
Notes receivable from stockholders....................................     (2,610)          (623)
Accumulated deficit...................................................    (52,489)       (39,634)
                                                                           ------         ------
                                                                          (50,876)       (38,573)
                                                                           ------         ------
          TOTAL.......................................................  $  46,871      $  19,813
                                                                           ======         ======

                            See accompanying notes.

                                JTS CORPORATION

          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                    APRIL 28, 1996     APRIL 30, 1995
                                                                    --------------     --------------
REVENUE:
  Product sales...................................................     $ 17,481            $   48
  Technology license revenue......................................          100             2,029
                                                                    --------------        -------
                                                                         17,581             2,077
                                                                    --------------        -------
COST AND EXPENSES:
  Cost of sales...................................................       19,434                43
  Research and development........................................        7,406             1,758
  Selling, general and administrative.............................        3,103               718
                                                                    --------------        -------
                                                                         29,943             2,519
                                                                    --------------        -------
OPERATING LOSS                                                          (12,362)             (442)
Interest income...................................................          105                --
Interest expense..................................................         (542)               --
Other expense, net................................................          (56)               (2)
                                                                    --------------        -------
NET LOSS                                                               $(12,855)           $ (444)
                                                                     ==========        ==========
NET LOSS PER COMMON SHARE.........................................     $  (1.47)           $(0.10)
                                                                     ==========        ==========
SHARES USED IN COMPUTING NET LOSS PER SHARE.......................        8,732             4,360
                                                                     ==========        ==========
                                       See accompanying notes.

                                JTS CORPORATION

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                 (IN THOUSANDS)

                                                                              QUARTER ENDED
                                                                    ---------------------------------
                                                                    APRIL 28, 1996     APRIL 30, 1995
                                                                    --------------     --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash used in operations.......................................     $(21,216)          $ (3,228)
CASH FLOWS FROM INVESTING ACTIVITIES:
Property purchases................................................       (1,763)            (1,654)
Cash acquired from the Moduler acquisition........................        1,634                 --
                                                                       --------           --------
Net cash used in investing activities.............................         (129)            (1,654)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of preferred stock.........................           --              8,855
Proceeds from note payable -- Atari Corporation...................       25,000                 --
Other.............................................................          914               (841)
                                                                       --------           --------
Net cash provided by financing activities.........................       25,914              8,014
NET INCREASE IN CASH AND EQUIVALENTS..............................        4,569              3,132
CASH AND EQUIVALENTS:
Beginning of period...............................................          547                 --
                                                                       --------           --------
End of period.....................................................     $  5,116           $  3,132
                                                                       ========           ========
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES:
Issuance of preferred stock in connection with the Moduler
  acquisition.....................................................     $  1,912           $     --
Assets of $17,296 acquired net of related liabilities of $15,449
  assumed from Moduler............................................        1,847                 --
                                                                       ========           ========

                            See accompanying notes.

                                JTS CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  BASIS OF PRESENTATION

     The condensed financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. However, in the opinion of management, the accompanying financial statements include all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial information set forth therein, in accordance with generally accepted accounting principles. The condensed financial statements should be read in conjunction with the financial statements and notes thereto for the full year included elsewhere in this document.

     The Company operates with a 52/53 week fiscal calendar. Both quarters covered by this report have 13 weeks and for simplicity of presentation, the calendar quarter date is used to represent the quarter end. The actual fiscal closing date for the first quarter of 1996 and 1995 was April 28 and April 30, respectively.

NOTE 2.  ACQUISITION OF MODULER ELECTRONICS

     In April 1996, the Company acquired 90% of the outstanding shares of Moduler Electronics, a disk drive manufacturer. The Company acquired the stock in consideration for 1,911,673 shares of the Company's Series A preferred stock and a warrant to purchase 750,000 shares of the Company's common stock at an exercise price of $0.25 per share. The acquisition was accounted for as a purchase.

     In connection with the acquisition, net assets acquired were as follows:

        Inventories and other current assets..............................  $  9,542
        Equipment and leasehold improvements..............................     7,754
        Current liabilities assumed.......................................   (12,681)
        Long-term liabilities assumed.....................................    (2,768)
                                                                            --------
                  Net assets acquired.....................................  $  1,847
                                                                            ========

     The table below reflects condensed pro forma operating results of the combined companies for the three months then ended as if the acquisition took place at the beginning of each period.

                                                                  APRIL 28,     APRIL 30,
                                                                    1996          1995
                                                                  ---------     ---------
        Revenues................................................  $  17,581      $  2,077
        Net loss................................................  $ (12,820)     $ (1,143)

NOTE 3.  INVENTORIES

     Inventories consist of the following (in thousands):

                                                                 APRIL 28,     JANUARY 28,
                                                                   1996           1996
                                                                 ---------     -----------
        Raw materials..........................................   $  9,355       $ 2,093
        Work in process........................................      3,353            --
        Finished goods.........................................        275            --
                                                                   -------        ------
                                                                  $ 12,983       $ 2,093
                                                                   =======        ======

NOTE 4.  MERGER WITH ATARI CORPORATION

     On February 12, 1996, the Company entered into a merger agreement with Atari providing for the merger of the Company and Atari. On April 8, 1996, the merger agreement was amended and restated. The merger required shareholder approval and is expected to be consummated in the second quarter of 1996. In connection with the merger, Atari extended a bridge loan to the Company in the amount of $25.0 million maturing on September 30, 1996 with a stated interest rate of 8 1/2% per annum. If the merger is not consummated, the bridge loan is convertible at the option of Atari or the Company into shares of the Company's Series A preferred stock, subject to certain conditions.

                         REPORT OF ARTHUR ANDERSEN LLP

To Moduler Electronics (India) Private Limited:

     We have audited the accompanying statements of assets and liabilities of The Hard Disk Drive Division of Moduler Electronics (India) Private Limited as of January 28, 1996 and January 31, 1995, and the related statements of revenues and expenses and cash flows for the year ended January 28, 1996. These financial statements are the responsibility of the Division's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The financial statements referred to above have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the joint proxy statement of Atari Corporation and JTS Corporation, formerly JT Storage, Inc.) as described in Note 1, and are not intended to be a complete presentation of the assets, liabilities, revenues, expenses and cash flows of Moduler Electronics (India) Private Limited.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the assets and liabilities of The Hard Disk Drive Division of Moduler Electronics (India) Private Limited as of January 28, 1996 and January 31, 1995, and the related revenues, expenses and cash flows for the year ended January 28, 1996 in conformity with generally accepted accounting principles in the United States of America.

     The accompanying financial statements have been prepared assuming that the Division will continue as a going concern. As discussed in Note 1 to the financial statements, the Division has suffered a loss from operations and has an excess of liabilities over assets that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

San Jose, California
April 4, 1996

                        THE HARD DISK DRIVE DIVISION OF
                  MODULER ELECTRONICS (INDIA) PRIVATE LIMITED

                      STATEMENTS OF ASSETS AND LIABILITIES
                 (CURRENCY: UNITED STATES DOLLAR, IN THOUSANDS)

                                                                        JANUARY 28,     JANUARY 31,
                                                                           1996            1995
                                                                        -----------     -----------
                                              ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...........................................    $   488         $    65
  Restricted cash balances............................................        380             197
  Due from other business units, net..................................         --             776
  Advances to suppliers...............................................        249              12
  Inventories.........................................................      5,983           1,296
  Prepaid expenses and other current assets...........................        264              61
                                                                          -------          ------
          Total current assets........................................      7,364           2,407
PLANT AND EQUIPMENT, at cost, net of accumulated depreciation.........      5,603           1,645
                                                                          -------          ------
          Total assets................................................    $12,967         $ 4,052
                                                                          -------          ------
                                            LIABILITIES
CURRENT LIABILITIES:
  Secured short term borrowings.......................................    $ 6,085         $   367
  Current portion of long term loans and capital lease obligations....        105              67
  Due to related parties, net.........................................      1,168           1,261
  Accounts payable....................................................      6,268           1,494
  Accrued liabilities.................................................        197              46
                                                                          -------          ------
          Total current liabilities...................................     13,823           3,235
CAPITAL LEASE OBLIGATIONS, net of current portion.....................         21              --
SECURED LONG TERM LOANS, net of current portion.......................      2,742             200
                                                                          -------          ------
          Total liabilities...........................................     16,586           3,435
                                                                          -------          ------
NET (LIABILITIES) ASSETS..............................................    $(3,619)        $   617
                                                                          =======          ======

               The accompanying notes to financial statements are
                     an integral part of these statements.

                        THE HARD DISK DRIVE DIVISION OF
                  MODULER ELECTRONICS (INDIA) PRIVATE LIMITED

                       STATEMENT OF REVENUES AND EXPENSES
            FOR THE PERIOD FROM FEBRUARY 1, 1995 TO JANUARY 28, 1996
                 (CURRENCY: UNITED STATES DOLLAR, IN THOUSANDS)

NET REVENUES......................................................................  $ 15,580
COST OF GOODS SOLD................................................................   (19,160)
                                                                                    --------
     Gross margin (deficit).......................................................    (3,580)
OTHER INCOME/(EXPENSE):
  Interest and other income.......................................................       141
  Foreign currency loss...........................................................      (333)
  Interest expense................................................................      (464)
                                                                                    --------
  Net loss........................................................................  $ (4,236)
                                                                                    ========

               The accompanying notes to financial statements are
                      an integral part of this statement.

                        THE HARD DISK DRIVE DIVISION OF
                  MODULER ELECTRONICS (INDIA) PRIVATE LIMITED

                            STATEMENT OF CASH FLOWS

            FOR THE PERIOD FROM FEBRUARY 1, 1995 TO JANUARY 28, 1996
                 (CURRENCY: UNITED STATES DOLLAR, IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.........................................................................  $(4,236)
  Adjustments to reconcile net loss to net cash used in operating activities --
     Depreciation expense..........................................................      667
     Write-off of plant and equipment..............................................      558
     Decrease/(increase) in current assets --
       Due from other business units, net..........................................      776
       Advances to suppliers.......................................................     (237)
       Inventories.................................................................   (4,687)
       Prepaid expenses and other current assets...................................     (203)
     Increase (decrease) in current liabilities --
       Due to related parties, net.................................................      (93)
       Accounts payable............................................................    4,774
       Accrued liabilities.........................................................      151
                                                                                     --------
          Net cash used in operating activities....................................   (2,530)
                                                                                     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of plant and equipment.................................................   (2,491)
                                                                                     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net secured short term borrowings................................................    5,718
  Principal payments under secured long term loan..................................      (91)
                                                                                     --------
          Net cash provided by financing activities................................    5,627
                                                                                     --------
NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH.........................      606
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, beginning of period....................      262
                                                                                     --------
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, end of period..........................  $   868
                                                                                     ========

               The accompanying notes to financial statements are
                      an integral part of this statement.

                        THE HARD DISK DRIVE DIVISION OF
                  MODULER ELECTRONICS (INDIA) PRIVATE LIMITED
                        (CURRENCY: UNITED STATES DOLLAR)

                         NOTES TO FINANCIAL STATEMENTS

1.  OPERATIONS AND BASIS OF PRESENTATION:

     BASIS OF STATEMENTS

     The accompanying statements of assets and liabilities of the Hard Disk Drive Division ("the Division") of Moduler Electronics (India) Private Limited ("the Company") as of January 31, 1995 and January 28, 1996 and the related statements of revenues and expenses and of cash flows for the period from February 1, 1995 to January 28, 1996 ("the statements") have been prepared in conformity with generally accepted accounting principles in the United States of America, from the accounting books and records maintained by the Company at Madras, India. The statements have been prepared for the purpose of inclusion in the registration statement on Form S-4 to be filed by JTS Corporation ("JTS", formerly JT Storage, Inc.) in compliance with the rules and regulations of the Securities and Exchange Commission. The Form S-4 filing of JTS is pursuant to its proposed acquisition of Atari Corporation ("Atari"). In April 1996, JTS acquired 90% of the outstanding equity shares of the Company. The Division is likely to be the only remaining business of the Company after the transfer of the Voice Coil Magnetic Assembly ("VCMA") business to an entity owned by the Chairman of the Company and his family members. As of April 4, 1996, this transfer had been made, subject to completion of legal documentation.

     Although the Company began business in fiscal 1986, the Division first began significant operations in fiscal 1996. Division operations prior to fiscal 1996 were insignificant; accordingly, the accompanying financial statements include the Statements of Assets and Liabilities of the Division as of January 28, 1996 and January 31, 1995 and the related Statement of Revenues and Expenses for the period from February 1, 1995 to January 28, 1996. These statements were prepared from the Balance Sheet and the Income Statement, respectively, of the total businesses of the Company, from which balances and transactions relating to the businesses that are being divested were excluded.

     The Division developed its disk drive manufacturing capabilities during fiscal 1996 which has resulted in an operating loss and a working capital deficit of $6,459,000. In addition, the Company will require additional capital in order to achieve volume production. The Division's disk drive production is dedicated exclusively to JTS and JTS has recently completed its acquisition of 90% of the Division. The auditors' report on the JTS financial statements dated April 4, 1996 contains a paragraph regarding a substantial doubt regarding the ability of JTS to continue as a going concern. These factors raise a substantial doubt about the Division's ability to continue as a going concern. As discussed above, JTS plans to merge with Atari. In the opinion of management, the Atari merger, if successful, would raise capital adequate to fund operations for the next 12 months.

     Since the Company did not maintain separate accounting records for the Division, certain estimates, which management believed to be reasonable, were required in order to segregate the Division's account balances as of January 31, 1995 as well as to reflect the proposed divestiture of other businesses as of January 28, 1996. The segregation of account balances relating to the Division was made on the following bases:

     - Identification basis -- Account balances relating to assets, liabilities, revenues and expenses ("account balances") pertaining to the Division were specifically identified and segregated.

     - Agreed basis -- Account balances which have been specifically agreed to be assumed by the Division were identified and segregated.

     - Transfer basis -- Account balances pertaining to other businesses which were being divested, were identified and excluded.

                        THE HARD DISK DRIVE DIVISION OF
                  MODULER ELECTRONICS (INDIA) PRIVATE LIMITED
                        (CURRENCY: UNITED STATES DOLLAR)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     - Allocation basis -- Account balances related to expenses incurred by the Company for the Division have been included in total as the Division was the significant portion of the Company's operations for fiscal 1996.

     INCORPORATION

     The Company was incorporated on March 24, 1986 as a private company under the Indian Companies Act, 1956 in the state of Maharashtra. The Company is owned principally by Asperal Holdings, Inc. and Dexar Holdings, Inc., companies registered in Panama, which have a 45% equity stake each. The remaining 10% of the Company's outstanding equity shares are owned by the Chairman of the Company, Mr. Manohar Lal Tandon, and his relatives ("the Tandon Family").

     The Company was established to operate a 100 percent Export Oriented Unit ("EOU") in the Madras Export Processing Zone ("MEPZ"), a free trade zone established by the Government of India at Madras, Tamil Nadu, India. The Company's industrial unit is located in a government provided low cost standard design factory within the MEPZ. The Company initially undertook the manufacture of computer hard disk drive components such as Head Gimble Assemblies ("HGA") and Head Stack Assemblies ("HSA"). During the first five years of operations, the Company diversified its product line to include two other products, namely, VCMA and Switch Mode Power Supplies ("SMPS").

     During fiscal 1994, the Company closed its SMPS division and established another EOU for the assembly of hard disk drives. Under the approval obtained from the Government of India in September 1994, the Company was originally licensed to manufacture, on an average, 286,000 hard disk drives annually. In November 1995, the Company obtained a revised approval to manufacture, on an average, 807,000 hard disk drives and 418,000 subassemblies (i.e., HGAs and HSAs) annually. In December 1994, the Company discontinued production of HGAs and HSAs for customers other than JTS, with which it began collaborations to manufacture hard disk drives.

     Though the Division started shipping nominal quantities in January 1995, commercial production of hard disk drives commenced only in October 1995. The Company continued to produce VCMAs until January 18, 1996 when the VCMA business was transferred to a related party. Prior to its divestiture, a portion of the voice coil assemblies produced by the VCMA business was used in the manufacture of hard disk drives, while the rest were sold to a related party. Except for the VCMA business, the Company operated as a captive manufacturer for JTS during fiscal 1996. With its association, JTS has assumed operational and management control of certain portions of the Division and has provided financing for the hard disk drive business and corporate support in areas such as process engineering, tooling, vendor selection and financial management. Since assuming operational control, JTS has employed several expatriates consisting of disk drive industry professionals who have filled senior positions in engineering, manufacturing, quality control and materials management functions of the Division.

     Export Oriented Unit

     In order to encourage export oriented businesses and foreign currency inflows, the Government of India offers special incentives to EOUs established in export processing zones such as state grants and subsidies, exemptions relating to import licenses, exemptions from payment of customs duty on imported inputs and excise duty on local material procurements, and allotment of low cost factory space. Such EOUs are also exempted from payment of corporate income taxes for a block of five years during the first eight years of operations, subject to fulfillment of certain conditions. Currently, export earnings received in convertible foreign currency continue to be exempt from tax, even after the tax holiday period.

                        THE HARD DISK DRIVE DIVISION OF
                  MODULER ELECTRONICS (INDIA) PRIVATE LIMITED
                        (CURRENCY: UNITED STATES DOLLAR)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Current Operations

     The Division currently manufactures hard disk drives with different capacity points, based on technical know-how and designs provided by JTS. The Division's products are marketed through JTS under the trade names Palladium and Nordic, and are sold to original equipment manufacturers and system integrators who incorporate the products into desktop and notebook computers. The Division remained in development stage until October 1995 when it first started shipping commercial quantities.

     Sources of Supply

     Many components incorporated in, or used in the manufacture of, the Division's products are currently sourced from a single supplier. JTS procures components for the Division, which it purchases from third party manufacturers and in turn sells or consigns to the Division. JTS' customers have placed certain restrictions on vendor and design changes.

     The Division purchases all of its components and equipment pursuant to purchase orders placed from time to time and has no guaranteed supply arrangements. In the past, there have been certain instances of supply shortages which had caused delays in manufacturing and loss of sales. Supply shortages resulting from a change in suppliers could cause a delay in manufacturing and possible loss of sales, which would have a material adverse impact on the Division's operating results. Further, the Division produces in-house a number of critical subassemblies incorporated in the final hard disk drive product. Failure to produce these subassemblies in adequate quantity or quality could also adversely impact the operating results of the Division.

     Manufacturing Relationships

     In the past, the Company has sold subassemblies and other components to Xyratex in Havant, United Kingdom for the manufacture of hard disk drives under a subcontract manufacturing agreement between Xyratex and JTS. With the commencement of commercial production of hard disk drive products by the Company in October 1995, the Division stopped supplying Xyratex.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Foreign Currency Translation

     The Division has determined the United States ("US") dollar to be its functional currency, in accordance with the Statement of Financial Accounting Standards No 52, "Foreign Currency Translation", based on indicators such as cash flows, sales market, sales price, expense, financing and inter-company transactions and arrangements. Since the Division's books are maintained in Indian rupees which is not its functional currency, account balances were first remeasured in US dollar. Since the Division's functional and reporting currencies are the same, the remeasurement process is intended to produce the same result as if the Division's books had been maintained in the functional currency, and obviates separate translation.

     Nonmonetary assets and liabilities such as inventories, plant and equipment and accumulated depreciation thereon have been remeasured using historical currency exchange rates prevailing at the dates transactions relating to such elements were recognized in the statements. Expenses related to such nonmonetary assets and liabilities such as manufacturing overhead costs included in cost of goods sold have been remeasured using average exchange rates for the period to approximate remeasurement at the historical exchange rates prevailing at the dates those elements were recognized in the statements.

     All other monetary assets and liabilities that are not denominated in the Division's functional currency have been translated at the current exchange rates prevailing on the dates of the statements. Exchange gains

                        THE HARD DISK DRIVE DIVISION OF
                  MODULER ELECTRONICS (INDIA) PRIVATE LIMITED
                        (CURRENCY: UNITED STATES DOLLAR)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

and losses from such translation of monetary assets and liabilities have been recognized in determining net loss for the current period.

     Certain expenses and cash flows have been translated at average exchange rates for the period to approximate translation at the exchange rates prevailing at the dates those elements were recognized in the statements.

     Gains and losses on foreign currency transactions have been included in determining net loss for the current period in the Statement of Revenues and Expenses.

     Pervasiveness of Estimates

     The preparation of statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the statements and the related amounts of revenues and expenses during the reporting period. The Company has maintained its books of accounts in accordance with Indian accounting standards and in the local currency, the Indian rupee. As discussed above, the Division's statements have been remeasured into US dollar in accordance with the Statement of Financial Accounting Standards No 52. As discussed in Note 1, certain assumptions and estimates which, management believed to be reasonable, were required to segregate the Division's account balances from those relating to the rest of the Company's businesses as of January 31, 1995 and to reflect the divestiture of other businesses as of January 28, 1996. Actual results could have been different from these estimates and remeasurements.

     Revenue Recognition

     Revenues on product sales are recognized at the time of shipment and include incentives provided by the Government of India on export sales. Substantially, all shipments are sent directly to JTS' end customers, but are invoiced by the Division to JTS, which in turn bills and collects from the end customers.

     The Division's accounts receivables as of the dates of the statements comprised of receivables outstanding from JTS arising from sale of hard disk drives and receivables from a related party arising from sale of VCMAs. The Company has not experienced bad debts associated with either of these customers in the past, and accordingly, has not recorded an allowance for doubtful accounts.

     Due from Other Business Units, Net

     As of January 31, 1995, due from other business units represent the excess of assets over liabilities of the Company's businesses excluding the Division. Such receivables are expected to be collected within the next twelve months.

     Inventories

     Inventories include direct materials, freight thereon, direct labor and related manufacturing overhead costs. The Division values its inventories at cost, determined on first in, first out ("FIFO") basis, or market value, whichever is lower.

                        THE HARD DISK DRIVE DIVISION OF
                  MODULER ELECTRONICS (INDIA) PRIVATE LIMITED
                        (CURRENCY: UNITED STATES DOLLAR)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Inventories consist of the following (in thousands):

                                                                JANUARY 28,     JANUARY 31,
                                                                   1996            1995
                                                                -----------     -----------
        Raw materials.........................................    $ 2,520         $ 1,225
        Work-in-process.......................................      1,660              71
        Finished goods........................................      1,803              --
                                                                   ------          ------
                                                                  $ 5,983         $ 1,296
                                                                   ======          ======

     JTS and the Division have an agreement whereby JTS has undertaken to bear all inventory losses the Division might incur by repurchasing such inventories from the Division at their carrying value. As of January 28, 1996, JTS assumed inventory valued at $2,747,802, which is netted against the inventory balance shown above.

     Plant and Equipment

     Plant and equipment is recorded at cost and depreciation is computed using the straight line method over the estimated useful lives of the assets.

     Plant and equipment consist of the following (in thousands):

                                                          ESTIMATED
                                                         USEFUL LIFE     JANUARY 28,     JANUARY 31,
                                                           (YEARS)          1996            1995
                                                         -----------     -----------     -----------
    Machinery and equipment............................     2 - 7          $ 6,703         $ 2,237
    Furniture, fixtures and miscellaneous assets.......     2 - 6              288             129
                                                            -----          -------          ------
                                                                             6,991           2,366
    Less -- Accumulated depreciation...................                     (1,388)           (721)
                                                                           -------          ------
                                                                           $ 5,603         $ 1,645
                                                                           =======          ======

     Costs of normal repairs and maintenance are expensed as incurred. Major replacements or betterments of plant and equipment are capitalized. When items are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in determining net loss. The amount expensed for repairs and maintenance for the period from February 1, 1995 to January 28, 1996 was $494,104.

     The Division has certain specialized manufacturing equipment used in its operations.

     Income Tax

     Under the Indian Income Tax Act, 1961, the Division, being an EOU located in an export processing zone, is exempted from payment of corporate income taxes for a block of five years during the first eight years of operations, subject to fulfillment of certain conditions.

     The Division continues to be exempt from income tax to the extent of income attributable to the export sales of the Division. As the Division did not have any taxable income for the period from February 1, 1995 to January 28, 1996, no provision for income tax has been made.

                        THE HARD DISK DRIVE DIVISION OF
                  MODULER ELECTRONICS (INDIA) PRIVATE LIMITED
                        (CURRENCY: UNITED STATES DOLLAR)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Warranty Costs

     The Division manufactures disk drive products to customer specifications and components for such disk drives are sourced from vendors specified by JTS. JTS generally provides a three year limited warranty on the Palladium and Nordic drives manufactured by the Division and has agreed to bear the costs of all warranty claims, product returns and rework charges. Accordingly, no warranty cost has been recorded in the Division's statements as of January 28, 1996 and January 31, 1995.

     Prior to the divestiture of the Company's VCMA business, voice coil products were manufactured and sold principally to a related party which provided product specifications and mandated specific component sources. No provision has been provided for any warranty costs on the voice coils sold prior to the divestiture since the related party, to which the VCMA business is being sold, has agreed to assume any claims related to such products.

     Supplemental Disclosure of Cash Flow Information

     For the purposes of the Statement of Cash Flows, the Division considers all highly liquid investments purchased with original maturities of 90 days or less to be cash equivalents. The carrying amounts reported in the statements of assets and liabilities for cash and cash equivalents approximate their fair values. Cash paid for interest for the period from February 1, 1995 to January 28, 1996 was $404,522. During fiscal 1996, the Company entered into capital lease obligations amounting to $36,170. The Company also financed the purchase of equipment amounting to $2,657,145 with secured long-term loans (Note 5).

     During the period from February 1, 1995 to January 28, 1996, the Division received equipment and inventories amounting to $2,569,471 and $6,748,512, respectively, from related parties. These were recorded as due to related parties in the Statement of Cash Flows since they are non-cash transactions.

3.  RESTRICTED CASH BALANCES:

     Restricted cash balances comprise margin money deposits with banks amounting to $380,013 and $197,578 as of January 28, 1996 and January 31, 1995 respectively. These deposits are maintained as security against letters of credit issued by banks on behalf of the Division (see Note 4 below). During the period from February 1, 1995 to January 28, 1996, rates of interest on these deposits ranged from 9 to 12% per annum.

4.  SECURED SHORT TERM BORROWINGS:

     The Company has entered into an agreement with a consortium of three Indian Government owned commercial banks to obtain working capital credit facilities. The consortium was established in February 1995. While the three banks have agreed to a total extension of credit and an allocation of participation, each bank independently sanctions its portion of the participation. The lead bank in the consortium, Indian Bank, has fully sanctioned its limit, while the other two banks have only partially sanctioned their participation as of January 28, 1996.

     The credit agreement with the consortium has four separate facilities, namely, export sales accounts receivable bill discounting ("bill discounting"), exports sales order based inventory packing credit ("packing credit"), foreign letters of credit ("letters of credit" or "LC"), and letters of guarantee ("guarantee").

     Bill discounting is a post-shipment credit facility used to finance export receivables. Under the Company's bill discounting lines, export invoices are presented to the bank, upon which the bank advances funds for the full value of the invoice. Bills are typically discounted for ninety days. This facility is self-

                        THE HARD DISK DRIVE DIVISION OF
                  MODULER ELECTRONICS (INDIA) PRIVATE LIMITED
                        (CURRENCY: UNITED STATES DOLLAR)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

liquidating in nature whereby advances made by the bank to the Company against bills discounted are settled through direct retirement of bills by the foreign customers.

     Under the packing credit advance which is a pre-shipment facility, the bank finances procurement of inventories and other costs incurred for fulfillment of the Division's export orders. The advances under this facility are liquidated using the proceeds of bills discounted by the Division. The Division has been fully utilizing its sanctioned credit limits on its bill discounting and packing credit facilities, and therefore the total credit availed by the Division facilitates a continuous rotation of its inventory and invoice financing requirements.

     Under the letter of credit facility, the bank guarantees timely payments to the Division's foreign suppliers. Letter of credit is a non-funded limit which, when issued, results in a contingent liability to the Division. The Division is obligated to pay the bank at the time the bank remits money against documents presented by the foreign supplier. Contingent liabilities arising from the use of letters of credit have not been included in the Division's statements but have been disclosed in Note 7 below.

     Letters of guarantee are provided by the bank on behalf of the Division to third parties with which it has business dealings, to guarantee due performance of contracts as well as fulfillment of monetary obligations by the Division.

                        THE HARD DISK DRIVE DIVISION OF
                  MODULER ELECTRONICS (INDIA) PRIVATE LIMITED
                        (CURRENCY: UNITED STATES DOLLAR)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Following table summarizes details relating to the credit facilities described above (in thousands):

                                                                       STATE BANK OF   STATE BANK OF
                                                       INDIAN BANK      TRAVANCORE       HYDERABAD
                                                     ---------------   -------------   -------------
                    PARTICULARS                       1996     1995     1996    1995   1996    1995
- ---------------------------------------------------  ------   ------   ------   ----   -----   -----
1. Available lines of credit
  (a) Bill Discounting.............................  $3,925   $  972   $1,389   $ --   $ 139   $ 222
  (b) Packing Credit...............................     834      556       --     --      83      --
  (c) Letters of Credit............................   2,431    1,111    1,216     --     361     361
  (d) Letters of Guarantee.........................      28       28       --     --      --      --
2. Amount outstanding
  (a) Bill Discounting.............................   3,878      165    1,277     --     143      --
  (b) Packing Credit...............................     503      202       --     --      80      --
  (c) Advances for overdue letters of credit.......     204       --       --     --      --      --
  (d) Letters of Credit............................   2,268       --      784     --     279      --
  (e) Letters of Guarantee.........................      --       --       --     --      --      --
3. Amount by which sanctioned limits have been
   exceeded
  (a) Bill Discounting.............................      --       --       --     --       4      --
  (b) Packing Credit...............................      --       --       --     --      --      --
  (c) Letters of Credit............................      --       --       --     --      --      --
  (d) Letters of Guarantee.........................      --       --       --     --      --      --
4. Interest rates
  (a) Bill Discounting
      --if availed in US Dollars...................     7.5%     6.5%     7.5%    --     7.5%    6.5%
      --if availed in Indian Rupees................   13-15%   13-15%   13-15%    --   13-15%  13-15%
  (b) Packing Credit
      --if availed in US Dollars...................     7.5%     6.5%      --     --     6.5%     --
      --if availed in Indian Rupees................   13-15%   13-15%      --     --   13-15%     --
5. Margin
  (a) Packing Credit...............................      25%      10%      --     --      25%     --
  (b) Letters of Credit............................      10%      10%      10%    --      10%     10%
  (c) Letters of Guarantee.........................   10-50%   10-50%      --     --      --      --

     Bill discounting agreements are secured by export receivables. Packing credit agreements are secured by a first charge on the Company's stocks of raw materials, work in process and finished goods inventories.

     Outstanding letters of credit are secured by a charge on goods covered under the letter of credit and a lien on deposits made by the Company with the banks.

     Letters of guarantee are secured by counter guarantees issued by the Company and a lien on deposits made by the Company with the banks.

     All the above agreements and facilities are fully covered by the personal guarantee of the Chairman of the Company. The banks have sought for a second collateral on the Company's plant and equipment, present and future, which have already been used as collateral for the Company's secured long term loans (see
Note 5 below). As of the date of the statements, the Company was in the process of fulfilling this requirement.

                        THE HARD DISK DRIVE DIVISION OF
                  MODULER ELECTRONICS (INDIA) PRIVATE LIMITED
                        (CURRENCY: UNITED STATES DOLLAR)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     According to the terms stipulated in the credit facility sanction letter of Indian Bank, the Company's owners were required to contribute unsecured loans of approximately $1.8 million and increase the paid-in capital of the Company to $611,281 (from $69,463) before September 30, 1995. The Company has not fulfilled this requirement as of the date of the statements. However, the Company has obtained an undertaking from JTS, that advances made to the Division by JTS to the extent of $2,558,650, will not be withdrawn or adjusted, either in part or full, against the bills drawn by the Division, and, in due course, will be converted into equity capital/unsecured loan.

5.  SECURED LONG TERM LOANS:

     The Company has entered into term loan agreements with the Industrial Credit and Investment Corporation of India Limited ("ICICI"), a term lending institution in India. In September 1992, the Company was sanctioned a rupee loan of approximately $571,429 for the purpose of augmenting its existing manufacturing facilities. Approximately $304,713 was available to the Company to borrow as of January 31, 1995, subsequent to which the Company decided not to fully avail of this loan before the last date of withdrawal, February 15, 1995. The loan is repayable in Indian rupees in 12 equal quarterly installments of approximately $19,450 each commencing from May 1995. Interest on outstanding amounts are payable quarterly at the rate of 20% per annum.

     In October 1994, the Company was sanctioned an additional loan by the ICICI, for approximately $2,550,000, denominated in four foreign currencies, for the import of capital equipment. The Division had not borrowed against the loan as of January 31, 1995, and had utilized the loan for a US dollar equivalent amount of $2,625,758 as of January 28, 1996. As of January 28, 1996 there were immaterial unutilized balances in three of the four foreign currencies under the loan, which were cancelled by ICICI on February 22, 1996 based on a written request by the Company. The loan is repayable in US dollar in 13 equal quarterly installments of $201,981 each commencing from April 1997. Interest on outstanding amounts is payable quarterly at the rate of US dollar LIBOR plus 2.75% per annum. For the period from February 1, 1995 to January 28, 1996, the interest rates on this loan ranged from 8.7 to 9.5% per annum.

     Both loans are secured by all of the Company's property and equipment and are fully covered by the personal guarantee of the Chairman of the Company. According to the terms of the agreement for the foreign currency loan, the Company's promoters were required to contribute unsecured loans of approximately $1.8 million and increase the paid-in capital of the Company to $611,281 (from $69,463). Though this amount has not been contributed by the owners as of the date of the statements, the Company has obtained an undertaking from JTS, that advances made to the Division by JTS to the extent of $2,558,650, will not be withdrawn or adjusted, either in part or full, against the bills drawn by the Division, and, in due course, will be converted into equity capital/unsecured loan.

     In addition to the ICICI term loans, the Company has entered into a term loan agreement with Corporation Bank, a Government owned commercial bank in India, for the purchase of automobiles. As of January 28, 1996, the Division had utilized approximately $31,386 of the total sanctioned amount of $41,678. The loan is secured by the automobiles and is repayable in thirty equal monthly installments of $1,047 each.

                        THE HARD DISK DRIVE DIVISION OF
                  MODULER ELECTRONICS (INDIA) PRIVATE LIMITED
                        (CURRENCY: UNITED STATES DOLLAR)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Future repayments under the Division's long-term loans are as follows (in thousands):

                                 YEAR ENDING                   LOAN REPAYMENTS
                ---------------------------------------------  ---------------
                1997 (current portion of long term loans)....      $    90
                1998.........................................          898
                1999.........................................          834
                2000.........................................          808
                2001.........................................          202
                                                                    ------
                                                                   $ 2,832
                                                                    ======

6.  DUE TO RELATED PARTIES, NET:

                                                                      1996       1995
                                                                     ------     ------
                                                                      (IN THOUSANDS)
        Due from related parties
        Ultra Tek Devices Limited..................................  $   62     $   80
        Tantec Magnetics...........................................     318         --
        Eastern Peripherals Limited................................      --         65
        Memory Electronics.........................................      --         18
        Golden Computers Limited...................................      --        120
        Advance Technology Devices.................................      --         92
                                                                     ------     ------
                  Total............................................     380        375
                                                                     ------     ------
        Due to related parties
        JTS........................................................   1,158        667
        Nidec Corporation..........................................     367         --
        Tandon Family..............................................      14         16
        Tantec Magnetics...........................................      --        271
        Tandon Associates, Inc.....................................      --        603
        Reliable Consultancy Services Private Limited..............      --          1
        Tancom Electronics.........................................       9         78
                                                                     ------     ------
                  Total............................................   1,548      1,636
                                                                     ------     ------
        Net due to related parties.................................  $1,168     $1,261
                                                                     ======     ======

     See Note 8 for a description of the relationships and the nature of transactions between the Division and the above related parties.

                        THE HARD DISK DRIVE DIVISION OF
                  MODULER ELECTRONICS (INDIA) PRIVATE LIMITED
                        (CURRENCY: UNITED STATES DOLLAR)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

7.  COMMITMENTS AND CONTINGENCIES:

     Capital Leases

     The Company has purchased automobiles through certain capital lease agreements. The gross amount of assets acquired under capital leases and capitalized was $38,673 as of January 28, 1996. Following is a schedule of aggregate future minimum lease payments under these capital leases together with the present value of net minimum lease payments as of January 28, 1996 (in thousands):

                                                                         FUTURE MINIMUM
                                  YEAR ENDING                            LEASE PAYMENTS
        ---------------------------------------------------------------  --------------
        1997...........................................................       $ 19
        1998...........................................................         15
        1999...........................................................         14
                                                                               ---
        Total net minimum lease payments...............................         48
        Less -- Amount representing interest...........................         12
                                                                               ---
        Present value of net minimum lease payments....................         36
        Less -- Current portion........................................         15
                                                                               ---
                                                                              $ 21
                                                                               ===

     Purchases

     Open letters of credit for import of raw materials in the normal course of business amounted to $3,594,360 as of January 28, 1996 (see Note 4 above).

     Obligations to Employees

     The Company has made certain statutory minimum contributions towards employee obligations as required by labor laws enacted by the Government of India. These include, inter alia, minimum wages, provident fund, employee state insurance, bonus, gratuity, earned leave and labor welfare fund.

8.  RELATED PARTY TRANSACTIONS:

     As discussed in Note 1 above, the Division has functioned as a manufacturing arm of JTS since its association with JTS. Apart from JTS, the Division's related parties include Xyratex (former subcontractor of JTS), Nidec Corporation (supplier to the Company and an equity investee in JTS), and entities which are owned and/or controlled by the Chairman of the Company or his relatives.

     JTS loaned manufacturing equipment with an historical cost of approximately $4,400,000 and $530,000 located at the Division at January 28, 1996 and January 31, 1995.

     The Division's related party transactions during the period from February 1, 1995 to January 28, 1996 primarily consist of transactions with JTS and Xyratex. These transactions include, inter alia, purchase of fixed assets and raw materials from JTS, receipt of certain fixed assets on loan basis from JTS, receipt of certain raw material free of cost from JTS, sale of disk drives to JTS, advances received from JTS, remittances made to JTS, assumption of obsolete inventories and warranty costs by JTS, sale of subassemblies and raw material to Xyratex, and purchase of tools from Xyratex. Since the VCMA business was part of the Company until January 28, 1996, transactions between the Division and the VCMA business have not been considered as related party transactions.

                        THE HARD DISK DRIVE DIVISION OF
                  MODULER ELECTRONICS (INDIA) PRIVATE LIMITED
                        (CURRENCY: UNITED STATES DOLLAR)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The net balances due from or to each related party as of January 28, 1996 and January 31, 1995 for sales, purchases, advances, transfers and sharing of expenses are disclosed in Note 6 above. Summarized information relating to such transactions for the period from February 1, 1995 to January 28, 1996 are presented below (in thousands):

          NAME OF THE RELATED PARTY                NATURE OF TRANSACTION             AMOUNT
    -------------------------------------  --------------------------------------    -------
    Nidec Corporation....................  Purchase of raw material                  $   701
                                           Payment for purchase of raw material          522
    Tandon Associates, Inc...............  Payment for purchases                         957
    Tancom Electronics...................  Purchase of plant and equipment                42
                                           Sale of raw material                           41
                                           Proceeds from sale of raw material             55
                                           Charges for common expenses received            3
                                           Advance to Tancom                              10
    JTS..................................  Purchase of plant and equipment             2,569
                                           Purchase of raw material                    6,621
                                           Payment for purchase of raw material        1,052
                                           Advance against export                      2,559
                                           Product sales                              14,892
                                           Receipt from product sales                  8,495
                                           Assumption of obsolete inventories and      2,919
                                             warranty costs by JTS
    Tantec Magnetics.....................  Purchase of raw material                      110
                                           Product sales                                 465

     The Company has been capitalized since inception with 200,000 shares of equity stock at a par value of Indian rupees 10 each and 5,000 shares of preferred stock at a par value of Indian rupees 100 each. The Company's lone preferred stock shareholder is the son of the Chairman of the Company. As part of the transfer of the Company's VCMA business to a related party and the proposed acquisition of the Division by JTS, it was decided in March 1995 to retire the preferred stock of the Company. Effective January 28, 1996, all preferred shares were retired for a consideration of Indian rupees 500,000 ($13,893). As of January 28, 1996, this amount has been included in "Due to related parties, net" (see Note 6 above).

                        THE HARD DISK DRIVE DIVISION OF
                  MODULER ELECTRONICS (INDIA) PRIVATE LIMITED
                        (CURRENCY: UNITED STATES DOLLAR)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

9.  OTHER MATTERS:

     Technical Know-how and Collaboration Agreement

     Foreign currency transactions with parties outside India are subject to controls imposed by the Reserve Bank of India ("RBI"), India's central bank. Funds can only be remitted for payments against specific invoices for receipt of materials or equipment and certain additional limited uses. Except for payments below $5,000, cash in advance or deposit payments are not freely permitted to parties outside the country. As part of the Company's disk drive EOU project approval, the Government has allowed the Company to pay $2 million to JTS for technical know-how fees. The Company is yet to finalize its agreement with JTS for the payment of technical know-how fees as of the date of the statements. The Division has not recorded any liability for possible future payment of technical know-how fees due to the anticipated acquisition of the Company by JTS. The Company's term loan agreements with ICICI contains certain restrictions on the timing and period of payment of technical know-how fees.

     Divestiture of Voice Coil Business

     The Company transferred the VCMA business, after write-offs of approximately $350,000 of related party balances, to Tancom Electronics ("Tancom") as of January 28, 1996. Such transfer included plant and equipment and inventories of the VCMA business, along with certain other assets and liabilities.

     Tancom is owned and controlled by the Chairman of the Company and his family members and is therefore considered a related party. Retained earnings attributable to the VCMA business since April 1, 1994 less advances made to certain related parties were also transferred to Tancom. The Division expects to continue to purchase voice coil assemblies from Tancom, provided their prices remain competitive. The Division has not entered into any agreement mandating the purchase of voice coil assemblies from Tancom.

     As of January 28, 1996, the total value of assets transferred to Tancom was $558,146 and the total value of liabilities transferred totalled $28,148. Retained earnings of the VCMA business transferred to Tancom totalled $418,493. Accounts receivable of $428,080 and accounts payable of $236,163 relating to the voice coil business, outstanding as of January 28, 1996 has been included in the Statement of Assets and Liabilities of the Division due to regulatory constraints on transfer of foreign currency receivables and payables. All of the accounts receivables of the VCMA business are owing from Tantec Magnetics, a related party to the Company.

10.  SUBSEQUENT EVENTS:

     New Long Term Loan

     On February 20, 1996, the Company was sanctioned an additional foreign currency loan of $10 million, to be reduced to the extent of participation by other institutions, by the ICICI for the proposed expansion of its disk drive business. The Company had received a letter of intent ("letter") from the ICICI the terms and conditions of which have to be agreed upon by the Company within 30 days before a formal foreign currency loan agreement ("loan agreement") could be executed by both parties. Interest on this proposed loan shall be payable at the lending rates of the ICICI prevailing on the date of execution of the loan agreement. Lending rates of the ICICI are US dollar LIBOR, plus a fixed percent, if the funds are provided out of the floating rate US dollar funds, and a fixed rate per annum, if the funds are provided out of fixed rate US dollar funds. According to the letter, this loan will be secured by a first charge on all of the Company's equipment, both present and future, subject to any prior charge on specified equipment in favor of the Company's banks. The Company is also required to provide an irrevocable and unconditional guarantee from the Chairman in favor of ICICI for due repayment of the loan along with all interest and any other moneys. Further, for the loan to

                        THE HARD DISK DRIVE DIVISION OF
                  MODULER ELECTRONICS (INDIA) PRIVATE LIMITED
                        (CURRENCY: UNITED STATES DOLLAR)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

become effective, the Company would have to raise $5,584,885 by issue of equity shares to promoters, obtain an unsecured loan of $3,601,000 and state subsidies of $236,177 to meet a part of the cost of the project.

     On March 18, 1996, the Company entered into a loan agreement with the ICICI for $7 million towards their participation in the total sanctioned amount of $10 million. The loan is repayable in US dollar in 12 equal quarterly installments of $583,333 each commencing form May 20, 1998. The Company has procured an irrevocable and unconditional guarantee from the Chairman of the Company as required by the letter of intent. The funding of this loan by ICICI is dependent upon the Company's compliance with the pre-disbursement conditions relating to raising of additional equity capital and obtaining of unsecured loans and state subsidies, mentioned above. If the Company does not comply with these pre-disbursement conditions, the previously obtained loans from ICICI (see Note
5) could be held in default and ICICI may have the right to recall the earlier loans, besides not funding the current loan.

                                   APPENDIX A

                       AMENDED AND RESTATED AGREEMENT AND
                             PLAN OF REORGANIZATION

                              AMENDED AND RESTATED

                      AGREEMENT AND PLAN OF REORGANIZATION

                                 BY AND BETWEEN

                               ATARI CORPORATION

                                      AND

                                JT STORAGE, INC.

                                 APRIL 8, 1996

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
ARTICLE I -- THE MERGER.............................................................        1
1.1    The Merger.......................................................................    1
1.2    Closing; Effective Time..........................................................    2
1.3    Effect of the Merger.............................................................    2
1.4    Certificate of Incorporation; Bylaws.............................................    2
1.5    Directors and Executive Officers.................................................    2
1.6    Effect on Capital Stock..........................................................    2
1.7    Surrender of Certificates........................................................    3
1.8    No Further Ownership Rights in Atari Stock.......................................    4
1.9    Lost, Stolen or Destroyed Certificates...........................................    4
1.10   Tax Consequences.................................................................    4
1.11   Taking of Necessary Action; Further Action.......................................    4
ARTICLE II -- REPRESENTATIONS AND WARRANTIES OF JTS.................................        4
2.1    Organization, Standing and Power.................................................    5
2.2    Capital Structure................................................................    5
2.3    Authority........................................................................    6
2.4    Financial Statements.............................................................    7
2.5    Absence of Certain Changes.......................................................    7
2.6    Absence of Undisclosed Liabilities...............................................    7
2.7    Litigation.......................................................................    7
2.8    Restrictions on Business Activities..............................................    7
2.9    Governmental Authorization.......................................................    8
2.10   Title to Property................................................................    8
2.11   Intellectual Property............................................................    8
2.12   Environmental Matters............................................................    8
2.13   Tax..............................................................................    9
2.14   Employee Benefit Plans...........................................................    9
2.15   Certain Agreements Affected by the Merger........................................   10
2.16   Employee Matters.................................................................   10
2.17   Interested Party Transactions....................................................   10
2.18   Insurance........................................................................   10
2.19   Compliance With Laws.............................................................   11
2.20   Minute Books.....................................................................   11
2.21   Complete Copies of Materials.....................................................   11
2.22   Brokers' and Finders' Fees.......................................................   11
2.23   Registration Statement; Proxy Statement/Prospectus...............................   11
2.24   Vote Required....................................................................   11
2.25   Board Approval...................................................................   12
2.26   Underlying Documents.............................................................   12
2.27   Representations Complete.........................................................   12
ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF ATARI..............................       12
3.1    Organization, Standing and Power.................................................   12
3.2    Capital Structure................................................................   12
3.3    Authority........................................................................   13
3.4    SEC Documents; Financial Statements..............................................   13
3.5    Absence of Certain Changes.......................................................   14

                                                                                          PAGE
                                                                                          ----
3.6    Absence of Undisclosed Liabilities...............................................   14
3.7    Litigation.......................................................................   14
3.8    Restrictions on Business Activities..............................................   14
3.9    Governmental Authorization.......................................................   15
3.10   Title to Property................................................................   15
3.11   Intellectual Property............................................................   15
3.12   Environmental Matters............................................................   15
3.13   Tax..............................................................................   16
3.14   Employee Benefit Plans...........................................................   16
3.15   Certain Agreements Affected by the Merger........................................   17
3.16   Employee Matters.................................................................   17
3.17   Interested Party Transactions....................................................   17
3.18   Insurance........................................................................   17
3.19   Compliance With Laws.............................................................   18
3.20   Minute Books.....................................................................   18
3.21   Complete Copies of Materials.....................................................   18
3.22   Broker's and Finders' Fees.......................................................   18
3.23   Registration Statement; Proxy Statement/Prospectus...............................   18
3.24   Opinion of Financial Advisor.....................................................   18
3.25   Board Approval...................................................................   18
3.26   Vote Required....................................................................   18
3.27   Underlying Documents.............................................................   18
3.28   Representations Complete.........................................................   19
ARTICLE IV -- CONDUCT PRIOR TO THE EFFECTIVE TIME...................................       19
4.1    Conduct of Business of JTS and Atari.............................................   19
4.2    Conduct of Business of JTS.......................................................   20
4.3    Conduct of Business of Atari.....................................................   20
4.4    No Other JTS Negotiations........................................................   21
4.5    No Other Atari Negotiations......................................................   22
ARTICLE V -- ADDITIONAL AGREEMENTS..................................................       22
5.1    Proxy Statement/Prospectus; Registration Statement...............................   22
5.2    Meetings of Stockholders.........................................................   23
5.3    Access to Information............................................................   23
5.4    Public Disclosure................................................................   23
5.5    Consents; Cooperation............................................................   23
5.6    Continuity of Interest Certificates..............................................   24
5.7    Voting Agreements................................................................   24
5.8    FIRPTA...........................................................................   24
5.9    Legal Requirements...............................................................   24
5.10   Blue Sky Laws....................................................................   24
5.11   Atari Employee Benefit Plans.....................................................   24
5.12   Atari Debentures.................................................................   25
5.13   Form S-8.........................................................................   25
5.14   Tax-Free Reorganization; Tax Returns.............................................   25
5.15   Registration Rights..............................................................   25

                                                                                          PAGE
                                                                                          ----
5.16   Indemnification of Officers and Directors........................................   25
5.17   Listing of JTS Common Stock......................................................   25
5.18   Atari Consent to JTS Transaction with Moduler....................................   25
5.19   Atari SEC Documents..............................................................   25
5.20   Best Efforts and Further Assurances..............................................   25
ARTICLE VI -- CONDITIONS TO THE MERGER..............................................       26
6.1    Conditions to Obligations of Each Party to Effect the Merger.....................   26
6.2    Additional Conditions to Obligations of JTS......................................   27
6.3    Additional Conditions to the Obligations of Atari................................   28
ARTICLE VII -- TERMINATION, AMENDMENT AND WAIVER....................................       29
7.1    Termination......................................................................   29
7.2    Effect of Termination............................................................   29
7.3    Expenses.........................................................................   29
7.4    Amendment........................................................................   30
7.5    Extension; Waiver................................................................   30
ARTICLE VIII -- GENERAL PROVISIONS..................................................       30
8.1    Non-Survival at Effective Time...................................................   30
8.2    Absence of Third Party Beneficiary Rights........................................   30
8.3    Notices..........................................................................   30
8.4    Interpretation...................................................................   31
8.5    Counterparts.....................................................................   31
8.6    Entire Agreement; Nonassignability; Parties in Interest..........................   31
8.7    Severability.....................................................................   31
8.8    Remedies Cumulative..............................................................   31
8.9    Governing Law....................................................................   32
8.10   Rules of Construction............................................................   32
8.11   Amendment and Restatement........................................................   32

                                   SCHEDULES

JTS Disclosure Schedule
Atari Disclosure Schedule

Schedule 5.6(a)  -- JTS Significant Stockholders
Schedule 5.6(b)  -- Atari Significant Shareholders
Schedule 5.7(a)  -- JTS Voting Agreement Signatories
Schedule 5.7(b)  -- Atari Voting Agreement Signatories
Schedule 5.15    -- Registration Rights Holders

                                    EXHIBITS

Exhibit A     Form of Amended and Restated Certificate of Incorporation
Exhibit B     Form of Amended and Restated Bylaws
Exhibit C-1   Form of JTS Voting Agreement
Exhibit C-2   Form of Atari Voting Agreement

                              AMENDED AND RESTATED

                      AGREEMENT AND PLAN OF REORGANIZATION

     This AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of April 8, 1996, by and between Atari Corporation, a Nevada corporation ("Atari"), and JT Storage, Inc., a Delaware corporation ("JTS").

                                    RECITALS

     A. Atari is in the business of designing, manufacturing and selling computers, computer peripheral products and video games.

     B. JTS is in the business of designing, manufacturing and selling computer peripheral products including mass storage computer disc drives.

     C. The Boards of Directors of JTS and Atari believe it is in the best interests of their respective companies and the stockholders of their respective companies that JTS and Atari combine into a single company through the statutory merger of Atari with and into JTS (the "Merger") and, in furtherance thereof, have approved the Merger.

     D. In connection with the Merger, among other things, the outstanding shares of Atari Common Stock, $.01 par value ("Atari Common Stock"), shall be converted into shares of JTS Common Stock, $.000001 par value ("JTS Common Stock"), at the rate set forth herein.

     E. JTS and Atari desire to make certain representations and warranties and other agreements in connection with the Merger.

     F. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a)(1)(A) of the Code.

     G. This Agreement amends and restates that certain Agreement and Plan of Reorganization by and among Atari, JTS and JTS Acquisition Corporation dated as of February 12, 1996.

     NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, a Certificate of Merger prepared in accordance with Delaware Law (as defined herein) and Nevada Law (as defined herein) and reasonably acceptable to counsel to JTS and counsel to Atari (the "Certificate of Merger"), and the applicable provisions of the Delaware General Corporation Law ("Delaware Law") and Nevada General Corporation Law ("Nevada Law"), Atari shall be merged with and into JTS, the separate corporate existence of Atari shall cease and JTS shall continue as the surviving corporation. JTS as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VI hereof or at such other time as the parties hereto agree (the "Closing Date"). The Closing shall take place at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with (i) the Secretary of State of the State of Delaware and with the Recorder of the County in which the registered office of JTS is located, in accordance with the relevant provisions of Delaware Law and (ii) the Secretary of State of the State of Nevada, in accordance with the relevant provisions of Nevada Law (the time of such filings being the "Effective Time").

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law and Nevada Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Atari shall vest in the Surviving Corporation, and all debts, liabilities and duties of Atari shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4 Certificate of Incorporation; Bylaws.

     (a) At the Effective Time, the Certificate of Incorporation of JTS, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation; provided, however, that the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in the form attached hereto as Exhibit A.

     (b) The Bylaws of JTS, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended; provided, however, that the Bylaws of the Surviving Corporation shall be amended and restated in the form attached hereto as Exhibit B.

     1.5 Directors and Executive Officers. At the Effective Time, the directors of the Surviving Corporation shall be Sirjang Lal Tandon, David T. Mitchell, Jean D. Deleage, Alan Azan, Roger W. Johnson, LipBu Tan, Jack Tramiel and Michael Rosenberg. The executive officers of JTS immediately prior to the Effective Time shall constitute the only executive officers of the Surviving Corporation as of the Effective Time, unless otherwise designated by JTS.

     1.6 Effect on Capital Stock. By virtue of the Merger and without any action on the part of JTS, Atari or the holders of any of the following securities:

          (a) Conversion of Atari Common Stock. At the Effective Time, each share of Atari Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Atari Common Stock to be canceled pursuant to Section 1.6(b)) will be canceled and extinguished and be converted automatically into the right to receive one (1) share of JTS Common Stock (the "Exchange Ratio").

          (b) Cancellation of Certain Stock. At the Effective Time, each share of Atari Common Stock owned by JTS or any direct or indirect wholly-owned subsidiary of JTS immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (c) Atari Stock Options. At the Effective Time, all options to purchase Atari Common Stock then outstanding under the Atari Amended 1986 Stock Option Plan (the "Atari Stock Option Plan") shall be assumed by JTS in accordance with Section 5.11.

          (d) Atari Debentures. At the Effective Time, JTS shall assume all obligations of Atari under Atari's 5 1/4% Convertible Subordinated Debentures Due 2002 (the "Atari Debentures"), and such debentures shall be convertible into shares of JTS Common Stock in accordance with Section 5.12.

          (e) Federated Debentures. To the extent required by that certain Indenture dated as of April 15, 1985 from the The Federated Group, Inc. to Security Pacific National Bank, as trustee, together with the first supplemental indenture thereto dated as of September 24, 1987, at the Effective Time, JTS shall assume any obligations of Atari under the 7 1/2% Convertible Subordinated Debentures due April 15, 2010 of The Federated Group, Inc. (the "Federated Debentures").

     (f) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Atari Common Stock or JTS Common Stock), reorganization, recapitalization or other like change with

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

respect to Atari Common Stock, JTS Common Stock or JTS Series A Preferred Stock, $.000001 par value ("JTS Series A Preferred Stock"), occurring after the date hereof and prior to the Effective Time.

     (g) Fractional Shares. No fraction of a share of JTS Common Stock will be issued, but in lieu thereof each holder of shares of Atari Common Stock who would otherwise be entitled to a fraction of a share of JTS Common Stock (after aggregating all fractional shares of JTS Common Stock to be received by such holder) shall receive from JTS an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the closing price of a share of Atari Common Stock on the trading day immediately prior to the Effective Time, as reported by the American Stock Exchange.

     1.7 Surrender of Certificates.

     (a) Exchange Agent. Registrar and Transfer Company, Cranford, NJ, shall act as exchange agent (the "Exchange Agent") in the Merger.

     (b) JTS to Provide Common Stock and Cash. Promptly after the Effective Time, JTS shall make available to the Exchange Agent for exchange in accordance with this Article I, through such procedures as JTS may reasonably adopt, (i) the shares of JTS Common Stock issuable pursuant to Section 1.6(a) in exchange for shares of Atari Common Stock outstanding immediately prior to the Effective Time and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(g).

     (c) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Atari Common Stock, whose shares were converted into the right to receive shares of JTS Common Stock (and cash in lieu of fractional shares) pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as JTS may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of JTS Common Stock (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by JTS, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of JTS Common Stock and payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Atari Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of JTS Common Stock into which such shares of Atari Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6.

     (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to JTS Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of JTS Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of JTS Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.7(d)) with respect to such shares of JTS Common Stock.

     (e) Transfers of Ownership. If any certificate for shares of JTS Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to JTS or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of JTS

Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of JTS or any agent designated by it that such tax has been paid or is not payable.

     (f) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.8 No Further Ownership Rights in Atari Stock. All shares of JTS Common Stock issued upon the surrender for exchange of shares of Atari Common Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Atari Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Atari Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of JTS Common Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 1.6; provided, however, that JTS may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against JTS, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.10 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code.

     1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Atari, the officers and directors of Atari are fully authorized in the name of the corporation or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

     1.12 Dissenting JTS Shares.

     (a) Notwithstanding any provision of this Agreement to the contrary, any shares of JTS Common Stock or JTS Series A Preferred Stock held by a holder who has exercised dissenters' rights for such shares in accordance with Delaware Law or California General Corporation Law to the extent such law is applicable by virtue of Section 2115 thereof ("California Law") and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares"), shall be entitled to such rights as are granted by Delaware Law or California Law.

     (b) JTS shall give Atari (i) prompt notice of any written demands received by JTS for an appraisal of shares of capital stock of JTS pursuant to Section 262 of Delaware Law or Chapter 13 of California Law, withdrawals of such demands, and any other related instruments served pursuant to Delaware Law or California Law and received by JTS and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. JTS shall not, except with the prior written consent of Atari, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands.

                                   ARTICLE II

                     REPRESENTATIONS AND WARRANTIES OF JTS

     In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the condition

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

(financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of such entity or group of entities. In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects of such entity and its subsidiaries, taken as a whole.

     In this Agreement, any reference to a party's "knowledge" means such party's actual knowledge after due and diligent inquiry.

     Except as disclosed in a document of even date herewith and delivered by JTS to Atari prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "JTS Disclosure Schedule"), JTS represents and warrants to Atari as follows:

     2.1 Organization, Standing and Power. Each of JTS and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of JTS and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on JTS and its subsidiaries, taken as a whole. JTS has delivered a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of JTS and each of its subsidiaries, each as amended to date, to Atari. Neither JTS nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents. JTS is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each such subsidiary are owned by JTS free and clear of all liens, charges, claims or encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating JTS or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Except as disclosed in the JTS Disclosure Schedule, JTS does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

     2.2 Capital Structure. The authorized capital stock of JTS consists of 90,000,000 shares of Common Stock, $.000001 par value, and 70,000,000 shares of Preferred Stock, $.000001 par value, all of which is designated Series A Preferred Stock, of which there were issued and outstanding as of the close of business on April 5, 1996, 9,204,741 shares of Common Stock and 29,696,370 shares of Series A Preferred. The JTS Disclosure Schedule contains a true and complete list of the holders of JTS Common Stock and JTS Series A Preferred Stock and the number of shares held by each such holder on April 5, 1996. There are no other outstanding shares of capital stock or voting securities. Each outstanding share of JTS Series A Preferred Stock is convertible into one (1) share of JTS Common Stock. All outstanding shares of JTS Common Stock and JTS Series A Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of JTS or any agreement to which JTS is a party or by which it is bound. As of the close of business on April 5, 1996, JTS has reserved (i) 4,300,000 shares of JTS Common Stock for issuance to employees and consultants pursuant to the JTS 1995 Stock Option Plan (the "JTS Stock Option Plan"), of which 37,554 shares have been issued pursuant to option exercises and 3,680,358 shares are subject to outstanding, unexercised options,
(ii) 600,000 shares of JTS Common Stock for issuance upon the exercise of outstanding, unexercised JTS Warrants and (iii) 32,500,000 shares of JTS Series A Preferred Stock and JTS Common Stock for issuance upon conversion of the note issued to Atari on February 13, 1996 and upon exercise of the warrants issuable to Atari pursuant to such note. Since April 5, 1996, JTS has not issued or granted additional options under the JTS Stock Option Plan. Other than pursuant to this Agreement, there are no other options, warrants, calls, rights, commitments or agreements of any character to which JTS is a party or by which it is bound obligating JTS to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of JTS or obligating JTS to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. The terms of the JTS Stock Option Plan and the JTS Warrants permit the assumption or substitution of options or warrants, as applicable, to purchase Atari Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities, the JTS stockholders, or otherwise. True and complete copies of all agreements and instruments relating to or issued under the JTS Stock Option Plan or JTS Warrants have been made available to Atari and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form made available to Atari. The shares of JTS Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable.

     2.3 Authority. JTS has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of JTS, subject only to the approval of the Merger by JTS's stockholders as contemplated by Section 6.1(a). This Agreement has been duly executed and delivered by JTS and constitutes the valid and binding obligation of JTS. The execution and delivery of this Agreement by JTS does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of JTS or any of its subsidiaries, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to JTS or any of its subsidiaries or any of their properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to JTS or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as provided in
Section 1.2, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; (iii) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"); and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on JTS and its subsidiaries, taken as a whole, and would not prevent, alter or materially delay any of the transactions contemplated by this Agreement. The JTS Disclosure Schedule sets forth a full and complete list of all necessary consents, waivers and approvals of third parties applicable to the operations of JTS that are required to be obtained by JTS in connection with the execution and delivery of this Agreement or the Merger Agreement by JTS or the consummation by JTS of the transactions contemplated hereby or thereby, except any such consents, waivers and approvals, which, if not obtained, would not have a Material Adverse Effect on JTS and its subsidiaries, taken as a whole. Prior to the Closing Date, JTS will obtain all such consents.

     The Stock Purchase Agreement dated as of April 4, 1996 between JTS and Lunenburg, S.A., a Panama corporation, together with all documents executed in connection therewith (the "Moduler Agreement"), has been duly executed and delivered by JTS, the transactions contemplated thereby have been consummated, and the Moduler Agreement constitutes a valid and binding obligation of JTS. JTS has provided to Atari a true, correct and complete copy of the Moduler Agreement, and has performed all obligations required to be performed by it to date under the Moduler Agreement. To JTS' best knowledge, (a) the other parties to the Moduler Agreement have performed all obligations required to be performed by them to date under such agreement, (b) as to such other parties, the Moduler Agreement is valid, binding and enforceable in accordance with its terms and (c) the Moduler Agreement is in full force and effect with no default or dispute or basis therefor existing with respect thereto.

     2.4 Financial Statements. JTS has furnished to Atari its audited consolidated balance sheet, consolidated statements of operations and consolidated statements of stockholders equity and cash flows as of and for the year ended January 28, 1996, and the audited statement of assets and liabilities, statement of revenues and expenses and cash flows of The Hard Disk Drive Division of Moduler as of and for the year ended January 28, 1996 (collectively, the "JTS Financial Statements"). The JTS Financial Statements, including the notes thereto, were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto). The JTS Financial Statements are in accordance with the books and records of JTS and fairly present the consolidated financial condition and operating results of JTS and its subsidiaries at the dates and during the periods indicated therein. There has been no change in JTS accounting policies except as described in the notes to the JTS Financial Statements.

     2.5 Absence of Certain Changes. Since January 28, 1996, (the "JTS Balance Sheet Date"), JTS has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to JTS and its subsidiaries, taken as a whole; (ii) any acquisition, sale or transfer of any material asset of JTS or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by JTS or any revaluation by JTS of any of its or any of its subsidiaries' assets; (iv) any issuance or agreement to issue or any commitment to issue any equity security, bond, note or other security of JTS or any of its subsidiaries; (v) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of JTS, or any direct or indirect redemption, purchase or other acquisition by JTS of any of its shares of capital stock; (vi) any material contract entered into by JTS or any of its subsidiaries, other than in the ordinary course of business and as provided to Atari, or any amendment or termination of, or default under, any material contract to which JTS or any of its subsidiaries is a party or by which it is bound; or (vii) any negotiation or agreement by JTS or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations with Atari regarding the transactions contemplated by this Agreement).

     2.6 Absence of Undisclosed Liabilities. JTS has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than
(i) those set forth or adequately provided for in the JTS balance sheet and the Moduler statement of assets and liabilities, each as included in the JTS Financial Statements, and true, correct and complete copies of which have been provided to Atari, (collectively, the "JTS Balance Sheet"), (ii) those incurred in the ordinary course of business and not required to be set forth in the JTS Balance Sheet under generally accepted accounting principles, and (iii) those incurred in the ordinary course of business since the JTS Balance Sheet Date and consistent with past practice.

     2.7 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of JTS or any of its subsidiaries, threatened against JTS or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could have a Material Adverse Effect on JTS and its subsidiaries, taken as a whole. There is no judgment, decree or order against JTS or any of its subsidiaries, or, to the knowledge of JTS and its subsidiaries, any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement, or that could have a Material Adverse Effect on JTS and its subsidiaries, taken as a whole.

     2.8 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon JTS or any of its subsidiaries which has or could have the effect of prohibiting or materially impairing any current or future business practice of JTS or any of its subsidiaries, any acquisition of property by JTS or any of its subsidiaries or the conduct of business by JTS or any of its subsidiaries as currently conducted or as proposed to be conducted by JTS or any of its subsidiaries.

     2.9 Governmental Authorization. JTS and each of its subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which JTS or any of its subsidiaries currently operates or holds any interest in any of its properties or (ii) which is required for the operation of JTS's or any of its subsidiaries' business or the holding of any such interest (herein collectively called "JTS Authorizations"), and all of such JTS Authorizations are in full force and effect, except where the failure to obtain or have any of such JTS Authorizations could not reasonably be expected to have a Material Adverse Effect on JTS and its subsidiaries, taken as a whole.

     2.10 Title to Property. JTS and its subsidiaries have good and marketable title to all of their respective properties, interests in properties and assets, real and personal, reflected in the JTS Balance Sheet or acquired after the JTS Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the JTS Balance Sheet Date thereof in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which is reflected on the JTS Balance Sheet. The plants, property and equipment of JTS and its subsidiaries that are used in the operations of their businesses are in good operating condition and repair. All properties used in the operations of JTS and its subsidiaries are reflected in the JTS Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. The JTS Disclosure Schedule identifies each parcel of real property owned or leased by JTS or any of its subsidiaries.

     2.11 Intellectual Property. JTS and its subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are used or proposed to be used in the business of JTS and its subsidiaries as currently conducted or as proposed to be conducted by JTS and its subsidiaries. To the knowledge of JTS and its subsidiaries, there is no material unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of JTS or any of its subsidiaries, any trade secret material to JTS or any of its subsidiaries, or any Intellectual Property right of any third party to the extent licensed by or through JTS or any of its subsidiaries, by any third party, including any employee or former employee of JTS or any of its subsidiaries. Neither JTS nor any of its subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions
(i) listed on the JTS Disclosure Schedule or (ii) contained in purchase orders arising in the ordinary course of business.

     2.12 Environmental Matters.

     (a) To the knowledge of JTS and its subsidiaries, no substance that is regulated by any foreign, federal, state or local governmental authority or that has been designated by any such authority to be radioactive, toxic, hazardous or otherwise a danger to health or the environment (herein a "Hazardous Material") is present in, on or under any property that JTS or any of its subsidiaries has at any time owned, operated, occupied or leased (herein a "JTS Facility"), except to the extent that such presence has not had and could not reasonably be expected to have a Material Adverse Effect on JTS and its subsidiaries, taken as a whole.

     (b) To the knowledge of JTS and its subsidiaries, neither JTS nor any of its subsidiaries has transported, stored, used, disposed of, manufactured, released or exposed its employees or any other person to Hazardous Materials ("Hazardous Materials Activity") in material violation of any applicable foreign, federal, state or local statute, rule, regulation, order or law.

     (c) To the knowledge of JTS and its subsidiaries, each of JTS and its subsidiaries is and at all times has been in compliance with all foreign, federal, state and local laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials, except to the extent noncompliance with such laws has not had and could not reasonably be expected to have a Material Adverse Effect on JTS and its subsidiaries, taken as a whole.

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

     (d) No action, proceeding, permit revocation, writ, injunction or claim is pending, or to the knowledge of JTS and its subsidiaries threatened, concerning the Hazardous Materials Activities of JTS or any of its subsidiaries and/or any JTS Facilities. Neither JTS nor any of its subsidiaries is aware of any fact or circumstance which could impose any material environmental liability upon JTS or any of its subsidiaries.

     2.13 Taxes. JTS and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which JTS or any of its subsidiaries is or has been a member have timely filed all Tax Returns required to be filed by it, have paid all Taxes shown thereon to be due and has provided adequate accruals in accordance with generally accepted accounting principles in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. Except as disclosed in the JTS Disclosure Schedule, (i) no material claim for Taxes has become a lien against the property of JTS or any of its subsidiaries or is being asserted against JTS or any of its subsidiaries other than liens for Taxes not yet due and payable, (ii) no audit of any Tax Return of JTS or any of its subsidiaries is being conducted by a Tax authority, (iii) no extension of the statute of limitations on the assessment of any Taxes has been granted by JTS or any of its subsidiaries and is currently in effect, and (iv) there is no agreement, contract or arrangement to which JTS or any of its subsidiaries is a party that may result in the payment of any amount that would not be deductible by reason of Sections 280G, 162 or 404 of the Code. Neither JTS nor any of its subsidiaries is a party to any tax sharing or tax allocation agreement nor does JTS or any of its subsidiaries owe any amount under any such agreement. As used herein, "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes. JTS and each of its subsidiaries are in full compliance with all terms and conditions of any Tax exemptions or other Tax-sharing agreement or order of a foreign government and the consummation of the Merger shall not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions or other Tax-sharing agreement or order.

     2.14 Employee Benefit Plans.

     (a) The JTS Disclosure Schedule lists, with respect to JTS, any trade or business (whether or not incorporated) which is treated as a single employer with JTS (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code or any subsidiary of JTS (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) all loans to employees in excess of $50,000, loans to officers, and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, disability, employee relocation, cafeteria (Code section 125), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, deferred compensation or incentive plans, programs or arrangements, (iv) other material fringe or employee benefit plans, programs or arrangements that apply to senior management of JTS and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which current or contingent obligations of JTS of greater than $50,000 exist for the benefit of, or relating to, any current or former employee, consultant or director of JTS (together, the "JTS Employee Plans"), and a copy of each such JTS Employee Plan and each summary plan description and annual report on the Form 5500 series required to be filed with any government agency for each JTS Employee Plan for the three most recent Plan years has been delivered to Atari.

     (b) (i) None of the JTS Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and
Section 4975 of the Code, with respect to any JTS Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect on JTS or its subsidiaries; (iii) all JTS Employee Plans have been administered in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code, orders, or governmental rules and regulations currently in effect with respect thereto and including all applicable requirements for notification to participants

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

or to the Department of Labor, Internal Revenue Service or Secretary of the Treasury), except as would not have, in the aggregate, a Material Adverse Effect on JTS or its subsidiaries, and JTS and each of its subsidiaries have performed all obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the JTS Employee Plans; (iv) each JTS Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") as to such qualification, and nothing has occurred which could reasonably be expected to cause the loss of such qualification or exemption; (v) all material contributions required to be made by JTS or any of its subsidiaries to any JTS Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each JTS Employee Plan for the current plan years; and (vi) no JTS Employee Plan is covered by, and neither JTS nor any subsidiary has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code.

     (c) With respect to each JTS Employee Plan that constitutes a group health plan within the meaning of Section 5000(b)(1) of the Code or Section 607(1) of ERISA, JTS and each of its United States subsidiaries have complied with the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and the proposed regulations thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect on JTS and its subsidiaries.

     2.15 Certain Agreements Affected by the Merger. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of JTS or any of its subsidiaries, (ii) increase any benefits otherwise payable by JTS or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     2.16 Employee Matters. Except as to matters which could not, in the aggregate, have a Material Adverse Effect on JTS and its subsidiaries, taken as a whole, JTS and each of its subsidiaries are in compliance in all respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. There are no pending claims against JTS or any of its subsidiaries under any workers compensation plan or policy or for long term disability. Neither JTS nor any of its subsidiaries has any material obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. There are no controversies pending or, to the knowledge of JTS or any of its subsidiaries, threatened, between JTS or any of its subsidiaries and any of their respective employees, which controversies have or could have a Material Adverse Effect on JTS and its subsidiaries, taken as a whole. Neither JTS nor any of its subsidiaries is a party to any collective bargaining agreement or other labor unions contract nor does JTS nor any of its subsidiaries know of any activities or proceedings of any labor union or organize any such employees.

     2.17 Interested Party Transactions. Except as disclosed in the JTS Disclosure Schedule, neither JTS nor any of its subsidiaries is indebted to any director, officer, employee or agent of JTS or any of its subsidiaries (except for amounts due as normal salaries and in reimbursement of ordinary expenses), and no such person is indebted to JTS or any of its subsidiaries. Except as disclosed in the JTS Disclosure Schedule, no officer, director or stockholder of JTS or any affiliate of such person has, either directly or indirectly, (i) an interest in any corporation, partnership, firm or other person or entity which furnishes or sells services or products which are similar to those furnished or sold by JTS or (ii) a beneficial interest in a contract or agreement to which JTS is a party or by which JTS may be bound. For purposes of this Section 2.17, there shall be disregarded any interest which arose solely from the ownership of less than a one percent (1%) equity interest in a corporation whose stock is regularly traded on a national securities exchange or over-the-counter market.

     2.18 Insurance. JTS and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of JTS and its

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

subsidiaries. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and JTS and its subsidiaries are otherwise in compliance with the terms of such policies and bonds. JTS has no knowledge of any threatened termination of, or premium increase with respect to, any of such policies.

     2.19 Compliance With Laws. Each of JTS and its subsidiaries has complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on JTS and its subsidiaries, taken as a whole.

     2.20 Minute Books. The minute books of JTS and its subsidiaries made available to Atari contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of JTS and the respective subsidiaries through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

     2.21 Complete Copies of Materials. JTS has delivered or made available true and complete copies of each document which has been requested by Atari or its counsel in connection with their legal and accounting review of JTS and its subsidiaries.

     2.22 Brokers' and Finders' Fees. JTS has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.23 Registration Statement; Proxy Statement/Prospectus. The information supplied by JTS for inclusion in the registration statement on Form S-4 (or such other or successor form as shall be appropriate, the "Registration Statement") pursuant to which the shares of JTS Common Stock to be issued in the Merger will be registered with the Securities and Exchange Commission (the "SEC") shall not at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by JTS for inclusion in the proxy statement/prospectus to be sent to the stockholders of JTS and Atari in connection with the meeting of JTS's stockholders to consider the Merger (the "JTS Stockholders Meeting") and in connection with the meeting of Atari's stockholders to consider the Merger (the "Atari Stockholders Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to JTS's stockholders and Atari's stockholders, at the time of the JTS Stockholders Meeting, at the time of the Atari Stockholders Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the JTS Stockholders Meeting or the Atari Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by JTS which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, JTS shall promptly inform Atari. Notwithstanding the fore going, JTS makes no representation, warranty or covenant with respect to any information supplied by Atari which is contained in any of the foregoing documents.

     2.24 Vote Required. The affirmative votes of the holders of (i) a majority of the shares of JTS Common Stock and JTS Series A Preferred Stock outstanding on the record date set for the JTS Stockholders Meeting, voting together, (ii) a majority of the shares of JTS Common Stock outstanding on the record date set for the JTS Stockholders Meeting, voting separately as a class, and (iii) at least two-thirds of the shares of JTS Series A Preferred outstanding on the record date set for the JTS Stockholders Meeting, voting separately as a class, are the only votes of the holders of any of JTS's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

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

     2.25 Board Approval. The Board of Directors of JTS has unanimously (i) approved this Agreement and the Merger, (ii) determined that the Merger is in the best interests of the stockholders of JTS and is on terms that are fair to such stockholders and (iii) recommended that the stockholders of JTS approve this Agreement and the Merger.

     2.26 Underlying Documents. True and complete copies of all underlying documents set forth on the JTS Disclosure Schedule or described as having been disclosed or delivered to Atari pursuant to this Agreement have been furnished to Atari.

     2.27 Representations Complete. None of the representations or warranties made by JTS herein or in any Schedule hereto, including the JTS Disclosure Schedule, or certificate furnished by JTS pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF ATARI

     Except as disclosed in the Atari SEC Documents (as defined in Section 3.4) or in a document of even date herewith and delivered by Atari to JTS prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Atari Disclosure Schedule"), Atari represents and warrants to JTS as follows:

     3.1 Organization, Standing and Power. The Atari Disclosure Schedule identifies each subsidiary of Atari that is a "significant subsidiary" of Atari as defined by Rule 1-02(v) of Regulation S-X (the "Significant Subsidiaries"). Atari and each of its Significant Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Atari and its Significant Subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Atari and its subsidiaries, taken as a whole. Atari has delivered a true and correct copy of the Articles of Incorporation and Bylaws or other charter documents, as applicable, of Atari and each of its Significant Subsidiaries, each as amended to date, to JTS. Neither Atari nor any of its Significant Subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents. Atari is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each such subsidiary are owned by Atari free and clear of all liens, charges, claims or encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating Atari or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Except as disclosed in the Atari SEC Documents (as defined in Section 3.4), Atari does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

     3.2 Capital Structure. The authorized capital stock of Atari consists of 100,000,000 shares of Common Stock, $.01 par value, and 10,000,000 shares of Preferred Stock, $.01 par value, of which there were issued and outstanding as of the close of business on March 29, 1996, 63,727,318 shares of Common Stock and no shares of Preferred Stock. There are no other outstanding shares of capital stock or voting securities of Atari, other than shares of Atari Common Stock issued after March 29, 1996 upon the exercise of options issued under the Atari 1986 Stock Option Plan (the "Atari Stock Option Plan"). All outstanding shares of Atari have been duly authorized, validly issued, fully paid and are nonassessable and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to

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

preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of Atari or any agreement to which Atari is a party or by which it is bound. As of the close of business on March 29, 1996, Atari has reserved 3,000,000 shares of Common Stock for issuance to employees, directors and consultants pursuant to the Atari Stock Option Plan, of which 599,674 shares have been issued pursuant to option exercises, and 899,125 shares are subject to outstanding, unexercised options. Since March 29, 1996, Atari has not issued or granted additional options under the Atari Stock Option Plan. There are no other options, warrants, calls, rights, commitments or agreements of any character to which Atari is a party or by which it is bound obligating Atari to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Atari or obligating Atari to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

     3.3 Authority. Atari has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Atari, subject only to the approval of the Merger by the Atari stockholders as contemplated by Section 6.1(a). This Agreement has been duly executed and delivered by Atari and constitutes the valid and binding obligations of Atari. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Articles of Incorporation or Bylaws of Atari or any of its Significant Subsidiaries, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Atari or any of its Significant Subsidiaries or any of their properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Atari or any of its Significant Subsidiaries in connection with the execution and delivery of this Agreement by Atari or the consummation by Atari of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as provided in
Section 1.2, (ii) the filing with the SEC and the American Stock Exchange of the Proxy Statement relating to the Atari Stockholders Meeting, (iii) the filing of a Form 8-K and Form 10-C with the SEC and the American Stock Exchange within 15 days and 10 days, respectively, after the Closing Date, (iv) any filings as may be required under applicable state securities laws and the securities laws of any foreign country, (v) such filings as may be required under HSR, (vi) such filings as may be required under the rules and regulations of the American Stock Exchange, and (vii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Atari and its subsidiaries, taken as a whole, and would not prevent, alter or materially delay any of the transactions contemplated by this Agreement. The Atari Disclosure Schedule sets forth a full and complete list of all necessary consents, waivers and approvals of third parties applicable to the operations of Atari that are required to be obtained by Atari in connection with the execution and delivery of this Agreement or the Merger Agreement by Atari or the consummation by Atari of the transactions contemplated hereby or thereby, except any such consents, waivers and approvals, which, if not obtained, would not have a Material Adverse Effect on Atari and its subsidiaries, taken as a whole. Prior to the Closing Date, Atari will obtain all such consents.

     3.4 SEC Documents; Financial Statements. Atari has furnished to JTS a true and complete copy of each report, registration statement, definitive proxy statement, and other filings filed with the SEC by Atari since January 1, 1993 (other than filings pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any registration statement on Form S-8), and prior to the Effective Time, Atari will have furnished JTS with true and complete copies of any additional documents (other than filings pursuant to Section 16 of the Exchange Act, and any registration statement on Form S-8) filed with the SEC by Atari prior to the Effective Time (collectively, the "Atari SEC Documents"). As of their respective filing dates, the Atari SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the Atari SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Atari SEC Document. The financial statements of Atari, including the notes thereto, included in the Atari SEC Documents (the "Atari Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Qs, as permitted by Form 10-Q of the SEC). The Atari Financial Statements are in accordance with the books and records of Atari and fairly present the consolidated financial condition and operating results of Atari and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no change in Atari accounting policies except as described in the notes to the Atari Financial Statements.

     3.5 Absence of Certain Changes. Since December 31, 1995 (the "Atari Balance Sheet Date"), Atari has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to Atari and its subsidiaries, taken as a whole; (ii) any acquisition, sale or transfer of any material asset of Atari or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Atari or any revaluation by Atari of any of its assets; (iv) any issuance or agreement to issue or any commitment to issue any equity security, bond, note or other security of Atari or any of its subsidiaries; (v) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Atari, or any direct or indirect redemption, purchase or other acquisition by Atari of any of its shares of capital stock; (vi) any material contract entered into by Atari, other than in the ordinary course of business and as provided to JTS, or any amendment or termination of, or default under, any material contract to which Atari is a party or by which it is bound; or (vii) any negotiation or agreement by Atari or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations with JTS regarding the transactions contemplated by this Agreement).

     3.6 Absence of Undisclosed Liabilities. Atari has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in Atari's Annual Report on Form 10-K for the period ended December 31, 1995 (the "Atari Balance Sheet"), (ii) those incurred in the ordinary course of business and not required to be set forth in the Atari Balance Sheet under generally accepted accounting principles, and (iii) those incurred in the ordinary course of business since the Atari Balance Sheet Date and consistent with past practice.

     3.7 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Atari or any of its subsidiaries, threatened against Atari or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could have a Material Adverse Effect on Atari and its subsidiaries, taken as a whole. There is no judgment, decree or order against Atari or any of its subsidiaries or, to the knowledge of Atari or any of its subsidiaries, any of their respective directors or officers (in their capacities as such) that could prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement, or that could have a Material Adverse Effect on Atari and its subsidiaries, taken as a whole. The outcome of the matter In re The Federated Group, Inc. Alleged Debtor U.S.B.C. (N.D.Cal. Div. 5) No. 92-50412-JRG Chapter 7, is not reasonably likely to have a Material Adverse Effect on Atari and its subsidiaries, taken as a whole.

     3.8 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Atari or any of its subsidiaries which has or could have the effect of prohibiting or materially impairing any current or future business practice of Atari or any of its subsidiaries, any acquisition of property by Atari or any of its subsidiaries or the conduct of business by Atari or any of its subsidiaries as currently conducted or as proposed to be conducted by Atari or any of its subsidiaries.

     3.9 Governmental Authorization. Atari and each of its subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Atari or any of its subsidiaries currently operates or holds any interest in any of its properties or (ii) which is required for the operation of Atari's or any of its subsidiaries' business or the holding of any such interest (herein collectively called "Atari Authorizations"), and all of such Atari Authorizations are in full force and effect, except where the failure to obtain or have any of such Atari Authorizations could not reasonably be expected to have a Material Adverse Effect on Atari and its subsidiaries, taken as a whole.

     3.10 Title to Property. Atari and its Significant Subsidiaries have good and marketable title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Atari Balance Sheet or acquired after the Atari Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Atari Balance Sheet Date thereof in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which is reflected on the Atari Balance Sheet. The plants, property and equipment of Atari and its Significant Subsidiaries that are used in the operations of their businesses are in good operating condition and repair. All properties used in the operations of Atari and its Significant Subsidiaries are reflected in the Atari Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. The Atari Disclosure Schedule identifies each parcel of real property owned or leased by Atari or any of its Significant Subsidiaries

     3.11 Intellectual Property. Atari and its Significant Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use all Intellectual Property that are used or proposed to be used in the business of Atari and its Significant Subsidiaries as currently conducted or as proposed to be conducted by Atari and its subsidiaries, except to the extent that the failure to have such rights have not had and could not reasonably be expected to have a Material Adverse Effect on Atari and its subsidiaries, taken as a whole. To the knowledge of Atari and its Significant Subsidiaries, there is no material unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Atari or any of its subsidiaries, any trade secret material to Atari or any of its subsidiaries, or any Intellectual Property right of any third party to the extent licensed by or through Atari or any of its subsidiaries, by any third party, including any employee or former employee of Atari or any of its subsidiaries. Neither Atari nor any of its subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions (i) listed on the Atari Disclosure Schedule or (ii) contained in purchase orders arising in the ordinary course of business.

     3.12 Environmental Matters.

     (a) To the knowledge of Atari and its Significant Subsidiaries, no Hazardous Material is present in, on or under any property that Atari or any of its subsidiaries has at any time owned, operated, occupied or leased (herein an "Atari Facility"), except to the extent that such presence has not had and could not reasonably be expected to have a Material Adverse Effect on Atari and its subsidiaries, taken as a whole.

     (b) To the knowledge of Atari and its Significant Subsidiaries, neither Atari nor any of its subsidiaries has engaged in a Hazardous Materials Activity in material violation of any applicable foreign, federal, state or local statute, rule, regulation, order or law.

     (c) To the knowledge of Atari and its Significant Subsidiaries, each of Atari and its subsidiaries is and at all times has been in compliance with all foreign, federal, state and local laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials, except to the extent noncompliance with such laws has not had and could not reasonably be expected to have a Material Adverse Effect on Atari and its subsidiaries, taken as a whole.

     (d) No action, proceeding, permit revocation, writ, injunction or claim is pending, or to the knowledge of Atari and its subsidiaries threatened, concerning the Hazardous Materials Activities of Atari or any of its

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

subsidiaries and/or any Atari Facilities. Neither Atari nor any of its Significant Subsidiaries is aware of any fact or circumstance which could impose any material environmental liability upon Atari or any of its subsidiaries.

     3.13 Taxes. Atari and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which Atari or any of its subsidiaries is or has been a member have timely filed all Tax Returns required to be filed by it, have paid all Taxes shown thereon to be due and has provided adequate accruals in accordance with generally accepted accounting principles in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. Except as disclosed in the Atari SEC Documents, (i) no material claim for Taxes has become a lien against the property of Atari or any of its subsidiaries or is being asserted against Atari or any of its subsidiaries other than liens for Taxes not yet due and payable, (ii) no audit of any Tax Return of Atari or any of its subsidiaries is being conducted by a Tax authority, (iii) no extension of the statute of limitations on the assessment of any Taxes has been granted by Atari or any of its subsidiaries and is currently in effect, and (iv) there is no agreement, contract or arrangement to which Atari or any of its subsidiaries is a party that may result in the payment of any amount that would not be deductible by reason of Sections 280G, 162 or 404 of the Code. Neither Atari nor any of its subsidiaries is a party to any tax sharing or tax allocation agreement nor does Atari or any of its subsidiaries owe any amount under any such agreement. As used herein, "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes. Atari and each of its subsidiaries are in full compliance with all terms and conditions of any Tax exemptions or other Tax-sharing agreement or order of a foreign government and the consummation of the Merger shall not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax-sharing agreement or order.

     3.14 Employee Benefit Plans.

     (a) The Atari Disclosure Schedule lists, with respect to Atari, any ERISA affiliate of Atari or any subsidiary of Atari (i) all employee benefit plans (as defined in Section 3(3) of ERISA), (ii) all loans to employees in excess of $50,000, loans to officers, and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, disability, employee relocation, cafeteria (Code section 125), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, deferred compensation or incentive plans, programs or arrangements, (iv) other material fringe or employee benefit plans, programs or arrangements that apply to senior management of Atari and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which current or contingent obligations of Atari of greater than $50,000 exist for the benefit of, or relating to, any current or former employee, consultant or director of Atari (together, the "Atari Employee Plans"), and a copy of each such Atari Employee Plan and each summary plan description and annual report on the Form 5500 series required to be filed with any government agency for each Atari Employee Plan for the three most recent Plan years has been delivered to JTS.

     (b) (i) None of the Atari Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and
Section 4975 of the Code, with respect to any Atari Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect on Atari or its subsidiaries; (iii) all Atari Employee Plans have been administered in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code, orders, or governmental rules and regulations currently in effect with respect thereto and including all applicable requirements for notification to participants or to the Department of Labor, Internal Revenue Service or Secretary of the Treasury), except as would not have, in the aggregate, a Material Adverse Effect on Atari or its subsidiaries, and Atari and each of its subsidiaries have performed all obligations required to be performed by them under, are not in any material

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

respect in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Atari Employee Plans;
(iv) each Atari Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has received a favorable determination letter from the IRS as to such qualification, and nothing has occurred which could reasonably be expected to cause the loss of such qualification or exemption; (v) all material contributions required to be made by Atari or any of its subsidiaries to any Atari Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Atari Employee Plan for the current plan years; and (vi) no Atari Employee Plan is covered by, and neither Atari nor any subsidiary has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code.

     (c) With respect to each Atari Employee Plan that constitutes a group health plan within the meaning of Section 5000(b)(1) of the Code or Section 607(1) of ERISA, Atari and each of its United States subsidiaries have complied with the applicable health care continuation and notice provisions of COBRA and the proposed regulations thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect on Atari and its subsidiaries.

     3.15 Certain Agreements Affected by the Merger. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Atari or any of its subsidiaries, (ii) increase any benefits otherwise payable by Atari or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     3.16 Employee Matters. Except as to matters which could not, in the aggregate, have a Material Adverse Effect on Atari and its subsidiaries, taken as a whole, Atari and each of its Significant Subsidiaries are in compliance in all respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. There are no pending claims against Atari or any of its subsidiaries under any workers compensation plan or policy or for long term disability. Neither Atari nor any of its subsidiaries has any material obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. There are no controversies pending or, to the knowledge of Atari or any of its subsidiaries, threatened, between Atari or any of its subsidiaries and any of their respective employees, which controversies have or could have a Material Adverse Effect on Atari and its subsidiaries, taken as a whole. Neither Atari nor any of its subsidiaries is a party to any collective bargaining agreement or other labor unions contract nor does Atari nor any of its subsidiaries know of any activities or proceedings of any labor union or organize any such employees.

     3.17 Interested Party Transactions. Except as disclosed in the Atari Disclosure Schedule or the Atari SEC Documents, neither Atari nor any of its subsidiaries is indebted to any director, officer, employee or agent of Atari or any of its subsidiaries (except for amounts due as normal salaries and in reimbursement of ordinary expenses), and no such person is indebted to Atari or any of its subsidiaries. Except as disclosed in the Atari Disclosure Schedule or the Atari SEC Documents, no officer, director or shareholder of Atari or any affiliate of such person has, either directly or indirectly, (i) an interest in any corporation, partnership, firm or other person or entity which furnishes or sells services or products which are similar to those furnished or sold by Atari or (ii) a beneficial interest in a contract or agreement to which Atari is a party or by which Atari may be bound. For purposes of this Section 3.17, there shall be disregarded any interest which arose solely from the ownership of less than a one percent (1%) equity interest in a corporation whose stock is regularly traded on a national securities exchange or over-thecounter market.

     3.18 Insurance. Atari and each of its Significant Subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Atari and its subsidiaries. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Atari and its Significant Subsidiaries are otherwise in compliance with the terms of such policies and bonds. Atari has no knowledge of any threatened termination of, or premium increase with respect to, any of such policies.

     3.19 Compliance With Laws. Each of Atari and its Significant Subsidiaries has complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on Atari and its subsidiaries, taken as a whole.

     3.20 Minute Books. The minute books of Atari and its subsidiaries made available to JTS contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of Atari and the respective subsidiaries through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

     3.21 Complete Copies of Materials. Atari has delivered or made available true and complete copies of each document which has been requested by JTS or its counsel in connection with their legal and accounting review of Atari and its subsidiaries.

     3.22 Broker's and Finders' Fees. Atari has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     3.23 Registration Statement; Proxy Statement/Prospectus. The information supplied by Atari for inclusion in the Registration Statement shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Atari for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to JTS's stockholders and Atari's stockholders, at the time of the JTS Stockholders Meeting, at the time of the Atari Stockholders Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the JTS Stockholders Meeting or the Atari Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Atari which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Atari will promptly inform JTS. Notwithstanding the foregoing, Atari makes no representation, warranty or covenant with respect to any information supplied by JTS which is contained in any of the foregoing documents.

     3.24 Opinion of Financial Advisor. Atari has been advised in writing by its financial advisor, Montgomery Securities, that in such advisor's opinion, as of the date hereof, the consideration to be paid by Atari hereunder is fair, from a financial point of view, to Atari.

     3.25 Board Approval. The Board of Directors of Atari has unanimously (i) approved this Agreement and the Merger, (ii) determined that the Merger is in the best interests of its stockholders and is on terms that are fair to such stockholders and (iii) recommended that its stockholders approve this Agreement and the Merger.

     3.26 Vote Required. The affirmative vote of the holders of a majority of the shares of Atari Common Stock outstanding on the record date set for the Atari Stockholders Meeting is the only vote of the holders of any of Atari's capital stock necessary to approve this Agreement and the transactions contemplated hereby. No shareholder of Atari will be entitled to statutory dissenters rights under Nevada Law as a result of the Merger.

     3.27 Underlying Documents. True and complete copies of all underlying documents set forth on the Atari Disclosure Schedule or described as having been disclosed or delivered to JTS pursuant to this Agreement have been furnished to JTS.

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

     3.28 Representations Complete. None of the representations or warranties made by Atari herein or in any Schedule hereto, including the Atari Disclosure Schedule, or certificate furnished by Atari pursuant to this Agreement, or the Atari SEC Documents, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business of JTS and Atari. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, each of JTS and Atari agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other), to carry on its and its subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay and to cause its subsidiaries to pay debts and taxes when due (subject to good faith disputes over such debts or taxes) and to pay or perform other obligations when due. Each of JTS and Atari agrees to promptly notify the other of any event or occurrence not in the ordinary course of its or its subsidiaries' business, and of any event which could have a Material Adverse Effect on it and its subsidiaries, taken as a whole. Without limiting the foregoing, except as expressly contemplated by this Agreement, neither JTS nor Atari shall do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of the other:

          (a) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws (except as contemplated by Section
     1.4 hereof);

          (b) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of its Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement; provided, however, that in addition to any grants specifically described on the JTS Disclosure Schedule, JTS may, in the ordinary course of business consistent with past practice, grant options for the purchase of up to 250,000 shares of JTS Common Stock under the JTS Stock Option Plan and issue shares of JTS Common Stock upon the exercise of such options; and provided, further, that Atari may issue securities under the Atari Option Plan.

          (c) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

          (d) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its parent's/subsidiaries' business, taken as a whole;

          (e) Taxes. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Return or any amendment to a material Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

          (f) Stock Option Plans, Etc. Accelerate, amend or change the period of exercisability of options, warrants or other rights granted under its employee stock plans or authorize cash payments in exchange for any options, warrants or other rights granted under any of such plans;

          (g) Other. Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (f) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

     4.2 Conduct of Business of JTS. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement, JTS shall not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of Atari:

          (a) Material Contracts. Enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts, other than in the ordinary course of business consistent with past practice;

          (b) Intellectual Property. Transfer to any person or entity any rights to its Intellectual Property other than in the ordinary course of business consistent with past practice;

          (c) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole, except in the ordinary course of business consistent with past practice;

          (d) Indebtedness. Incur any indebtedness for borrowed money (except amounts borrowed under JTS's existing revolving credit line or drawdowns of existing credit facilities for working capital or construction purposes only) or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

          (e) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business and other than as disclosed in the JTS Disclosure Schedule;

          (f) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $50,000 in any one case or $250,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the JTS Financial Statements;

          (g) Termination or Waiver. Terminate or waive any right of substantial value, other than in the ordinary course of business;

          (h) Employee Benefit Plans. Adopt or amend any employee benefit or stock purchase or option plan;

          (i) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Atari prior to the filing of such a suit, (iii) in such cases in which the damages or legal fees are not reasonably expected to material, or (iv) for a breach of this Agreement; or

          (j) Other. Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (i) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

     4.3 Conduct of Business of Atari. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated

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

by this Agreement, Atari shall not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of JTS:

          (a) Material Contracts. Enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts, other than in the ordinary course of business consistent with past practice;

          (b) Intellectual Property. Transfer to any person or entity any rights to its Intellectual Property other than in the ordinary course of business consistent with past practice;

          (c) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole, except in the ordinary course of business consistent with past practice;

          (d) Indebtedness. Incur any indebtedness for borrowed money (except amounts borrowed under JTS's existing revolving credit line or drawdowns of existing credit facilities for working capital or construction purposes only) or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

          (e) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business and other than as disclosed in the Atari Disclosure Schedule;

          (f) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $50,000 in any one case or $250,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Atari Financial Statements;

          (g) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice, and in any event not to exceed $25,000 per quarter;

          (h) Termination or Waiver. Terminate or waive any right of substantial value, other than in the ordinary course of business;

          (i) Employee Benefit Plans. Adopt or amend any employee benefit or stock purchase or option plan;

          (j) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with JTS prior to the filing of such a suit, (iii) in such cases in which the damages or legal fees are not reasonably expected to material, or (iv) for a breach of this Agreement; or

          (k) Other. Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.3(a) through (j) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

     4.4 No Other JTS Negotiations. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, JTS shall not, directly or indirectly (i) solicit, initiate discussion or engage in negotiations with any person (whether such negotiations are initiated by JTS or otherwise) or take any other action intended or designed to facilitate the efforts of any person, other than Atari, relating to the possible acquisition of JTS or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets of otherwise) or any of its or their capital stock or any material portion of its or their assets (with any such efforts by any such person, including a firm proposal to make such an acquisition, to be referred to as a "JTS Acquisition Proposal") (ii) provide non-public information with respect to JTS or any of its subsidiaries to any person, other than Atari, relating to a possible

JTS Acquisition Proposal by any person, other than Atari, (iii) enter into an agreement with any person, other than Atari, providing for a possible JTS Acquisition Proposal, or (iv) make or authorize any statement, recommendation or solicitation in support of any possible JTS Acquisition Proposal by any person other than Atari. If JTS or any of its subsidiaries receives any unsolicited offer or proposal to enter negotiations relating to a JTS Acquisition Proposal, JTS shall immediately notify Atari thereof, including information as to the identity of the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be. JTS recognizes and acknowledges that a breach of this Section 4.4 may cause irreparable and material loss and damage to Atari as to which Atari may not have an adequate remedy at law or in damages and that, accordingly, JTS agrees that the issuance of an injunction or other equitable remedy is the appropriate remedy for any such breach.

     4.5 No Other Atari Negotiations. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Atari shall not, directly or indirectly (i) solicit, initiate discussion or engage in negotiations with any person (whether such negotiations are initiated by Atari or otherwise) or take any other action intended or designed to facilitate the efforts of any person, other than JTS, relating to the possible acquisition of Atari (whether by way of merger, purchase of capital stock, purchase of assets of otherwise) or any of its capital stock or any material portion of its assets (with any such efforts by any such person, including a firm proposal to make such an acquisition, to be referred to as an "Atari Acquisition Proposal") (ii) provide non-public information with respect to Atari to any person, other than JTS, relating to a possible Atari Acquisition Proposal by any person, other than JTS, (iii) enter into an agreement with any person, other than JTS, providing for a possible Atari Acquisition Proposal, or (iv) make or authorize any statement, recommendation or solicitation in support of any possible Atari Acquisition Proposal by any person other than JTS. If Atari receives any unsolicited offer or proposal to enter negotiations relating to an Atari Acquisition Proposal, Atari shall immediately notify JTS thereof, including information as to the identity of the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be. Atari recognizes and acknowledges that a breach of this Section 4.5 may cause irreparable and material loss and damage to JTS as to which JTS may not have an adequate remedy at law or in damages and that, accordingly, JTS agrees that the issuance of an injunction or other equitable remedy is the appropriate remedy for any such breach. Notwithstanding the foregoing, nothing contained in this Agreement (i) shall prevent the Board of Directors of Atari from referring any third party to this
Section 4.5 or providing a copy of this Agreement (other than the JTS Disclosure Schedule) to any third party, (ii) shall prevent the Board of Directors of Atari from considering, negotiating, approving and recommending to the shareholders of Atari an unsolicited bona fide written Atari Acquisition Proposal which the Board of Directors of Atari determines in good faith (after consultation with its financial advisors and after consultation with outside counsel as to whether the Board of Directors is required to do so in order to discharge properly its fiduciary duties to shareholders under applicable law) would result in a transaction more favorable to the Company's shareholders from a financial point of view than the transaction contemplated by this Agreement (any such Atari Acquisition Proposal being referred to herein as a "Superior Atari Proposal").

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, JTS and Atari shall prepare, and Atari shall file with the SEC, preliminary proxy materials relating to the approval of the Merger and the transactions contemplated hereby by the stockholders of each of JTS and Atari and, as promptly as practicable following receipt of SEC comments thereon, JTS and Atari shall file with the SEC a Registration Statement on Form S-4 (or such other or successor form as shall be appropriate), which complies in form with applicable SEC requirements and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. The Proxy Statement shall include the recommendation of the Board of Directors of JTS in favor of the Merger; provided that such recommendation may not be included or may be withdrawn if previously included if JTS's Board of Directors, upon written advice of its outside legal counsel, shall determine that to include such recommenda-tion or not withdraw such recommendation if previously included would constitute a breach of the Board's fiduciary duty under applicable law. The Proxy Statement shall include the recommendation of the Board of Directors of Atari in favor of the Merger; provided that such recommendation may not be included or may be withdrawn if previously included if Atari's Board of Directors, upon written advice of its outside legal counsel, shall determine that to include such recommendation or not withdraw such recommendation if previously included would constitute a breach of the Board's fiduciary duty under applicable law.

     5.2 Meetings of Stockholders.

     (a) JTS shall promptly after the date hereof take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the JTS Stockholders Meeting on or prior to June 30, 1996 or as soon thereafter as is practicable. JTS shall consult with Atari and use all reasonable efforts to hold the JTS Stockholders Meeting on the same day as the Atari Stockholders Meeting and shall not postpone or adjourn (other than for the absence of a quorum) the JTS Stockholders Meeting without the consent of Atari. JTS shall use its best efforts to solicit from stockholders of JTS proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required to effect the Merger.

     (b) Atari shall promptly after the date hereof take all action necessary in accordance with Nevada Law and its Articles of Incorporation and Bylaws to convene the Atari Stockholders Meeting on or prior to June 30, 1996 or as soon thereafter as is practicable. Atari shall consult with JTS and shall use all reasonable efforts to hold the Atari Stockholders Meeting on the same day as the JTS Stockholders Meeting and shall not postpone or adjourn (other than for the absence of a quorum) the Atari Stockholders Meeting without the consent of JTS. Atari shall use its best efforts to solicit from stockholders of Atari proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required to effect the Merger.

     5.3 Access to Information. JTS shall afford Atari and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of JTS's and its subsidiaries' properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of JTS and its subsidiaries as Atari may reasonably request. JTS agrees to provide to Atari and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. Atari shall afford JTS and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Atari's and its subsidiaries' properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Atari and its subsidiaries as JTS may reasonably request. Atari agrees to provide to JTS and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     5.4 Public Disclosure. Atari and JTS shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law.

     5.5 Consents; Cooperation. Each of Atari and JTS shall promptly apply for or otherwise seek, and use its best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, including those required under HSR, and shall use its best efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the Merger for the assignment thereof or otherwise. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to HSR or any other federal or state antitrust or fair trade law.

     5.6 Continuity of Interest Certificates.

     (a) Schedule 5.6(a) sets forth those persons who hold one percent (1%) or more of the outstanding shares of JTS capital stock (the "JTS Significant Stockholders"). JTS shall provide Atari such information and documents as Atari shall reasonably request for purposes of reviewing such list. JTS shall use its best efforts to deliver or cause to be delivered to Atari, concurrently with the execution of this Agreement (and in each case prior to the Effective Time) from each of the JTS Significant Stockholders, an executed Continuity of Interest Certificate in a form reasonably satisfactory to counsel to Atari. The Surviving Company shall be entitled to place appropriate legends on the certificates evidencing any JTS Common Stock held by such JTS Significant Stockholders, and to issue appropriate stop transfer instructions to the transfer agent for JTS Common Stock, consistent with the terms of such Continuity of Interest Certificates.

     (b) Schedule 5.6(b) sets forth those persons who hold five percent (5%) or more of the outstanding shares of Atari capital stock (the "Atari Significant Stockholders"). Atari shall provide JTS such information and documents as JTS shall reasonably request for purposes of reviewing such list. Atari shall use its best efforts to deliver or cause to be delivered to JTS, concurrently with the execution of this Agreement (and in each case prior to the Effective Time) from each of the Atari Significant Stockholders, an executed Continuity of Interest Certificate in a form reasonably satisfactory to counsel to JTS. The Surviving Company shall be entitled to place appropriate legends on the certificates evidencing any JTS Common Stock to be received by such Atari Significant Stockholders pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for JTS Common Stock, consistent with the terms of such Continuity of Interest Certificates.

     5.7 Voting Agreements.

     (a) Prior to or concurrently with the execution of this Agreement, each JTS stockholder named in Schedule 5.7(a) shall have executed and delivered to Atari a Voting Agreement substantially in the form of Exhibit C-1 attached hereto.

     (b) Prior to or concurrently with the execution of this Agreement, each Atari stockholder named in Schedule 5.7(b) shall have executed and delivered to JTS a Voting Agreement substantially in the form of Exhibit C-2 attached hereto.

     5.8 FIRPTA. Promptly following the Closing, JTS and Atari shall deliver to the IRS appropriate notices that their capital stock is not a "U.S. Real Property Interest" as defined in and in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).

     5.9 Legal Requirements. Each of Atari and JTS will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

     5.10 Blue Sky Laws. JTS shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the JTS Common Stock in connection with the Merger. Atari shall use its best efforts to assist JTS as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of JTS Common Stock in connection with the Merger.

     5.11 Atari Employee Benefit Plans. At the Effective Time, each outstanding option to purchase shares of Atari Common Stock under the Atari Stock Option Plan whether vested or unvested, will be assumed by JTS. Each such option so assumed by JTS under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Atari Stock Option Plan immediately prior to the Effective Time, except that (i) such option will be exercisable for that number of whole shares of JTS Common Stock equal to the product of the number of shares of Atari Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of JTS Common Stock, and (ii) the per share exercise price for the shares of JTS Common Stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of Atari Common Stock at which such option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. It is the intention of the parties that the options so assumed by JTS qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time.

     5.12 Atari Debentures. Each Atari Debenture, upon its surrender to JTS at any time at or following the Closing, shall be exchanged for a debenture in substantially identical form (i) representing the right to convert into that number of shares of JTS Common Stock equal to the number of shares of Atari Common Stock for which such debenture was previously convertible multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of JTS Common Stock, and (ii) with a per share conversion price for the shares of JTS Common Stock issuable upon exercise of such assumed debenture equal to the quotient determined by dividing the conversion price per share of JTS Common Stock at which such debenture was convertible immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

     5.13 Form S-8. JTS agrees to file, no later than five (5) days after the Closing, a registration statement on Form S-8 covering the shares of JTS Common Stock issuable pursuant to outstanding options under the Atari Stock Option Plan assumed by JTS.

     5.14 Tax-Free Reorganization; Tax Returns. Atari and JTS shall each use its best efforts to cause the Merger to be treated as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code and shall report the Merger as such in all federal and, to the extent permitted, all state and local tax returns filed after the Effective Time of the Merger.

     5.15 Registration Rights. At or prior to the Closing, JTS shall provide to the holders of Atari Common Stock listed on Schedule 5.15 hereto, the registration rights set forth in that certain Registration Rights Agreement dated as of February 3, 1995 by and among JTS and the entities listed on Exhibit A thereto, by amending such agreement in a form reasonably acceptable to counsel to Atari.

     5.16 Indemnification of Officers and Directors. After the Effective Time, the Surviving Corporation shall (to the extent not prohibited by law) indemnify and hold harmless, and pay in advance expenses, costs, damages, settlements and fees to each director or officer of Atari serving as such as of the date hereof as provided in the Nevada law or the Articles of Incorporation or bylaws of Atari or any indemnification agreement to which Atari and such officer or director is a party, in each case as in effect at the date hereof, which provisions shall survive the Merger and shall continue in full force and effect after the Effective Time.

     5.17 Listing of JTS Common Stock. Atari and JTS shall each use its best efforts to cause the JTS Common Stock to be approved for listing on the Nasdaq National Market or the American Stock Exchange, such that trading in JTS Common Stock shall commence on the first trading day following the Closing.

     5.18 Atari Consent to JTS Transaction with Moduler. JTS covenants and agrees with Atari that JTS will not amend or modify the Moduler Agreement without the prior written consent of Atari.

     5.19 Atari SEC Documents. Atari covenants and agrees with JTS that from and after the date hereof, Atari will timely file all reports which it is required to file with the SEC pursuant to the Exchange Act.

     5.20 Best Efforts and Further Assurances. Each of the parties to this Agreement shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill or cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

          (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by (i) the holders of a majority of the shares of JTS Common Stock and JTS Series A Preferred Stock outstanding as of the record date set for the JTS Stockholders Meeting, voting together, (ii) a majority of the shares of JTS Common Stock outstanding on the record date set for the JTS Stockholders Meeting, voting separtely as a class, (iii) the holders of at least two-thirds of the shares of JTS Series A Preferred outstanding as of the record date set for the JTS Stockholders Meeting, voting separately as a class, and (iv) the holders of a majority of the shares of Atari Common Stock outstanding as of the record date set for the Atari Stockholders Meeting.

          (b) Registration Statement Effective. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened by the SEC; and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties hereto.

          (c) Exchange Act Registration Statement Effective. JTS shall have filed a Registration Statement on Form 8-A with the SEC pursuant to the Exchange Act (the "Form 8-A"). The SEC shall have declared the Form 8-A effective. No stop orders suspending the effectiveness of the Form 8-A or any part thereof shall have been issued and no proceeding for that purpose, shall have been initiated or threatened by the SEC.

          (d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

          (e) Governmental Approval. Atari and JTS and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act, under state Blue Sky laws, and under HSR.

          (f) Tax Opinion. Atari and JTS shall have received substantially identical written opinions of Wilson Sonsini Goodrich & Rosati, P.C., and Cooley Godward Castro Huddleson & Tatum, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and such opinions shall not have been withdrawn. In rendering such opinions, counsel shall be entitled to rely upon representations of Atari and JTS and certain stockholders of Atari and JTS.

          (g) Listing of JTS Common Stock. The JTS Common Stock shall have been approved for quotation on the Nasdaq National Market or the American Stock Exchange.

          (h) Limit on JTS Dissenting Shares. No more than 5.0% of the shares of JTS Common Stock and JTS Series A Preferred Stock shall be Dissenting Shares or entitled to exercise any dissenters or appraisal rights with respect to the Merger.

          (i) Continuity of Interest Certificates. Atari shall have received from each of the JTS Significant Stockholders an executed Continuity of Interest Certificate as contemplated by Section 5.6 hereof. JTS shall have received from each of the Atari Significant Shareholders an executed Continuity of Interest Certificate as contemplated by Section 5.6 hereof.

          (j) Supplemental Indentures. To the extent required by the indenture related to the Atari Debentures or the indenture related to the Federated Debentures, Atari and JTS shall have entered into supplemental indentures with the trustees for such debentures, such supplemental indentures to be in a form reasonably satisfactory to counsel to Atari and counsel to JTS.

     6.2 Additional Conditions to Obligations of JTS. The obligations of JTS to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by JTS:

          (a) Representations, Warranties and Covenants. (i) The representations and warranties of Atari in this Agreement shall be true and correct in all respects on and as of the Effective Time as though such representations and warranties were made on and as of such time, except to the extent that the failure of such representations and warranties to be true and accurate in such respects has not had and could not reasonably be expected to have a Material Adverse Effect on Atari and its subsidiaries and (ii) Atari shall have performed and complied in all respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time, except to the extent that the failure to so perform or comply has not had and could not reasonably be expected to have a Material Adverse Effect on Atari and its subsidiaries.

          (b) Certificate of Atari. JTS shall have been provided with a certificate executed on behalf of Atari by its President and its Chief Financial Officer to the effect that, as of the Effective Time:

             (i) all representations and warranties made by Atari under this Agreement are true and complete in all respects except to the extent that the failure of such representations and warranties to be true and accurate in such respects has not had and could not reasonably be expected to have a Material Adverse Effect on Atari and its subsidiaries; and

             (ii) all covenants, obligations and conditions of this Agreement to be performed by Atari on or before such date have been so performed in all respects except to the extent that the failure to so perform or comply has not had and could not reasonably be expected to have a Material Adverse Effect on Atari and its subsidiaries.

          (c) Third Party Consents. JTS shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under any material contract of Atari or any of its Significant Subsidiaries or otherwise.

          (d) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting JTS' conduct or operation of the business of Atari and its subsidiaries, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

          (e) Legal Opinions. JTS shall have received legal opinions from Wilson Sonsini Goodrich & Rosati, P.C. and Atari's Nevada counsel, which opinions shall be reasonably satisfactory to counsel to JTS.

          (f) No Material Adverse Changes. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Atari and its subsidiaries, taken as a whole.

     6.3 Additional Conditions to the Obligations of Atari. The obligations of Atari to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by
Atari:

          (a) Representations, Warranties and Covenants. (i) The representations and warranties of JTS in this Agreement shall be true and correct in all respects on and as of the Effective Time as though such representations and warranties were made on and as of such time, except to the extent that the failure of such representations and warranties to be true and accurate in such respects has not had and could not reasonably be expected to have a Material Adverse Effect on JTS and its subsidiaries and
     (ii) JTS shall have performed and complied in all respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time, except to the extent that the failure to so perform or comply has not had and could not reasonably be expected to have a Material Adverse Effect on JTS and its subsidiaries.

          (b) Certificate of JTS. Atari shall have been provided with a certificate executed on behalf of JTS by its Chief Executive Officer and Chief Financial Officer to the effect that, as of the Effective Time:

             (i) all representations and warranties made by JTS under this Agreement are true and complete in all respects; except to the extent that the failure of such representations and warranties to be true and accurate in such respects has not had and could not reasonably be expected to have a Material Adverse Effect on JTS and its subsidiaries; and

             (ii) all covenants, obligations and conditions of this Agreement to be performed by JTS on or before such date have been so performed in all respects except to the extent that the failure to so perform or comply has not had and could not reasonably be expected to have a Material Adverse Effect on JTS and its subsidiaries.

          (c) Third Party Consents. Atari shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under any material contract of JTS or any of its subsidiaries or otherwise.

          (d) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting JTS' conduct or operation of the business of JTS and its subsidiaries, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

          (e) Legal Opinion. Atari shall have received a legal opinion from Cooley Godward Castro Huddleson & Tatum, which opinion shall be reasonably satisfactory to counsel to Atari.

          (f) No Material Adverse Changes. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of JTS and its subsidiaries, taken as a whole.

          (g) Conversion of JTS Series A Preferred Stock. Each outstanding share of JTS Series A Preferred Stock shall be converted into one (1) share of JTS Common Stock.

          (h) Right of First Refusal and Co-Sale Agreement. The provisions of the Right of First Refusal and Co-Sale Agreement dated as of February 3, 1995 by and among JTS and certain other parties, as amended, shall have terminated.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. Notwithstanding approval of this Agreement by the stockholders of JTS or Atari, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) by mutual written consent of JTS and Atari;

          (b) by Atari if (i) it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of JTS, which has or can reasonably be expected to have a Material Adverse Effect on JTS and its subsidiaries, taken as a whole, and such breach has not been cured within five (5) days after written notice to JTS (provided that, no cure period shall be required for a breach which by its nature cannot be cured) or (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would prohibit JTS's ownership or operation of all or a material portion of the business of Atari or any of its subsidiaries, or compel Atari or any of Atari's subsidiaries or JTS or any of JTS's subsidiaries to dispose of or hold separate or otherwise relinquish all or a material portion of the business or assets of JTS or any of JTS's subsidiaries or Atari or any of Atari's subsidiaries as a result of the Merger.

          (c) by JTS if (i) it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Atari, which has or can reasonably be expected to have a Material Adverse Effect on Atari and its subsidiaries, taken as a whole, and such breach has not been cured within five (5) days after written notice to Atari (provided that, no cure period shall be required for a breach which by its nature cannot be cured) or (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would prohibit JTS's ownership or operation of all or a material portion of the business of JTS or any of its subsidiaries, or compel Atari or any of Atari's subsidiaries or JTS or any of JTS's subsidiaries to dispose of or hold separate or otherwise relinquish all or a material portion of the business or assets of JTS or any of JTS's subsidiaries or Atari or any of Atari's subsidiaries as a result of the Merger.

          (d) by any party hereto if: (i) the Closing has not occurred by July 31, 1996, (ii) there shall be a final, non-appealable order of a federal or state court in effect preventing consummation of the Merger; (iii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity which would make consummation of the Merger illegal;
     (iv) if JTS's stockholders do not approve the Merger and this Agreement by the requisite vote at JTS Stockholders Meeting; (v) if Atari's stockholders do not approve the Merger and this Agreement by the requisite vote at the Atari Stockholders Meeting; or (vi) if the Atari Board of Directors shall have accepted, approved or recommended to the shareholders of Atari a Superior Atari Proposal.

     Where action is taken to terminate this Agreement pursuant to this Section 7.1, it shall be sufficient for such action to be authorized by the Board of Directors of the party taking such action and for such party to then notify the other parties in writing of such action.

     7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Atari and JTS or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth this Agreement; provided that, the provisions of Section 7.3 (Expenses) and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement.

     7.3 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except that expenses incurred in connection with printing the Proxy Materials and the S-4

Registration Statement, registration and filing fees incurred in connection with the S-4 Registration Statement and the Proxy Materials and fees, costs and expenses associated with compliance with applicable state securities laws, listing of the JTS Common Stock on the Nasdaq National Market or the American Stock Exchange, and with HSR in connection with the Merger shall be shared equally by JTS and Atari.

     7.4 Amendment. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the stockholders of JTS or Atari shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Atari Common Stock, (ii) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would adversely affect the holders of Atari Common Stock.

     7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1 Non-Survival at Effective Time. The representations, warranties and agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I, Section 5.8 (FIRPTA), Section
5.11 (Employee Benefit Plans), Section 5.12 (Atari Debentures), Section 5.13 (Form S-8), Section 5.14 (Tax Free Reorganization; Tax Returns), Section 5.16 (Indemnification), Section 5.20 (Best Efforts and Further Assurances), 7.3 (Expenses), and this Article VIII shall survive the Effective Time.

     8.2 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner or employee of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

     8.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to Atari, to:

        Atari Corporation
        455 South Mathilda Avenue
        Sunnyvale, California 94086
        Attention: Jack Tramiel
        Facsimile No.: (408) 328-0909
        Telephone No.: (408) 328-0900
        with a copy to:

        Wilson Sonsini Goodrich & Rosati, P.C.
        650 Page Mill Road
        Palo Alto, California 94304-1050
        Attention: Jeffrey D. Saper, Esq.
        Facsimile No.: (415) 493-6811
        Telephone No.: (415) 493-9300

     (b) if to JTS, to:

        JTS Corporation
        166 Baypointe Parkway
        San Jose, California 95134
        Attention: David T. Mitchell
        Facsimile No.: (408) 468-1619
        Telephone No.: (408) 468-1800

        with a copy to:

        Cooley Godward Castro Huddleson & Tatum
        Five Palo Alto Square
        Palo Alto, California 94306
        Attention: Andrei M. Manoliu, Esq.
        Facsimile No.: (415) 857-0663
        Telephone No.: (415) 843-5000

     8.4 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.5 Counterparts. This Agreement may be executed in counterparts, both of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     8.6 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the JTS Disclosure Schedule and the Atari Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise.

     8.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.8 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     8.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located in the County of Santa Clara, California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

     8.10 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.11 Amendment and Restatement. The parties hereto hereby consent and agree that this Agreement shall constitute an amendment and restatement of that certain Agreement and Plan of Reorganization by and among Atari, JTS and JTS Acquisition Corporation dated as of February 12, 1996.

     IN WITNESS WHEREOF, JTS and Atari have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                                          JT STORAGE, INC.

                                          By:     /s/  David T. Mitchell

                                            ------------------------------------
                                                         President

                                          ATARI CORPORATION

                                          By:        /s/  Sam Tramiel

                                            ------------------------------------
                                                         President

                                  APPENDIX B-1

                         FORM OF ATARI VOTING AGREEMENT

                                  APPENDIX B-1

                               ATARI CORPORATION

                              AMENDED AND RESTATED
                                VOTING AGREEMENT

     This AMENDED AND RESTATED VOTING AGREEMENT (the "Agreement") is made and entered into as of April 8, 1996, by and among JT STORAGE, INC., a Delaware corporation ("JTS"), and the undersigned stockholder ("Stockholder") of ATARI CORPORATION, a Nevada corporation ("Atari").

                                    RECITALS

     A. Whereas JTS and the Stockholder desire to amend that certain Voting Agreement, dated as of February 12, 1996, and related Irrevocable Proxy to Vote Stock of Atari Corporation dated as of February 12, 1996.

     B. Pursuant to an Amended and Restated Agreement and Plan of
Reorganization, dated as of April 8, 1996 (the "Reorganization Agreement") by and among JTS and Atari, Atari is merging with and into JTS (the "Merger");

     C. The Reorganization Agreement amends and restates that certain Agreement and Plan of Reorganization dated as of February 12, 1996, by and among JTS, Atari and JT Acquisition Corporation ("Newco");

     D. Pursuant to Section 5.7 of the Reorganization Agreement, in order to induce JTS to enter into the Reorganization Agreement, Atari has agreed to solicit the proxy of certain significant stockholders of Atari on behalf of JTS and to cause certain significant stockholders of Atari to execute and delivery Voting Agreements to JTS;

     E. Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such number of shares of the outstanding Common Stock, $0.01 par value per share, of Atari as is indicated on the signature page of this Agreement (the "Shares"); and

     F. In consideration of the execution of the Reorganization Agreement by JTS, Stockholder agrees not to transfer or otherwise dispose of any of the Shares, or any other shares of capital stock of Atari acquired by Stockholder hereafter and prior to the Expiration Date (as defined in Section 1.1 below), and agrees to vote the Shares and any other such shares of capital stock of Atari so as to facilitate consummation of the Merger.

     NOW, THEREFORE, the parties agree as follows:

     1. AGREEMENT TO RETAIN SHARES.

     1.1 TRANSFER AND ENCUMBRANCE. Stockholder agrees not to transfer (except as may be specifically required by court order), sell, exchange, pledge (except in connection with a bona fide loan transaction, provided that any pledgee agrees not to transfer, sell, exchange, pledge or otherwise dispose of or encumber the Shares or any New Shares (as defined in Section 1.2) prior to the Expiration Date and to be subject to the Proxy (as defined in Section 3)) or otherwise dispose of or encumber the Shares or any New Shares, or to make any offer or agreement relating thereto, at any time prior to the Expiration Date. As used herein, the term ("Expiration Date") shall mean the earlier to occur of
(i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Reorganization Agreement, (ii) the close of business on December 31, 1996 and (iii) the date of termination of the Reorganization Agreement.

     1.2 NEW SHARES. Stockholder agrees that any shares of capital stock of Atari that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date ("New Shares") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

     2. AGREEMENT TO VOTE SHARES. At every meeting of the stockholders of Atari called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of

                                      B-1-1
the stockholders of Atari with respect to any of the following, Stockholder shall vote the Shares and any New Shares in favor of approval of the Reorganization Agreement and the Merger and any matter that could reasonably be expected to facilitate the Merger. This Agreement is intended to bind Stockholder as a stockholder of Atari only with respect to the specific matters set forth herein and shall not prohibit Stockholder from acting in accordance with his or her fiduciary duties, if applicable, as an officer or director of Atari.

     3. IRREVOCABLE PROXY. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to JTS a proxy in the form attached hereto as Exhibit A (the "Proxy"), which shall be irrevocable to the extent provided in
Section 78.355 of the Nevada General Corporation Law, covering the total number of Shares and New Shares beneficially owed or as to which beneficial ownership is acquired (as such term is defined in Rule 13d-3 under the Exchange Act) by Stockholder set forth therein.

     4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF STOCKHOLDER. Stockholder hereby represents, warrants and covenants to JTS that Stockholder (i) is the beneficial owner of the Shares, which at the date of this Agreement are and at all times up until the Expiration Date will be free and clear of any liens, claims, options, charges or other encumbrances; (ii) does not beneficially own any shares of capital stock of Atari other than the Shares (excluding shares as to which Stockholder currently disclaims beneficial ownership in accordance with applicable law); and (iii) has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy.

     5. ADDITIONAL DOCUMENTS. Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of JTS, to carry out the purpose and intent of this Agreement.

     6. CONSENT AND WAIVER. Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which Stockholder is a party or pursuant to any rights Stockholder may have.

     7. TERMINATION. This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date.

     8. MISCELLANEOUS.

     8.1 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     8.2 BINDING EFFECT AND ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other.

     8.3 AMENDMENT AND MODIFICATION. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

     8.4 SPECIFIC PERFORMANCE; INJUNCTIVE RELIEF. The parties hereto acknowledge that JTS will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to JTS upon any such violation, JTS shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to JTS at law or in equity.

     8.5 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return

                                      B-1-2
receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a)  if to JTS, to:

            JTS Corporation
            166 Baypointe Parkway
            San Jose, California 95134
            Attention: David T. Mitchell
            Facsimile No.: (408) 468-1619
            Telephone No.: (408) 468-1800

            With a copy to:

            Cooley Godward Castro Huddleson & Tatum
            Five Palo Alto Square
            3000 El Camino Real
            Palo Alto, California 94306
            Attention: Andrei M. Manoliu, Esq.
            Facsimile No.: (415) 857-0663
            Telephone No.: (415) 843-5000

        (b)  if to Stockholder, to the address set forth below.

     8.6 GOVERNING LAW. This Agreement and the Proxy shall be governed by, construed and enforced in accordance with the internal laws of the State of Nevada.

     8.7 ENTIRE AGREEMENT. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof and supersede all prior negotiations and understandings between the parties with respect to such subject matters.

     8.8 COUNTERPART. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     8.9 EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

                                      B-1-3

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

                                          JT STORAGE, INC.

                                          By:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                                          STOCKHOLDER

                                          By:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                                          Stockholder's Address for Notice:

                                          --------------------------------------

                                          --------------------------------------

                                          Shares beneficially owned:

                    ------------------------------------------------------------
                                          shares of Atari Common Stock

                                      B-1-4

                                   EXHIBIT A
                       IRREVOCABLE PROXY TO VOTE STOCK OF
                               ATARI CORPORATION

     The undersigned stockholder of Atari Corporation, a Nevada corporation ("Atari"), hereby irrevocably (to the full extent permitted by Section 78.355 of the Nevada General Corporation Law) appoints the members of the Board of Directors of JT Storage, Inc., a Delaware corporation ("JTS"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Atari that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of Atari issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned stockholder of Atari as of the date of this Proxy are listed below. Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

     This Proxy is irrevocable (to the extent provided in Section 78.355 of the Nevada General Corporation Law), is granted pursuant to that certain Amended and Restated Voting Agreement dated as of the date hereof, by and among JTS and the undersigned stockholder (the "Voting Agreement") which amends and restates that certain Voting Agreement, dated as of February 12, 1996, by and among JTS and the undersigned stockholder, and is granted in consideration of JTS entering into that certain Amended and Restated Agreement and Plan of Reorganization by and among JTS and Atari (the "Reorganization Agreement") which amends and restates that certain Agreement and Plan of Reorganization by and among JTS, Atari and JTS Acquisition Corporation dated as of February 12, 1996. The Reorganization Agreement provides for the merger of Atari with and into JTS. As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Reorganization Agreement, (ii) the close of business on December 31, 1996 and (iii) the date of termination of the Reorganization Agreement.

     The attorneys and proxies named above, and each of them are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting and other rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to Section 78.320 of the Nevada General Corporation Law), at every annual, special or adjourned meeting of the stockholders of Atari and in every written consent in lieu of such meeting in favor of approval of the Merger and the Reorganization Agreement and in favor of any matter that could reasonably be expected to facilitate the Merger. The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

     Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned. This Proxy is irrevocable to the extent provided in Section 78.355 of the Nevada General Corporation Law.

Dated: April 8, 1996
                                          (Signature of Stockholder)

Shares beneficially owned:                (Print Name of Stockholder)

________ shares of Atari Common Stock

                                  APPENDIX B-2

                          FORM OF JTS VOTING AGREEMENT

                                  APPENDIX B-2

                                JT STORAGE, INC.

                              AMENDED AND RESTATED
                                VOTING AGREEMENT

     This AMENDED AND RESTATED VOTING AGREEMENT (the "Agreement") is made and entered into as of April 8, 1996, by and among ATARI CORPORATION, a Nevada corporation ("Atari"), and the undersigned stockholder ("Stockholder") of JT STORAGE, INC., a Delaware corporation ("JTS").

                                    RECITALS

     A. Whereas Atari and the Stockholder desire to amend that certain Voting Agreement, dated as of February 12, 1996, and related Irrevocable Proxy to Vote Stock of JT Storage, Inc., dated as of February 12, 1996.

     B. Pursuant to an Amended and Restated Agreement and Plan of
Reorganization, dated as of April   , 1996 (the "Reorganization Agreement") by
and among JTS and Atari, Atari is merging with and into JTS (the "Merger");

     C. The Reorganization Agreement amends and restates that certain Agreement and Plan of Reorganization dated as of February 12, 1996, by and among JTS, Atari and JT Acquisition Corporation;

     D. Pursuant to Section 5.7 of the Reorganization Agreement, in order to induce Atari to enter into the Reorganization Agreement, JTS has agreed to solicit the proxy of certain significant stockholders of JTS on behalf of Atari and to cause certain significant stockholders of JTS to execute and delivery Voting Agreements to Atari;

     E. Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such number of shares of the outstanding Common Stock, $0.000001 par value per share, of JTS as is indicated on the signature page of this Agreement (the "Shares"); and

     F. In consideration of the execution of the Reorganization Agreement by Atari, Stockholder agrees not to transfer or otherwise dispose of any of the Shares, or any other shares of capital stock of JTS acquired by Stockholder hereafter and prior to the Expiration Date (as defined in Section 1.1 below), and agrees to vote the Shares and any other such shares of capital stock of JTS so as to facilitate consummation of the Merger.

     NOW, THEREFORE, the parties agree as follows:

     1. AGREEMENT TO RETAIN SHARES.

     1.1 TRANSFER AND ENCUMBRANCE. Stockholder agrees not to transfer (except as may be specifically required by court order), sell, exchange, pledge (except in connection with a bona fide loan transaction, provided that any pledgee agrees not to transfer, sell, exchange, pledge or otherwise dispose of or encumber the Shares or any New Shares (as defined in Section 1.2) prior to the Expiration Date and to be subject to the Proxy (as defined in Section 3)) or otherwise dispose of or encumber the Shares or any New Shares, or to make any offer or agreement relating thereto, at any time prior to the Expiration Date. As used herein, the term ("Expiration Date") shall mean the earlier to occur of
(i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Reorganization Agreement, (ii) the close of business on December 31, 1996 and (iii) the date of termination of the Reorganization Agreement.

     1.2 NEW SHARES. Stockholder agrees that any shares of capital stock of JTS that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date ("New Shares") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

                                      B-2-1

     2. AGREEMENT TO VOTE SHARES. At every meeting of the stockholders of JTS called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of JTS with respect to any of the following, Stockholder shall vote the Shares and any New Shares in favor of approval of the Reorganization Agreement and the Merger and any matter that could reasonably be expected to facilitate the Merger. This Agreement is intended to bind Stockholder as a stockholder of JTS only with respect to the specific matters set forth herein and shall not prohibit Stockholder from acting in accordance with his or her fiduciary duties, if applicable, as an officer or director of Atari.

     3. IRREVOCABLE PROXY. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Atari a proxy in the form attached hereto as Exhibit A (the "Proxy"), which shall be irrevocable to the extent provided in
Section 212 of the Delaware General Corporation Law, covering the total number of Shares and New Shares beneficially owed or as to which beneficial ownership is acquired (as such term is defined in Rule 13d-3 under the Exchange Act) by Stockholder set forth therein.

     4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF STOCKHOLDER. Stockholder hereby represents, warrants and covenants to Atari that Stockholder (i) is the beneficial owner of the Shares, which at the date of this Agreement are and at all times up until the Expiration Date will be free and clear of any liens, claims, options, charges or other encumbrances; (ii) does not beneficially own any shares of capital stock of JTS other than the Shares (excluding shares as to which Stockholder currently disclaims beneficial ownership in accordance with applicable law); and (iii) has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy.

     5. ADDITIONAL DOCUMENTS. Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Atari, to carry out the purpose and intent of this Agreement.

     6. CONSENT AND WAIVER. Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which Stockholder is a party or pursuant to any rights Stockholder may have.

     7. TERMINATION. This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date.

     8. MISCELLANEOUS.

     8.1 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     8.2 BINDING EFFECT AND ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other.

     8.3 AMENDMENT AND MODIFICATION. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

     8.4 SPECIFIC PERFORMANCE; INJUNCTIVE RELIEF. The parties hereto acknowledge that Atari will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Atari upon any such violation, Atari shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Atari at law or in equity.

     8.5 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return

                                      B-2-2
receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a)  if to Atari, to:

            Atari Corporation
            455 South Mathilda Avenue
            Sunnyvale, California 94086
            Attention: Jack Tramiel
            Facsimile No.: (408) 328-0909
            Telephone No.: (408) 328-0900

            With a copy to:

            Wilson, Sonsini, Goodrich & Rosati, P.C.
            650 Page Mill Road
            Palo Alto, California 94304-1050
            Attention: Jeffrey D. Saper, Esq.
            Facsimile No.: (415) 493-6811
            Telephone No.: (415) 493-9300

        (b)  if to Stockholder, to the address set forth below.

     8.6 GOVERNING LAW. This Agreement and the Proxy shall be governed by, construed and enforced in accordance with the internal laws of the State of Delaware.

     8.7 ENTIRE AGREEMENT. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof and supersede all prior negotiations and understandings between the parties with respect to such subject matters.

     8.8 COUNTERPART. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     8.9 EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

                                      B-2-3

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.
                                          ATARI CORPORATION

                                          By:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                                          STOCKHOLDER

                                          By:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                                          Stockholder's Address for Notice:

                                          --------------------------------------

                                          --------------------------------------

                                          Shares beneficially owned:

                          ------------------------------------------------------
                                          shares of JTS Common Stock

                          ------------------------------------------------------
                                          shares of JTS Series A Preferred Stock

                                      B-2-4

                                   EXHIBIT A

                       IRREVOCABLE PROXY TO VOTE STOCK OF
                                JT STORAGE, INC.

     The undersigned stockholder of JT Storage, Inc. a Delaware corporation ("JTS"), hereby irrevocably (to the full extent permitted by Section 212 of the Delaware General Corporation Law) appoints the members of the Board of Directors of Atari Corporation, a Nevada corporation ("Atari"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of JTS that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of JTS issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned stockholder of JTS as of the date of this Proxy are listed below. Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

     This Proxy is irrevocable (to the extent provided in Section 212 of the Delaware General Corporation Law), is granted pursuant to that certain Amended and Restated Voting Agreement dated as of the date hereof, by and among Atari and the undersigned stockholder (the "Voting Agreement") which amends and restates that certain Voting Agreement, dated as of February 12, 1996, by and among Atari and the undersigned stockholder, and is granted in consideration of Atari entering into that certain Amended and Restated Agreement and Plan of Reorganization by and among JTS and Atari (the "Reorganization Agreement") which amends and restates that certain Agreement and Plan of Reorganization by and among JTS, Atari and JTS Acquisition Corporation dated as of February 12, 1996. The Reorganization Agreement provides for the merger of Atari with and into JTS. As used herein, the term "Expiration Date" shall mean the earlier to occur of
(i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Reorganization Agreement, (ii) the close of business on December 31, 1996 and (iii) the date of termination of the Reorganization Agreement.

     The attorneys and proxies named above, and each of them are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting and other rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to Section 228 of the Delaware General Corporation Law), at every annual, special or adjourned meeting of the stockholders of JTS and in every written consent in lieu of such meeting in favor of approval of the Merger and the Reorganization Agreement and in favor of any matter that could reasonably be expected to facilitate the Merger. The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

     Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned. This Proxy is irrevocable to the extent provided in Section 212 of the Delaware General Corporation Law.

Dated:  April 8, 1996
                                              ----------------------------------------------
                                              (Signature of Stockholder)
                                              ----------------------------------------------
Shares beneficially owned:                    (Print Name of Stockholder)
______ shares of JTS Common Stock
______ shares of JTS Series A Preferred Stock

                                   APPENDIX C

                     MONTGOMERY SECURITIES FAIRNESS OPINION

                             MONTGOMERY LETTERHEAD

                                          February 5, 1996

Board of Directors
Atari Corporation
1196 Borregas Avenue
Sunnyvale, California 94089

Gentlemen:

     We understand that Atari Corporation, a Nevada corporation (the "Company"), JT Storage, Inc., a Delaware corporation ("JTS"), and JTS Acquisition Corporation, a Delaware corporation ("Newco"), propose to enter into an Agreement and Plan of Reorganization, dated as of February 12, 1996 (the "Reorganization Agreement"), pursuant to which the Company and JTS will be merged with and into Newco, which will be the surviving entity (the "Merger"). Pursuant to the Merger, as more fully described in the February 2, 1996 draft of the Reorganization Agreement provided to us by the Company, we understand that each outstanding share of (a) the common stock of the Company, $.01 par value per share (the "Company Common Stock"), (b) the common stock of JTS, par value $.000001 per share, and (c) the Series A preferred stock of JTS, par value $.000001 per share, in each case not owned directly or indirectly by Newco, will be converted into 1.00 shares (the "Exchange Ratio") of the common stock, par value $.01 per share, of Newco ("Newco Common Stock"). We understand that, immediately following the Merger, the former securityholders of the Company and JTS will own approximately 61% and 39% respectively, of the Newco Common Stock on a fully diluted basis. We also understand that Newco is a newly formed corporation with no material assets and no liabilities.

     You have asked for our opinion as investment bankers as to whether the Exchange Ratio to be paid by Newco pursuant to the Merger is fair to the Company from a financial point of view, as of the date hereof.

     In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to the Company, including the consolidated financial statements for recent years and interim periods to September 30, 1995, and certain other relevant financial and operating data relating to the Company and JTS made available to us from published sources and from the internal records of the Company and JTS, including the consolidated financial statements of JTS for recent years and interim periods to November 30, 1995; (ii) reviewed the February 2, 1996 draft of the Reorganization Agreement provided to us by the Company; (iii) reviewed certain historical market prices and trading volumes of the Company Common Stock as reported in the American Stock Exchange; (iv) compared the Company and JTS from a financial point of view with certain other companies in the computer peripherals industry that we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the computer peripherals industry that we deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of the Company and JTS certain information of a business and financial nature regarding the Company and JTS, furnished to us by them; (vii) reviewed and discussed with representatives of the management of the Company and JTS financial forecasts and related assumptions of JTS, provided to us by JTS management; (viii) made inquiries regarding and discussed the Merger and the draft of the Reorganization Agreement and other matters related thereto with the Company's counsel; and (ix) performed such other analyses and examinations as we have deemed appropriate.

     In connection with our review, we have assumed and relied upon the accuracy and completeness of the foregoing information and we have not assumed any responsibility for independent verification of such information. With respect to the financial forecasts provided to us as described above, we have assumed for purposes of our opinion that such forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of the management of JTS at the time of preparation as to the future financial performance of JTS, and, except as described below, that they provide a reasonable basis upon which we can form our opinion. For purposes of our opinion and with the agreement of management of the Company, we have adjusted the financial forecasts for JTS provided to us by its management to reflect more conservative assumptions regarding future results of operations. We have also assumed that there have been no material changes in the Company's or JTS' assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of counsel and independent accountants to the Company as to all legal and financial reporting matters with respect to the Company, the Merger and the draft of the Reorganization Agreement. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of the assets or individual properties of the Company or JTS, nor have we been furnished with any such appraisals. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     We have further assumed, with your consent, that the Merger will be consummated in accordance with the terms described in the draft of the Reorganization Agreement without any amendments thereto, and without waiver by the Company or JTS of any of the conditions to their respective obligations thereunder.

     We have, in the ordinary course of our business, previously performed various investment banking services for JTS.

     Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Exchange Ratio to be paid by Newco pursuant to the Merger is fair to the Company from a financial point of view, as of the date hereof.

     This opinion is directed to the Board of Directors of the Company and is not a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. This opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to its inclusion in any proxy statement or prospectus filed with the Securities and Exchange Commission in connection with the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

                                          Very truly yours,

                                          Montgomery Securities

                                          MONTGOMERY SECURITIES

                                  APPENDIX D-1

                               SECTION 262 OF THE
                        DELAWARE GENERAL CORPORATION LAW

                                  APPENDIX D-1

                                  SECTION 262
                        DELAWARE GENERAL CORPORATION LAW
                                APPRAISAL RIGHTS

     Section 262 Appraisal Rights. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.sec. 251, 252, 254, 257, 258 or 263 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 stockholders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258 and 263 of this title to accept for such stock anything except: a. Shares of stock of the corporation surviving or resulting from such merger or consolidation; b. Shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders; c. Cash in lieu of fractional shares of the corporations described in the foregoing subparagraphs a. and b. of this paragraph; or d. Any combination of the shares of stock and cash in lieu of fractional shares described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof, that

                                      D-1-1
     appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

          (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (b) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting for the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request or such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

          (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

          (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the

                                      D-1-2
     stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

          (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceeds until it is finally determined that he is not entitled to appraisal rights under this section.

          (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

          (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

          (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholder of record at a date which is prior to the effective date for the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

          (l) The shares of the surviving or resulting Corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                      D-1-3

                                  APPENDIX D-2

                               CHAPTER 13 OF THE
                       CALIFORNIA GENERAL CORPORATION LAW

                                  APPENDIX D-2

                                   CHAPTER 13
                     GENERAL CORPORATION LAW OF CALIFORNIA
                               DISSENTERS RIGHTS

     SECTION 1300. Right to Require Purchase; "Dissenting Shares" and "Dissenting Shareholder" Defined.

     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) of Section 1201, each shareholder of such corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action. but adjusted for any stock split or share dividend which becomes effective thereafter.

     (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (0) of
     Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to five percent or more of the outstanding shares of that class.

          (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
     (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger-. provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1301.

     (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

     SECTION 1301.  Demand for Purchase.

     (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within ten (10) days alter the date of such approval accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's fight under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any

                                      D-2-1
dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within thirty (30) days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

     SECTION 1302.  Endorsement of Shares.

     Within thirty (30) days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder. the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

     SECTION 1303.  Agreed Price; Time for Payment.

     (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within thirty (30) days after the amount thereof has been agreed or within thirty (30) days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

     SECTION 1304.  Dissenter's Action to Enforce Payment.

     (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six (6) months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

                                      D-2-2

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

     SECTION 1305.  Appraiser's Report; Payment; Costs.

     (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (b) If a majority of the appraisers appointed fail to make and file a report within ten (10) days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

     (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

     SECTION 1306.  Dissenting Shareholder's Status as Creditor.

     To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

     SECTION 1307.  Dividends Paid as Credit Against Payment.

     Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

     SECTION 1308.  Continuing Rights and Privileges of Dissenting Shareholders.

     Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

                                      D-2-3

     SECTION 1309.  Termination of Dissenting Shareholder Status.

     Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

          (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

          (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

          (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six (6) months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

          (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

     SECTION 1310.  Suspension of Proceedings for Payment Pending Litigation.

     If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

     SECTION 1311.  Exempt Shares.

     This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

     SECTION 1312.  Attacking Validity of Reorganization or Merger.

     (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof, but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

     (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter, but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon ten (10) days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

                                      D-2-4

     (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                      D-2-5

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the Delaware General Corporation Law, the Registrant will have broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Bylaws will provide that the Registrant will indemnify its directors and executive officers and may indemnify other officers to the fullest extent permitted by law. Under its Bylaws, indemnified parties will be entitled to indemnification for negligence, gross negligence and otherwise to the fullest extent permitted by law. The Bylaws also will require the Registrant to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.

     In addition, the Registrant's Certificate of Incorporation will provide that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. This provision in the Certificate of Incorporation will not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violation of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also will not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     The Registrant has entered into indemnity agreements with each of its directors and executive officers. Such indemnity agreements contain provisions that are in some respects broader than the specific indemnification provisions contained in Delaware law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


EXHIBIT
NUMBER
- -------
 2.1    --   Amended and Restated Agreement and Plan of Reorganization, dated April 8, 1996, between JTS and Atari
 2.2(a) --   Form of Agreement of Merger of JTS Corporation and Atari Corporation
 2.2(b) --   Form of Articles of Merger Merging Atari Corporation With and Into JTS Corporation
 3.1    --   Restated Certificate of Incorporation, as amended, JTS Corporation
 3.2    --   Form of Amended and Restated Certificate of Incorporation to be filed immediately prior to the consummation of the Merger of JTS Corporation
 3.3    --   Bylaws of JTS Corporation
 3.4    --   Form of Amended and Restated Bylaws of JTS Corporation
 4.1    --   Form of Specimen Common Stock Certificate of JTS Corporation
 4.2    --   Form of Amended and Restated Registration Rights Agreement
 4.3    --   Atari and Security Pacific National Bank Indenture, dated April 29, 1987
 4.4    --   Federated Group/Security Pacific National Bank Indenture, dated April 15, 1985
 4.5    --   First Supplemental Federated Group/Security Pacific National Bank Indenture, dated
             September 24, 1987
 4.6    --   Warrant to Purchase 450,000 shares of JTS Common Stock, dated March 25, 1994, issued to Venture Lending & Leasing, Inc.
 4.7    --   Warrant to Purchase 50,000 shares of JTS Common Stock, dated December 18, 1995, issued to Silicon Valley Bank
 4.8    --   Warrant to Purchase up to 750,000 shares of JTS Common Stock, dated April 4, 1996, issued to Lunenburg S.A.
 5.1    --   Opinion of Cooley Godward Castro Huddleson & Tatum as to legality of securities being registered
 8.1    --   Opinion of Cooley Godward Castro Huddleson & Tatum as to certain tax matters, dated July 12, 1996
 8.2    --   Opinion of Wilson Sonsini Goodrich & Rosati as to certain tax matters, dated July
             12, 1996
 9.1    --   Forms of Voting Agreement and irrevocable proxy regarding the voting of shares between JTS and certain stockholders of Atari
 9.2    --   Forms of Voting Agreement and irrevocable proxy regarding the voting of shares between Atari and certain stockholders of JTS
10.1    --   Amended and Restated 1995 Stock Option Plan and forms of stock option agreements
10.2    --   1996 Non-Employee Directors' Plan and form of stock option agreement
10.3    --   401(k) Plan, adopted March 15, 1996
10.4    --   Form of Indemnity Agreement
10.5    --   Employment Contract of Kenneth D. Wing, dated June 15, 1995
10.6    --   Consulting Agreement of Roger W. Johnson, dated April 1, 1996
10.7    --   Restricted Stock Purchase Agreement, dated January 2, 1996, between JTS and David
             T. Mitchell and related Promissory Note
10.8    --   Restricted Stock Purchase Agreement, dated March 6, 1996, between JTS and David T.
             Mitchell and related Promissory Note
10.9    --   Restricted Stock Purchase Agreement, dated March 6, 1996, between JTS and Sirjang
             Lal Tandon and related Promissory Note
10.10   --   Restricted Stock Purchase Agreement, dated January 2, 1996, between JTS and
             Kenneth D. Wing and related Promissory Note
10.11   --   Restricted Stock Purchase Agreement, dated January 5, 1996, between JTS and W.
             Virginia Walker and related Promissory Note

EXHIBIT
NUMBER
- -------
10.12   --   Restricted Stock Purchase Agreement dated January 2, 1996, between JTS and David
             Pearce and related Promissory Note
10.13   --   Form of convertible promissory note between JTS and certain principal stockholders of JTS
10.14   --   Form of promissory note between JTS and certain principal stockholders of JTS
10.15   --   Subordinated Secured Convertible Promissory Note, dated February 13, 1996, and related Security Agreement dated February 13, 1996, between JTS and Atari
10.16   --   Stock Purchase Agreement, dated April 4, 1996, between JTS and Lunenburg S.A.
10.17   --   Technical Know-How License Agreement, dated June 14, 1996, between JTS and Moduler
10.18   --   Lease, dated June 15, 1995, between JTS and Cilker Revocable Trust
10.19   --   Loan Agreement between Moduler Electronics (India) Pvt. Ltd. as Borrower and The
             Industrial Credit and Investment Corporation of India Limited as Lenders, dated
             September 15, 1992
10.20   --   Loan Agreement between Moduler Electronics (India) Pvt. Ltd. as Borrower and The
             Industrial Credit and Investment Corporation of India Limited as Lenders, dated
             October 11, 1994
10.21   --   Loan Agreement between Moduler Electronics (India) Pvt. Ltd. as Borrower and The
             Industrial Credit and Investment Corporation of India Limited as Lenders, dated
             March 18, 1996
10.22   --   Agreed Order Compromising Controversies, dated February 4, 1994, as amended
             January 26, 1995
10.23   --   TEAC Master Agreement, dated February 4, 1994
10.24+  --   TEAC License Agreement, dated February 4, 1994, as amended on February 3, 1995
10.25+  --   Development Agreement, dated June 16, 1994, between JTS and Compaq, as amended on
             February 3, 1995 and December 5, 1995
10.26+  --   Purchase Manufacturing Agreement, dated June 16, 1994, between JTS and Compaq
10.27+  --   Technology Transfer and License Agreement, dated February 3, 1995, between JTS and
             Western Digital
10.28+  --   Agreement between JTS and Pont Peripherals Corporation, dated January 31, 1995, between JTS and Pont
10.29+  --   Business Loan Agreement, Promissory Note and Collateral, Assignment, Patent
             Mortgage and Security Agreement, dated December 18, 1995, between JTS and Silicon
             Valley Bank
10.30   --   Loan Agreement between Modular Electronics (India) Pvt. Ltd. as Borrower and the
             State Bank of Hyderabad as Lender, dated February 1994.
10.31   --   Loan Agreement between Modular Electronics (India) Pvt. Ltd. as Borrower and SCICI
             Limited as Lender, dated June 13, 1996.
10.32   --   Loan Agreement between Modular Electronics (India) Pvt. Ltd. as Borrower and the
             State Bank of Travancore as Lender, dated November 11, 1995.
10.33   --   Loan Agreement between Modular Electronics (India) Pvt. Ltd. as Borrower and the
             State Bank of India as Lender, dated September 5, 1995.
21.1    --   List of Subsidiaries
23.1    --   Consent of Arthur Andersen LLP
23.2    --   Consent of Deloitte & Touche LLP
23.3    --   Consent of Counsel. Reference is made to Exhibits 5.1, 8.1 and 8.2
23.4    --   Consent of Montgomery Securities. Reference is made to Appendix C.
24.1    --   Powers of Attorney. Reference is made to page II-6.
27.1    --   Financial Data Schedule
99.1    --   Form of JTS Proxy
99.2    --   Form of Atari Proxy


- ---------------

+ Exhibits for which confidential treatment has been requested

     (b) Financial Statement Schedules

     JTS Corporation:

     Schedule II: Valuation and Qualifying Accounts

     Schedules not listed above have been omitted because they are not applicable or are not required or the information required to be set forth therein is included in the consolidated financial statements or notes thereto. No financial statement schedules are required of Atari Corporation.

     (c) Item 4(b) Reports

         See Appendix C to the Joint Proxy Statement/Prospectus.

ITEM 22.  UNDERTAKINGS

     (1) The Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filled as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Joint Proxy Statement/Prospectus pursuant to Items 4,10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (4) The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Certificate of Incorporation and the Bylaws of the Registrant and the Delaware General Corporation Law, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, JTS Corporation has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, County of Santa Clara, State of California, on the 12th day of July, 1996.


                                          JTS Corporation

                                          By        /s/ W. Virginia Walker
                                            W. Virginia Walker
                                            Executive Vice President, Finance
                                             and
                                            Administration and Chief Financial
                                             Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.



              SIGNATURE                                 TITLE                         DATE
- -------------------------------------  ----------------------------------------  --------------
                 /s/ DAVID T.          President, Chief Executive                July 12, 1996
               MITCHELL*               Officer and Director
          David T. Mitchell            (Principal Executive Officer)
           /s/ W. VIRGINIA WALKER      Executive Vice President, Finance         July 12, 1996
         W. Virginia Walker            and Administration, Chief
                                       Financial Officer and
                                       Secretary (Principal
                                       Financial and Accounting
                                       Officer)
          /s/ SIRJANG LAL TANDON*      Chairman of the Board and                 July 12, 1996
         Sirjang Lal Tandon            Corporate Technical Strategist
                 /s/ JEAN D.           Director                                  July 12, 1996
               DELEAGE*
           Jean D. Deleage
                    /s/ LIP-BU         Director                                  July 12, 1996
                 TAN*
             Lip-Bu Tan
                 /s/ ALAIN L.          Director                                  July 12, 1996
                 AZAN*
            Alain L. Azan
            /s/ ROGER W. JOHNSON*      Director                                  July 12, 1996
          Roger W. Johnson
   *By      /s/ W. VIRGINIA WALKER
         W. Virginia Walker

              REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULE

     We have audited in accordance with generally accepted auditing standards, the financial statements of JTS Corporation included in this registration statement, and have issued our report thereon dated April 4, 1996. Our audit was made for the purpose forming an opinion on those statements taken as a whole. The schedule listed in the index above is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

San Jose, California
April 4, 1996

                                                                     SCHEDULE II

                                JTS CORPORATION

                       VALUATION AND QUALIFYING ACCOUNTS

                    FOR THE YEAR ENDED JANUARY 28, 1996 AND
        THE PERIOD FROM INCEPTION (FEBRUARY 3, 1994) TO JANUARY 29, 1995
                                 (IN THOUSANDS)

                                                  BALANCE AT     CHARGED TO                    BALANCE AT
                                                  BEGINNING      COSTS AND                       END OF
                                                  OF PERIOD       EXPENSES      WRITE-OFFS       PERIOD
                                                  ----------     ----------     ----------     ----------
ALLOWANCE FOR DOUBTFUL ACCOUNTS:
Period ended:
  January 29, 1995..............................     $ --          $    4          $ --          $    4
  January 28, 1996..............................     $  4          $  726          $ --          $  730
SALES RETURN RESERVE:
Period ended:
  January 29, 1995..............................     $ --          $   --          $ --          $   --
  January 28, 1996..............................     $ --          $1,088          $ --          $1,088
ACCRUED WARRANTY:
Period ended:
  January 29, 1995..............................     $ --          $  328          $ --          $  328
  January 28, 1996..............................     $328          $  306          $ --          $  634

                                 EXHIBIT INDEX


                                                                                       SEQUENTIALLY
    EXHIBIT                                                                              NUMBERED
    NUMBER                                     DESCRIPTION                                 PAGE
    ------           ----------------------------------------------------------------  ------------
       2.1       --  Amended and Restated Agreement and Plan of Reorganization, dated
                     April 8, 1996, between JTS and Atari
    2.2(a)       --  Form of Agreement of Merger of JTS Corporation and Atari
                     Corporation
    2.2(b)       --  Form of Articles of Merger Merging Atari Corporation With and
                     Into JTS Corporation
       3.1       --  Restated Certificate of Incorporation, as amended, JTS
                     Corporation
       3.2       --  Form of Amended and Restated Certificate of Incorporation to be
                     filed immediately prior to the consummation of the Merger of JTS
                     Corporation
       3.3       --  Bylaws of JTS Corporation
       3.4       --  Form of Amended and Restated Bylaws of JTS Corporation
       4.1       --  Form of Specimen Common Stock Certificate of JTS Corporation
       4.2       --  Form of Amended and Restated Registration Rights Agreement
       4.3       --  Atari and Security Pacific National Bank Indenture, dated April
                     29, 1987
       4.4       --  Federated Group/Security Pacific National Bank Indenture, dated
                     April 15, 1985
       4.5       --  First Supplemental Federated Group/Security Pacific National
                     Bank Indenture, dated September 24, 1987
       4.6       --  Warrant to Purchase 450,000 shares of JTS Common Stock, dated
                     March 25, 1994, issued to Venture Lending & Leasing, Inc.
       4.7       --  Warrant to Purchase 50,000 shares of JTS Common Stock, dated
                     December 18, 1995, issued to Silicon Valley Bank
       4.8       --  Warrant to Purchase up to 750,000 shares of JTS Common Stock, dated April 4, 1996, issued to Lunenburg S.A.
       5.1       --  Opinion of Cooley Godward Castro Huddleson & Tatum as to
                     legality of securities being registered
       8.1       --  Opinion of Cooley Godward Castro Huddleson & Tatum as to certain tax matters, dated July 12, 1996
       8.2       --  Opinion of Wilson Sonsini Goodrich & Rosati as to certain tax matters, dated July 12, 1996
       9.1       --  Forms of Voting Agreement and irrevocable proxy regarding the voting of shares between JTS and certain stockholders of Atari
       9.2       --  Forms of Voting Agreement and irrevocable proxy regarding the voting of shares between Atari and certain stockholders of JTS
      10.1       --  Amended and Restated 1995 Stock Option Plan and forms of stock option agreements
      10.2       --  1996 Non-Employee Directors' Plan and form of stock option agreement
      10.3       --  401(k) Plan, adopted March 15, 1996
      10.4       --  Form of Indemnity Agreement
      10.5       --  Employment Contract of Kenneth D. Wing, dated June 15, 1995
      10.6       --  Consulting Agreement of Roger W. Johnson, dated April 1, 1996
      10.7       --  Restricted Stock Purchase Agreement, dated January 2, 1996, between JTS and David T. Mitchell and related Promissory Note
      10.8       --  Restricted Stock Purchase Agreement, dated March 6, 1996, between JTS and David T. Mitchell and related Promissory Note
      10.9       --  Restricted Stock Purchase Agreement, dated March 6, 1996, between JTS and Sirjang Lal Tandon and related Promissory Note
     10.10       --  Restricted Stock Purchase Agreement, dated January 2, 1996, between JTS and Kenneth D. Wing and related Promissory Note
     10.11       --  Restricted Stock Purchase Agreement, dated January 5, 1996, between JTS and W. Virginia Walker and related Promissory Note
     10.12       --  Restricted Stock Purchase Agreement dated January 2, 1996, between JTS and David Pearce and related Promissory Note
     10.13       --  Form of convertible promissory note between JTS and certain principal stockholders of JTS
     10.14       --  Form of promissory note between JTS and certain principal stockholders of JTS

                                                                                       SEQUENTIALLY
    EXHIBIT                                                                              NUMBERED
    NUMBER                                     DESCRIPTION                                 PAGE
    ------           ----------------------------------------------------------------  ------------
     10.15       --  Subordinated Secured Convertible Promissory Note, dated February
                     13, 1996, and related Security Agreement dated February 13,
                     1996, between JTS and Atari
     10.16       --  Stock Purchase Agreement, dated April 4, 1996, between JTS and
                     Lunenburg S.A.
     10.17       --  Technical Know-How License Agreement, dated June 14, 1996, between JTS and Moduler
     10.18       --  Lease, dated June 15, 1995, between JTS and Cilker Revocable
                     Trust
     10.19       --  Loan Agreement between Moduler Electronics (India) Pvt. Ltd. as
                     Borrower and The Industrial Credit and Investment Corporation of
                     India Limited as Lenders, dated September 15, 1992
     10.20       --  Loan Agreement between Moduler Electronics (India) Pvt. Ltd. as
                     Borrower and The Industrial Credit and Investment Corporation of
                     India Limited as Lenders, dated October 11, 1994
     10.21       --  Loan Agreement between Moduler Electronics (India) Pvt. Ltd. as
                     Borrower and The Industrial Credit and Investment Corporation of
                     India Limited as Lenders, dated March 18, 1996
     10.22       --  Agreed Order Compromising Controversies, dated February 4, 1994, as amended January 26, 1995
     10.23       --  TEAC Master Agreement, dated February 4, 1994
    10.24+       --  TEAC License Agreement, dated February 4, 1994, as amended on
                     February 3, 1995
    10.25+       --  Development Agreement, dated June 16, 1994, between JTS and
                     Compaq, as amended on February 3, 1995 and December 5, 1995
    10.26+       --  Purchase Manufacturing Agreement, dated June 16, 1994, between
                     JTS and Compaq
    10.27+       --  Technology Transfer and License Agreement, dated February 3,
                     1995, between JTS and Western Digital
    10.28+       --  Agreement between JTS and Pont Peripherals Corporation, dated
                     January 31, 1995, between JTS and Pont
    10.29+       --  Business Loan Agreement, Promissory Note and Collateral,
                     Assignment, Patent Mortgage and Security Agreement, dated
                     December 18, 1995, between JTS and Silicon Valley Bank
     10.30       --  Loan Agreement between Modular Electronics (India) Pvt. Ltd. as
                     Borrower and the State Bank of Hyderabad as Lender, dated
                     February 1994.
     10.31       --  Loan Agreement between Modular Electronics (India) Pvt. Ltd. as
                     Borrower and SCICI Limited as Lender, dated June 13, 1996.
     10.32       --  Loan Agreement between Modular Electronics (India) Pvt. Ltd. as
                     Borrower and the State Bank of Travancore as Lender, dated
                     November 11, 1995.
     10.33       --  Loan Agreement between Modular Electronics (India) Pvt. Ltd. as
                     Borrower and the State Bank of India as Lender, dated September
                     5, 1995.
      21.1       --  List of Subsidiaries
      23.1       --  Consent of Arthur Andersen LLP
      23.2       --  Consent of Deloitte & Touche LLP
      23.3       --  Consent of Counsel. Reference is made to Exhibits 5.1, 8.1 and
                     8.2
      23.4       --  Consent of Montgomery Securities. Reference is made to Appendix
                     C.
      24.1       --  Powers of Attorney. Reference is made to page II-6.
      27.1       --  Financial Data Schedule
      99.1       --  Form of JTS Proxy
      99.2       --  Form of Atari Proxy


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+ Exhibits for which confidential treatment has been requested